Form 10-K, Exhibit 13
period 1996-12-31
BANCORP CONNECTICUT INC
filed 1997-03-31
CIK 921746

Exhibit 13.1

Bancorp Connecticut, Inc.

Annual Report


1996

[Photo of Cupola with weathervane appearing above caption "Our Bright Future"]

Selected Consolidated Financial Data

                                                                 At or for the year ended December 31
(dollars in thousands, except for per share data)        1996      1995      1994        1993        1992
                                                         ----      ----      ----        ----        ----
Statement of Condition Data:
         Assets                                        $419,398   $383,978   $357,180   $327,793   $313,935
         Securities                                     149,611    130,549    124,372     93,975     83,812
         Loans, net                                     246,274    230,706    213,457    206,815    206,420
         Deposits                                       309,827    294,835    279,392    268,294    263,426
         FHLB of Boston advances                         21,000     19,990     22,299     16,650     10,950
         Federal funds purchased and securities sold
                  under agreements to repurchase         41,879     22,227     15,027      2,831      4,172
         Shareholders' equity                            42,731     43,210     37,357     36,965     32,089
Statement of Income Data:
         Net interest income                           $ 14,754   $ 13,896   $ 12,975   $ 12,368   $ 12,212
         Provision for loan losses                          435        180        242        881      3,201
         Net gain on sale of securities                     344        150         46        790        480
         Other income                                     1,341      1,093        737        954        937
         Other expenses                                   8,599      8,625      7,879      8,068      6,871
         Income taxes                                     2,381      2,038      1,889      1,670      1,369
                                                          -----      -----      -----      -----      -----
         Income before cumulative effect
                  of accounting change                    5,024      4,296      3,748      3,493      2,188
         Cumulative effect of
                  accounting change                        --         --         --        2,140       --
                                                          -----      -----      -----      -----      -----

         Net income                                    $  5,024   $  4,296   $  3,748   $  5,633   $  2,188
                                                       ========   ========   ========   ========   ========
Per Share Data:*
         Earnings before cumulative effect of
                  accounting change - fully diluted    $   1.76   $   1.54   $   1.36   $   1.31   $    .83
         Cumulative effect of accounting change            --         --         --          .81       --
         Earnings - fully diluted                          1.76       1.54       1.36       2.12        .83
         Cash dividends                                     .74        .59        .42        .34        .03
         Book value                                       16.63      15.91      13.85      13.80      12.19
Selected Statistical Data:
         Return on average assets                          1.26%      1.17%      1.11%      1.77%       .72%
         Return on average equity                         11.69      10.67      10.11      16.13       7.12
         Average equity to average assets                 10.71      10.95      10.99      10.67      10.14
         Net interest spread (tax equivalent basis)        3.48       3.53       3.63       3.74       3.79
         Net interest margin (tax equivalent basis)        4.10       4.15       4.14       4.20       4.32
         Dividend payout ratio                            39.63      37.01      30.15      16.02       4.18

* Per share data has been restated to reflect a 20% stock dividend on June 1, 1993 and a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.

                               Table of Contents
                               -----------------

Selected Consolidated Financial Data ......................................    1
Letter to Shareholders ....................................................    2
Our Bright Future .........................................................    3
Business Description ......................................................    4
Management's Discussion and Analysis ......................................    5
Report of Independent Accountants .........................................   17
Consolidated Statements of Condition ......................................   18
Consolidated Statements of Income .........................................   19
Consolidated Statements of Shareholders' Equity ...........................   20
Consolidated Statements of Cash Flows .....................................   21
Notes to Consolidated Financial Statements ................................   22
Bancorp Connecticut, Inc. Directors and Officers ..........................   40
Southington Savings Bank Directors and Officers ...........................   41
Shareholder Information ...................................................   42

Letter To Shareholders
To Our Shareholders:

Bancorp Connecticut, Inc. and its subsidiary, Southington Savings Bank (SSB), had another very good year. During 1996, the Company's net income increased 16.9% to $5,024,000, or $1.76 per share, compared to $4,296,000, or $1.54 per share in 1995. A higher volume of earning assets and an increase in net interest income, noninterest income from financial services and income from securities transaction activities were principally responsible for these excellent operating results.

     As always, along with servicing our customers and the community to the best of our ability, we continue to focus on improving shareholder value. Last year, for instance, we pointed out that your Company was undervalued. Toward this end, we took a number of actions to address this issue, starting with the February announcement of a 15% share buy-back program to reduce our excessive capital position. In addition, the Company effected a 20% stock split in the form of a stock dividend at midyear and raised its cash dividend in excess of 25% during 1996. These actions, combined with speculative interest in publicly-owned Northeast bank stocks which arose from assorted merger activity, favorably influenced the value of Bancorp Connecticut, Inc. At the end of 1996, the Company's market capitalization approached $62 million, an increase of approximately $21 million since year-end 1995. In other words, our share price rose 52.1% in the twelve months ending December 31, 1996. According to Keefe, Bruyette and Woods (KBW), the nationally-known bank analysts, market appreciation of 44 publicly-owned New England banks' stocks, including the major super-regional banks as well as Bancorp Connecticut, averaged 32.3% in 1996. Over the past five years, the compound growth rate of share appreciation of BKCT's stock was 50.1% - so we have done well! Our stock, however, was still selling at only an "average" 140% of book value and approximately 12 times earnings at year-end. We still believe it is undervalued when related to the Company's financial track record.

               [Photo: Robert D. Morton]
               Robert D. Morton, President and
               Chief Executive Officer of Bancorp Connecticut, Inc.

     As previously stated, our goal continues to be: to grow our corporate "franchise" beyond Southington, either through SSB or the acquisition of other banks and/or related companies into our holding company. In this regard we continue to review appropriate acquisition opportunities but "price" continues to be an impediment. Unfortunately, in the first half of last year, a spate of banking acquisitions took place (primarily in the downstate area) at multiples that exceed two times book value. This benchmark price now seems to be a "hurdle" target for many smaller banks that are considering being acquired, even though your Company with a superior track record is selling at 1.4 times book value. It is interesting to note that the average acquisition price of banks in Connecticut during 1995 and 1996 was 180% of book value. We also believe that there are some fundamental truths that all banks, particularly smaller ones, must face in the years ahead. Unbridled competition from bank and nonbank competitors will make profitable growth more difficult. In addition, technological innovation within the industry and the resources that will be needed to address this issue pose difficult challenges for most community banks. Finally, the potential buyers of banks in recent years, which have been primarily area super-regional or out-of-state banks, are likely to remain on the sidelines as they digest their acquisitions. Our Company, with its anchor jewel of SSB, offers a great alternative for many smaller banks but not at an unrealistic price. At the same time, we have not ruled out strategically located branches beyond the borders of Southington if we can purchase or lease an existing site that makes business sense for us.

     As the central Connecticut economy continues to improve, we are optimistic about the prospects for our banking company. SSB, as we have explained in the past, is looking and acting more like a full-service commercial bank. Our balance sheet structure is now, and has been, focused on generating more commercial business loans, lower cost transaction balances, and noninterest sources of revenue from money management services, brokerage activity and the sale of insurance products. In this regard, we have made excellent progress over the past few years. Whether it's business banking or a wide range of financial services for the consumer, we continue to emphasize our strengths friendly personalized service, the stability and continuity of our outstanding staff, and a decision-making process that begins and ends right here in town.

     In 1997, and beyond, technology will play an increasingly important role in the banking industry and your Company. As we sort out the most efficient delivery systems of the future and continue to bring more electronic-based products and services on stream, our Bank has the resources and the staff in place to make it happen. Our approach is twofold. First, we are placing substantial emphasis on new product and services development and delivery implementation. Our primary focus will be on increased support of our commercial lending area where we will be introducing cash management and deposit products to complement our existing comprehensive loan products. Secondly, we are continuing to scrutinize developing technologies and systems that will be critical to our future success. For example, we are keeping a close watch on Internet banking to determine the best method and system to match this type of technology with the needs of our customers.

     In the meantime, SSB and the Company are committed to a very aggressive business plan for 1997 and, indeed, the balance of this century. While in some respects we plan to stick with the "basics," which for us include the highest quality customer service and supporting our community, we are also mindful of the need for the orderly growth of our Company. Banking and/or the delivery of all financial services is becoming a much more competitive business, and a "blurring" effect among brokerage firms, insurance companies, credit unions and the like promises to make our future more interesting. As is usually the case, however, people make the difference and we've got some of the very best.

     We believe that SSB and your Company are extremely well positioned to take advantage of various opportunities as they may arise, and we feel confident about our future prospects in the rapidly changing financial services industry. The directors, management and staff join me in thanking you for your confidence and support.

Sincerely,

/s/ Robert D. Morton
    Robert D. Morton
    President and
    Chief Executive Officer

Our Bright Future...

 ...is based on our successful past. This graph charts the recent history of our cash dividends. The stockholders have reaped the benefits of our success.

--------------------------------------------------------------------------------
[Graph Data]

                           1992      1993      1994      1995      1996
Cash dividend per share  $0.03     $0.34     $0.42     $0.59     $0.74

--------------------------------------------------------------------------------

Per share data has been restated to reflect a 20% stock dividend on June 1, 1993 and a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.

 ...grows due to the stability of our experienced staff. We are always willing to help each customer determine their specific financial needs and match those to our product and service offerings. SSB is a friendly place to conduct business, both personal and professional.

[Photo: Staff and family members]

From the left: Alice Mathews, Customer Service Representative;
Diane Adams, Main Office Receptionist; Tiffany Gillis and son,
Zachary Gillis, customers.

 ...begins today as we prepare young people for careers in the financial services industry. Our SSB Training Branch, located in the Southington High School
Atrium, is the only one of its kind in Connecticut. The SSB Training Branch provides financial services to staff, students and visitors of SHS while providing training to students in the business program.

[Photo: Staff members]

Left background: Dennis Kelly, SHS DECA Teacher. Left foreground: Joan E. Morelli, SHS Training Branch Manager, with Benjamin Gonzales, student. In foreground is Christine L. Stocker, student.

 ...is enhanced by our commitment to the technology necessary to support new product and services development. We will focus on the needs of customers while improving our delivery systems.

[Photo: Staff members]

Left to right: Barry J. Abramowitz, Chief Information Officer; Terry Kelly, AVP Deposit Services Manager; Kurt M. Heinrich, Systems Administration Officer; and Annette Petruzzi, Loan Operations Manager.

Business Description

     The primary asset of Bancorp Connecticut, Inc. (the Corporation) is Southington Savings Bank (SSB), a full-service community bank founded in 1860. SSB operates three banking offices and one mortgage center within the town of Southington and services the financial needs of commercial business, families, municipal government, and nonprofit organizations throughout the area - including, but not limited to, greater Southington. The Bank also operates a limited purpose branch bank and training facility at Southington High School.

     Southington Savings Bank offers a comprehensive menu of products and services to meet the financial needs of individuals, families and businesses, including deposit accounts, loans, investment management services and related accounts.

     Deposit accounts include checking and related transaction accounts, regular savings and money market savings, certificates of deposit, IRAs, and other retirement vehicles.

     Individuals and institutions can also take advantage of Southington Savings Bank's depth of experience in trust services which include investment management, estate settlement and small business benefit plans.

     SSB serves the borrowing needs of individuals and families with residential mortgages, consumer (personal) loans, auto loans and student loans. Central Connecticut businesses rely on SSB for commercial business loans (including SBA loans) and cash management services.

     Investment brokerage services are provided at SSB through Liberty Securities Corporation, an independent broker-dealer. They complement available tax-deferred annuities and insurance policies through Savings Bank Life Insurance.

     Automated teller machines, safe deposit boxes and electronic tax filing services are also available at Southington Savings Bank for the convenience of the customers. You can visit SSB on the world wide web at www.s-s-b.com.

Management's Discussion and Analysis

General

     On November 17, 1994, Southington Savings Bank completed a change in its corporate structure with the formation of its parent holding company, Bancorp Connecticut, Inc. (the Corporation). The holding company structure provides the Corporation with maximum flexibility in pursuing financial opportunities as they present themselves. Since Southington Savings Bank (the Bank) is the sole subsidiary of the Corporation, the Corporation's earnings and financial condition are predicated almost entirely on the performance of the Bank.

     The Bank's results of operations depend primarily upon the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is significantly affected by the provision for loan losses, the fees it charges for its services, security gains and losses, administrative expenses, other real estate expenses, and income taxes.

Investments

     On December 31, 1996, investment securities totaled $149,611,000 as compared to $130,549,000 on December 31, 1995, an increase of 14.6%. A majority of the increase was in the held-to-maturity category which rose by $20,436,000. This increase was part of the Bank's overall asset and liability management strategy. Funds from longer term borrowings and proceeds from sales of available for sale securities were primarily invested in mortgage-backed securities and to a lesser extent, United States Government agency obligations within the held-to-maturity classification. The mix within the available-for-sale category changed slightly from 1995 to 1996. Funds from reverse repurchase agreements were invested in money market preferred stocks which are highly liquid and subject to tax advantages of the federal and state dividends received deduction. Approximately 67.6% of the marketable equity security portfolio is comprised of money market preferred stocks as of December 31, 1996.

     The following table sets forth the carrying amount of investment securities at the dates indicated:

(dollars in thousands)                                    December 31,
------------------------------------------------------------------------------
                                                  1996        1995      1994
                                                  ----        ----      ----
Held-to-maturity (at cost):
         United States Government
           agency obligations                    $22,651   $ 17,947   $ 13,474
         Municipal bonds                           3,252      3,022      2,369
         Mortgage-backed securities               18,194      2,691       --
                                                --------   --------   --------
                  Total held-to-maturity        $ 44,097   $ 23,660   $ 15,843
                                                ========   ========   ========
Available-for-sale (at market):
         United States Government
           agency obligations                   $ 15,067   $ 23,110   $ 31,276
         Mortgage-backed securities               26,216     39,265     33,387
         Marketable equity securities             56,531     36,839     36,330
         Mutual funds                              7,701      7,675      7,536
                                                --------   --------   --------
                  Total available-for-sale      $105,515   $106,889   $108,529
                                                ========   ========   ========

     The following table sets forth the maturities of investment securities at December 31, 1996 and the weighted average yields of such securities (calculated on the basis of book and effective yields weighted for the scheduled maturity of each security).

                                                                    Maturing
                                   -------------------------------------------------------------------------
                                      Within          After One But      After Five But         After
                                      One Year       Within Five Years   Within Ten Years     Ten Years
                                   -------------------------------------------------------------------------
(dollars in thousands)             Amount   Yield     Amount    Yield    Amount   Yield     Amount    Yield
                                   -------------------------------------------------------------------------
Held-to-maturity (at cost):
 United States Government
          and agency obligations    $500    6.19%    $14,945    6.64%    $3,485   7.43%     $3,721     7.58%
 Municipal bonds                     --       --%      2,988    4.74%       264   5.80%        --        --%
 Mortgage-backed securities          --       --%       --        --%       --      --%     18,194     7.43%
                                   -------------------------------------------------------------------------
 Total held-to-maturity             $500    6.19%    $17,933    6.32%    $3,749   7.32%    $21,915     7.46%
                                   =========================================================================

                                       5

Loans

     On December 31, 1996, total loans amounted to $252,144,000 as compared to $237,154,000 on December 31, 1995, an increase of 6.3%. The primary area of increase was in the commercial loan portfolio which increased by $5,079,000 for the year to $37,050,000 due to increased efforts in commercial loan originations, specifically, adjustable rate loans that reprice at least annually, and to the purchase of the guaranteed portion of SBA loans. In addition, consumer loans increased by $3,833,000 or 10.8% primarily as a result of purchased automobile loans. Finally, real estate construction loans increased by $3,771,000 between year end 1996 and 1995. Approximately 47% of the balance of these loans as of December 31, 1996 are for construction of residential homes which convert to a permanent mortgage upon completion of the construction. On December 31, 1996, $212,910,000 or 84.4% of total loans were collateralized by real estate.

     In December, 1996, the Bank sold approximately $3,657,000 of fixed rate residential mortgages with servicing retained which resulted in the recognition of capitalized mortgage servicing rights in the amount of $28,000. The servicing rights were valued based on a valuation model that calculates the present value of future cash flows utilizing certain assumptions such as estimates of the cost of servicing per loan, discount rate and prepayment.

[BAR CHART SHOWING TOTAL LOANS FROM 1992 TO 1996]

(millions)
1992   $213,256
1993   $214,137
1994   $220,542
1995   $237,154
1996   $252,144

The following table shows the Bank's loan distribution at the end of the last five years.

                                                    December 31,
----------------------------------------------------------------------------------------
(in thousands)                1996         1995        1994         1993         1992
                           --------     --------     --------     --------     --------
Residential real estate    $134,000     $132,566     $125,833     $123,722     $121,579
Commercial real estate       35,472       34,598       33,660       33,397       32,420
Real estate construction      6,234        2,463        2,233        2,513        3,439
Commercial                   37,050       31,971       25,753       29,561       29,008
Consumer                     39,388       35,556       33,063       24,944       26,810
                           --------     --------     --------     --------     --------
Total Loans                $252,144     $237,154     $220,542     $214,137     $213,256
                           ========     ========     ========     ========     ========

     The following table shows the maturity and repricing of loans (excluding real estate mortgage and consumer loans outstanding) as of December 31, 1996. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

                                     Maturing or Repricing:
                            --------------------------------------------------
                              Within      After One But      After
(in thousands)              One Year   Within Five Years   Five Years   Total
                            --------------------------------------------------
Real estate - construction   $ 3,328       $ 1,025          $1,881     $ 6,234
Commercial                    23,199         9,254           4,597      37,050
                             -------       -------          ------     -------
         Total               $26,527       $10,279          $6,478     $43,284
                             =======       =======          ======     =======

Loans maturing/repricing after one year with:
 Fixed interest rates                      $ 5,178         $ 5,033
 Variable interest rates                     5,101           1,445
                                           -------         -------
         Total                             $10,279         $ 6,478
                                           =======         =======

Nonperforming assets and allowance for loan losses

     Nonperforming assets declined between year end 1996 and 1995 mainly as a result of the settlement of litigation during 1996 which allowed the Corporation to take possession of properties collateralizing certain loans that were nonperforming in 1995. A large portion of these properties were disposed of throughout 1996. Nonperforming loans decreased to $2,939,000 or 1.2% of total loans on December 31, 1996 as compared to $6,256,000 or 2.6% on December 31, 1995. Foreclosed real estate as of year end 1996 increased to $1,367,000 from $872,000 at year end 1995.

[BAR CHART SHOWING NONPERFORMING ASSETS FROM 1992 TO 1996]

1992     $14,240,000
1993      $9,424,000
1994      $6,868,000
1995      $7,128,000
1996      $4,306,000

Nonperforming Assets

                                                   December 31,
-------------------------------------------------------------------------------
(dollars in thousands)            1996      1995     1994      1993       1992
-------------------------------------------------------------------------------
Nonaccrual loans
   Residential real estate      $2,060    $3,650    $3,392    $5,244    $ 6,945
   Commercial real estate          337     1,134     1,465     1,646      1,508
   Commercial                      306     1,062     1,030     1,136      1,852
   Consumer                        236       410       340       396        575
                                ------    ------    ------    ------    -------
      Total nonaccrual loans     2,939     6,256     6,227     8,422     10,880
Accruing loans past due
   90 days or more                --        --        --        --         --
                                ------    ------    ------    ------    -------
      Total nonperforming loans  2,939     6,256     6,227     8,422     10,880
Foreclosed real estate           1,367       872       641     1,002      3,360
                                ------    ------    ------    ------    -------
    Total nonperforming assets  $4,306    $7,128    $6,868    $9,424    $14,240
                                ======    ======    ======    ======    =======
Nonperforming loans as a
    percentage of total loans     1.17%     2.64%     2.82%     3.93%      5.10%
                                ======    ======    ======    ======    =======
Nonperforming assets as a
    percentage of total assets    1.03%     1.86%     1.92%     2.87%      4.54%
                                ======    ======    ======    ======    =======
Restructured loans in
     compliance with modified
     terms not included above     $--       $--       $--       $--     $   136
                                ======    ======    ======    ======    =======

     The Bank classifies loans as nonaccrual when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 1996 on all nonaccrual loans under the original loan terms was approximately $354,000. Actual income collected on these loans was $228,000.

     On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114") and Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure". Under the new standards, a loan is considered impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Management reviews the loan portfolio on a quarterly basis to identify loans as impaired. Generally, nonaccrual loans as well as classified loans past due greater than 60 days are reviewed for impairment as well as other loans that are monitored internally due to possible credit risk. As permitted by the statement, smaller-balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves are established based on historical loss experience. The measurement of impairment is based on the fair value of collateral for collateral-dependent loans or the present value of future cash flows for other loans.

     The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 1996:

Impaired Loans

                                          Basis of measurement
-------------------------------------------------------------------------------
                            Fair value        Present value of
(dollars in thousands)     of collateral    expected future cash flow     Total
-------------------------------------------------------------------------------
Residential real estate
  (non-owner occupied)       $   85                  $ --                   $85
Commercial real estate        1,402                    --                 1,402
Commercial                      835                   109                   944
                             ------                  ----                ------
     Total Impaired Loans    $2,322                  $109                $2,431
                             ======                  ====                ======

     The adoption of FAS 114 resulted in a reclassification of $3,299,000 of "in-substance foreclosures" from other real estate owned to loans as of January 1, 1995. Prior periods have been reclassified for comparative purposes, including the balance sheet and income statement. The reclassification had no impact on net income.

     The Bank also has $5,681,000 in real estate loans and $824,000 in other loans that are current or less than 90 days past due and not deemed impaired which are considered potential problem loans. A loan is considered a potential problem if the loan is risk rated "substandard", "doubtful" or "loss" in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problems to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.

     The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 1996, the allowance was $4,875,000 or 165.9% of nonperforming loans as compared to $5,488,000 and 87.7% of nonperforming loans on December 31, 1995. The table on the following page illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations.

Allowance For Loan Losses

                                          Year Ended December 31,
-------------------------------------------------------------------------------------
(dollars in thousands)            1996        1995      1994        1993        1992
--------------------------------------------------------------------------------------
Balance at beginning of year   $ 5,488     $ 6,136    $ 6,447     $ 6,050     $ 5,400
Chargeoffs:
  Residential real estate         (264)       (341)      (238)       (146)       (416)
  Commercial real estate          (169)       (161)      (172)        (60)       (129)
  Real estate - construction        --          --         --          --        (570)
  Commercial                      (446)       (227)      (225)       (268)     (1,545)
  Consumer                        (334)       (312)      (141)       (253)       (307)
                               -------     -------    -------     -------     -------
      Total                     (1,213)(A)  (1,041)(A)   (776)       (727)     (2,967)
                               -------     -------    -------     -------     -------
Recoveries:
  Residential real estate            8           2          1          --          45
  Commercial real estate            20          --          1          24          --
  Commercial                        51          98         89         104         266
  Consumer                          86         113        132         115         105
                               -------     -------    -------     -------     -------
      Total                        165         213        223         243         416
                               -------     -------    -------     -------     -------
Net chargeoffs                  (1,048)       (828)      (553)       (484)     (2,551)
Provision for loan losses          435         180        242         881       3,201
                               -------     -------    -------     -------     -------
Balance at end of year         $ 4,875     $ 5,488    $ 6,136     $ 6,447     $ 6,050
                               =======     =======    =======     =======     =======
Ratio of net chargeoffs to
   average loans outstanding       .43%        .36        .26%        .23%       1.21%
                               =======     =======    =======     =======     =======

A) Of the total chargeoffs, $415,000 in 1996 and $352,000 in 1995 relates to the reduction in fair value of the underlying collateral and past due taxes of one group of loans which had been in litigation since 1992.

Allocation of Allowance For Loan Losses
(dollars in thousands)

                       December 31, 1996   December 31, 1995   December 31, 1994   December 31, 1993   December 31, 1992
                       -----------------   -----------------   -----------------   -----------------   -----------------
                                 Percent of          Percent of          Percent of          Percent of          Percent of
                                  Loans to            Loans to            Loans to            Loans to            Loans to
                                   Total               Total               Total               Total               Total
                         Amount    Loans    Amount     Loans     Amount    Loans     Amount    Loans     Amount    Loans
                       ----------  -----   ----------  -----   ----------  -----   ----------  -----   ----------  -----

Residential real estate    $  659    53%   $  367        56%     $  479      57%      $  665    57%     $  654     56%
Commercial real estate        752    14%      803        15%      1,129      15%       1,321    16%      1,471     15%
Real estate construction       83     2%       35         1%         33       1%          78     1%        108      2%
Commercial                  1,162    15%    1,209        13%      1,069      12%       1,511    14%      1,787     14%
Consumer                      620    16%      541        15%        565      15%         548    12%        524     13%
Unallocated                 1,599    --%    2,533        --%      2,861      --%       2,324    --%      1,506     --%
                           ------   ---    ------       ---      ------     ---       ------   ---      ------    ---
                           $4,875   100%   $5,488       100%     $6,136     100%      $6,447   100%     $6,050    100%
                           ======   ===    ======       ===      ======     ===       ======   ===      ======    ===

Deposits

     Total deposits increased $14,992,000 or 5.1% during 1996 as compared to 1995. The Bank's deposit structure changed during the year as interest rates remained somewhat stable after a slight rise in the first quarter of 1996. Customers shifted funds into shorter term certificates of deposits and money market accounts while regular savings accounts decreased. As a result of the rate environment and the promotion of short term certificates, certificates of deposit with maturities of one year or less increased $25,827,000 from the prior year while the total balance increased by $14,420,000. Regular savings accounts declined $2,634,000 and money market savings accounts declined $1,265,000. The transfer of regular savings deposits and money market accounts into certificates of deposits increased the Bank's overall cost of funds.

[BAR CHART SHOWING TOTAL DEPOSITS FROM 1992 TO 1996 IN MILLIONS]

1992      $263,426,000
1993      $268,294,000
1994      $279,392,000
1995      $294,835,000
1996      $309,827,000

Deposits

   The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table:

                                                           Year Ended December 31,
                                      ---------------------------------------------------------
(dollars in thousands)                      1996                1995               1994
----------------------                ----------------     ----------------   ----------------
                                       Amount     Rate     Amount     Rate     Amount     Rate
                                      --------    ----     --------   ----    --------    ----
Noninterest-bearing demand deposits   $ 19,662    0.00%    $ 15,845   0.00%   $ 14,173    0.00%
NOW accounts                            14,495    1.76%      13,713   1.76%     14,033    1.75%
Regular savings                         61,690    2.25%      69,289   2.25%     81,875    2.25%
Money market savings                    35,952    3.36%      29,457   3.12%     29,459    2.70%
Certificates of deposit                167,399    5.54%     154,733   5.50%    135,839    4.61%
Club accounts                              420    3.33%         397   3.27%        391    3.32%
                                      --------             --------           --------
         Total                        $299,618             $283,434           $275,770
                                      ========             ========           ========

   Maturities of time certificates of deposit in amounts of $100,000 or more outstanding at December 31, 1996 are summarized as follows:

                                             Time
                                         Certificates
(in thousands)                            of deposit
                                         ------------
3 months or less                            $ 6,290
Over 3 months through 6 months                3,024
Over 6 months through 12 months               2,703
Over 12 months                                3,308
                                            -------
         Total                              $15,325
                                            =======

Borrowings

     Federal funds purchased and securities sold under agreements to repurchase increased $19,651,000 or 88.4% during 1996 as compared to 1995. These funds were primarily used to purchase investment securities, specifically, money market preferred stocks and SBA loans and provide a positive spread between the yield on the investment and the cost of the funds which contributes to the Corporation's net interest margin.

Asset/Liability Management

     Management is continuously fine-tuning the Bank's statement of condition to maximize net interest income while maintaining a level of interest rate and credit risk that is prudent and manageable. During 1996, the Bank's strategy for maintaining its interest rate exposure at an acceptable level focused primarily on increasing the amount of adjustable rate commercial loans. Also, a majority of the increase in residential mortgages consisted of products with a fixed rate for a term of 3, 5, 7, and 10 years which adjust on an annual basis thereafter. In addition, the Bank modestly leveraged its strong capital position by increasing its investments in highly liquid money market preferred stock which reprice every 49 days to manage interest rate exposure at an acceptable level. These investments were funded by short term certificates of deposit and repurchase agreements. An additional leverage consisted of the purchase of approximately $5 million of mortgage backed securities which were funded by repurchase agreements.

     Total assets increased $35,420,000 or 9.2% to $419,398,000 at year end 1996 compared to $383,978,000 at year end 1995. The growth was funded by a $19,651,000 or 88.4% increase in repurchase and reverse repurchase agreements and a $14,992,000 or 5.1% increase in deposits. Asset growth was primarily in the Bank's investment portfolio as well as the loan portfolio.

1992      $314,000,000
1993      $328,000,000
1994      $357,000,000
1995      $384,000,000
1996      $419,000,000

     The table following sets forth certain information regarding the Bank's interest rate sensitivity.

Interest Rate Sensitivity
----------------------------------------------------------------------------------------
(dollars in thousands)                                    December 31, 1996
----------------------------------------------------------------------------------------
                                           0-180      181-365
                                           days        days       1-2 years    2-3 years
                                       -------------------------------------------------

Assets subject to interest rate adjustment:
   Short term investments              $   3,130     $     --     $     --    $      --
   Investment securities                  51,971        8,768        9,840       11,607
   Adjustable rate mortgages              36,533       35,126       14,978       13,811
   Fixed rate mortgages                    2,756        2,725        5,403        5,146
   Consumer and
     commercial loans                     40,440        6,157        8,119        4,334
----------------------------------------------------------------------------------------
       Total rate-sensitive assets     $ 134,830     $ 52,776     $ 38,340     $ 34,898
========================================================================================
Liabilities subject to
   interest rate adjustment:
   NOW accounts                        $      --     $     --     $     --     $     --
   Regular savings                         2,370        2,370        4,740        4,736
   Federal funds purchased and
     repurchase agreements                33,819           --        6,180        1,880
   Money market deposits                  36,255           --           --           --
   Time certificates of deposit           94,449       35,246       24,974        9,757
   Advances from FHLB                      2,000        7,000       12,000           --
   Mortgagors' escrow                      1,687           --           --           --
----------------------------------------------------------------------------------------
       Total rate-sensitive
        liabilities                    $ 170,580     $ 44,616     $ 47,894     $ 16,373
========================================================================================
   Excess (deficiency) of
     rate-sensitive assets over
      rate-sensitive liabilities       $ (35,750)    $  8,160     $ (9,554)    $ 18,525
----------------------------------------------------------------------------------------
   Cumulative excess
     (deficiency)                      $ (35,750)    $(27,590)    $(37,144)    $(18,619)
========================================================================================
   Cumulative rate-sensitive assets
     as a percentage of
      rate-sensitive liabilities            79.0%        87.2%        85.9%        93.3%
   Cumulative excess
     (deficiency) as a
       percentage of total assets           (8.5)%       (6.6)%       (8.9)%      (4.4)%
========================================================================================


                                                           December 31, 1996
---------------------------------------------------------------------------------------------
                                            3-4 years   4-5 years      5+ years      Total
---------------------------------------------------------------------------------------------
Assets subject to interest rate adjustment:
   Short term investments                   $     --     $    --     $      --     $   3,130
   Investment securities                       6,081       9,794        53,590       151,651
   Adjustable rate mortgages                   3,108       4,722        11,475       119,753
   Fixed rate mortgages                        4,803       4,388        31,036        56,257
   Consumer and
     commercial loans                          4,174       5,149         8,336        76,709
---------------------------------------------------------------------------------------------
       Total rate-sensitive assets          $ 18,166     $24,053     $ 104,437     $ 407,500
=============================================================================================
Liabilities subject to
   interest rate adjustment:
   NOW accounts                             $     --     $    --     $  14,965     $  14,965
   Regular savings                             4,737       4,737        36,121        59,811
   Federal funds purchased and
     repurchase agreements                        --          --            --        41,879
   Money market deposits                          --          --            --        36,255
   Time certificates of deposit                5,832       5,027            87       175,372
   Advances from FHLB                             --          --            --        21,000
   Mortgagors' escrow                             --          --            --         1,687
---------------------------------------------------------------------------------------------
       Total rate-sensitive
        liabilities                         $ 10,569     $ 9,764     $  51,173     $ 350,969
=============================================================================================
   Excess (deficiency) of
     rate-sensitive assets over
       rate-sensitive liabilities           $  7,597     $14,289     $  53,264     $  56,531
---------------------------------------------------------------------------------------------
   Cumulative excess
     (deficiency)                           $(11,022)    $ 3,267     $  56,531
=============================================================================================
   Cumulative rate-sensitive assets
    as a percentage of
     rate-sensitive liabilities                 96.2%      101.1%        116.1%
   Cumulative excess
     (deficiency) as a
       percentage of total assets               (2.6)%       0.8%         13.5%
=============================================================================================

                                       10

     To limit its exposure to fluctuating interest rates, it is the policy of the Bank that the cumulative excess or deficiency of the one year gap position be maintained within a range of 85% - 115% of total assets. The one year gap position as measured by the Bank was 87% as of December 31, 1996. The table assumes that regular savings account balances will transfer to higher yielding deposits at an annual decay rate of 8% based on historical trends. In addition to evaluation of the Bank's GAP position, a "rate-shock" simulation is utilized to measure potential earnings at risk due to an immediate increase or decrease in market interest rates of up to 200 basis points. Utilizing a 200 basis point immediate rate shock simulation as of December 31, 1996, the simulation model projects net interest income for the next twelve months to decrease by approximately 4.7%, which is within the Bank's policy limit of 10%. An immediate 200 basis point rise in interest rates is a hypothetical rate scenario used to measure risk, and does not necessarily represent management's expectation relative to actual market developments.

Liquidity and Capital Resources

     Liquidity is the ability of the Bank to meet customer loan demands, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, reduction of its securities and income generated from operations.

     The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston (FHLB), of which it is a member. The Bank is eligible to borrow against its assets an amount not to exceed collateral as defined by the FHLB. As of December 31, 1996, qualified collateral totaled $122,184,000. The Bank's actual borrowings on that date were $21,000,000.

     As of December 31, 1996, the Corporation had liquid assets consisting of cash, federal funds sold, money market preferred stock and unpledged U.S. Government and agency obligations of $71,699,000 or 17.1% of total assets which is within an acceptable level as established in the Corporation's policy . The Corporation also had additional equity securities with a market value of $23,300,000 that could be converted to cash if necessary. On December 31, 1996, commitments to extend credit totaled $29,610,000.

     During the latter part of 1996, the Bank hired a Chief Information Officer to review the Bank's current utilization of available technology and implement a strategy to upgrade systems for greater flexibility and effectiveness. Although the Bank had no material commitments for capital expenditures at year end, the results of the data processing analysis may warrant system enhancements in the future.

     The Corporation's improvement in earnings during 1996 led to an increase in dividend payments to shareholders. Dividends paid in 1996 totaled $1,991,000 or $.74 per share as compared to $1,590,000 or $.59 per share in 1995 which reflects an adjustment per share for a six-for-five stock split effected in the form of a stock dividend on June 19, 1996. See Note 10 to the Corporation's Consolidated Financial Statements for a description of the applicable restrictions on the Corporation's ability to pay dividends.

     Shareholders' equity at year end decreased to $42,731,000 as compared to $43,210,000 as of the prior year end. This decline was the result of a stock repurchase plan announced in February of 1996 whereby the Corporation authorized the repurchase of up to 15% of the Corporation's outstanding common stock over an eighteen month time period. As of December 31, 1996, a total of 197,552 shares had been repurchased for a total cost of $4,339,000. Under regulatory definitions, an institution is considered "well capitalized" (the highest rating) if its leverage capital ratio is 5% or higher, its tier one risk based capital ratio is 6% or higher and its total risk based capital ratio is 10% or higher. On December 31, 1996, the Corporation had a leverage capital ratio of 10.3%, a tier one risk based capital ratio of 15.2% and a total risk based capital ratio of 16.4% as compared to 11.2%, 17.5% and 18.8% respectively, for 1995.

Comparisons of Years Ended December 31, 1996 and 1995

Overall

     For 1996, the Corporation had net income of $5,024,000 as compared to $4,296,000 for 1995. Higher net interest income, higher noninterest income and to a lesser extent, an increase in net securities gains contributed to the improved results. 1996 net income represents an annualized return on average assets of 1.26% as compared to 1.17% for 1995. Return on average equity for 1996 rose to 11.7% from 10.7% for 1995.

Interest Income

     Interest income increased $2,407,000 or 8.7% to $29,927,000 in 1996 as compared to $27,520,000 earned in 1995. The increase can be attributed to an 8.0% increase in average earning assets as well as an increase in the tax equivalent yield on earning assets from 7.92% in 1995 to 7.99% 1996. The increase in the yield is primarily due to the repricing of adjustable rate mortgages at higher rates during 1996 as compared to 1995.

Interest Expense

     Interest expense increased $1,549,000 or 11.4% to $15,173,000 in 1996 as compared to $13,624,000 in 1995. The primary reason for the rise in interest expense was an 8.3% increase in average interest bearing liabilities. In addition, a slight rise in interest rates during the early part of 1996 caused the cost of funds to increase to 4.51% in 1996 from 4.39% in 1995. Interest expense also increased as deposits shifted from savings accounts to higher yielding money market accounts and time certificates of deposit and the level of borrowed funds increased from year to year.

Net Interest Income

     Net interest income increased $858,000 or 6.2% in 1996 as compared to 1995. The tax equivalent net interest margin for 1996 was 4.10%, a slight decline from 4.15% in 1995.

Provision for Loan Losses

     The provision for loan losses for 1996 was $435,000 as compared to $180,000 in 1995, an increase of 142%. Management determines the provision based upon an evaluation of the credit risk associated with the portfolio and current market conditions as well as the level of the allowance for loan losses compared to nonperforming loans. Net chargeoffs for 1996 increased to $1,047,000 compared to $829,000 for 1995. Of the total chargeoffs in 1996 and 1995, $415,000 and $352,000, respectively, relates to the reduction in fair value of the underlying collateral and past due taxes of one group of loans which had been in litigation since 1992. This is the principle reason for the increase in the provision for loan losses over 1995.

Other Income

     Noninterest income increased $441,000 to $1,685,000 for 1996 as compared to $1,244,000 for 1995. The increase was primarily the result of a $194,000 increase in securities gains as well as a $105,000 increase in trust fees due primarily to a higher volume of assets under management during 1996 as compared to 1995. In addition, net trading account gains of $21,000 in 1996 compared favorably to losses of $14,000 in 1995. Other contributions to the increase in other income include a higher volume of sales of Savings Bank Life Insurance ("SBLI") and increased brokerage activity.

Other Expenses

     Noninterest expenses decreased $27,000 or 0.3% for 1996 as compared to 1995. The primary reason for the decrease was a reduction in premiums assessed by the Federal Deposit Insurance Corporation ("FDIC") which resulted in a decrease in expense of $326,000 when comparing 1996 to 1995. In addition, the Corporation adopted Financial Accounting Standard No. 121 "Accounting for the Impairment of Long Lived Assets" in 1995 which resulted in a $281,000 writedown of the carrying amount of certain Corporation premises to fair value. A partial offset to these expense reductions was a rise in salaries and benefits of $353,000 or 8.3% for 1996 as compared to the prior year due to normal compensation adjustments of approximately 4%, additional full time exempt employees and an increase in incentive compensation in relation to the Corporation's improved performance.

Income Taxes

     The provision for income taxes increased to $2,381,000 for 1996 as compared to $2,038,000 for 1995. The increase was primarily due to the generation of income before taxes of $7,405,000 in 1996 as compared to $6,334,000 earned in 1995. The effective income tax rate for 1996 and 1995 was 32.2% and is lower than the expected statutory rate due to the Federal and State dividends received deduction.

     As of December 31, 1996, the Corporation had a total deferred tax asset of $2,196,000 which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Corporation's available for sale investment portfolio totaled $352,000. The change in this component directly impacts shareholders' equity. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,548,000. The change in this component directly impacts earnings. As of year end, the Corporation has recorded no valuation allowance against deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period and sufficient future earnings during the carryforward period. For state income tax purposes, the carryback of net losses to prior years is not allowed and the basis for recording no valuation allowance is anticipated sufficient future taxable income during the carryforward period. The Corporation is confident that future taxable income will be sufficient to use the deferred tax assets based upon its budget projections for future periods.

Comparisons of Years Ended December 31, 1995 and 1994

Overall

     For 1995, the Corporation had net income of $4,296,000 as compared to $3,748,000 for 1994. Higher net interest income, higher noninterest income and to a lesser extent, an increase in net securities gains contributed to the improved results. 1995 net income represents an annualized return on average assets of 1.17% as compared to 1.11% for 1994. Return on average equity for 1995 rose to 10.7% from 10.1% for 1994.

Interest Income

     Interest income increased $4,108,000 or 17.5% to $27,520,000 in 1995 as compared to $23,412,000 earned in 1994. The increase can be attributed to an 8.8% increase in average earning assets as well as an increase in the tax equivalent yield on earning assets from 7.28% in 1994 to 7.92% in 1995. The increase in the yield is primarily due to the repricing of adjustable rate mortgages and investment securities at higher rates during 1995 as compared to 1994.

Interest Expense

     Interest expense increased $3,187,000 or 30.5% to $13,624,000 in 1995 as compared to $10,437,000 in 1994. The primary reason for the rise in interest expense was an 8.2% increase in average interest bearing liabilities. In addition, rising interest rates during the latter part of 1994 and early 1995 caused the cost of funds to increase to 4.39% in 1995 from 3.64% in 1994. Interest expense also increased as deposits shifted from savings accounts to higher yielding money market accounts and time certificates of deposit.

Net Interest Income

     Net interest income increased $921,000 or 7.1% in 1995 as compared to 1994. The net interest margin on a tax equivalent basis for 1995 was 4.15%, a slight increase from the 4.14% of 1994.

Provision for Loan Losses

     The provision for loan losses for 1995 was $180,000 as compared to $242,000 in 1994, a decrease of 25.7%. Management determines the provision based upon an evaluation of the credit risk associated with the portfolio and current market conditions. Net chargeoffs during 1995 increased to $828,000, an increase of 49.7% as compared to $553,000 for 1994. Nonperforming loans increased a modest $29,000 to $6,256,000 from $6,227,000 in 1994. As of December 31, 1995, the allowance for loan losses was 87.7% of nonperforming loans as compared to 98.5% on December 31, 1994.

Other Income

     Noninterest income increased $461,000 to $1,244,000 for 1995 as compared to $783,000 for 1994. The increase was primarily the result of a $105,000 increase in securities gains and a $277,000 decrease in net trading account losses. Service charges on deposit accounts increased $67,000 or 15.0% over 1994 due to an increase in fees collected for ATM and checking account activity.

Other Expenses

     Noninterest expenses increased $747,000 or 9.5% for 1995 as compared to 1994. The primary reason for the increase was a rise in salaries and benefits of $390,000 or 10.1% due to normal compensation adjustments as well as additional staffing. During the fourth quarter of 1995, the Bank also increased the number of hours its branches were open for customer service.

     As of December 31, 1995, the Corporation elected to early adopt Financial Accounting Standard No. 121 "Accounting for the Impairment of Long Lived Assets". The adoption of this new accounting standard resulted in a $281,000 writedown of the carrying amount of certain Corporation premises to fair value.

     Additionally, the Holding Company, which was formed in November of 1994, had incremental expenses relating to its first full year of operation in the amount of $130,000. The increase in noninterest expenses in 1995 was partially offset by a $288,000 reduction in premiums assessed by the Federal Deposit Insurance Corporation.

     Finally, data processing expense increased $69,000 primarily due to the implementation of a new accounting system in the Trust Department during 1995, as well as normal increases in account volume. Foreclosed real estate expenses decreased by $69,000 due to a reduction in the provision for OREO losses and property management expenses as the volume of properties held during 1995 was lower than 1994.

Income Taxes

     The provision for income taxes increased to $2,038,000 for 1995 as compared to $1,889,000 for 1994. The increase was primarily due to the generation of income before taxes of $6,334,000 in 1995 as compared to $5,637,000 earned in 1994. The effective income tax rate for 1995 decreased slightly to 32.2% as compared to 33.5% for 1994, and is lower than the expected statutory rate due to the Federal and State dividends received deduction.

     As of December 31, 1995, the Corporation had a total deferred tax asset of $2,425,000 which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Company's available for sale investment portfolio totaled $355,000. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,070,000. As of year end, the Company has recorded no valuation allowance against deferred tax assets.

Impact of Inflation

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurements of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time and due to inflation. Virtually, all assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Inflation, however, may impact a creditor's ability to service debt if the loan is variable in nature or if the creditor's income stream were to be adversely affected due to inflationary cycles. In addition, the effects of deflation on real estate values in Connecticut has a negative impact on a creditor's ability to recover the principal amount loaned on properties subsequently foreclosed upon. The impact of inflationary/deflationary pressures are considered in the Bank's allowance for loan losses. See "Nonperforming Assets and Allowance for Loan Losses".

Accounting Pronouncements
and Other

     In June, 1996, the FASB issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Corporation will be required to adopt SFAS 125 for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have a material impact on the Corporation's financial condition or results of operations.

     In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 provides accounting and reporting standards for the calculation of earnings per share intended to simplify the computation by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The Corporation will be required to adopt SFAS 128 in the fourth quarter of 1997. The adoption of this standard is not expected to have a material impact on the Corporation's financial condition or results of operations.

     As the year 2000 approaches, an issue impacting all companies has emerged regarding how existing application software programs and operating systems can accommodate this date value. In brief, many existing application software products in the marketplace were designed to only accommodate a two digit date position which represents the year (e.g., "95" is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., "99") could be the maximum date value systems will be able to accurately process. Management is in the process of working with its software vendors to assure that the Bank is prepared for the year 2000. Management does not anticipate that the Corporation will incur operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant.

Distribution of Assets, Liabilities and Shareholders' Equity:
Interest Rates and Interest Differential

                                                                     Year ended December 31
--------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1996                               1995
--------------------------------------------------------------------------------------------------------------------
                                               Average                     Yield/   Average                  Yield/
                                               Balance      Interest       Rate(c)  Balance    Interest      Rate(c)
                                               -------      --------       -------  -------    --------      -------
Assets
Interest-earning assets:
 Loans (a) (b)                                $ 244,298     $  21,123      8.65%    $226,335   $ 19,238      8.50%
 Taxable investment securities (at cost) (c)    135,457         9,461      6.98%     126,188      8,814      6.98%
 Municipal bonds (c)                              3,150           226      7.17%       2,882        209      7.25%
 Federal funds sold                               4,616           240      5.20%       3,421        199      5.82%
 Other interest-earning assets                    2,648           131      4.95%       2,364        139      5.88%
                                              ---------     ---------              ---------     ------
Total interest-earning assets                   390,169        31,181      7.99%     361,190     28,599      7.92%
                                                            ---------                            ------
Noninterest-earning assets                        9,697                                6,385
                                              ---------                            ---------
Total Assets                                  $ 399,866                            $ 367,575
                                              =========                            =========
Liabilities and Equity
Interest-bearing liabilities:
  NOW and savings deposits                    $ 112,137         2,850      2.54%    $112,459      2,716      2.42%
  Time deposits                                 167,819         9,293      5.54%     155,130      8,518      5.49%
  Mortgagors' escrow                              1,078            32      2.97%       1,054         27      2.56%
  FHLB of Boston advances
    and other borrowings                         19,636         1,112      5.66%      15,154        813      5.36%
  Securities sold under agreements
    to repurchase                                35,585         1,886      5.30%      26,819      1,550      5.78%
                                               --------      --------               --------     ------
Total interest-bearing liabilities              336,255        15,173      4.51%     310,616     13,624      4.39%
                                                             --------                            ------
Noninterest-bearing liabilities:
 Demand deposits                                 19,662                               15,845
 Other                                            1,109                                  870
Shareholders' equity                             42,840                               40,244
                                               --------                             --------
Total Liabilities and
 Shareholders' Equity                         $ 399,866                            $ 367,575
                                              =========                            =========
Net interest income before
 tax equivalent adjustment                                     16,008                            14,975
Tax equivalent adjustment                                      (1,254)                           (1,079)
                                                             --------                           --------
Net interest income                                         $  14,754                         $  13,896
                                                            =========                          =========
Net interest spread (tax equivalent basis)                                 3.48%                             3.53%
                                                                           =====                             =====
Net interest margin (tax equivalent basis)                                 4.10%                             4.15%
                                                                           =====                             =====

                                                      Year ended December 31
------------------------------------------------------------------------------------
(dollars in thousands)                                        1994
------------------------------------------------------------------------------------
                                                 Average                     Yield/
                                                 Balance      Interest       Rate(c)
                                                 -------      --------       -------
Assets
Interest-earning assets:
 Loans (a) (b)                                   $214,336     $ 17,060        7.96%
 Taxable investment securities (at cost) (c)      107,710        6,714        6.23%
 Municipal bonds (c)                                1,447           87        6.01%
 Federal funds sold                                 5,557          205        3.69%
 Other interest-earning assets                      3,601          154        4.28%
                                                 --------     --------
Total interest-earning assets                     332,651       24,220        7.28%
                                                              --------
Noninterest-earning assets                          6,459
                                                 --------
Total Assets                                     $339,110
                                                 ========
Liabilities and Equity
Interest-bearing liabilities:
  NOW and savings deposits                       $125,367        2,888        2.30%
  Time deposits                                   136,230        6,272        4.60%
  Mortgagors' escrow                                  917           22        2.40%
  FHLB of Boston advances
    and other borrowings                           15,056          830        5.51%
  Securities sold under agreements
    to repurchase                                   9,460          425        4.49%
                                                 --------       ------
Total interest-bearing liabilities                287,030       10,437        3.64%
                                                                ------
Noninterest-bearing liabilities:
 Demand deposits                                   14,174
 Other                                                829
Shareholders' equity                               37,077
                                                 --------
Total Liabilities and
 Shareholders' Equity                            $339,110
                                                 ========
Net interest income before
 tax equivalent adjustment                                      13,783
Tax equivalent adjustment                                         (808)
                                                              --------
Net interest income                                           $ 12,975
                                                              ========
Net interest spread (tax equivalent basis)                                    3.63%
                                                                              =====
Net interest margin (tax equivalent basis)                                    4.14%
                                                                              =====


(a)  Nonaccruing loans are included in the average loans balance outstanding.

(b) Included in interest income are loan fees of $379,218, $302,769, and $354,009, for the years ended December 31, 1996, 1995 and 1994, respectively.

(c) Yields/Rates are calculated on a tax equivalent basis using statutory federal and state tax rates. The tax equivalent adjustment (increase) to net interest income was $1,254,000, $1,079,000 and $808,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Net Interest Income; Rate/Volume Analysis

                                                       Year ended December 31,
                                                       -----------------------
                                          1996 Compared to 1995          1995 Compared to 1994
                                       Increase (Decrease) Due to      Increase (Decrease) Due to
                                     ------------------------------  ------------------------------

(in thousands)                        Volume       Rate       Net(1)  Volume       Rate       Net(1)
                                     ------------------------------  ------------------------------
Interest earned on:
 Loans                              $ 1,548    $   337    $ 1,885    $   984    $ 1,194    $ 2,178
 Taxable investment securities          647         --        647      1,233        867      2,100
 Municipal bonds                         19         (2)        17        101         21        122
 Federal funds sold                      64        (23)        41        (97)        91         (6)
 Other interest-earning assets           16        (24)        (8)       (62)        47        (15)
                                     ------------------------------  ------------------------------
                                      2,294        288      2,582      2,159      2,220      4,379
                                     ------------------------------  ------------------------------
Interest paid on:
 NOW and savings deposits                (8)       142        134       (307)       135       (172)
 Time deposits                          702         73        775        940      1,306      2,246
 Mortgagors' escrow                       1          4          5          3          2          5
 FHLB of Boston advances
   and other borrowings                 252         47        299          5        (22)       (17)
 Securities sold under agreements
   to repurchase                        473       (137)       336        973        152      1,125
                                     ------------------------------  ------------------------------
                                      1,420        129      1,549      1,614      1,573      3,187
                                     ------------------------------  ------------------------------
Change in net interest income       $   874    $   159    $ 1,033    $   545    $   647    $ 1,192
                                     ==============================  ==============================

(1) The change in interest income due to both tax equivalent rate and volume has been allocated to volume and tax equivalent rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Report of Independent Accountants

To the Board of Directors and Shareholders of Bancorp Connecticut, Inc.:

   We have audited the accompanying consolidated statements of condition of Bancorp Connecticut, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancorp Connecticut, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for long-lived assets and the allowance for loan losses in 1995.

/s/ Coopers & Lybrand L.L.P.

Hartford, Connecticut
January 15, 1997

Consolidated Statements of Condition
Bancorp Connecticut, Inc.

                                                                    December 31
                                                        -------------------------------
                                                               1996             1995
                                                        --------------   --------------
Assets:
 Cash and due from banks                                $   8,454,570    $   6,571,706
 Federal funds sold                                           700,000        4,100,000
                                                          -----------      -----------
   Cash and cash equivalents                                9,154,570       10,671,706
                                                          -----------      -----------
 Securities available for sale (at market value)          105,514,806      106,889,015
 Securities held to maturity
   (market value: 1996 - $43,973,649
    and 1995 - $24,021,725)                                44,096,667       23,660,434
 Trading account securities                                 2,429,765          390,476
 Federal Home Loan Bank stock                               2,039,700        1,978,300
 Loans                                                    252,144,314      237,153,691
 Less:
  Deferred loan fees                                         (995,049)        (959,540)
  Allowance for loan losses                                (4,875,308)      (5,487,801)
                                                          -----------      -----------
   Net loans                                              246,273,957      230,706,350
                                                          -----------      -----------
 Premises and equipment                                     3,083,859        3,387,793
 Accrued income receivable                                  2,716,624        2,520,205
 Foreclosed real estate, net                                1,367,303          872,351
 Deferred taxes                                             2,196,226        2,425,108
 Other assets                                                 524,555          475,883
                                                          -----------      -----------
   Total assets                                          $419,398,032    $ 383,977,621
                                                        =============    =============
Liabilities and Shareholders' Equity
Liabilities:
  Deposits                                              $ 309,826,725    $ 294,835,090
  Advances from Federal Home Loan Bank of Boston           21,000,000       19,990,000
  Federal funds purchased and securities sold
     under agreements to repurchase                        41,878,710       22,227,488
  Mortgagors' escrow accounts                               1,687,087        1,653,465
  Accrued taxes, expenses and other
    liabilities                                             2,274,390        2,062,009
                                                          -----------      -----------
                                                          376,666,912      340,768,052
                                                          -----------      -----------
Commitments and contingencies (Notes 15 and 19)
Shareholders' Equity:
  Preferred Stock, no par value: authorized
    1,000,000 shares; none issued and outstanding                  --               --
  Common Stock, $1.00 par value: authorized
    7,000,000 shares; issued and outstanding
    2,768,149 shares at December 31, 1996 and
    2,263,313 shares at December 31, 1995                   2,768,149        2,263,313
  Additional paid-in capital                               19,189,194       18,861,973
  Retained earnings                                        24,608,695       21,575,723
  Unrealized gain on securities available-for-sale,
    net of tax                                                503,880          508,560
  Treasury stock at cost; 197,552 shares at
    December 31, 1996 and -0- shares at
    December 31, 1995                                      (4,338,798)            --
                                                          -----------      -----------
                                                           42,731,120       43,209,569
                                                          -----------      -----------
       Total liabilities and shareholders' equity       $ 419,398,032    $ 383,977,621
                                                        =============    =============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income
Bancorp Connecticut, Inc.

                                                             For the Years Ended December 31
                                                      --------------------------------------------
                                                           1996           1995            1994
                                                      -----------    -----------     -------------
Interest income:
 Interest on loans, including fees                    $21,123,152    $ 19,238,504    $ 17,060,016
                                                      -----------    ------------    ------------
 Interest and dividends on investment securities:
     Interest income                                    5,627,447       5,515,895       3,979,693
     Dividend income                                    2,779,739       2,415,212       1,919,917
     Interest on trading account                           25,824          12,579          93,751
                                                      -----------    ------------    ------------
                                                        8,433,010       7,943,686       5,993,361
                                                      -----------    ------------    ------------
 Interest on federal funds sold                           240,231         199,100         204,508
 Other interest and dividends                             130,697         138,883         154,217
                                                      -----------    ------------    ------------
     Total interest income                             29,927,090      27,520,173      23,412,102
                                                      -----------    ------------    ------------
Interest expense:
  Savings deposits                                      2,628,068       2,502,088       2,663,909
  Time deposits                                         9,292,756       8,518,244       6,271,903
  NOW accounts                                            254,754         240,806         246,296
                                                      -----------    ------------    ------------
                                                       12,175,578      11,261,138       9,182,108
  Interest on borrowed money                            2,997,846       2,363,220       1,254,773
                                                      -----------    ------------    ------------
     Total interest expense                            15,173,424      13,624,358      10,436,881
                                                      -----------    ------------    ------------
     Net interest income                               14,753,666      13,895,815      12,975,221
Provision for loan losses                                 435,000         180,000         242,452
                                                      -----------    ------------    ------------
     Net interest income after
     provision for loan losses                         14,318,666      13,715,815      12,732,769
                                                      -----------    ------------    ------------
Other income:
  Net securities gains                                    343,730         150,226          45,644
  Net trading account gains (losses)                       20,754         (14,005)       (291,120)
  Trust fees                                              457,732         352,969         386,051
  Service charges on deposit accounts                     534,005         515,901         448,473
  Other                                                   329,025         238,513         193,819
                                                      -----------    ------------    ------------
                                                        1,685,246       1,243,604         782,867
                                                      -----------    ------------    ------------
Other expenses:
  Salaries and employee benefits                        4,601,019       4,247,720       3,857,892
  Occupancy expense, net                                  518,026         497,887         476,743
  Furniture and equipment expense                         349,178         319,148         274,912
  Data processing expense                                 631,744         590,040         520,889
  FDIC assessments                                          2,000         328,346         615,953
  Legal expense                                           272,331         232,090         236,006
  Foreclosed real estate provision and expense, net       185,320         189,863         258,689
  Advertising expense                                     318,646         297,803         275,996
  Other                                                 1,720,444       1,922,815       1,361,621
                                                      -----------    ------------    ------------
                                                        8,598,708       8,625,712       7,878,701
                                                      -----------    ------------    ------------
    Income before income taxes                          7,405,204       6,333,707       5,636,935
Provision for income taxes                              2,380,841       2,038,080       1,888,638
                                                      -----------    ------------    ------------
  Net income                                          $ 5,024,363    $  4,295,627    $  3,748,297
                                                      ===========    ============    ============
Per share data:
  Primary earnings per share                                $1.77          $ 1.54          $ 1.36
                                                      ===========    ============    ============
  Fully diluted earnings per share                          $1.76          $ 1.54          $ 1.36
                                                      ===========    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Bancorp Connecticut, Inc.

For the years ended December 31, 1996, 1995, and 1994.

                                                                                 Net Unrealized
                                                                                   Gain (Loss)
                                                      Additional                  on Securities                        Total
                                         Common        Paid-In       Retained       Available-       Treasury      Shareholders'
                                         Stock         Capital       Earnings        for-Sale          Stock          Equity
                                       ----------   -------------   -------------   ------------   ------------   -------------
Balance as of
 December 31, 1993                     $2,232,063   $ 18,588,616    $ 16,251,842    $  (107,179)   $      --      $ 36,965,342
  Net income                                 --             --         3,748,297           --                        3,748,297
  Stock options exercised                  15,810        115,282            --             --             --           131,092
  Cash dividends declared -
    $.42 per share                           --             --        (1,130,206)          --             --        (1,130,206)
  Increase in net unrealized loss on
    securities available-for-sale            --             --              --       (2,357,754)          --        (2,357,754)
                                       ----------   ------------    ------------    -----------    -----------    ------------
Balance as of
 December 31, 1994                      2,247,873     18,703,898      18,869,933     (2,464,933)                    37,356,771
  Net income                                 --             --         4,295,627           --             --         4,295,627
  Stock options exercised                  15,440        118,575            --             --             --           134,015
  Cash dividends declared -
    $.59 per share                           --             --        (1,589,837)          --             --        (1,589,837)
  Decrease in net unrealized
    loss on securities
    available-for-sale                       --             --              --        2,973,493           --         2,973,493
  Tax benefits related to
    common stock option
    exercises and restricted
    stock                                    --           39,500            --             --             --            39,500
                                       ----------   ------------    ------------    -----------    -----------    ------------
Balance as of
 December 31, 1995                      2,263,313     18,861,973      21,575,723        508,560           --        43,209,569
  Net income                                 --             --         5,024,363           --             --         5,024,363
  Stock options exercised                  63,046        503,748            --             --             --           566,794
  Cash dividends declared -
    $.74 per share                           --             --        (1,991,391)          --             --        (1,991,391)
  6-for-5 stock split
    effected in the form
    of a stock dividend                   441,790       (441,790)           --             --             --              --
  Treasury stock purchased                   --             --              --             --       (4,338,798)     (4,338,798)
  Decrease in net unrealized
    gain on marketable equity
    securities                               --             --              --           (4,680)          --            (4,680)
  Tax benefits related to
    common stock option
    exercises and restricted
    stock                                    --          265,263            --             --             --           265,263
                                       ----------   ------------    ------------    -----------    -----------    ------------
Balance as of
 December 31, 1996                     $2,768,149   $ 19,189,194    $ 24,608,695    $   503,880    $(4,338,798)   $ 42,731,120
                                       ==========   ============    ============    ===========    ===========    ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Bancorp Connecticut, Inc.

                                                                For the years ended December 31
                                                          -------------------------------------------
                                                             1996           1995            1994
                                                          -----------   -------------   -------------
Cash flows from operating activities:
  Net income                                              5,024,363    $  4,295,627    $  3,748,297
                                                       ------------    ------------    ------------
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Deferred income tax provision (credit)                  232,147        (105,848)        525,994
    Write-down of premises and equipment                       --           281,417            --
    Net accretion and amortization of
      bond premiums and discounts                           123,801        (385,536)       (417,597)
    Provision for loan losses                               435,000         180,000         242,296
    Provision for foreclosed real estate losses             201,730         120,404         147,974
    Gain on sale of foreclosed real estate                 (175,323)        (45,922)           --
    Gain on sale of loans                                   (15,762)           --              --
    Amortization of deferred loan points                   (177,448)       (127,177)       (159,302)
    Realized investment security (gains) losses            (364,485)       (136,221)        245,476
    Depreciation expense                                    457,818         392,963         321,979
    Increase in trading account                          (2,018,535)       (390,476)           --
    Increase in accrued income receivable                  (196,419)       (311,626)       (554,030)
    Increase in other assets                                (60,645)       (103,542)       (102,049)
    Addition of mortgage servicing rights                   (27,783)           --              --
    Increase in accrued expenses payable
       and other liabilities                                477,644         461,697          37,391
                                                       ------------    ------------    ------------
         Total adjustments                               (1,108,260)       (169,867)        288,288
                                                       ------------    ------------    ------------
    Net cash provided by operating activities             3,916,103       4,125,760       4,036,585
                                                       ------------    ------------    ------------
Cash flows from investing activities:
 Purchases of securities held-to-maturity               (26,496,387)    (15,402,231)    (10,860,920)
 Purchases of securities available-for-sale             (45,396,922)    (34,872,521)    (59,230,222)
 Proceeds from sales of securities available-for-sale    24,642,498      22,221,950      20,476,350
 Proceeds from maturities of securities                  18,000,000      21,500,000       7,638,563
 Paydowns on mortgage-backed securities                  10,400,772       5,980,517       7,638,395
 Purchases of Federal Home Loan Bank stock                  (61,400)           --              --
 Proceeds from sale of loans                              3,620,834            --              --
 Net increase in loans                                  (22,067,707)    (18,699,522)     (7,401,650)
 Purchases of premises and equipment, net                  (114,128)       (390,400)       (521,508)
 Proceeds from sales of foreclosed real estate, net       2,116,117       1,091,741         889,305
                                                       ------------    ------------    ------------
    Net cash used in investing activities               (35,356,323)    (18,570,466)    (41,371,687)
                                                       ------------    ------------    ------------
Cash flows from financing activities:
 Net increase in time deposits                           14,671,325      19,688,059      11,207,965
 Net increase (decrease) in other deposits                  320,310      (4,244,684)       (110,468)
 Net increase in mortgagors' escrow                          33,622         187,566          15,894
 Proceeds from borrowings                                42,028,000      14,602,000      14,298,000
 Repayment of borrowings                                (41,018,000)    (16,911,000)     (8,649,000)
 Net increase in Federal funds purchased
  and repurchase agreements                              19,651,222       7,200,385      12,196,207
 Proceeds from exercise of stock options                    566,794         134,015         131,092
 Repurchase of common stock                              (4,338,798)           --              --
 Cash dividends paid                                     (1,991,391)     (1,589,837)     (1,130,206)
                                                       ------------    ------------    ------------
    Net cash provided by financing activities            29,923,084      19,066,504      27,959,484
                                                       ------------    ------------    ------------
    Net increase (decrease) in
     cash and cash equivalents                           (1,517,136)      4,621,798      (9,375,618)

Cash and cash equivalents at beginning of year           10,671,706       6,049,908      15,425,526
                                                       ------------    ------------    ------------
    Cash and cash equivalents at end of year           $  9,154,570    $ 10,671,706    $  6,049,908
                                                       ============    ============    ============
Noncash investing and financing activities:
  Change in net unrealized loss on securities
    available-for-sale, net of $3,266,
    $2,019,915 and $1,755,120 of deferred
    taxes in 1996, 1995 and 1994, respectively         $     (4,680)   $  2,973,493    $ (2,357,754)
  Transfer of loans to foreclosed real estate             3,259,676       1,397,575       1,847,446

The accompanying notes are an integral part of the consolidated financial statements.

Notes To Consolidated Financial Statements

Bancorp Connecticut, Inc.

Note 1 - Significant Accounting Policies:
Principles of Consolidation

   The consolidated financial statements of Bancorp Connecticut, Inc. (the "Corporation") include the accounts of its wholly-owned subsidiary, Southington Savings Bank (the "Bank"). The Bank operates three branches in Southington, Connecticut. The Bank's primary source of revenue is providing loans to customers, who are either small and middle-market businesses or individuals. All significant intercompany balances and transactions have been eliminated in consolidation.

   On November 17, 1994, Southington Savings Bank completed the formation of Bancorp Connecticut, Inc., a holding company for the Bank. On that date, each outstanding share of the Bank's common stock was automatically converted into one share of the Corporation's common stock. The acquisition of the Bank was accounted for in a manner similar to a pooling of interests in that the book value of assets, liabilities and shareholders' equity of the Bank and its operations are combined with those of the newly formed company.

   The formation of the Corporation and subsequent name change of the reporting entity had no impact on the comparability of financial information with that of prior periods.

Basis of Financial Statement Presentation

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and valuation of real estate acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties. A substantial portion of the Bank's loans are collateralized by real estate in Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is particularly susceptible to changes in market conditions in Connecticut.

   Management believes that the allowance for loan losses and valuation of foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or writedowns may be necessary based on changes in economic conditions, particularly in Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns on foreclosed real estate based on their judgments of information available to them at the time of their examination.

Investments

   Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities are reported, net of tax, as a separate component of shareholders' equity. From time to time, the Corporation may classify a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

Interest and Fees on Loans

   Interest on loans is included in income monthly as earned based on rates applied to principal amounts outstanding, except that interest on loans 90 or more days past due is not recognized as income until received. Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield over the life of the loan or taken into income when the related loan is sold.

Loans and Allowance for Loan Losses

   Loans are stated at principal balance and are net of unearned interest income.

   Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged against income. When a loan, including an impaired loan, or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

   On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure". Under the new standards, a loan is considered impaired if, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. The measurement of impaired loans and the related allowance for loan losses is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. As permitted by the statement, smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience. Prior to 1995, the allowance for credit losses related to all loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS 114 also resulted in a reclassification of $3,299,212 of "in-substance foreclosures" from other real estate owned to loans as of January 1, 1995. Prior periods have been reclassified for comparative purposes. The adoption of SFAS 114 had no impact on the overall level of the allowance for loan losses.

   In May 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65" ("FAS 122"), which the Corporation adopted on January 1, 1996. FAS 122 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities" to provide that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. It also requires the Corporation to assess its capitalized mortgage servicing rights for impairment, based on the fair value of those rights.

   FAS 122 requires that a portion of the cost of originating a mortgage loan that is sold with servicing rights retained be allocated to the mortgage servicing right, based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights, the Corporation uses a valuation model that calculates the present value of future cash flows. Certain assumptions, such as estimates of the cost of servicing per loan, discount rate, and prepayment were used in the calculation which was done on an aggregate loan basis.

   Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

   FAS 122 also requires a periodic assessment of the fair value of mortgage servicing rights. In determining fair value, the servicing rights are disaggregated into the predominant risk characteristics, which are currently loan type and interest rate. These segments are then valued using the same model used to originally determine the fair value at origination, using current assumptions. The new value is then compared to the book value to determine if a reserve for impairment is required.

   The impact of adopting FAS 122 was capitalization of $27,783 in mortgage servicing rights.

Premises and Equipment

   Premises and equipment are stated at cost, less accumulated depreciation, computed on the straight-line and declining-balance methods at rates based on estimated useful lives of the assets.

   Effective December 31, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. As a result of adoption, an impairment writedown of $281,417 was included in noninterest expense as of December 31, 1995. The impairment amount was determined by comparing the carrying value of certain buildings and land owned by the Corporation to the estimates of current fair value based on appraisals or assessment information. The impairment was a result of a decline in market value since the date of acquisition of such premises that management has deemed to be other than temporary.

Foreclosed Real Estate

   Foreclosed real estate consists principally of properties acquired through mortgage loan foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, including costs of foreclosure, or estimated fair value, less estimated costs to sell, of the real estate acquired or repossessed. An allowance for losses on foreclosed real estate is maintained for subsequent valuation adjustments on a specific-property basis.

Income Taxes

   Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Corporation provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

   Deferred tax expense is based on items of income and expense that are reported in different years in the consolidated financial statements and tax returns and are measured at the tax rate in effect the year the difference originated.

Earnings Per Share

   Primary earnings per share are computed using the weighted-average common shares outstanding during the year, including common stock equivalents, when dilutive. The computation of fully diluted earnings per share is calculated in the same way as primary earnings per share, except that the higher of the ending market price or average market price is used to determine the dilutive effect of common stock equivalents. The shares used in the computations for the three years ended December 31, 1996 were as follows:

                     1996        1995        1994
                ---------   ---------   ---------
Primary         2,835,863   2,786,686   2,748,957
Fully diluted   2,855,928   2,795,051   2,753,697

   The number of common shares used in the calculation have been restated for all periods presented to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.

Cash Flows

   Cash and cash equivalents include cash, interest and noninterest bearing deposits due from banks and federal funds sold. The Bank paid interest of $15,018,515, $13,346,669, and $10,348,936 on deposits, mortgagors' escrow accounts and borrowings in 1996, 1995 and 1994, respectively.

Reclassification

   Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation. These reclassifications had no impact on net income.

Note 2 -- Restriction on Cash and Due from Banks:

   The Bank is required to maintain reserves against certain deposit transaction accounts. At December 31, 1996, the Bank was required to have cash and liquid assets of approximately $952,000 to meet these requirements.

Note 3 -- Investment Securities:

The amortized cost, gross unrealized gains and losses, and estimated market values as of December 31, 1996 were as follows:

                                                Held-To-Maturity
                             --------------------------------------------------
                                              Gross       Gross       Estimated
                              Amortized    Unrealized   Unrealized     Market
                                 Cost         Gains       Losses        Value
                             ----------   -----------   -----------  -----------
United States Government
  agency obligations         $22,651,085   $ 152,030    $(122,493)   $22,680,622
Municipal bonds                3,251,878      87,903       (5,710)     3,334,071
Mortgage-backed securities    18,193,704       6,553     (241,301)    17,958,956
                             -----------   -----------  -----------  -----------
                             $44,096,667   $ 246,486    $(369,504)   $43,973,649
                             ===========   =========    =========    ===========

                                             Available-For-Sale
                            --------------------------------------------------
                                             Gross       Gross       Estimated
                             Amortized    Unrealized   Unrealized     Market
                                Cost         Gains       Losses        Value
                            ----------   -----------   -----------  -----------
United States Government
  obligations              $ 14,977,409  $   91,799   $  (2,333)  $ 15,066,875
Mortgage-backed
  securities                 26,062,538     297,752    (144,108)    26,216,182
Marketable equity
  securities                 55,848,223     944,026    (261,632)    56,530,617
Mutual funds                  7,771,227       9,776     (79,871)     7,701,132
                           ------------  ----------   ---------   ------------
                           $104,659,397  $1,343,353   $(487,944)  $105,514,806
                           ============  ==========   =========   ============

   The amortized cost, gross unrealized gains and losses, and estimated market values as of December 31, 1995 were as follows:

                                              Held-To-Maturity
                             --------------------------------------------------
                                              Gross       Gross       Estimated
                              Amortized    Unrealized   Unrealized     Market
                                 Cost         Gains       Losses        Value
                             ----------   -----------   -----------  -----------
United States
  Government agency
  obligations               $17,947,094   $ 251,111    $(23,970)   $18,174,235
Municipal bonds               3,022,202     112,228      (5,870)     3,128,560
Mortgage-backed
  securities                  2,691,138      27,792        --        2,718,930
                            -----------   ---------    --------    -----------
                            $23,660,434   $ 391,131    $(29,840)   $24,021,725
                            ===========   =========    ========    ===========

                                             Available-For-Sale
                            --------------------------------------------------
                                             Gross       Gross       Estimated
                             Amortized    Unrealized   Unrealized     Market
                                Cost         Gains       Losses        Value
                            ----------   -----------   -----------  -----------
United States Government
  obligations             $ 22,916,769   $  204,693    $ (11,637)   $ 23,109,825
Mortgage-backed
  securities                38,887,526      497,366     (119,763)     39,265,129
Marketable equity
  securities                36,375,134      665,006     (200,737)     36,839,403
Mutual funds                 7,846,227         --       (171,569)      7,674,658
                          ------------   ----------    ---------    ------------
                          $106,025,656   $1,367,065    $(503,706)   $106,889,015
                          ============   ==========    =========    ============

   The amortized cost and estimated market value of debt securities at December 31, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties:

                                                   1996
                          -----------------------------------------------------
                              Held-To-Maturity            Available-For-Sale
                          -------------------------   -------------------------
                                          Estimated                 Estimated
                             Amortized     Market      Amortized      Market
                               Cost         Value         Cost         Value
                          -----------   -----------   -----------   -----------
Due in one year or less   $   499,964   $   500,155   $ 8,997,892   $ 9,035,313
Due after one year
  through five years       17,932,461    18,063,880     5,979,517     6,031,562
Due after five years
  through ten years         3,749,837     3,799,756          --            --
Due after ten years         3,720,701     3,650,902          --            --
                          -----------   -----------   -----------   -----------
                           25,902,963    26,014,693    14,977,409    15,066,875
Mortgage-backed
  securities               18,193,704    17,958,956    26,062,538    26,216,182
                          -----------   -----------   -----------   -----------
                          $44,096,667   $43,973,649   $41,039,947   $41,283,057
                          ===========   ===========   ===========   ===========

   Proceeds from sales of securities available-for-sale were $24,642,498, $22,221,950 and $20,476,350 in 1996, 1995 and 1994, respectively. There were no sales of securities held-to-maturity in 1996, 1995 or 1994. Gross gains of $634,399, $745,433 and $234,442 and gross losses of $290,669, $595,207 and
$188,798 were realized on sales of securities available-for-sale in 1996, 1995 and 1994, respectively.

   At December 31, 1996, investment securities with a carrying amount of $50,765,852 were pledged as collateral to secure public deposits and for other purposes.

Note 4 - Loans and the Allowance for Loan Losses:

Loans consisted of the following as of December 31:

                                      1996              1995
                                -------------    -------------
Residential real estate         $ 134,000,216    $ 132,565,700
Commercial real estate             35,471,892       34,598,367
Real estate construction            6,233,776        2,463,033
Commercial                         37,049,994       31,971,024
Consumer                           39,388,436       35,555,567
                                -------------    -------------
                                  252,144,314      237,153,691
Less: Deferred loan fee              (995,049)        (959,540)
   Allowance for loan losses       (4,875,308)      (5,487,801)
                                -------------    -------------
                                $ 246,273,957    $ 230,706,350
                                =============    =============

Activity in the allowance for loan losses was as follows:

                                         Year Ended December 31,
                               ------------------------------------------
                                    1996           1995           1994
                               -----------    -----------    -----------
Balance at beginning of year   $ 5,487,801    $ 6,136,422    $ 6,447,483
Provision for loan losses          435,000        180,000        242,452
Chargeoffs                      (1,212,490)    (1,041,851)      (776,464)
Recoveries                         164,997        213,230        222,951
                               -----------    -----------    -----------
Balance at end of year         $ 4,875,308    $ 5,487,801    $ 6,136,422
                               ===========    ===========    ===========

   Information with respect to impaired loans, in accordance with SFAS 114, consisting primarily of commercial real estate and commercial loans, was as follows:

                                        December 31,
                                 -----------------------
                                    1996         1995
                                 ----------   ----------
Investment in impaired loans     $2,431,559   $4,992,518
Impaired loans with
  no valuation allowance          2,304,586    4,791,857
Impaired loans with
  a valuation allowance             126,973      200,661
Valuation allowance                  42,803        3,661
Average recorded investment
  in impaired loans               2,482,867    4,702,103
Commitments to lend additional
  funds for loans considered
  impaired                               --           --


                                  Year Ended December 31,
                                 ------------------------
                                    1996           1995
                                 ----------   ------------
Interest income, recognized
   on a cash basis               $  258,740   $  253,867

Information with respect to
  nonaccrual loans is as follows:

                                           December 31,
                                 ------------------------------
                                         1996          1995
                                 -----------------  -----------
Nonaccrual loans                      $2,939,000     $6,256,499


                                     Year Ended December 31,
                                 ------------------------------
                                   1996       1995       1994
                                 --------   --------   --------
Interest income that
  would have been recorded
  under original terms           $353,572   $443,052   $278,519
Interest income recorded
  during the period               228,389    268,461    161,872


   Information regarding capitalized originated loan servicing assets is as follows:


Balance at December 31, 1995                         $    --
Additions                                             27,783
                                                     -------
Balance at December 31, 1996                         $27,783
                                                     =======

   In 1996, there was no amortization or impairment of the loan servicing asset reflected in the results of operations, as the loan sale transaction took place in the month of December. As of December 31, 1996, the fair value of the capitalized loan servicing asset approximated cost.

Note 5 - Foreclosed Real Estate:

   Changes in the allowance for foreclosed real estate losses were as follows:

                                        Year Ended December 31,
                               --------------------------------------
                                  1996          1995          1994
                               ---------     ---------     ---------
Balance at beginning of year   $  35,000     $  94,502     $ 469,981
Provision for losses             201,730       120,404       147,974
Chargeoffs, net                 (236,730)     (179,906)     (523,453)
                                --------      --------      --------
Balance at end of year         $      --     $  35,000      $ 94,502
                                ========      ========      ========

Note 6 - Premises and Equipment:

   Cost and accumulated depreciation of the various categories of premises and equipment consisted of the following:

                               December 31, 1996        December 31, 1995
                          ------------------------- ------------------------
                           Accumulated               Accumulated
                              Cost     Depreciation     Cost    Depreciation
                          ----------   ------------ ----------  ------------
Land                      $  594,725   $       --   $  735,798   $       --
Buildings                  3,049,361    1,571,065    3,112,751    1,453,294
Furniture and equipment    2,147,435    1,136,597    1,985,431      992,893
                          ----------   ----------   ----------   ----------
                          $5,791,521   $2,707,662   $5,833,980   $2,446,187
                          ==========   ==========   ==========   ==========

   The Company leases office space under a noncancelable operating lease with a renewal option for three consecutive one-year terms. Future minimum lease payments at December 31, 1996 are as follows:

                                      Year           Amount
                                      ----           ------
                                      1997          $14,400
                                      1998           12,000
                                                    -------
     Total minimum lease payments                   $26,400
                                                    =======


   Total net rental expense amounted to $75,768, $67,405 and $55,550 in 1996, 1995 and 1994, respectively.

Note 7 - Deposits:

   Deposits consisted of the following as of December 31:

                               1996           1995
                          ------------   ------------
Noninterest-bearing
  demand deposits         $ 23,419,607   $ 19,007,639
NOW accounts                14,965,344     14,916,062
Regular savings             59,814,277     62,447,763
Money market savings        36,255,460     37,519,543
Certificates of deposit    175,120,731    160,700,712
Club accounts                  251,306        243,371
                          ------------   ------------
                          $309,826,725   $294,835,090
                          ============   ============

   The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit at December 31, 1996 and 1995 was $15,324,749 and $12,413,775, respectively.

Note 8 - Advances from Federal Home Loan Bank of Boston:

   Advances from Federal Home Loan Bank of Boston consisted of the following as of December 31:

                                  1996                 1995
                               -----------          -----------
6.40% due January 2, 1996      $        --           $2,990,000
5.96% due March 20, 1996                --            1,000,000
4.82% due March 29, 1996                --            1,000,000
4.80% due July 9, 1996                  --            2,000,000
5.94% due July 22, 1996                 --            1,000,000
4.71% due July 30, 1996                 --            1,000,000
6.01% due August 23, 1996               --            1,000,000
4.49% due September 9, 1996             --            2,000,000
5.45% due September 16, 1996            --            1,000,000
5.41% due January 2, 1997        1,000,000                   --
5.66% due March 21, 1997         1,000,000                   --
6.19% due September 5, 1997      1,000,000                   --
6.14% due September 16, 1997     1,000,000                   --
5.87% due September 22, 1997     1,000,000                   --
5.79% due October 17, 1997       1,000,000            1,000,000
4.89% due October 21, 1997       1,000,000            1,000,000
5.65% due November 17, 1997      2,000,000                   --
6.05% due January 26, 1998       2,000,000            2,000,000
5.93% due March 20, 1998         1,000,000                   --
6.31% due July 20, 1998          2,000,000                   --
6.42% due September 8, 1998      1,000,000                   --
6.43% due September 30, 1998     1,000,000                   --
5.99% due October 8, 1998        2,000,000                   --
5.87% due October 19, 1998       2,000,000            2,000,000
5.07% due October 21, 1998       1,000,000            1,000,000
                               -----------          -----------
                               $21,000,000          $19,990,000
                               ===========          ===========

   As a member of the Federal Home Loan Bank of Boston ("FHLBB"), and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLBB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLBB in excess of the amount required to collateralize the outstanding advances at December 31, 1996. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLBB. These advances are one-day variable rate loans with automatic rollover. The Bank has a pre-approved line up to 2% of total assets.

Note 9 - Short-Term Borrowings:

   The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

(dollars in thousands)          1996         1995       1994
                              -------       -------    -------
Securities sold under
  agreements to repurchase:
Average outstanding           $35,585       $26,819    $ 9,460
Maximum outstanding at
  any month-end                47,008        31,194     21,058
Average interest rate
  during the year                5.30%         5.78%      4.49%
Interest rate at year-end        5.35%         5.48%      5.42%

Note 10 - Shareholders' Equity:

   The Corporation's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Corporation. There are certain restrictions on the payment of dividends and other payments by the Bank to the Corporation. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank.

   In February 1996, the Corporation announced that it planned to repurchase up to 15% (approximately 394,000 shares) of its outstanding common shares. As of December 31, 1996, 197,552 shares have been repurchased.

Note 11 - Employee Benefit Plans:

   The Corporation has a noncontributory defined benefit retirement plan under an immediate participation guarantee contract covering all employees eligible as to age and length of service. Benefits are based on a covered employee's final average compensation, primary Social Security benefit and credited service. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet the Employee Retirement Income Security Act's minimum funding requirements.

   The Corporation also offers a nonqualified supplemental employee retirement plan to certain executives for lost benefits due to the Internal Revenue Service
(IRS) limitation under the Corporation's qualified defined benefit retirement plan.

   The following table sets forth the plans' funded status and amounts recognized in the financial statements at December 31:

                                                       1996         1995
                                                  -----------    -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation,
    of $2,439,643 in 1996 and
    $2,345,208 in 1995                            $(2,495,130)   $(2,401,755)
                                                  ===========    ===========
  Projected benefit obligation for
    service rendered to date                      $(3,201,593)   $(3,075,674)
  Plan assets at fair value,
    primarily cash and cash
    equivalents, U.S. and
    other bonds and listed stocks                   3,929,650      3,424,610
                                                  -----------    -----------
  Plan assets in excess of
    projected benefit obligation                      728,057        348,936
  Unrecognized net gain from
    past experience different
    from that assumed and
   effects of changes in
   assumptions                                     (1,088,373)      (750,401)
  Unrecognized prior service cost                     187,492        211,152
  Unrecognized net obligation
    at January 1                                       28,404         32,175
  Contribution                                             --        100,000
                                                  -----------    -----------
  Accrued pension cost                            $  (144,420)   $   (58,138)
                                                  ===========    ===========

   The components of net pension expense are as follows:

                                        Year Ended December 31,
                                 ------------------------------------
                                     1996        1995         1994
                                 ---------    ---------    ---------
Service cost - benefits earned
  during the year                $ 208,308    $ 186,748    $ 168,114
Interest cost of projected
  benefits                         224,362      201,368      188,858
Actual return on plan
  assets                          (449,628)    (452,635)     (15,695)
Net amortization and
  deferral                         199,921      230,221     (186,330)
                                 ---------    ---------    ---------
                                 $ 182,963    $ 165,702    $ 154,947
                                 =========    =========    =========

Weighted-Average Annualized Actuarial Assumptions:

                                                     1996     1995     1994
                                                     ----     ----     ----
Discount rate                                        7.5%     7.5%    7.5%
Expected long-term rate of return on plan assets     8.5      8.0      8.0
Rate of increase in future compensation levels       5.0      5.0      5.0

   Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Corporation's defined contribution savings plan (401k plan). Eligible employees may contribute up to 15% of their compensation. The Corporation may make a matching contribution of up to 6% of the participant's compensation. Contributions by the Corporation for the years ended December 31, 1996, 1995 and 1994 were $76,062, $65,783, and $53,315, respectively.

   The Corporation does not offer any postretirement or postemployment benefits other than pensions.

Note 12 - Federal and State Taxes on Income:

Significant components of the provision for income taxes are as follows:

                        1996              1995                1994
                    ----------        ----------         ----------
Current:
  Federal           $1,588,727        $1,575,793         $1,058,998
  State                559,967           568,135            303,646
                    ----------       -----------         ----------
    Total current    2,148,694         2,143,928          1,362,644
                    ----------       -----------         ----------

Deferred:
  Federal              158,308          (105,327)           369,418
  State                 73,839              (521)           156,576
                    ----------       -----------         ----------
    Total deferred     232,147          (105,848)           525,994
                    ----------       -----------         ----------
                    $2,380,841       $ 2,038,080         $1,888,638
                    ==========       ===========         ==========


Following is a reconcilement of the statutory Federal income tax rate applied to pre-tax accounting income with the income tax provisions in the statements of operations:

                                          1996            1995           1994
                                      -----------    -----------    -----------
Income tax at statutory rate          $ 2,517,769    $ 2,153,460    $ 1,916,557
Increase (decrease) resulting from:
 Dividends received deduction            (550,719)      (479,466)      (349,281)
 Connecticut corporation tax,
   net of Federal tax benefit             418,312        374,625        303,747
 Impact of State tax rate change           16,461         22,437             --
 Other items, net                         (20,982)       (32,976)        17,615
                                      -----------    -----------    -----------
 Provision for income taxes           $ 2,380,841    $ 2,038,080    $ 1,888,638
                                      ===========    ===========    ===========

The components of the Corporation net deferred tax assets at December 31 are as follows:

                                           1996                   1995
                                 ---------------------   ---------------------
                                   Federal      State      Federal      State
                                 ----------   --------   ----------   --------
Deferred tax assets:
 Loan loss provision             $1,483,556   $511,907   $1,665,273   $589,939
 Reserve - other real
   estate owned                        --         --         10,621      3,763
 Basis difference on other
   real estate owned                 31,175     10,757         --         --
 Net mortgage origination
   fees                             200,348     69,131      248,406     88,000
 Accrued interest payable           317,538    109,568      300,023    106,286
 Other                              183,391     63,280      152,637     54,073
                                 ----------   --------   ----------   --------
   Total deferred tax assets      2,216,008    764,643    2,376,960    842,061
                                 ----------   --------   ----------   --------

Deferred tax liabilities:
 Tax loan loss reserve in
   excess of base year              174,423     60,185      243,151     86,139
 SFAS 115 mark-to-market            259,574     91,957      261,986     92,811
 Other                              150,886     47,400       84,801     25,025
                                 ----------   --------   ----------   --------
   Total deferred tax
     liabilities                    584,883    199,542      589,938    203,975
                                 ----------   --------   ----------   --------
   Deferred tax assets            1,631,125    565,101    1,787,022    638,086
   Valuation allowance                 --         --           --         --
                                 ----------   --------   ----------   --------
   Net deferred tax assets       $1,631,125   $565,101   $1,787,022   $638,086
                                 ==========   ========   ==========   ========

The allocation of deferred tax expense (benefit) involving items charged to current year income and items charged directly to shareholders' equity for the year ended December 31, are as follows:

                                       1996                      1995
                             ---------------------    ------------------------
                               Federal      State       Federal         State
                             ---------    --------    -----------    ---------
Deferred tax expense
  (benefit) allocated to
  shareholders' equity       $  (2,411)   $   (854)   $ 1,543,943    $ 565,974
Deferred tax expense
  (benefit) allocated
  to income                    158,308      73,839       (105,327)        (521)
                             ---------    --------    -----------    ---------
  Total deferred
    tax expense              $ 155,897    $ 72,985    $ 1,438,616    $ 565,453
                             =========    ========    ===========    =========

   The Corporation will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1996, the Corporation has recorded no valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period and anticipated future earnings.

   The Corporation made income tax payments of $1,729,533, $2,077,494, and $1,611,795 in 1996, 1995 and 1994, respectively.

   Pursuant to the Small Business Job Protection Act of 1996, the Corporation is required to change its method of accounting with respect to its tax bad debt reserves. The change results in taxable income of approximately $100,000 which will be recognized ratably over a six-year period. A deferred tax liability has been established for this required change.

   The Corporation has not provided deferred taxes for the tax reserve for bad debts, of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Section 593 as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

Note 13 - Loans to Related Parties:

   Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1996 and 1995. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans at December 31, 1996 and 1995 amounted to $5,690,404 and $5,950,562, respectively. New loans of $449,095 were made, and repayments totaled $709,253 during 1996. In addition, unused lines of credit to related parties as of December 31, 1996 were $907,089.

Note 14 - Stock Option Plan:

   The Corporation has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 582,414 shares can be issued to participants at an exercise price equal to the market price of the Corporation's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in one year. As of December 31, 1996, a total of 19,560 shares are remaining for issuance.

   On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below.

                                     1996                          1995
                          -------------------------     -----------------------
                          As Reported    Pro Forma      As Reported   Pro Forma
                          -----------    ---------      -----------   ---------
Net Income                $5,024,363     $4,588,413     $4,295,627   $4,221,820
Net Income Per Share -
  Fully Diluted                 1.76           1.61           1.54         1.51

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                              1996               1995
                            -------            -------
Dividend Yield                3.75%              3.75%
Expected Volatility          34.84%             34.84%
Risk-free interest rate       6.16%              5.68%
Expected lives              7 years            7 years

   A summary of the status of the Corporation's Plan as of December 31, 1996 and 1995 and changes during the years ending on those dates is presented below:

                              1996                       1995
                        -----------------------    ------------------------
                                   Weighted                    Weighted
                                    Average                     Average
                        Shares   Exercise Price    Shares    Exercise Price
                        ------   --------------    ------    --------------
Outstanding at
  beginning of year    390,454      $10.58         284,594        $ 8.70
Granted                118,500       22.35         121,300         14.75
Exercised              (63,046)       8.94         (15,440)         8.54
Forfeited                 (600)      14.79            --              --
                       -------       -----         -------         -----
Outstanding at
  end of year          445,308       13.94         390,454         10.58
                       =======       =====         =======         =====
Options exercisable
  at year-end          366,808                     288,354
Weighted-average
  fair value of
  options granted
  during the year                   $ 7.05                        $ 4.53

                                       32

The following table summarizes information about the Plans' stock options at December 31, 1996:

                               Options Outstanding                        Options Exercisable
                  -----------------------------------------------    -------------------------------
                    Number       Weighted-Average    Weighted           Number          Weighted
   Range of       Outstanding       Remaining         Average        Exercisable         Average
Exercise Prices   at 12/31/96    Contractual Life  Exercise Price    at 12/31/96      Exercise Price
---------------   -----------    ----------------  --------------    -----------      --------------
$2.952 - $ 7.986    100,904            5.3           $ 6.42            100,904           $ 6.42
10.208 -  15.417    225,904            8.4            12.89            225,904            12.89
22.320 -  22.880    118,500            9.9            22.35             40,000            22.32
                  ---------                                          ---------
                    445,308                                            366,808
                  =========                                          =========

Note 15 - Financial Instruments with Off-Balance-Sheet Risk:

   The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the statement of condition.

   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Total credit exposure related to those items is summarized as follows:

                                                 1996         1995
                                             -----------   -----------
Loan commitments:
  Approved mortgage loan commitments         $ 1,153,340   $ 1,331,800
  Unadvanced portion of construction loans     1,665,389       579,967
  Unused home equity lines of credit          11,152,058    10,404,574
  Unused commercial lines of credit           13,427,265     9,425,659
  Standby letters of credit                    2,212,132     1,928,619
                                             -----------   -----------
                                             $29,610,184   $23,670,619
                                             ===========   ===========

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily residential property. Interest rates on home equity lines of credit are variable and are available for terms of 10 or 15 years. All other commitments are a combination of fixed and variable with maturities of one year or more.

Note 16 - Significant Group Concentrations of Credit Risk:

   The Bank primarily grants residential, commercial and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by residential real estate.

Note 17 - Fair Value of Financial Instruments:

   FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

   The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents

   The carrying amounts reported in the statement of condition for cash and short-term instruments approximate those assets' fair values.

Trading Account Assets

   Fair values for the Bank's trading account assets, which also are the amounts recognized in the consolidated statement of condition, are based on quoted market prices where available.

Securities Available-for-Sale and Held-to-Maturity

   Fair values for securities available-for-sale and held-to-maturity are based on quoted market prices, where available.

Federal Home Loan Bank Stock

   The carrying value of Federal Home Loan Bank stock approximates its fair value.

Loans Receivable

   The fair values for loans (excluding nonaccrual loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The Bank does not believe an estimate of the fair value of nonaccrual loans can be made without incurring excessive cost. The carrying amount of accrued interest approximates its fair value.

Off-Balance-Sheet Instruments

   Fair values for the Bank's off-balance-sheet instruments (primarily lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments).

Deposit Liabilities

   The fair values disclosed for demand deposits (e.g., interest and noninterest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time. That component is commonly referred to as a deposit base intangible. This intangible asset is neither considered in the fair value amounts nor is it recorded as an intangible asset in the statement of condition. The Corporation has not performed the calculations to estimate the amount of this intangible asset due to the absence of certain information required and the complexity of the computation.

Advances from Federal Home Loan Bank of Boston

   The fair values of the Bank's borrowings from the Federal Home Loan Bank of Boston are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Securities Sold Under Agreements to Repurchase

   The carrying amount reported in the consolidated statement of condition for securities sold under agreements to repurchase is estimated to approximate its fair value due to the fact that they are short-term instruments that mature within 89 days.

   The following table presents a comparison of the carrying value and estimated fair value of the Corporation's financial instruments at December 31, 1996 and 1995:

                                                     1996                           1995
                                         --------------------------    --------------------------
                                           Carrying      Estimated      Carrying       Estimated
                                             Amount      Fair Value      Amount        Fair Value
                                         -----------    -----------    -----------    -----------
Financial assets:
 Cash and due from banks                $  8,454,570   $  8,454,570   $  6,571,706   $  6,571,706
 Federal funds sold                          700,000        700,000      4,100,000      4,100,000
 Trading account                           2,429,765      2,429,765        390,476        390,476
 Securities available-for-sale           105,514,806    105,514,806    106,889,015    106,889,015
 Securities held-to-maturity              44,096,667     43,973,649     23,660,434     24,021,725
 Federal Home Loan
          Bank Stock                       2,039,700      2,039,700      1,978,300      1,978,300
 Loans (excluding nonaccrual loans)      249,205,314    247,961,115    230,897,192    230,721,301
 Accrued income receivable                 2,716,624      2,716,624      2,520,205      2,520,205

Financial liabilities:
  Deposits:
    Noninterest-bearing
      demand deposits                   $ 23,419,607   $ 23,419,607   $ 19,007,639   $ 19,007,639
    Regular savings                       59,814,277     59,814,277     62,447,763     62,447,763
    Money market savings                  36,255,460     36,255,460     37,519,543     37,519,543
    Certificates of deposit              175,120,731    175,631,030    160,700,712    161,606,609
    NOW accounts                          14,965,344     14,965,344     14,916,062     14,916,062
    Club accounts                            251,306        251,306        243,371        243,371
    Advances from the Federal
      Home Loan Bank of Boston            21,000,000     20,991,116     19,990,000     19,978,440
    Securities sold under
      agreements to repurchase            41,878,710     41,878,710     21,552,488     21,552,488
  Unrecognized financial instruments:
    Commitments to extend credit                --          273,981           --          217,420
    Letters of credit                           --           22,121           --           19,286

Note 18 - Recent Accounting Pronouncements:

   In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The Bank will be required to adopt SFAS 125 for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, on a prospective basis. The adoption of this standard is not expected to have a material impact on the Bank's financial condition or its results of operations.

   In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 provides accounting and reporting standards for the calculation of earnings per share intended to simplify the computation by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The Corporation will be required to adopt SFAS 128 in the fourth quarter of 1997. The adoption of this standard is not expected to have a material impact on the Corporation's financial condition or results of operations.

Note 19 - Contingencies:

   On April 11, 1996, the lawsuit filed in prior years by certain borrowers, and a related company, against the officers and directors of Southington Savings Bank (the "Bank") was withdrawn, and all of the related foreclosure actions were resolved. The consequences of the resolution of these cases did not have a material impact on the Bank's financial condition or results of operations.

Note 20 - Regulatory Matters:

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                           To Be Well Capitalized
                                                                           Under Prompt Corrective
                                        Actual                                Action Provisions
                                   ----------------                   ----------------------------------
(dollars in thousands)              Amount   Ratio                     Amount                     Ratio
                                   -------  -------                   --------                   -------
As of December 31, 1996:

   Total Capital                                     [Greater than              [Greater than
     (to Risk Weighted Assets)     $45,561   16.44%   or equal to]    $27,721    or equal to]      10.0%

   Tier I Capital                                    [Greater than              [Greater than
     (to Risk Weighted Assets)     $42,078   15.18%   or equal to]    $16,632    or equal to]       6.0%

   Tier I Capital                                    [Greater than              [Greater than
     (to Average Assets)           $42,078   10.33%   or equal to]    $20,368    or equal to]       5.0%

As of December 31, 1995:
   Total Capital                                     [Greater than              [Greater than
     (to Risk Weighted Assets)     $46,034   18.78%   or equal to]    $24,506    or equal to]      10.0%

   Tier I Capital                                    [Greater than              [Greater than
     (to Risk Weighted Assets)     $42,971   17.53%   or equal to]    $14,704    or equal to]       6.0%

   Tier I Capital                                    [Greater than              [Greater than
     (to Average Assets)           $42,971   11.19%   or equal to]    $19,199    or equal to]       5.0%

Note 21 - Parent Company Only Financial Statements:

The financial statements of Bancorp Connecticut, Inc. are as follows:

                                                December 31,
                                        -------------------------
                                             1996          1995
                                        -----------   -----------
Statement of condition:

Assets:
 Marketable equity securities           $   300,000   $   300,000
 Investment in Southington
   Savings Bank                          41,777,105    42,642,948
 Repurchase agreement                       425,000          --
 Organization costs                         115,957       155,714
 Due from Southington Savings Bank          113,967       151,976
 Other assets                                 9,696         8,970
                                        -----------   -----------
    Total assets                        $42,741,725   $43,259,608
                                        ===========   ===========

Liabilities and stockholder's equity:
  Accrued expenses                      $    10,605   $    50,039
  Stockholders' equity                   42,731,120    43,209,569
                                        -----------   -----------
     Total liabilities and
       stockholders' equity             $42,741,725   $43,259,608
                                        ===========   ===========

                                             Year Ended December 31,
                                   ------------------------------------------
                                        1996           1995           1994
                                   -----------    -----------    -----------
Statement of income:
  Dividends from subsidiary        $ 6,334,433    $ 1,684,690    $   539,101
  Other income                          34,940           --             --
                                   -----------    -----------    -----------
     Total income                    6,369,373      1,684,690        539,101
  Operating expenses                   318,693        354,293          5,883
  Income tax (credit)                 (100,108)      (146,766)        (2,447)
                                   -----------    -----------    -----------
    Income before equity in
      undistributed net income
      of subsidiary                  6,150,788      1,477,163        535,665
  Equity in undistributed
    net income of subsidiary        (1,126,425)     2,818,464      3,212,632
                                   -----------    -----------    -----------
     Net income                    $ 5,024,363    $ 4,295,627    $ 3,748,297
                                   ===========    ===========    ===========

                                                                       Year Ended December 31,
                                                            -----------------------------------------
                                                                1996           1995          1994
                                                            ----------     ----------          -----
Statement of cash flows:
Operating activities:
 Net income                                                $ 5,024,363    $ 4,295,627    $ 3,748,297
                                                           -----------    -----------    -----------
 Adjustments to reconcile net income
   to net cash provided by operating activities:
   Equity in undistributed net income of subsidiary          1,126,425     (2,818,464)    (3,212,632)
   Amortization of organization costs                           39,757         12,364           --
   Increase in other assets                                       (725)        (8,970)      (168,077)
   (Decrease) increase in accrued expenses                     (39,434)        50,039           --
                                                           -----------    -----------    -----------
     Net cash provided by operating activities               1,126,023      1,530,596        367,588
                                                           -----------    -----------    -----------

Investing activities:
  Purchase of securities available-for-sale                       --             --         (300,000)
  Decrease (increase) in advances to subsidiaries               38,009        (74,774)       (77,202)
                                                           -----------    -----------    -----------
     Net cash provided by (used in) investing activities        38,009        (74,774)      (377,202)
                                                           -----------    -----------    -----------

Financing activities:
  Dividends paid                                            (1,991,391)    (1,589,837)          --
  Net increase in repurchase agreements                       (425,000)          --             --
  Repurchase of common stock                                (4,338,798)          --             --
  Issuance of common stock                                     566,794        134,015          9,614
                                                           -----------    -----------    -----------
    Net cash (used in) provided by financing activities     (6,188,395)    (1,455,822)         9,614
                                                           -----------    -----------    -----------
Net decrease in cash                                              --             --             --
Cash at beginning of year                                         --             --             --
                                                           -----------    -----------    -----------
Cash at end of year                                        $      --      $      --      $      --
                                                           ===========    ===========    ===========

Note 22 - Quarterly Financial Data (Unaudited):

(dollars in thousands except per share data)

                                         Three Months Ended
                              ----------------------------------------
                              March 31   June 30    Sept. 30   Dec. 31
                              --------   -------    --------   -------
Fiscal 1996:
  Interest income               $7,287   $ 7,358    $ 7,579    $7,703
  Interest expense               3,702     3,723      3,832     3,916
                                ------   -------    -------    ------
    Net interest income          3,585     3,635      3,747     3,787
  Provision for loan losses         75       100        125       135
  Net securities gains             201        41         65        37
  Other income                     329       350        320       342
  Other expenses                 2,118     2,171      2,114     2,196
  Income taxes                     638       565        610       568
                                ------   -------    -------    ------
    Net income                  $1,284   $ 1,190    $ 1,283    $1,267
                                ======   =======    =======    ======
    Net income per common and
     common equivalent share    $  .45   $   .42    $   .45    $  .45
                                ======   =======    =======    ======

Fiscal 1995:
  Interest income               $6,481   $ 6,775    $ 7,023    $7,243
  Interest expense               3,021     3,322      3,558     3,724
                                ------   -------    -------    ------
    Net interest income          3,460     3,453      3,465     3,519
  Provision for loan losses         30        30         70        50
  Net securities gains              36        30          8        76
  Other income                     278       252        277       286
  Other expenses                 2,081     2,054      1,990     2,501
  Income taxes                     547       525        529       438
                                ------   -------    -------    ------
    Net income                  $1,116   $ 1,126    $ 1,161    $  892
                                ======   =======    =======    ======
    Net income per common
      and common equivalent
      share                     $  .40   $   .40    $   .42    $  .32
                                ======   =======    =======    ======

   Income per share calculations for each of the quarters is based on the weighted average number of shares outstanding, including common stock equivalents for each period and the sum of the quarters may not necessarily be equal to the full year income per share amount. Net income per common and common equivalent share has been restated for all periods presented to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.

Bancorp Connecticut, Inc. Directors

Walter J. Hushak
Chairman of the Board,
Southington Savings Bank
Senior Vice President,
Janazzo Services, Inc.

Andrew J. Meade
Vice Chairman,
Southington Savings Bank
President,
International Security Products, Inc.
(Manufacturer of Security Products)

Norbert H. Beauchemin
Vice President,
Dudzik & Beauchemin, P.C.
(Certified Public Accountants)

Michael J. Karabin
President,
Acme-Monaco Spring Corporation
(Manufacturer of springs, stampings, forms, orthodontic hardware and medical assemblies)

David P. Kelley
Counsel, Southington Savings Bank
Partner, Kelley, Crispino & Kania (Attorneys at Law)

Frederick E. Kuhr
President and controlling
shareholder,
Evergreen Nursery, Inc.

Joseph J. LaPorte
Retired Manufacturers
Representative, B.C.S. Company
(Distributor of industrial metal  finishing chemicals and equipment)

Ralph G. Mann
Retired President,
Southington Savings Bank

Frank R. Miller
Managing Partner,
Miller, Moriarty and Company, L.L.C.
(Certified Public Accountants)

Robert D. Morton
President and
Chief Executive Officer,
BancorpConnecticut, Inc.

Anthony S. Pizzitola
Retired President and Treasurer,
Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President - Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

Officers

Robert D. Morton
President and Chief Executive Officer

Anthony Priore, Jr.
Treasurer/Secretary

Steven F. Nyren
Assistant Secretary

Southington Savings Bank Directors and Officers

BOARD OF DIRECTORS
Walter J. Hushak
Chairman of the Board

Andrew J. Meade
Vice Chairman

Norbert H. Beauchemin

Michael J. Karabin

David P. Kelley

Frederick E. Kuhr

Joseph J. LaPorte

Ralph G. Mann

Frank R. Miller

Robert D. Morton

Anthony S. Pizzitola

Dennis J. Stanek


EXECUTIVE OFFICERS

Robert D. Morton
President and Chief Executive Officer

William R. DellaVecchia
Senior Vice President,
Commercial Loan Division

Richard A. Fracasso
Senior Vice President,
Consumer Banking Division

Anthony Priore, Jr.
Senior Vice President,
Treasurer & Chief Financial Officer


OFFICERS

ACCOUNTING:
Kim S. Just
Planning Officer

Carl H. Schmidt
Controller

AUDIT:
Maryanne E. Scarfo
CRA & Compliance Officer

Stephen M. Settino
Chief Auditor

COMMERCIAL LOAN:
Daniel R. DeRosa
Vice President
Commercial Loan Officer

Anthony Palmieri, Jr.
Vice President
Commercial Loan Officer

Vincent L. Ruggiero
Vice President
Commercial Loan Officer

Duane L. Beale
Assistant Vice President
Commercial Loan Officer

CONSUMER BANKING:
Paul E. MacDonald
Vice President

Richard P. Dextraze
Assistant Vice President
Consumer Loan Manager

Susan M. Dobratz
Assistant Vice President &
Branch Manager
South End Office

Donna M. Glatz
Assistant Vice President
Retail Operations Officer

Sue A. Kasek
Assistant Vice President
Consumer Loan Officer

Kenneth G. Penfield, Jr.
Assistant Vice President
Mortgage Loan Officer

Claudia A. Crooker
Assistant Treasurer &
Branch Manager
Main Office

Carol M. Vreeland
Assistant Treasurer &
Branch Manager
Queen Corner Office

CREDIT ADMINISTRATION:
Charles J. DeSimone, Jr.
Chief Credit Officer

Raymond D. Jannelli
Vice President
Managed Assets Manager

Diane L. Hoadley
Credit & Loan Review Officer

Diane L. McCoy
Commercial Loan
Documentation Officer

HUMAN RESOURCES:
Donna M. Schaefer
Vice President

INFORMATION SYSTEMS:
Barry J. Abramowitz
Chief Information Officer

Therese G. Kelly
Assistant Vice President
Deposit Services Manager

Kurt M. Heinrich
Systems Administration Officer

INVESTMENT SERVICES:
Robert P. Vocelli
Investment Services Manager

Rita H. Beaulieu
Vice President
Trust Services Manager

Steven F. Nyren
Corporate Secretary &
Trust Officer

MARKETING:
Pauline B. Levesque
Vice President

Shareholder Information

Annual Meeting
The Annual Meeting of Shareholders will be held at 2:00 p.m. on Wednesday, May 14, 1997 at The Elks Club of Southington, 114 Main Street, Southington, CT.

Form 10-K Report

A copy of the Corporation's 1996 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by any shareholder upon written request to:

Lesley DeAngelo
Bancorp Connecticut, Inc.
121 Main Street
Southington, Connecticut  06489-2533

Stock Transfer Agent:
American Stock Transfer & Trust Company
40 Wall Street - 46th Floor
New York, New York 10005
1-800-937-5449

Independent Auditors:
Coopers & Lybrand, L.L.P.
100 Pearl Street
Hartford, CT 06103

Market Makers

The following companies have generally been market makers for Bancorp Connecticut, Inc. as of December 31, 1996:
Advest, Inc.                     Sandler O'Neill & Partners
Herzog, Heine, Geduld, Inc.      Tucker Anthony Incorporated
Keefe, Bruyette & Woods, Inc.

Market Price and Dividends

   The Corporation's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,878 shareholders of record on February 28, 1997. The high and low bid prices and cash dividends per share for each quarter during the last two calendar years were as follows:

                                                Dividend
        Quarter Ended        High      Low      per Share
          3/31/95  (a)      $11.67   $10.83     $.133
          6/30/95  (a)       13.96    10.83      .146
          9/30/95  (a)       16.88    13.70      .150
         12/31/95  (a)       15.83    13.96      .158
          3/31/96  (a)       17.71    14.79      .171
          6/30/96            22.63    16.67      .180
          9/30/96            23.75    19.50      .190
         12/31/96            23.75    21.25      .200

(a) Data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.

BancorpConnecticut, Inc. Internet Address:
www.bkct.com

Dividend Reinvestment and
Stock Purchase Plan

For more information contact:
American Stock Transfer & Trust Company
Dividend Reinvestment Dept.
40 Wall Street - 46th Floor
New York, New York 10005
1-800-278-4353

Southington Savings Bank Office Locations
-----------------------------------------
Main Office
121 Main Street

Main Office Drive-In Center
Berlin Avenue behind Main Office

Queen Corner Office
900 Queen Street

South End Office
921 Meriden-Waterbury Turnpike

Southington High School Training Branch
720 Pleasant Street

SSB Mortgage Center
188 North Main Street

Internet Address:
www.s-s-b.com

                                       42