Form 10-K, Exhibit 13
period 1997-12-31
BANCORP CONNECTICUT INC
filed 1998-03-31
CIK 921746

                                                                Exhibit 13.1



                          BancorpConnecticut, Inc.

                                COMMUNITIES
                                AREN'T JUST
                                  PLACES --
                                COMMUNITIES
                                ARE PEOPLE.


                                                       1997 ANNUAL REPORT

                              CORPORATE PROFILE

A focused, efficient, high-performance, full service financial institution which provides retail, commercial and investment management services in central Connecticut.


 . . . the Corporation is committed to and believes in increasing shareholder value, the highest ethical standards and responsible corporate citizenship in our community.

                                     STOCK PRICE*
             DIVIDEND GROWTH*     (at year-end close)        NET INCOME**        RETURN ON ASSETS**
           (dollars per share)         (dollars)       (dollars in thousands)        (percent)

93                 .17                   5.62                  3,493                    1.10
94                 .21                   5.42                  3,748                    1.11
95                 .30                   7.40                  4,296                    1.17
96                 .37                  11.25                  5,024                    1.26
97                 .46                  21.00                  5,896                    1.39

  *Per share data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.
 **1993 net income and return on assets are prior to cumulative effect of accounting change of $2,140,000

BANCORP CONNECTICUT, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    At or for the Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                 1997            1996           1995           1994           1993
-------------------------------------------------------------------------------------------------------------------------------
Statement of Condition Data:
   Assets                                                 $443,025        $419,398       $383,978       $357,180       $327,793
   Securities                                              166,712         149,611        130,549        124,372         93,975
   Loans, net                                              255,424         246,274        230,706        213,457        206,815
   Deposits                                                315,554         309,827        294,835        279,392        268,294
   FHLB of Boston advances                                  20,630          21,000         19,990         22,299         16,650
   Federal funds purchased and securities
     sold under agreements to repurchase                    55,368          41,879         22,227         15,027          2,831
   Shareholders' equity                                     46,947          42,731         43,210         37,357         36,965

Statement of Income Data:
   Net interest income                                    $ 15,696        $ 14,754       $ 13,896       $ 12,975       $ 12,368
   Provision for loan losses                                   600             435            180            242            881
   Net gain on sale of securities                              839             344            150             46            790
   Other income                                              1,464           1,341          1,093            737            954
   Other expenses                                            8,701           8,599          8,625          7,879          8,068
   Income taxes                                              2,803           2,381          2,038          1,889          1,670
-------------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect
     of accounting change                                    5,896           5,024          4,296          3,748          3,493
   Cumulative effect of accounting change                       --              --             --             --          2,140
-------------------------------------------------------------------------------------------------------------------------------
   Net income                                             $  5,896        $  5,024       $  4,296       $  3,748       $  5,633
-------------------------------------------------------------------------------------------------------------------------------

Per Share Data:*
   Earnings before cumulative effect
     of accounting change-- diluted                          $1.08          $  .89         $  .77         $  .68         $  .65
   Cumulative effect of accounting change                       --              --             --             --            .41
   Earnings -- diluted                                        1.08             .89            .77            .68           1.06
   Cash dividends                                              .46             .37            .30            .21            .17
   Book value                                                 9.22            8.31           7.95           6.93           6.90

Selected Statistical Data:
   Return on average assets                                   1.39%           1.26%          1.17%          1.11%          1.77%
   Return on average equity                                  13.48           11.69          10.67          10.11          16.13
   Average equity to average assets                          10.34           10.71          10.95          10.99          10.67
   Net interest spread (tax equivalent basis)                 3.50            3.48           3.53           3.63           3.74
   Net interest margin (tax equivalent basis)                 4.14            4.10           4.15           4.14           4.20
   Dividend payout ratio                                     39.95           39.63          37.01          30.15          16.02

* Per share data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

TABLE OF CONTENTS

Selected Consolidated Financial Data.........................1
Letter to Shareholders.......................................2
Consumer Banking.............................................4
Financial Services...........................................5
Technology...................................................6
Commercial Lending...........................................7
Community....................................................8
Management's Discussion and Analysis.........................9
Report of Independent Accountants...........................19
Consolidated Statements of Condition........................20
Consolidated Statements of Income...........................21
Consolidated Statements of Shareholders' Equity.............22
Consolidated Statements of Cash Flows.......................23
Notes to Consolidated Financial Statements..................24
Shareholder Information.....................................39
Bancorp Connecticut, Inc. Directors and Officers............40
Southington Savings Bank Directors and Officers..........I.B.C.

                                                    BANCORPCONNECTICUT, INC. 1

TO OUR
SHAREHOLDERS:

Bancorp Connecticut, Inc. and its subsidiary SSB had another very successful year. Net income in 1997 increased 17.4% to a record $5,896,000, or $1.08 per share (after adjustment for the 100% stock split in December 1997), compared to $5,024,000, or $0.89 per share, in 1996. Moreover, a number of other milestones were reached during the year including the following: total resources exceeded $443 million; capital funds, the best measure of financial strength, totaled $46.9 million; and cash dividends paid to shareholders rose for the fifth consecutive year to $0.46 per share -- again, adjusted for 20% stock dividends/splits in 1993 and 1996 and the 100% stock split in 1997. In addition, the Corporation's Return on Assets (ROA) increased to 1.39%, a historical high, and market capitalization at year end was in excess of $100 million for the first time.
   In many respects, the Company and the Bank's track record as a high performance, focused, community-based financial institution is a direct reflection of our outstanding staff and the vibrant community of Southington. Throughout SSB, employees and our directors are involved on many levels in countless organizations in the greater Southington area, and more importantly, they make a difference. One would be hard pressed to find a business our size which gives as much back to the community in terms of time, talent and financial contribution. Our staff, with an average tenure of 7 1/2 years, is committed to the delivery of friendly personalized customer service -- a trademark of SSB. Southington itself is a great place in which to do business. The town continues to grow principally because of attractive quality-of-life issues; including, an exemplary school system, sound municipal governance, and a propensity for trying to attract new business through its economic development efforts. Toward this end, economic recovery in the central Connecticut region has contributed to and reinforced progress and prospects for the area. Against this background, the Bank is operating in arguably the most competitive financial institution environment outside of Fairfield County, and we are more than holding our own.
   In the banking arena itself, the outlook is more than interesting. For instance, in 1997, we witnessed the loss of the only other hometown banking institution in town and several other area publicly-owned banks to mergers. We expect this turmoil and consolidation to continue. Another significant observation is that many of our acquisition-minded competitors, with the exception of the superregional banks, are still referring to themselves as community banks. We challenge that assertion! We think it's difficult to make that claim without being locally owned and managed. And whether it's people or financial involvement in the fabric of the community -- SSB has something very special going in the Southington area. For one thing, after 137 years, we're still here which is a feat in itself. We're here -- and we plan to be -- because we have a dominant share of the market, we're very profitable, the Bank has an extremely strong capital position, and we continue to execute our business plans. These are the basic ingredients of survival in the banking industry looking toward the next century. The Corporation also continues to assess, seek out, and have conversations with other financial institutions which share our philosophy -- community banking at its best.

Robert D. Morton
President and Chief Executive Officer
of Bancorp Connecticut, Inc.

"SSB employees
and directors are involved on many levels in countless organizations in the greater Southington area, and more importantly, they make a difference."

2 BANCORPCONNECTICUT, INC.

"Many of our acquisition-minded competitors . . . are still referring to themselves as community banks. We challenge that assertion!"

         BANCORP CONNECTICUT, INC. (BKCT) VS. THE FIVE YEAR TOTAL RETURN
              FOR THE KBW NEW ENGLAND BANK INDEX AND S&P 500 INDEX

Index of Total Return

              S&P 500            KBW New England Bank             BKCT
              -------            --------------------             ----
1992          100.00                   100.00                    100.00

1993          104.35                   110.93                    116.19
              104.85                   104.57                    126.31
              107.52                   135.41                    153.74
              110.02                   133.51                    172.03

1994          105.87                   140.44                    199.00
              106.33                   165.45                    206.86
              111.53                   157.97                    195.69
              111.51                   134.40                    171.34

1995          122.33                   150.90                    173.45
              133.97                   171.43                    225.84
              144.58                   197.16                    253.56
              153.26                   209.77                    244.40

1996          161.48                   210.20                    284.90
              168.71                   222.95                    380.43
              173.88                   250.54                    381.52
              188.36                   289.74                    384.91

1997          193.44                   300.88                    401.25
              227.14                   361.53                    433.88
              244.13                   426.65                    622.30
              251.12                   498.12                    740.62


   As a shareholder of a publicly-owned company, you should be concerned about how we're doing. The results in 1997 are explained elsewhere in this report. If a shareholder invested $100 at year-end 1992, that investment would now be worth $740.62, which includes the reinvestment of dividends. If one looks back over the past five years, the following information, adjusted for stock splits of 20% in 1993 and 1996 and 100% in 1997, should be helpful:

                       1997         1992
----------------------------------------
Net Income
   (in millions)     $  5.9        $ 2.2
Dividends
   Per Share         $  .46        $ .02
Share Price          $21.00        $3.39

   This year promises to be an exciting one for SSB and the Company. In February, we filed with the Connecticut Banking Commissioner for a branch office on Route 5 in Wallingford. This new SSB presence is strategically located to develop business in the Wallingford, Meriden, and Cheshire marketplace. We plan to be operational by midyear and the challenge will be to replicate all of the good things we do as a community bank here in Southington. In addition, we have also filed with the Federal Reserve Bank in Boston for an investment in a new subsidiary to be known as BCI Financial Corp., which will be principally owned by the holding company. This new subsidiary will initially be involved in indirect auto financing, among other things. At the Bank level, we are embracing technology as a pathway to our continued success. Along these lines, SSB is implementing a strategic technology plan which we hope will be completed by the third quarter. The first initiative, which was introduced in January, was a check-imaging system which was well received by our customers. Around midyear, the Bank will convert its outsourced core-processing system to a totally integrated hybrid-client-server setting which will be controlled within the Bank. This will greatly improve customer service and responsiveness from ATMs to teller line waiting time and faster account opening procedures, among other things. We believe that these system changes will go a long way toward placing our Bank close to the forefront of technological change as we prepare for the next century.
   Looking ahead, more emphasis has been, and will be placed, on generating more commercial lending business from the greater Southington area. We have all of the products and services that the larger banks have, as well as highly trained professionals with in-depth experience. The difference at SSB is that we build relationships through staff continuity in a local decision-making setting. In addition, we expect to develop much more activity from our Financial Services area in both the brokerage and money management activities. With over $75 million under management, the Bank's full-service Trust Department is in a growth mode.
   As a quality, community-based financial institution which provides consumer, commercial, and investment management services to a growing base of customers, we feel good about our prospects for the future. The directors, officers, and staff of your Company continue to appreciate your confidence, interest and support.

Sincerely,

/s/ Robert D. Morton

Robert D. Morton
President and Chief Executive Officer

                                                   BANCORPCONNECTICUT, INC.  3

   CONSUMER BANKING

         CHECKING ACCOUNTS,
         RESIDENTIAL MORTGAGES,
         HOME EQUITY LOANS

"SSB is committed to providing outstanding customer service as well as the products and services our customers demand."


SSB offers a complete line of traditional banking products from checking accounts and home equity loans to mortgage programs and Money Market savings accounts. As the only hometown bank in Southington, SSB is committed to providing outstanding customer service, as well as the products and services our customers demand.
   SSB offers a variety of checking products including; personal checking; 50+ checking for our customers age fifty and older; NOW checking which earns competitive interest rates; and basic checking for our customers who only need to write a few checks a month. An extensive range of savings, IRA and CD products are available and all are offered at competitive rates and terms.

   SSB is a leader in the mortgage market of the Greater Southington area. A variety of fixed and variable rate mortgages, as well as First Time Home Buyer Programs are available. At SSB, we want to make the home buying process as easy as possible for our customers. Our staff takes a personal approach to mortgage lending, making decisions promptly at their office.
   SSB also serves the borrowing needs of the community with personal and auto loans plus home equity loans, lines of credit and cash reserve overdraft protection. Other banking services available include life insurance products with low monthly premiums.
   SSB is making banking more convenient for its customers. With hours beginning at 7:30 a.m. daily and late hours Thursday and Friday, there is never a 9 - 5 workday at SSB. Convenience is also gained through our ATM and TeleDirect Banking systems that provide customers access to their accounts
24 hours a day.


SSB's consumer lending team: (left to right) Ken Penfield, Richard Dextraze and Sue Kasek.

A customer asks Joan Morelli for information on SSB's products and services.

4  BANCORPCONNECTICUT, INC.

  FINANCIAL SERVICES

       INVESTMENT MANAGEMENT,
       TRUST AND BROKERAGE

"We provide the best of both worlds: first rate investment management, from top money managers and mutual funds, delivered with the community bank touch."

SSB's Financial Services division offers customers a broad variety of investment services for the large and small investor. At SSB, we provide the best of both worlds: first rate investment management, from top money managers and mutual funds, delivered with the community bank touch.
   At SSB, we make a point to get to know our customers and their financial needs. A suitability analysis, a fact finding and objective setting process, enables us to help customers make the right financial decisions through Trust and Investments and/or Brokerage Services.


TRUST DEPARTMENT:
-----------------
   SSB's Full Service Trust Department offers Investment Management, Trust Administration, Estate Planning and Settlement and Retirement Plans. Our Investment Management services are provided through strategic alliances with carefully selected money managers and mutual fund advisors: a partnership that ensures that our clients' investment objectives are realized.
   Our staff has an unparalleled commitment to service and has extensive experience in the Financial Services area.



BROKERAGE SERVICES:
-------------------

  SSB's brokerage unit, provided through Connecticut Association Securities, Inc. (CTAS), a registered broker/dealer, member NASD, and CTAS Insurance Group, a licensed insurance agency, offers convenient access to:

* Mutual funds
* Fixed, indexed and variable annuities
* Individual stocks and bonds
* Retirement plans/IRA's
* Life insurance products

   Our investment executive, David Smith, specializes in college and retirement planning. He takes the time to get to know our customer's financial needs and objectives so he can then tailor an investment plan that works with their specific goals.

   Brokerage Investments are offered through Connecticut Association Securities, Inc., an independent broker/dealer, member NASD and insurance agency not affiliated with this institution. Securities and insurance products are not insured by the FDIC, not deposits of other obligations of the institution and are not guaranteed by the institution and are subject to investment risk including the possible loss of principal amount invested.


David Smith discusses investment objectives.

Bob Vocelli reviews investment results with client, Noreen Schumann, Vice President of Finance for PQ Controls, Inc., a worldwide manufacturer of electronic controls.

                                                     BANCORPCONNECTICUT, INC.  5

  TECHNOLOGY

       PLAYING AN IMPORTANT ROLE
       IN THE BANKING INDUSTRY

"The road to technology is one that must be taken if a company plans to succeed in the next century."

"SSB is investing a significant amount of time and money in technology. For a bank to remain viable in the 21st century it has to be able to provide its customers with all the services they want, and deliver them efficiently and promptly," stated Robert D. Morton, President and Chief Executive Officer of SSB.
   A significant technology initiative took place in late 1997, implemented in the form of check image processing. This allowed leading edge technology to improve customer service by providing faster statement turnaround, and quicker response to customer inquiries as it provided the branch network with far more advanced research and problem resolution capabilities. All this was done at no cost increase to the consumer.
   Another improvement was Bancorp and SSB's web site. The web site was simplified to provide faster downloading time and was reorganized for maximum efficiency and ease for the visitor. This site added several new services and provides consumers better means of communication to and from Bancorp and SSB.
   Looking ahead to 1998, SSB will carry out the most sweeping change by installing a new data processing system. This system will facilitate greater flexibility in all areas including, product and service offerings, faster and more convenient statement renderings, and increase our ability to respond to market conditions quickly. It will also allow SSB to introduce home banking, cash management and bill paying services. To implement this new system, the Bank is also upgrading local and wide area networks to meet the increased utilization that will be required with the new data processing system.
   As the Year 2000 issue continues to gain attention and concern, SSB has already been working on a Year 2000 plan that will ensure full compliance by December 31, 1998. This action will ensure our customers that this critical issue will not affect their accounts and banking needs.
   As with all companies, the road to technology is one that must be taken if a company plans to succeed in the next century.



The Information Systems Department, (left to right) Lynndel Bartulis, Barry Abramowitz and Kurt Heinrich, review the 1998 technology plan.



SSB home page: ssbonline.com

6  BANCORPCONNECTICUT, INC.

  COMMERCIAL LENDING

       IN FULL PARTNERSHIP WITH
       THE BUSINESSES WE SERVE

"We get to know our customers' unique business needs so that we can tailor a comprehensive commercial banking package to meet them."

We offer our business customers full-service commercial banking with a personal touch. Our customers benefit from our unwavering commitment to outstanding service.

TEAM APPROACH:
--------------
At SSB we take a team approach to commercial banking: a team made up of each customer and their SSB Community Business Banker. It is the ideal way for us to get to know our customers' unique business needs so that we can tailor a comprehensive commercial banking package to meet them. And to ensure that there is never a break in service, each SSB Community Banker is always backed by another member of our lending team, which provides maximum responsiveness and efficiency.

COMPREHENSIVE
-------------
COMMERCIAL
----------
BANKING SERVICES:
-----------------
SSB offers a full array of business services from Equipment Financing, Commercial Mortgages and Commercial Deposit Products to Payroll Services and Money Management products, including Investments and Employer/Employee Benefit Programs.

SMALL BUSINESS
--------------
BANKING:
--------
SSB recently formed a Small Business Banking Unit to focus on the special needs of smaller businesses. We offer, coordinate and process Small Business Administration (SBA) loans, Connecticut Development Authority Job Training, Connecticut Works Programs, among others. Our Small Business Specialists are here to enable small businesses to thrive in the competitive climate of the 1990's.

OUR LENDERS:
------------
Our lenders have extensive experience helping businesses to grow and prosper. They take the time to listen and understand their customers' businesses and with decisions made locally, customers have the assurance that they are made promptly by people who know their business and its distinctive needs. Our Commercial Lending Team is also committed to the communities that we serve, taking a leading role in many civic and charitable organizations.



Robert Morton, President and Chief Executive Officer, (left) visits with Patrick Baker, President and Founder of Patrick Baker and Sons, a worldwide distributor of religious goods and supplies.



Royal Machine Company owners, (left to right) John Ruscio and Joseph DeBattista, advise William Taylor of their business needs. Royal Machine is a national manufacturer of specialized tools.

                                                    BANCORPCONNECTICUT, INC.  7

  COMMUNITY

       INVESTING IN
       OUR COMMUNITY

"The community benefits not only from the generosity of the Bank but also from the time and dedication of our employees and Directors."

SSB is dedicated to the communities in which we serve. SSB continues to be one of the largest contributors to the United Way of Southington. The Bank's employees were the highest per capita givers in 1997 with SSB ranked at the highest leadership giving level for five consecutive years. In addition, the Bank also supports the United Way through yearly events, including sponsoring the "Week of Caring" which included a blood drive, a community collection and a scavenger hunt that brought United Way Agencies computers, furniture and much needed supplies.

   The Southington/Cheshire Community YMCAs also benefit from our community spirit. Programs such as the Camp Sloper Playscape Project; the Annual Community Support Campaign, which provides funding for The Y in the Afternoon Outreach Program, the Teen Center, Camp Sloper scholarships, Childcare Assistance, and Programming and Membership; and the YMCA's Blakeslee Society receive much needed financial support from SSB, its employees and directors.
   SSB has a strong affinity for the youth of our community. As well as having a one-of-its-kind, limited access training branch at Southington High School, the Bank is involved in school savings programs at many area elementary schools. The school system also receives contributions to help support athletic and musical programs, the Southington High School All Night Graduation Party, Playscape renovations, among many others.
   The Southington community benefits not only from the generosity of the Bank but also by the time and dedication of our employees and Directors. They are involved in organizations ranging from the Rotary Club, Bradley Memorial Hospital and the Employment Development Center to the Southington and other area Chambers of Commerce. Together they help make this community a better place to live.



SSB presents Janet Hayes (right), Executive Director of the United Way of Southington, with their contribution to the 1997 annual drive.



Children who benefit from the many YMCA programs.


8  BANCORPCONNECTICUT, INC.

BANCORP CONNECTICUT, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS

General
   On November 17, 1994, Southington Savings Bank completed a change in its corporate structure with the formation of its parent holding company, Bancorp Connecticut, Inc. (the "Corporation"). The holding company structure provides the Corporation with maximum flexibility in pursuing financial opportunities as they present themselves. Since Southington Savings Bank (the "Bank") is the sole subsidiary of the Corporation, the Corporation's earnings and financial condition are predicated almost entirely on the performance of the Bank.
   The Bank's results of operations depend primarily upon the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is significantly affected by the provision for loan losses, the fees it charges for its financial services, security gains and losses, administrative expenses, other real estate expenses and income taxes.

Investments
   On December 31, 1997, investment securities totaled $166,712,000 as compared to $149,612,000 at year end 1996, an increase of 11.4%. Favorable market conditions allowed the unrealized gains within the portfolio at year end to increase to $3,146,000 as compared to $732,000 at year end 1996.
   During 1997, management made the decision to transfer all held-to-maturity securities to the available-for-sale category. This transfer, which totaled $53,455,000 was made to allow the Bank to actively manage its portfolio for optimal returns on its investments.
   As part of the Bank's overall asset/liability strategy, its investments in mortgage-backed securities increased $21,086,000 from year end 1996. Approximately $15,000,000 of the growth came from a leveraging strategy and the remainder from a corresponding reduction in U.S. Government and agency securities. The increase in mortgage-backed securities provided a positive spread over the yields that could be attained on the U.S. Treasury and agency securities. The additional leverage was funded by an increase in various borrowing arrangements including term repurchase agreements.
   On December 31, 1997, approximately 71.2% or $44,000,000 of the marketable equities securities portfolio was comprised of money market preferred stocks. These securities are highly liquid, reprice every 49 days and are subject to the tax advantages of the Federal and state dividends received deductions.

   The following table sets forth the carrying amount of investment securities at the dates indicated:

                                                                                                    December 31,
                                                                                  --------------------------------------------
(in thousands)                                                                         1997               1996            1995
------------------------------------------------------------------------------------------------------------------------------
Held-to-maturity (at cost):
   United States Government and agency obligations                                 $     --           $ 22,651        $ 17,947
   Municipal bonds                                                                       --              3,252           3,022
   Mortgage-backed securities                                                            --             18,194           2,691
------------------------------------------------------------------------------------------------------------------------------
     Total held-to-maturity                                                        $     --           $ 44,097        $ 23,660
------------------------------------------------------------------------------------------------------------------------------
Available-for-sale  (at market) :
   United States Government and agency obligations                                 $ 27,617           $ 15,067        $ 23,110
   Municipal bonds                                                                    3,432                 --              --
   Capital trust preferreds                                                           4,052                 --              --
   Mortgage-backed securities                                                        65,496             26,216          39,265
   Marketable equity securities                                                      61,815             56,531          36,839
   Mutual funds                                                                       4,300              7,701           7,675
------------------------------------------------------------------------------------------------------------------------------
     Total available-for-sale                                                      $166,712           $105,515        $106,889
------------------------------------------------------------------------------------------------------------------------------

                                                    BANCORPCONNECTICUT, INC.  9

Loans
   On December 31, 1997, loans totaled $261,680,000 compared to $252,144,000 in 1996, an increase of 3.8%. During the year, loan growth was concentrated in the commercial and consumer loans categories. Commercial real estate mortgages increased $3,571,000 or 10% and represented approximately 15% of total loans. Consumer loans increased $8,485,000 or 21.5% primarily from the promotion of 10-year fixed rate home equity loans. Consumer loan growth was supplemented by the purchase of $4,097,000 in auto loans. On December 31, 1997, the consumer loan portfolio of $47,872,000 consisted of 69.4% of home equity loans and lines of credit, 17.4% automobile loans and 13.2% other consumer loans.


   At midyear 1997, management adopted the strategy of selling newly originated 30-year fixed rate residential mortgages into the secondary mortgage market with servicing released. Approximately, $1.7 million were sold in 1997 and as a result, the residential mortgage portfolio remained flat as compared to 1996. On December 31, 1997, the residential mortgage portfolio consisted of 39.2% of fixed rate mortgages and 60.8% of variable rate mortgage loans.
   At year end 1997, loans collateralized by residential real estate, including home equity loans and lines of credit, represent 64.1% of the total loan portfolio.


   The following table shows the Bank's loan distribution at the end of the last five years.

                                                                              December 31,
                                                  -----------------------------------------------------------------------------
(in thousands)                                       1997              1996              1995             1994            1993
-------------------------------------------------------------------------------------------------------------------------------
Residential real estate                           $134,494          $134,000          $132,566         $125,833        $123,722
Commercial real estate                              39,043            35,472            34,598           33,660          33,397
Real estate  construction                            3,003             6,234             2,463            2,233           2,513
Commercial                                          37,268            37,050            31,971           25,753          29,561
Consumer                                            47,872            39,388            35,556           33,063          24,944
-------------------------------------------------------------------------------------------------------------------------------
Total loans                                       $261,680          $252,144          $237,154         $220,542        $214,137
-------------------------------------------------------------------------------------------------------------------------------

   The following table shows the maturity and repricing of loans (excluding real estate mortgage and consumer loans outstanding) as of December 31, 1997. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.


                                                                                 Maturing or Repricing
                                                                      --------------------------------------------------------
                                                                      Within one   After one but       After five
(in thousands)                                                        year         within five years   years           Total
------------------------------------------------------------------------------------------------------------------------------
Real estate-- construction                                            $  1,874     $   631            $   498         $  3,003
Commercial                                                              28,380       5,444              3,444           37,268
------------------------------------------------------------------------------------------------------------------------------
   Total                                                              $ 30,254     $ 6,075            $ 3,942         $ 40,271
------------------------------------------------------------------------------------------------------------------------------

Loans maturing/repricing after one year with:
   Fixed interest rates                                                            $ 4,472            $ 3,329
   Variable interest rates                                                           1,603                613
------------------------------------------------------------------------------------------------------------------------------
   Total                                                                           $ 6,075            $ 3,942
------------------------------------------------------------------------------------------------------------------------------

Nonperforming Assets and Allowance for Loan Losses
   Nonperforming assets declined to $4,039,000 at year end 1997 as compared to $4,306,000 at year end 1996. Nonperforming loans decreased slightly to $2,861,000 or 1.1% of total loans as compared to $2,939,000 or 1.2% on December 31, 1996. Foreclosed real estate at year end 1997 declined to $1,178,000 from $1,367,000 at year end 1996 primarily from the sale of 5 lots of a 17-lot residential subdivision at a net gain of $143,000. At year end 1997, the unsold lots in the subdivision represent 42.3% of total foreclosed real estate.
   The Bank classifies loans as being in nonaccrual status when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 1997 on all nonaccrual loans under the original loan terms was approximately $335,000. Actual income collected on these loans was $201,000.
   Management reviews the loan portfolio on a quarterly basis to identify loans that are impaired. A loan is considered impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Generally, nonaccrual loans as well as classified loans past due greater than 60 days are reviewed for impairment as well as other loans that are monitored internally due to possible credit risk. Smaller-balance homogeneous loans which consist of residential

10  BANCORPCONNECTICUT, INC.

mortgages and consumer loans are evaluated collectively and reserves established based on historical loss experience. The measurement of impairment is based on the fair value of collateral for collateral-dependent loans or the present value of future cash flows for other loans. The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 1997:

Impaired Loans


                                                                                                 Basis of measurement
                                                                                     -------------------------------------------
                                                                                                     Present value
                                                                                     Fair value      of expected
(in thousands)                                                                       of collateral   future cash flow    Total
--------------------------------------------------------------------------------------------------------------------------------
Commercial real estate                                                               $1,243          $   --            $1,243
Commercial                                                                              756             127               883
--------------------------------------------------------------------------------------------------------------------------------
   Total impaired loans                                                              $1,999          $  127            $2,126
--------------------------------------------------------------------------------------------------------------------------------


Nonperforming Assets
                                                                                December 31,
---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                              1997              1996              1995             1994            1993
---------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans
   Residential real estate                          $1,988            $2,060            $3,650           $3,392          $5,244
   Commercial real estate                              258               337             1,134            1,465           1,646
   Commercial                                          387               306             1,062            1,030           1,136
   Consumer                                            228               236               410              340             396
---------------------------------------------------------------------------------------------------------------------------------
     Total nonaccrual loans                          2,861             2,939             6,256            6,227           8,422
Accruing loans past due 90 days or more                 --                --                --               --              --
---------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                       2,861             2,939             6,256            6,227           8,422
Foreclosed real estate                               1,178             1,367               872              641           1,002
---------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                     $4,039            $4,306            $7,128           $6,868          $9,424
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a
   percentage of total loans                          1.09%             1.17%             2.64%            2.82%           3.93%
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming assets as a
   percentage of total assets                          .91%             1.03%             1.86%            1.92%           2.87%
---------------------------------------------------------------------------------------------------------------------------------
Restructured loans in compliance with
   modified terms not included above                    --                --                --               --              --
---------------------------------------------------------------------------------------------------------------------------------

   The Bank also has $5,541,000 in real estate loans and $921,003 in other loans that are current or less than 90 days past due and not deemed impaired which are considered potential problem loans. A loan is considered a potential problem if the loan is risk rated "substandard," or "doubtful" in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problem loan status to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.
   The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 1997, the allowance was $5,306,000 or 185.5% of nonperforming loans as compared to $4,875,000 or 165.9% of nonperforming loans on December 31, 1996.

                                                   BANCORPCONNECTICUT, INC.  11

Allowance For Loan Losses

                                                                           Year Ended December 31,
                                                    -----------------------------------------------------------------------------
(dollars in thousands)                              1997              1996              1995             1994            1993
---------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                        $4,875            $  5,488          $  6,136         $6,447          $6,050
Charge-offs:
   Residential real estate                            (219)               (264)             (341)          (238)           (146)
   Commercial real estate                               --                (169)             (161)          (172)            (60)
   Commercial                                          (94)               (446)             (227)          (225)           (268)
   Consumer                                            (76)               (334)             (312)          (141)           (253)
---------------------------------------------------------------------------------------------------------------------------------
     Total                                            (389)             (1,213)           (1,041)          (776)           (727)
---------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Residential real estate                              14                   8                 2              1              --
   Commercial real estate                               18                  20                --              1              24
   Commercial                                           96                  51                98             89             104
   Consumer                                             92                  86               113            132             115
---------------------------------------------------------------------------------------------------------------------------------
     Total                                             220                 165               213            223             243
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                       (169)             (1,048)             (828)          (553)           (484)
Provision for loan losses                              600                 435               180            242             881
---------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                              $5,306            $  4,875          $  5,488         $6,136          $6,447
---------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to
    average loans outstanding                          .07%                .43%              .36%           .26%            .23%
---------------------------------------------------------------------------------------------------------------------------------

   The following table illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations.

Allocation of Allowance for Loan Losses

                         December 31,          December 31,          December 31,         December 31,         December 31,
                            1997                   1996                 1995                 1994                 1993
                     ---------------------------------------------------------------------------------------------------------------
                                Percent of           Percent of           Percent of           Percent of            Percent of
                                Loans to             Loans to             Loans to             Loans to              Loans to
(dollars in thousands) Amount   Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans   Amount  Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate $  652     51%       $  659    53%        $  367    56%        $  479    57%          $  665    57%
Commercial real estate     804     15           752    14            803    15          1,129    15            1,321    16
Real estate construction    38      1            83     2             35     1             33     1               78     1
Commercial               1,194     15         1,162    15          1,209    13          1,069    12            1,511    14
Consumer                   756     18           620    16            541    15            565    15              548    12
Unallocated              1,862     --         1,599    --          2,533    --          2,861    --            2,324    --
------------------------------------------------------------------------------------------------------------------------------------
                        $5,306    100%       $4,875   100%        $5,488   100%        $6,136   100%          $6,447   100%
------------------------------------------------------------------------------------------------------------------------------------

Deposits
   Total deposits increased $5,727,000 or 1.8% for 1997 as compared to 1996. The Bank's marketing efforts concentrated on the growth of transaction accounts including the introduction of a money fund checking account which pays a rate of interest indexed to comparable money market mutual funds. Based on the success of that product, NOW account deposits increased $9,934,000 or 66.4% for 1997 as compared to 1996. Also during 1997, noninterest-bearing demand deposits, which provide both a low cost of funding and a source of service fee income, increased $2,380,000 or 10.1% over year end 1996.
   Time certificates of deposit, which range from terms of 3 months to 5 years, declined $6,275,000 or 3.6% at year end 1997 as compared to 1996. On December 31, 1997, approximately 63.2% of the certificates of deposit either mature or reprice within one year. The Bank does not utilize brokered deposits as a funding source.

12  BANCORPCONNECTICUT, INC.

   The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table:

                                                                           Year Ended December 31,
                                                   ------------------------------------------------------------------------------
(dollars in thousands)                                      1997                        1996                        1995
---------------------------------------------------------------------------------------------------------------------------------
                                                     Amount      Rate             Amount     Rate             Amount    Rate
---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                  $  22,248   0.00%            $  19,662  0.00%            $  15,845 0.00%
NOW accounts                                            19,301   2.35                14,495  1.76                13,713 1.76
Regular savings                                         61,650   2.25                61,690  2.25                69,289 2.25
Money market savings                                    33,950   3.34                35,952  3.36                29,457 3.12
Certificates of deposit                                171,471   5.48               167,399  5.54               154,733 5.50
Club accounts                                              426   3.29                   420  3.33                   397 3.27
---------------------------------------------------------------------------------------------------------------------------------
   Total                                              $309,046                     $299,618                    $283,434
---------------------------------------------------------------------------------------------------------------------------------

   Maturities of time certificates of deposit in amounts of $100,000 or more outstanding at December 31, 1997 are summarized as follows:

(in thousands)                  Time Certificates of Deposit
------------------------------------------------------------
3 months or less                                    $  5,354
Over 3 months through 6 months                         2,043
Over 6 months through 12 months                        3,897
Over 12 months                                         5,460
------------------------------------------------------------
   Total                                             $16,754
------------------------------------------------------------

Borrowings
   Federal funds purchased and securities sold under agreements to repurchase increased $13,489,000 or 32.2% to $55,368,000 at year end 1997 as compared to 1996. Repurchase agreements involve the sale of securities to either broker/dealers or retail customers under agreements to repurchase the identical securities at a future date. The Bank uses broker/dealer repurchase agreements to fund specific investment securities transactions. Such repurchase agreements have maturities of up to 10 years, however, those with terms of 3 years or greater may be callable 2 years after issuance. Retail repurchase agreements are offered primarily to commercial customers as a method of providing collateral for large deposits of funds which exceed the maximum regulatory insurance coverage. As of December 31, 1997, broker/dealer repurchase agreements and retail repurchase agreements totaled $40,510,000 and $11,818,000, respectively (see Note 9).
   The Bank also uses the Federal Home Loan Bank of Boston as an alternative source of funds. Advances are used primarily to match certain loan originations and securities purchases as well as extending the maturities of interest-bearing liabilities within the Company's overall asset/liability management strategies. Federal Home Loan Bank advances totaled $20,630,000 at year end 1997 as compared to $21,000,000 at year end 1996.

Asset/Liability Management and Market Risk
   Management is continuously fine tuning the Bank's statement of condition to maximize net interest income while maintaining a level of interest rate risk that is prudent and manageable. Interest rate risk is the sensitivity of net interest income to fluctuations in interest rates over both short-term and long-term time horizons. The Bank's Board of Directors and management establishes overall policy and interest rate risk tolerance levels which are administered by the Bank's Asset/Liability Committee on a monthly basis. Interest rate risk is measured through the use of a static interest rate sensitivity report and a dynamic simulation model.
   The interest rate sensitivity report measures the difference between interest-earning assets that reprice or mature within various time horizons and interest-bearing liabilities that reprice or mature within the same time horizons. Assumptions are also developed for loan and mortgage-backed securities' principal prepayments based on the prepayment speeds of similar term loans and investments and an estimate, based on historical trends, that regular savings deposits will transfer to higher yielding deposits at an annual decay rate of 3.5%. To limit exposure to fluctuating interest rates, it is the policy of the Bank to maintain the difference (GAP) between interest rate-sensitive assets and interest rate-sensitive liabilities within a range of +/- 20% of total assets in the one year time frame. As of December 31, 1997, rate-sensitive liabilities exceeded rate-sensitive assets in a one year time frame by $15,918,000, or 3.8%, of total assets.
   Although the rate sensitivity analysis indicates how well matched maturing or repricing assets and liabilities are in a given time frame, it does not measure the asymmetrical movement of asset and liability yields. The Bank utilizes a "rate shock" simulation model to measure the potential change in net interest income due to an immediate increase or decrease in market interest rates of up to 200 basis points. Various assumptions regarding the type of yield curve, interest rate spreads by bank product and prepayments of loans and investments are built into the model. The following table indicates that the estimated percentage change in net interest income for the next 12 months from a change in interest rates of 200 basis points is within the 10% tolerance limit set by management.

                                                   BANCORPCONNECTICUT, INC.  13

  Change in Rate            % Change in Net Interest Income
-----------------------------------------------------------
         +200 bp                                     -2.35%
         -200 bp                                     +1.66%

   Due to the numerous assumptions built into the simulation model, actual results will differ from estimated results. Factors other than changes in interest rates could also impact net interest income. For example, the majority of the Bank's deposit base is composed of local retail customers who tend to be less sensitive to interest rate changes than other funding sources. In addition, the entry into the Bank's market place of additional competitors could cause loan yields to decline and deposit costs to rise.
   Both the rate sensitivity analysis and simulation model indicate that a rise in interest rates would negatively impact earnings. Strategies for maintaining risk limits may include, but are not limited to, the purchase and sale of loans, borrowing from the Federal Home Loan Bank of Boston, the purchase and sale of available-for-sale securities and a change in the composition of deposits. Although not utilized in 1997, interest rate swaps may be used to correct interest rate mismatches. Strategies utilized in 1997 include the sale of fixed rate 30-year mortgages, the addition of intermediate term fixed rate home equity and automobile loans and a lengthening of deposit liabilities through the promotion of 18-month and 2-year certificates of deposit and noninterest-bearing demand deposits. In addition, to increase net interest income, the Bank modestly leveraged its strong capital position by purchasing $15 million of mortgage-backed securities which were funded by repurchase agreements.
   The Bank maintains a trading account for the purpose of generating gains on short-term fluctuations of the market price of bond and equity securities designated as trading securities. The Bank's Board of Directors approves trading policy limits which include the type of securities which can be purchased as well as maximum size and maturity limits. In addition, they also establish monthly and quarterly net trading loss limits. If the monthly or quarter to date net trading loss exceeds the pre-determined loss limit, trading activity will cease and will not resume until the Board approves continuance.

Interest Rate Sensitivity


                                                                                    December 31, 1997
                                            ----------------------------------------------------------------------------------------
                                                 0-180    181-365
(dollars in thousands)                            days     days     1-2 years  2-3 years  3-4 years   4-5 years   5+ years    Total
------------------------------------------------------------------------------------------------------------------------------------
Assets subject to interest rate adjustment:
   Short-term investments                      $  2,112  $     --   $    --   $     --   $    --     $     --  $     --    $  2,112
   Investment securities                         49,813     2,844     7,763      8,627     6,930        3,924     88,905     168,806
   Adjustable rate mortgages                     34,474    39,570    18,982      7,362     7,562        7,244      4,447     119,641
   Fixed rate mortgages                           2,132     1,847     3,628      3,300     2,917        3,314     37,886      55,024
   Consumer and commercial loans                 45,539     5,840     4,301      4,092     5,689        5,401     16,154      87,016
------------------------------------------------------------------------------------------------------------------------------------
     Total rate-sensitive assets               $134,070  $ 50,101   $34,674   $ 23,381   $23,098     $ 19,883   $147,392    $432,599
------------------------------------------------------------------------------------------------------------------------------------
Liabilities subject to interest rate adjustment:
   NOW accounts                                $  8,703  $     --   $    --   $     --   $    --     $     --   $ 16,196    $ 24,899
   Regular savings                                1,116     1,116     2,232      2,204     2,190        2,190     50,818      61,866
   Federal funds purchased and
     repurchase agreements                       22,668     7,940     1,880      2,880        --       20,000         --      55,368
   Money market deposits                         33,895        --        --         --        --           --         --      33,895
   Time certificates of deposit                  68,678    38,227    40,645      9,054     5,811        6,550       $130     169,095
   Advances from FHLB                             4,000    12,000     3,800         --       830           --         --      20,630
   Mortgagors' escrow                             1,746        --        --         --        --           --         --       1,746
------------------------------------------------------------------------------------------------------------------------------------
     Total rate-sensitive liabilities          $140,806  $ 59,283   $48,557   $ 14,138   $ 8,831     $ 28,740   $ 67,144    $367,499
------------------------------------------------------------------------------------------------------------------------------------
   Excess (deficiency) of rate-sensitive assets
     over rate-sensitive liabilities           $ (6,736) $ (9,182) $(13,883)  $  9,243   $14,267     $ (8,857)  $ 80,248    $ 65,100
------------------------------------------------------------------------------------------------------------------------------------
   Cumulative excess (deficiency)              $ (6,736) $(15,918) $(29,801)  $(20,558)  $(6,291)    $(15,148)  $ 65,100
------------------------------------------------------------------------------------------------------------------------------------
   Cumulative rate-sensitive assets as a
     percentage of rate-sensitive liabilities      95.2%     92.0%     88.0%      92.2%     97.7%        95.0%     117.7%
   Cumulative excess (deficiency) as a
     percentage of total assets                    (1.6)%    (3.8)%    (7.1)%     (4.9)%    (1.5)%       (3.6)%     15.5%
------------------------------------------------------------------------------------------------------------------------------------
Excluding regular savings:
   Excess (deficiency) of rate-sensitive assets
     over rate-sensitive liabilities           $ (5,620) $ (8,066) $(11,651)  $ 11,447   $16,457     $ (6,667)  $131,066    $126,966
------------------------------------------------------------------------------------------------------------------------------------
   Cumulative excess (deficiency)              $ (5,620) $(13,686) $(25,337)  $(13,890)  $ 2,567     $ (4,100)  $126,966
------------------------------------------------------------------------------------------------------------------------------------
   Cumulative rate-sensitive assets as a
     percentage of rate-sensitive liabilities      96.0%     92.6%     88.4%      92.6%     98.1%        95.3%     118.1%
   Cumulative excess (deficiency) as a
     percentage of total assets                   (1.3)%     (3.3)%    (6.0)%     (3.3)%      .6%        (1.0)%     30.3%
------------------------------------------------------------------------------------------------------------------------------------

14  BANCORPCONNECTICUT, INC.

Liquidity and Capital Resources
   Liquidity represents the ability of the Bank to meet customer loan demands, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, reduction of its securities and income generated from operations.
   The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston (FHLB), of which it is a member. The Bank is eligible to borrow against its assets an amount not to exceed collateral as defined by the FHLB. As of December 31, 1997, qualified collateral totaled $106,294,000. The Bank's actual borrowings on that date were $20,630,000.
   As of December 31, 1997, the Corporation had liquid assets consisting of cash, Federal funds sold, money market preferred stock and unpledged U.S. Government and agency obligations of $66,132,000 or 14.9% of total assets which is within an acceptable level as established in the Corporation's policy. The Corporation also had additional marketable equity securities with a market value of $22,115,000 that could be converted to cash if necessary. On December 31, 1997, commitments to extend credit totaled $47,489,000.
   During 1997, the Bank completed an extensive analysis of its data processing systems and has committed, in 1998, to move its core processing system "in house" rather than continue the service bureau environment it has been operating on. The new system will improve operating efficiencies, enhance new product development and expand management reporting. The approximate cost of the new software and hardware, which includes the replacement of all teller terminals, is $1,560,000. This cost will be capitalized and depreciated over the useful lives of the equipment. The Bank estimates that the annual cost of operating the new core system internally will be approximately the same as the present outsourcing arrangement.
   The Bank has also filed to open a new branch in Wallingford, Connecticut during 1998. The Bank has allocated $100,000 for leasehold improvements on the intended site. The new branch is not expected to be profitable in its first year of operation.
   The Corporation has committed to the creation of an auto financing subsidiary in 1998. The Corporation's investment in the subsidiary is estimated at $200,000.
   The Corporation's improvement in earnings during 1997 led to an increase in dividend payments to shareholders. Dividends paid in 1997 totaled $2,355,000 or $.46 per share as compared to $1,991,000 or $.37 per share in 1996 which reflects an adjustment per share for a six-for-five stock split on June 19, 1996, and a two-for-one stock split on December 1, 1997. Both splits were effected in the form of a stock dividend. See Note 10 to the Consolidated Financial Statements for a description of the applicable restrictions on the Corporation's ability to pay dividends.
   In August 1997, the Corporation's 18-month stock repurchase plan of up to 15% of its outstanding common stock terminated. The Corporation repurchased 519,498 shares at a cost of $5,744,000.

   Shareholders' equity at year end increased to $46,947,000 as compared to $42,731,000 as of the prior year end. Under regulatory definitions, an institution is considered "well capitalized" (the highest rating) if its leverage capital ratio is 5% or higher, its tier one risk-based capital ratio is 6% or higher and its total risk-based capital ratio is 10% or higher. On December 31, 1997, the Corporation had a leverage capital ratio of 10.4%, a tier one risk-based capital ratio of 15.9% and a total risk-based capital ratio of 17.2% as compared to 10.3%, 15.2% and 16.4%, respectively, for 1996.

Year 2000
   An issue impacting all organizations is to ensure that application software and operating systems will correctly process information in the Year 2000. Management has developed a plan to assess Year 2000 risks and implement the changes necessary to ensure that business operations will function properly in Year 2000 and beyond. This includes a review of relationships with outside vendors and suppliers. The target date for the Corporation to be fully Year 2000 compliant is December 31, 1998.
   In 1998, the Corporation will bring its core data processing system "in house" rather than continue to outsource the function to a service bureau. The primary reason for the change is improved operating efficiencies, information reporting and product enhancement. An additional benefit of the change is that the system is already Year 2000 compliant. Other than the cost of the hardware and software as discussed above ("see Liquidity and Capital Resources"), the Corporation does not anticipate any additional material expenses to become Year 2000 compliant.

Comparisons of Years Ended December 31, 1997 and 1996

Overall
   For 1997, the Corporation had net income of $5,896,000 as compared to $5,024,000 in 1996, an increase of 17.4%. The increase was primarily due to higher net interest income and net securities gains and to a lesser extent, tight expense control. 1997 net income represents an annualized return on average assets of 1.39% as compared to 1.26% for 1996. Return on average equity for 1997 rose to 13.48% from 11.69% for 1996.

Interest Income
   Interest income increased $1,996,000 or 6.7% to $31,923,000 in 1997 as compared to $29,927,000 in 1996. The increase is primarily attributed to a 5.9% increase in average interest-earning assets. In addition, higher returns on taxable investment securities caused the tax equivalent yield on total interest-earning assets to rise to 8.06% for 1997 as compared to 7.99% for 1996.

Interest Expense
   Interest expense increased $1,053,000 or 6.94% to $16,227,000 in 1997 as compared to $15,173,000 for 1996. The primary reason for the rise in interest expense was a 5.9% increase in interest-bearing liabilities. In addition, a greater

                                                  BANCORPCONNECTICUT, INC.  15
utilization of repurchase agreements and FHLB borrowings as a funding source caused the cost of funds to rise slightly to 4.56% for 1997 as compared to 4.51% for 1996.

Net Interest Income
   Net interest income increased $943,000 or 6.4% in 1997 as compared to 1996. The tax equivalent net interest margin for 1997 was 4.14%, a slight increase from 4.10% in 1996.

Provision for Loan Losses
   The provision for loan losses for 1997 was $600,000 as compared to $435,000 in 1996, an increase of 37.9%. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current market conditions and the level of the allowance for loan losses as compared to nonperforming loans. The increase in the provision for 1997 was primarily generated by a rise in nonperforming loans from $2,939,000 at December 31, 1996 to $4,149,000 at June 30, 1997. Management's success in reducing problem loans, particularly in the fourth quarter of 1997, resulted in a decline of nonperforming loans at year end 1997 to $2,861,000, or 1.09% of total loans, as compared to 1.17% at year end 1996. Net charge-offs for 1997 declined to $169,000 as compared to $1,048,000 for 1996. As of December 31, 1997, the ratio of loan loss reserves to nonperforming loans totaled 185.5% compared to 165.9% for year end 1996.

Other Income
   Noninterest income increased $618,000 or 36.7% to $2,303,000 in 1997 as compared to $1,685,000 for 1996. The increase was primarily the result of a $495,000 or 144% increase in investment securities gains and an $83,000 or 400% increase in trading securities gains. A larger volume of investment securities as well as favorable market conditions both contributed to the higher volume of realized securities gains. A higher volume of assets under management, also resulted in trust fees increasing $30,000 or 6.5% from the prior year. Brokerage fees increased $87,000 or 160.5% for 1997 as compared to 1996 due to improved sales.

Other Expenses
   Noninterest expenses increased a modest $103,000 or 1.2% for 1997 as compared to 1996. Salaries and benefits rose $188,000 or 4.1% primarily from normal annual merit raises and an increase in incentive compensation related to the Corporation's improved performance. Advertising expense increased $50,000 or 15.6% primarily from the promotion of the new money fund checking product introduced during 1997. Data processing costs increased $50,000 or 8.0% primarily from expanded services requested from the Corporation's computer servicer. Noninterest expenses were favorably impacted in 1997 by a $138,000 or 74.4% reduction in foreclosed real estate expenses from 1996, resulting from a smaller volume of properties under management and gains on the sales of "OREO" properties. Legal expenses in 1997 also declined $115,000 or 42.4% primarily from lower costs incurred in administering nonperforming assets in 1997. In addition, legal expenses for 1996 were higher due to the settlement of a lawsuit.

Income Taxes
   The provision for income taxes increased to $2,803,000 for 1997 as compared to $2,381,000 for 1996. The increase was primarily due to the generation of income before taxes of $8,698,000 in 1997 as compared to $7,405,000 earned in 1996. The effective income tax rate for 1997 and 1996 was 32.2% and is lower than the expected statutory rate due to the Federal and state dividends received deduction.
   As of December 31, 1997, the Corporation had a total deferred tax asset of $1,512,000 which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Corporation's available-for-sale investment portfolio totaled $1,267,000. The change in this component directly impacts shareholders' equity. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,779,000. The change in this component directly impacts earnings. As of year end, the Corporation has recorded no valuation allowance against deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period and sufficient future earnings during the carryforward period. For state income tax purposes, the carryback of net losses to prior years is not allowed and the basis for recording no valuation allowance is anticipated sufficient future taxable income during the carryforward period. The Corporation is confident that future taxable income will be sufficient to use the deferred tax assets based upon its budget projections for future periods.

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

Interest Income
   Interest income increased $2,407,000 or 8.7% to $29,927,000 in 1996 as compared to $27,520,000 earned in 1995. The increase can be attributed to an 8.0% increase in average earning assets, as well as an increase in the tax equivalent yield on earning assets from 7.92% in 1995 to 7.99% in 1996. The increase in the yield is primarily due to the repricing of adjustable rate mortgages at higher rates during 1996 as compared to 1995.

16  BANCORPCONNECTICUT, INC.

Interest Expense
   Interest expense increased $1,549,000 or 11.4% to $15,173,000 in 1996 as compared to $13,624,000 in 1995. The primary reason for the rise in interest expense was an 8.3% increase in average interest-bearing liabilities. In addition, a slight rise in interest rates during the early part of 1996 caused the cost of funds to increase to 4.51% in 1996 from 4.39% in 1995. Interest expense also increased as deposits shifted from savings accounts to higher yielding money market accounts and time certificates of deposit and the level of borrowed funds increased from year to year.

Net Interest Income
   Net interest income increased $858,000 or 6.2% in 1996 as compared to 1995. The tax equivalent net interest margin for 1996 was 4.10%, a slight decline from 4.15% in 1995.

Provision for Loan Losses
   The provision for loan losses for 1996 was $435,000 as compared to $180,000 in 1995. Management determines the provision based upon an evaluation of the credit risk associated with the portfolio and current market conditions as well as the level of the allowance for loan losses compared to nonperforming loans. Net charge-offs for 1996 increased to $1,047,000 compared to $829,000 for 1995. Of the total charge-offs in 1996 and 1995, $415,000 and $352,000, respectively, relates to the reduction in fair value of the underlying collateral and past due taxes of one group of loans which had been in litigation since 1992.

Other Income
   Noninterest income increased $441,000 to $1,685,000 for 1996 as compared to $1,244,000 for 1995. The increase was primarily the result of a $194,000 increase in securities gains as well as a $105,000 increase in trust fees due to a higher volume of assets under management during 1996 as compared to 1995. In addition, net trading account gains of $21,000 in 1996 compared favorably to losses of $14,000 in 1995. Other contributions to the increase in other income include a higher volume of sales of Savings Bank Life Insurance ("SBLI") and increased brokerage activity.

Other Expenses
   Noninterest expenses decreased $27,000 or 0.3% for 1996 as compared to 1995. The primary reason for the decrease was a reduction in premiums assessed by the Federal Deposit Insurance Corporation ("FDIC") which resulted in a decrease in expense of $326,000 when comparing 1996 to 1995. In addition, the Corporation adopted Financial Accounting Standard No. 121, "Accounting for the Impairment of Long Lived Assets," in 1995 which resulted in a $281,000 writedown of the carrying amount of certain Company premises to fair value. A partial offset to these expense reductions was a rise in salaries and benefits of $353,000 or 8.3% for 1996 as compared to the prior year due to normal compensation increases of approximately 4%, additional employees in managerial positions, and an increase in incentive compensation in relation to the Bank's improved performance.

Income Taxes
   The provision for income taxes increased to $2,381,000 for 1996 as compared to $2,038,000 for 1995. The increase was primarily due to the generation of income before taxes of $7,405,000 in 1996 as compared to $6,334,000 earned in 1995. The effective income tax rate for 1996 and 1995 was 32.2% and is lower than the expected statutory rate due to the Federal and state dividends received deduction.
   As of December 31, 1996, the Corporation had a total deferred tax asset of $2,196,000 which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Corporation's available-for-sale investment portfolio totaled $352,000, the change of which has an impact on shareholders' equity. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,548,000.

Impact of Inflation
   The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurements of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time and due to inflation. Virtually, all assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Inflation, however, may impact a creditor's ability to service debt if the loan is variable in nature or if the creditor's income stream were to be adversely affected due to inflationary cycles. In addition, the effects of deflation on real estate values in Connecticut have a negative impact on a creditor's ability to recover the principal amount loaned on properties subsequently foreclosed upon. The impact of inflationary/deflationary pressures are considered in the Bank's allowance for loan losses. See "Non-performing Assets and Allowance for Loan Losses."

Accounting Pronouncements

   In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all prior years presented. The adoption of SFAS No. 130 is expected to

                                                   BANCORPCONNECTICUT, INC.  17
impact the presentation of financial
information only. SFAS No. 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS No. 131 is expected to impact the way the Corporation reports information about its operating segments but specific determination has not yet been made as to how this will be implemented. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits"("SFAS No. 132"), which revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement of recognition of those plans. SFAS No. 132 is effective for years beginning after December 15, 1997. The adoption of SFAS No. 132 is only expected to impact the presentation of financial information.

Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential

                                                                    Year ended December 31,
                                       ---------------------------------------------------------------------------------------------
(dollars in thousands)                          1997                          1996                        1995
------------------------------------------------------------------------------------------------------------------------------------
                                          Average            Yield/      Average            Yield/     Average           Yield/
                                          Balance   Interest Rate(c)     Balance   Interest Rate (c)   Balance   InterestRate (c)
Assets
Interest-earning assets:
   Loans (a)(b)                           $256,929  $22,274  8.67%       $244,298  $21,123  8.65%      $226,335  $19,238 8.50%
   Taxable investment securities
     (at cost) (c)                         146,263   10,469  7.16         135,457    9,461  6.98        126,188    8,814 6.98
   Municipal bonds (c)                       3,287      232  7.06           3,150      226  7.17          2,882      209 7.25
   Federal funds sold                        3,859      207  5.36           4,616      240  5.20          3,421      199 5.82
   Other interest-earning assets             2,917      136  4.66           2,648      131  4.95          2,364      139 5.88
-----------------------------------------------------------            -------------------           -------------------
Total interest-earning assets              413,255   33,318  8.06         390,169   31,181  7.99        361,190   28,599 7.92
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                   9,951                          9,697                         6,385
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                              $423,206                       $399,866                      $367,575
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Equity
Interest-bearing liabilities:
   NOW and savings deposits               $114,901    2,975  2.59%       $112,137    2,850  2.54%      $112,459    2,716 2.42%
   Time deposits                           171,897    9,357  5.44         167,819    9,293  5.54        155,130    8,518 5.49
   Mortgagors' escrow                        1,092       32  2.93           1,078       32  2.97          1,054       27 2.56
   FHLB of Boston advances                  24,805    1,491  6.01          18,097    1,029  5.69         14,398      771 5.35
   Federal funds purchased and
     securities sold under
     agreements to repurchase               43,244    2,371  5.48          37,124    1,969  5.30         27,575    1,592 5.77
-----------------------------------------------------------             ------------------            ------------------
Total interest-bearing liabilities         355,939   16,226  4.56         336,255   15,173  4.51        310,616   13,624 4.39
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                          22,248                         19,662                        15,845
   Other                                     1,278                          1,109                           870
Shareholders' equity                        43,741                         42,840                        40,244
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Shareholders' Equity                   $423,206                       $399,866                      $367,575
------------------------------------------------------------------------------------------------------------------------------------
Net interest income before
   Federal tax equivalent adjustment                 17,092                         16,008                        14,975
Federal tax equivalent adjustment                    (1,396)                        (1,254)                       (1,079)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $15,696                        $14,754                       $13,896
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread (tax equivalent basis)                   3.50%                          3.48%                        3.53%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin (tax equivalent basis)                   4.14%                          4.10%                        4.15%
------------------------------------------------------------------------------------------------------------------------------------

(a)  Nonaccruing loans are included in the average loans balance outstanding.

(b)  Included  in  interest  income  are loan  fees of  $387,060,  $379,218  and
     $302,769  for  the  years  ended   December   31,  1997,   1996  and  1995,
     respectively.

(c) Yields/Rates are calculated on a tax equivalent basis based on statutory Federal and state tax rates. The tax equivalent adjustment (increase) to net interest income was $1,396,000, $1,254,000 and $1,079,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


18  BANCORPCONNECTICUT, INC.

Net Interest Income; Rate/Volume Analysis

                                                            1997 Compared to 1996              1996 Compared to 1995
                                                         Increase (Decrease) Due to         Increase (Decrease) Due to
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                              Volume      Rate Net (1)              Volume      Rate Net (1)
------------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
   Loans                                                    $1,095      $  56     $1,151        $1,548      $ 337      $1,885
   Taxable investment securities                               769        239      1,008           647         --         647
   Municipal bonds                                              10         (4)         6            19         (2)         17
   Federal funds sold                                          (40)         7        (33)           64        (23)         41
   Other interest-earning assets                                13         (8)         5            16        (24)         (8)
------------------------------------------------------------------------------------------------------------------------------------
                                                             1,847        290      2,137         2,294        288       2,582
------------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
   NOW and savings deposits                                     71         54        125            (8)       142         134
   Time deposits                                               224       (160)        64           702         73         775
   Mortgagors' escrow deposits                                  --         --         --             1          4           5
   FHLB of Boston advances and other borrowings                400         62        462           208         50         258
   Federal funds purchased and securities
     sold under agreements to repurchase                       334         68        402           515       (138)        377
------------------------------------------------------------------------------------------------------------------------------------
                                                             1,029         24      1,053         1,418        131       1,549
------------------------------------------------------------------------------------------------------------------------------------
Change in net interest income                               $  818      $ 266     $1,084        $  876      $ 157      $1,033
------------------------------------------------------------------------------------------------------------------------------------

(1) The change in interest income due to both tax equivalent rate and volume has been allocated to volume and tax equivalent rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Bancorp Connecticut, Inc.:

   We have audited the accompanying consolidated statements of condition of Bancorp Connecticut, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bancorp Connecticut, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.
   As discussed in Note 1 to the consolidated financial statements the Corporation changed its method of accounting for long-lived assets in 1995.

Coopers & Lybrand L.L.P.

Hartford, Connecticut
January 22, 1998

                                                   BANCORPCONNECTICUT, INC.  19

BANCORP CONNECTICUT, INC.
CONSOLIDATED STATEMENTS OF CONDITION


                                                                                                             December 31,
                                                                                               ------------------------------------
                                                                                                        1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                                                                              $  7,370,448  $  8,454,570
   Federal funds sold                                                                                      1,500,000       700,000
-----------------------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents                                                                             8,870,448     9,154,570
-----------------------------------------------------------------------------------------------------------------------------------
   Securities available-for-sale (at market value)                                                       166,711,703   105,514,806
   Securities held-to-maturity (market value: 1996-- $43,973,649)                                                 --    44,096,667
   Trading account securities                                                                                612,444     2,429,765
   Federal Home Loan Bank stock                                                                            2,094,400     2,039,700
   Loans                                                                                                 261,680,153   252,144,314
   Less:
     Deferred loan fees                                                                                     (949,694)     (995,049)
     Allowance for loan losses                                                                            (5,306,096)   (4,875,308)
-----------------------------------------------------------------------------------------------------------------------------------
       Net loans                                                                                         255,424,363   246,273,957
-----------------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                                                  3,151,052     3,083,859
   Accrued income receivable                                                                               2,759,537     2,716,624
   Foreclosed real estate, net                                                                             1,178,418     1,367,303
   Deferred taxes                                                                                          1,511,908     2,196,226
   Other assets                                                                                              710,674       524,555
-----------------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                                     $443,024,947  $419,398,032
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Liabilities:
   Deposits                                                                                             $315,553,643  $309,826,725
   Advances from Federal Home Loan Bank of Boston                                                         20,630,000    21,000,000
   Federal funds purchased and securities sold under agreements to repurchase                             55,368,188    41,878,710
   Mortgagors' escrow accounts                                                                             1,745,502     1,687,087
   Accrued taxes, expenses and other liabilities                                                           2,780,885     2,274,390
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         396,078,218   376,666,912
-----------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
   Preferred stock, no par value: authorized 1,000,000
     shares; none issued and outstanding                                                                          --            --
   Common stock, $1.00 par value: authorized 7,000,000 shares;
     issued 5,611,586 shares at December 31, 1997 and
     2,768,149 shares at December 31, 1996                                                                 5,611,586     2,768,149
   Additional paid-in capital                                                                             17,050,743    19,189,194
   Retained earnings                                                                                      28,149,253    24,608,695
   Unrealized gain on securities available-for-sale, net of tax                                            1,879,209       503,880
   Treasury stock, at cost; 519,498 shares at
     December 31, 1997 and 197,552 shares at December 31, 1996                                            (5,744,062)   (4,338,798)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          46,946,729    42,731,120
-----------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                                       $443,024,947  $419,398,032
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

20  BANCORPCONNECTICUT, INC.

BANCORP CONNECTICUT, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                                            For the Years Ended December 31,
                                                                                ---------------------------------------------------
                                                                                          1997             1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest on loans, including fees                                                   $22,273,610      $21,123,152     $19,238,504
-----------------------------------------------------------------------------------------------------------------------------------
   Interest and dividends on investment securities:
     Interest income                                                                     6,128,089        5,627,447       5,515,895
     Dividend income                                                                     3,147,380        2,779,739       2,415,212
     Interest on trading account                                                            30,405           25,824          12,579
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         9,305,874        8,433,010       7,943,686
-----------------------------------------------------------------------------------------------------------------------------------
   Interest on Federal funds sold                                                          207,034          240,231         199,100
   Other interest and dividends                                                            136,310          130,697         138,883
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                          31,922,828       29,927,090      27,520,173
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings deposits                                                                      2,553,314        2,628,068       2,502,088
   Time deposits                                                                         9,356,542        9,292,756       8,518,244
   NOW accounts                                                                            454,367          254,754         240,806
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        12,364,223       12,175,578      11,261,138
   Interest on borrowed money                                                            3,862,354        2,997,846       2,363,220
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                                         16,226,577       15,173,424      13,624,358
-----------------------------------------------------------------------------------------------------------------------------------
         Net interest income                                                            15,696,251       14,753,666      13,895,815
Provision for loan losses                                                                  600,000          435,000         180,000
-----------------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses                            15,096,251       14,318,666      13,715,815
-----------------------------------------------------------------------------------------------------------------------------------
Other income:
   Net securities gains                                                                    838,634          343,730         150,226
   Net trading account gains (losses)                                                      103,776           20,754         (14,005)
   Trust fees                                                                              487,377          457,732         352,969
   Service charges on deposit accounts                                                     555,020          534,005         515,901
   Other                                                                                   318,637          329,025         238,513
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         2,303,444        1,685,246       1,243,604
-----------------------------------------------------------------------------------------------------------------------------------
Other expenses:
   Salaries and employee benefits                                                        4,788,534        4,601,019       4,247,720
   Occupancy expense, net                                                                  528,724          518,026         497,887
   Furniture and equipment expense                                                         388,008          349,178         319,148
   Data processing expense                                                                 682,099          631,744         590,040
   FDIC assessments                                                                         38,155            2,000         328,346
   Legal expense                                                                           156,903          272,331         232,090
   Foreclosed real estate provision and expense, net                                        47,462          185,320         189,863
   Advertising expense                                                                     368,340          318,646         297,803
   Other                                                                                 1,703,008        1,720,444       1,922,815
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         8,701,233        8,598,708       8,625,712
-----------------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                                                      8,698,462        7,405,204       6,333,707
Provision for income taxes                                                               2,802,511        2,380,841       2,038,080
-----------------------------------------------------------------------------------------------------------------------------------
         Net income                                                                    $ 5,895,951      $ 5,024,363     $ 4,295,627
-----------------------------------------------------------------------------------------------------------------------------------
Per share data:
   Basic earnings per share                                                                  $1.16            $0.94           $0.79
-----------------------------------------------------------------------------------------------------------------------------------
   Diluted earnings per share                                                                $1.08            $0.89           $0.77
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                                                   BANCORPCONNECTICUT, INC.  21

BANCORP CONNECTICUT, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                              For the Years Ended December 31, 1997, 1996 and 1995
                                               ------------------------------------------------------------------------------------
                                                                                                     Net
                                                                                              Unrealized
                                                                                              Gain (Loss)
                                                             Additional                    on Securities                     Total
                                                  Common        Paid-In        Retained       Available-   Treasury  Shareholders'
                                                   Stock        Capital        Earnings         for-Sale      Stock         Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1994                $ 2,247,873   $18,703,898    $18,869,933    $(2,464,933)   $       --   $37,356,771
   Net income                                           --            --      4,295,627             --            --     4,295,627
   Stock options exercised                          15,440       118,575             --             --            --       134,015
   Cash dividends declared --
     $0.295 per share                                   --            --     (1,589,837)            --            --    (1,589,837)
   Decrease in net unrealized loss on
     securities available-for-sale                      --            --             --      2,973,493            --     2,973,493
   Tax benefits related to common stock
     option exercises and restricted stock              --        39,500             --             --            --        39,500
-----------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1995                  2,263,313    18,861,973     21,575,723        508,560            --    43,209,569
   Net income                                           --            --      5,024,363             --            --     5,024,363
   Stock options exercised                          63,046       503,748             --             --            --       566,794
   Cash dividends declared --
     $0.37 per share                                    --            --     (1,991,391)            --            --    (1,991,391)
   6-for-5 stock split effected in the form
     of a stock dividend                           441,790      (441,790)            --             --            --            --
   Treasury stock purchased                             --            --             --             --    (4,338,798)   (4,338,798)
   Decrease in net unrealized gain on
     securities available-for-sale                      --            --             --         (4,680)           --        (4,680)
   Tax benefits related to common stock
     option exercises and restricted stock              --       265,263             --             --            --       265,263
-----------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1996                  2,768,149    19,189,194     24,608,695        503,880    (4,338,798)   42,731,120
   Net income                                           --            --      5,895,951             --            --     5,895,951
   Stock options exercised                          40,560       474,434             --             --            --       514,994
   Cash dividends declared --
     $0.4625 per share                                  --            --     (2,355,393)            --            --    (2,355,393)
   2-for-1 stock split effected in the form
     of a stock dividend                         2,802,877    (2,802,877)            --             --            --            --
   Treasury stock purchased                             --            --             --             --    (1,405,264)   (1,405,264)
   Increase in unrealized gain on
     securities available-for-sale                      --            --             --      1,375,329            --     1,375,329
   Tax benefits related to common stock
     option exercises and restricted stock              --       189,992             --             --            --       189,992
-----------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1997                $ 5,611,586   $17,050,743    $28,149,253    $ 1,879,209   $(5,744,062)  $46,946,729
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

22  BANCORPCONNECTICUT, INC.

BANCORP CONNECTICUT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          For the Years Ended December 31,
                                                                               ---------------------------------------------------
                                                                                       1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                          $  5,895,951   $  5,024,363  $  4,295,627
----------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash provided by operating activities:
       Deferred income tax provision (credit)                                              (231,114)       232,147      (105,848)
       Write-down of premises and equipment                                                  13,690             --       281,417
       Net accretion and amortization of bond premiums and discounts                         78,087        123,801      (385,536)
       Provision for loan losses                                                            600,000        435,000       180,000
       Provision for foreclosed real estate losses                                          139,687        201,730       120,404
       Gain on sale of foreclosed real estate                                              (195,697)      (175,323)      (45,922)
       Gain on sale of loans                                                                (41,724)       (15,762)           --
       Amortization of deferred loan points                                                (139,328)      (177,448)     (127,177)
       Realized investment security and trading account gains                              (942,410)      (364,485)     (136,221)
       Depreciation expense                                                                 453,811        457,818       392,963
       Decrease (increase) in trading account                                             1,921,097     (2,018,535)     (390,476)
       Increase in accrued income receivable                                                (42,913)      (196,419)     (311,626)
       Increase in other assets                                                            (225,876)       (60,645)     (103,542)
       Addition of mortgage servicing rights                                                     --        (27,783)           --
       Increase in accrued expenses payable and other liabilities                           696,487        477,644       461,697
----------------------------------------------------------------------------------------------------------------------------------
         Total adjustments                                                                2,083,797     (1,108,260)     (169,867)
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                        7,979,748      3,916,103     4,125,760
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Purchases of securities held-to-maturity                                             (19,495,531)   (26,496,387)  (15,402,231)
   Purchases of securities available-for-sale                                           (76,217,966)   (45,396,922)  (34,872,521)
   Proceeds from sales of securities available-for-sale                                  50,352,816     24,642,498    22,221,950
   Proceeds from maturities of securities                                                23,759,233     18,000,000    21,500,000
   Paydowns on mortgage-backed securities                                                 7,552,526     10,400,772     5,980,517
   Purchases of Federal Home Loan Bank stock                                                (54,700)       (61,400)           --
   Proceeds from sale of loans                                                            1,653,217      3,620,834            --
   Net increase in loans                                                                (11,693,004)   (22,067,707)  (18,699,522)
   Purchases of premises and equipment, net                                                (494,937)      (114,128)     (390,400)
   Proceeds from sales of foreclosed real estate, net                                       715,328      2,116,117     1,091,741
----------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                          (23,923,018)   (35,356,323)  (18,570,466)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net (decrease) increase in time deposits                                              (6,276,948)    14,671,325    19,688,059
   Net increase (decrease) in other deposits                                             12,003,866        320,310    (4,244,684)
   Net increase in mortgagors' escrow                                                        58,415         33,622       187,566
   Proceeds from borrowings                                                              35,351,000     42,028,000    14,602,000
   Repayment of borrowings                                                              (35,721,000)   (41,018,000)  (16,911,000)
   Net increase in Federal funds purchased and
     repurchase agreements                                                               13,489,478     19,651,222     7,200,385
   Proceeds from exercise of stock options                                                  514,994        566,794       134,015
   Repurchase of common stock                                                            (1,405,264)    (4,338,798)           --
   Cash dividends paid                                                                   (2,355,393)    (1,991,391)   (1,589,837)
----------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                       15,659,148     29,923,084    19,066,504
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                       (284,122)    (1,517,136)    4,621,798
Cash and cash equivalents at beginning of year                                            9,154,570     10,671,706     6,049,908
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $  8,870,448   $  9,154,570  $ 10,671,706
----------------------------------------------------------------------------------------------------------------------------------
Noncash investing and financing activities:
   Change in net unrealized loss on securities available-for-sale, net of $915,432, $3,266 and $2,019,915 of deferred taxes in
     1997, 1996 and 1995, respectively                                                 $  1,375,329   $     (4,680) $  2,973,493
   Transfer of loans to foreclosed real estate                                              682,333      3,259,676     1,397,575
   Transfer of held-to-maturity securities to available-for-sale securities              53,454,786             --            --


The accompanying notes are an integral part of the financial statements.

BANCORPCONNECTICUT, INC.  23

BANCORP CONNECTICUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Principles of Consolidation
   The consolidated financial statements of Bancorp Connecticut, Inc. (the "Corporation") include the accounts of its wholly-owned subsidiary, Southington Savings Bank (the "Bank"). The Bank operates four branches and a mortgage lending center in Southington, Connecticut. The Bank's primary source of revenue is providing loans to customers, who are either small and middle-market businesses or individuals. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation
   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of condition, and revenues and expenses for the period. Actual results could differ significantly from those estimates.
   Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of investments and the determination of the allowance for loan losses and valuation of real estate acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties. A substantial portion of the Bank's loans are collateralized by real estate in Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is particularly susceptible to changes in market conditions in Connecticut.
   Management believes that the allowance for loan losses and valuation of foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or write-downs may be necessary based on changes in economic conditions, particularly in Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional write-downs on foreclosed real estate based on their judgments of information available to them at the time of their examination.

Investments

   Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities are reported, net of tax, as a separate component of shareholders' equity. The Corporation classifies a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

Interest and Fees on Loans
   Interest on loans is included in income monthly as earned based on rates applied to principal amounts outstanding, except that interest on loans 90 or more days past due or impaired loans is not recognized as income until received. Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield over the life of the loan or taken into income when the related loan is sold.

Loans and Allowance for Loan Losses
   Loans are stated at principal balance and are net of unearned interest income.
   Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged against income. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.
   Management considers a loan impaired if, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. The measurement of impaired loans and the related allowance for loan losses is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.
   In May 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65" ("FAS 122"), which the Corporation adopted on January 1, 1996. FAS 122 amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," to provide that a mortgage banking enterprise recognize, as separate assets, rights to service mortgage loans for others, however those servicing rights are acquired. It also requires the Corporation to assess its capitalized mortgage servicing rights for impairment, based on the fair value of those rights.

24  BANCORPCONNECTICUT, INC.

   FAS 122 requires that a portion of the cost of originating a mortgage loan that is sold with servicing rights retained be allocated to the mortgage servicing right, based on its fair value relative to the loan as a whole. To determine the fair value of the servicing rights, the Corporation uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. Certain assumptions, such as estimates of the cost of servicing per loan, discount rate, and prepayment were used in the calculation which was done on an aggregate loan basis.
   Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.
   FAS 122 also requires a periodic assessment of the fair value of mortgage servicing rights. In determining fair value, the servicing rights are disaggregated into the predominant risk characteristics, which are currently loan type and interest rate. These segments are then valued using the same model used to originally determine the fair value at origination, using current assumptions. The new value is then compared to the book value to determine if a reserve for impairment is required.
   The impact of adopting FAS 122 was capitalization of $27,783 in mortgage servicing rights.
   Effective January 1, 1997, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Serving of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishing of liabilities occurring after December 31, 1996, on a prospective basis. The adoption of this standard did not have an effect on the Corporation's financial condition or its results of operations.

Premises and Equipment
   Premises and equipment are stated at cost, less accumulated depreciation, computed on the straight-line and declining-balance methods at rates based on estimated useful lives of the assets.
   Effective December 31, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. As a result of adoption, an impairment write-down of $281,417 was included in non-interest expense as of December 31, 1995. The impairment amount was determined by comparing the carrying value of certain buildings and land owned by the Corporation to the estimates of current fair value based on appraisals or assessment information. The impairment was a result of a decline in market value since the date of acquisition of such premises that management deemed to be other than temporary.


Foreclosed Real Estate
   Foreclosed real estate consists of properties acquired through mortgage loan foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, including costs of foreclosure, or estimated fair value, less estimated costs to sell, of the real estate acquired or repossessed. An allowance for losses on foreclosed real estate is maintained for subsequent valuation adjustments on a specific-property basis.

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

Earnings Per Share
   Effective December 31, 1997, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. This statement was effective for financial statements issued for periods ending after December 15, 1997 and has been applied for all periods presented.
   Basic earnings per share is computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The shares used in the computations for the three years ended December 31, were as follows:

                                      1997          1996        1995
--------------------------------------------------------------------
Basic                            5,093,588     5,372,760   5,413,234
Effect of dilutive
   stock options                   384,783       268,476     165,502
--------------------------------------------------------------------
Diluted                          5,478,371     5,641,236   5,578,736
--------------------------------------------------------------------

   The number of common shares used in the calculation have been restated for all periods presented to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

                                                   BANCORPCONNECTICUT, INC.  25

Cash Flows
   Cash and cash equivalents include cash, interest and non-interest-bearing deposits due from banks and Federal funds sold. The Bank paid interest of $16,105,588, $15,018,515 and $13,346,669 on deposits, mortgagors' escrow accounts and borrowings in 1997, 1996 and 1995, respectively.

Reclassification
   Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation. These reclassifications had no impact on net income.

2. Restriction on Cash and Due
    from Banks:
   The Bank is required to maintain reserves against certain deposit transaction accounts. At December 31, 1997, the Bank was required to have cash and liquid assets of approximately $1,252,000 to meet these requirements.

3. Investment Securities:
   The amortized cost, gross unrealized gains and losses and estimated market values as of December 31, 1997 were as follows:

                                                                                           Available-for-Sale
                                                                -------------------------------------------------------------------
                                                                                     Gross            Gross           Estimated
                                                                     Amortized       Unrealized       Unrealized      Market
                                                                     Cost            Gains            Losses          Value
-----------------------------------------------------------------------------------------------------------------------------------
United States Government obligations                                 $ 27,577,121    $  106,714       $ (67,358)      $ 27,616,477
Municipal bonds                                                         3,342,276        90,871            (949)         3,432,198
Mortgage-backed securities                                             64,987,756       573,547         (65,415)        65,495,888
Capital preferred securities                                            3,750,000       302,500              --          4,052,500
Marketable equity securities                                           59,594,575     2,319,331         (99,115)        61,814,791
Mutual funds                                                            4,313,803         9,400         (23,354)         4,299,849
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $163,565,531    $3,402,363       $(256,191)      $166,711,703
-----------------------------------------------------------------------------------------------------------------------------------

   The amortized cost, gross unrealized gains and losses and estimated market values as of December 31, 1996 were as follows:

                                                                                           Held-To-Maturity
                                                                   ----------------------------------------------------------------
                                                                                       Gross            Gross         Estimated
                                                                     Amortized         Unrealized       Unrealized    Market
                                                                     Cost              Gains            Losses        Value
-----------------------------------------------------------------------------------------------------------------------------------
United States Government agency obligations                          $ 22,651,085      $  152,030      $(122,493)     $  22,680,622
Municipal bonds                                                         3,251,878          87,903         (5,710)         3,334,071
Mortgage-backed securities                                             18,193,704           6,553       (241,301)        17,958,956
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $ 44,096,667      $  246,486      $(369,504)     $  43,973,649
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                             Available-for-Sale
                                                                   ----------------------------------------------------------------
                                                                                       Gross            Gross             Estimated
                                                                     Amortized         Unrealized       Unrealized        Market
                                                                     Cost              Gains            Losses            Value
-----------------------------------------------------------------------------------------------------------------------------------
United States Government obligations                                 $ 14,977,409     $    91,799      $  (2,333)     $  15,066,875
Mortgage-backed securities                                             26,062,538         297,752       (144,108)        26,216,182
Marketable equity securities                                           55,848,223         944,026       (261,632)        56,530,617
Mutual funds                                                            7,771,227           9,776        (79,871)         7,701,132
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $104,659,397     $ 1,343,353      $(487,944)     $ 105,514,806
-----------------------------------------------------------------------------------------------------------------------------------

26  BANCORPCONNECTICUT, INC.

   The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties:

                                                     1997
                                               Available-For-Sale
---------------------------------------------------------------------
                                                            Estimated
                                           Amortized           Market
                                                Cost            Value
---------------------------------------------------------------------
Due in one year or less                   $ 3,982,655    $  3,996,250
Due after one year
   through five years                      21,228,625      21,373,776
Due after five years
   through ten years                        3,084,923       3,100,303
Due after ten years                         6,373,194       6,630,846
---------------------------------------------------------------------
                                           34,669,397      35,101,175
Mortgage-backed securities                 64,987,756      65,495,888
---------------------------------------------------------------------
                                          $99,657,153    $100,597,063
---------------------------------------------------------------------

   Proceeds from sales of securities available-for-sale were $50,352,816, $24,642,498 and $22,221,950 in 1997, 1996 and 1995, respectively. There were no sales of securities held-to-maturity in 1997, 1996 or 1995. Gross gains of $1,226,509, $634,399 and $745,433, and gross losses of $387,875, $290,669 and
$595,207 were realized on sales of securities available-for-sale in 1997, 1996 and 1995, respectively.
   During 1997, the entire securities held-to-maturity portfolio, which totaled $53,454,786, was transferred to the securities available-for-sale portfolio. The transfer was performed by the Corporation to provide the flexibility to actively manage the investment portfolio for optimal return. The transfer resulted in a gross unrealized gain of $162,930.
   At December 31, 1997, investment securities with a carrying amount of $80,480,253 were pledged as collateral to secure public deposits and for other purposes.

4. Loans and the Allowance for
    Loan Losses:
   Loans consisted of the following as of December 31:

                                                 1997            1996
---------------------------------------------------------------------
Residential real estate                  $134,493,679    $134,000,216
Commercial real estate                     39,043,168      35,471,892
Real estate construction                    3,002,551       6,233,776
Commercial                                 37,268,233      37,049,994
Consumer                                   47,872,522      39,388,436
---------------------------------------------------------------------
                                          261,680,153     252,144,314
Less: Deferred loan fees                     (949,694)       (995,049)
      Allowance for loan losses            (5,306,096)     (4,875,308)
---------------------------------------------------------------------
                                         $255,424,363    $246,273,957
---------------------------------------------------------------------


   Activity in the allowance for loan losses was as follows:

                                     Year Ended December 31,
-------------------------------------------------------------------
                                    1997          1996         1995
-------------------------------------------------------------------
Balance at beginning
   of year                    $4,875,308   $ 5,487,801   $ 6,136,422
Provision for
   loan losses                   600,000       435,000       180,000
Charge-offs                     (388,794)   (1,212,490)   (1,041,851)
Recoveries                       219,582       164,997       213,230
--------------------------------------------------------------------
Balance at end
   of year                    $5,306,096   $ 4,875,308   $ 5,487,801
--------------------------------------------------------------------

   Information, with respect to impaired loans, consisting primarily of commercial real estate and commercial loans, was as follows:

                                                 December 31,
--------------------------------------------------------------------
                                                  1997          1996
--------------------------------------------------------------------
Investment in impaired loans                $2,125,923    $2,431,559
Impaired loans with no
   valuation allowance                       2,088,300     2,304,586
Impaired loans with a
   valuation allowance                          37,623       126,973
Valuation allowance                              6,500        42,803
Average recorded investment
   in impaired loans                         2,477,185     2,482,867
Commitments to lend
   additional funds for loans
   considered impaired                       --             --

                                        Year Ended December 31,
                                   ---------------------------------
                                                1997          1996
--------------------------------------------------------------------
Interest income, recognized
   on a cash basis                            $222,415      $258,740

   Information with respect to nonaccrual loans is as follows:

                                             December 31,
                                   -------------------------------
                                             1997          1996
------------------------------------------------------------------
Nonaccrual loans                         $2,860,528    $2,939,000

                                      Year Ended December 31,
-----------------------------------------------------------------
                                   1997         1996         1995
-----------------------------------------------------------------
Interest income that
   would have been
   recorded under
   original terms              $335,244     $353,572     $443,052
Interest income
   recorded during
   the period                   201,358      228,389      268,461

                                                   BANCORPCONNECTICUT, INC.  27

   Information regarding capitalized originated loan servicing assets is as follows:

                                                  December 31,
-----------------------------------------------------------------
                                               1997          1996
-----------------------------------------------------------------
Balance at beginning of year                $27,783       $    --
Additions                                        --        27,783
Amortization                                 (4,910)           --
-----------------------------------------------------------------
Balance at end of year                      $22,873       $27,783
-----------------------------------------------------------------

   In 1996, there was no amortization or impairment of the mortgage servicing rights reflected in the results of operations, as the loan sale transaction took place in the month of December. As of December 31, 1997 and 1996, the fair value of the capitalized loan servicing assets approximated cost.

5. Foreclosed Real Estate:
   Changes in the allowance for foreclosed real estate losses were as follows:

                                        Year Ended December 31,
------------------------------------------------------------------
                                    1997         1996         1995
------------------------------------------------------------------
Balance at beginning
   of year                      $     --    $  35,000    $  94,502
Provision for losses             139,687      201,730      120,404
Charge-offs, net                (114,687)    (236,730)    (179,906)
------------------------------------------------------------------
Balance at end
   of year                      $ 25,000    $     --     $  35,000
------------------------------------------------------------------

6. Premises and Equipment:
   Cost and accumulated depreciation of the various categories of premises and equipment consisted of the following:

------------------------------------------------------------------------
                          December 31, 1997       December 31, 1996
------------------------------------------------------------------------
                                   Accumulated               Accumulated
                            Cost  Depreciation        Cost  Depreciation
------------------------------------------------------------------------
Land                   $  594,725   $       --   $  594,725   $       --
Buildings               3,059,290    1,672,355    3,049,361    1,571,065
Furniture and
   equipment            2,441,638    1,272,246    2,147,435    1,136,597
------------------------------------------------------------------------
                       $6,095,653   $2,944,601   $5,791,521   $2,707,662
------------------------------------------------------------------------

   During the next year, the Corporation plans to expend approximately $1.6 million for premises and equipment related to the conversion to an in-house computer system.
   The Company leases office space under a noncancelable operating lease with a renewal option for three consecutive one-year terms. Future minimum lease payments at December 31, 1997 are as follows:

Year                                                        Amount
------------------------------------------------------------------
1998                                                       $12,000
------------------------------------------------------------------
Total minimum lease payments                               $12,000
------------------------------------------------------------------

   Total net rental expense amounted to $88,536, $75,768 and $67,405 in 1997, 1996 and 1995, respectively.


7. Deposits:
   Deposits consisted of the following as of December 31:

                                                 1997            1996
---------------------------------------------------------------------
Noninterest-bearing
   demand deposits                      $  25,799,116    $ 23,419,607
NOW accounts                               24,899,327      14,965,344
Regular savings                            61,865,609      59,814,277
Money market savings                       33,894,502      36,255,460
Certificates of deposit                   168,846,130     175,120,731
Club accounts                                 248,959         251,306
---------------------------------------------------------------------
                                         $315,553,643    $309,826,725
---------------------------------------------------------------------

   The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit at December 31, 1997 and 1996 was $16,753,636 and $15,324,749, respectively.

8. Advances from Federal Home Loan
    Bank of Boston:
   Advances from Federal Home Loan Bank of Boston consisted of the following as of December 31:

                                                 1997           1996
--------------------------------------------------------------------
5.41% due January 2, 1997                $         --   $  1,000,000
5.66% due March 21, 1997                           --      1,000,000
6.19% due September 5, 1997                        --      1,000,000
6.14% due September 16, 1997                       --      1,000,000
5.87% due September 22, 1997                       --      1,000,000
5.79% due October 17, 1997                         --      1,000,000
4.89% due October 21, 1997                         --      1,000,000
5.65% due November 17, 1997                        --      2,000,000
6.05% due January 26, 1998                  2,000,000      2,000,000
5.68% due March 4, 1998                     1,000,000             --
5.93% due March 20, 1998                    1,000,000      1,000,000
6.31% due July 20, 1998                     2,000,000      2,000,000
6.08% due July 30, 1998                     1,000,000             --
6.42% due September 8, 1998                 1,000,000      1,000,000
5.76% due September 25, 1998                2,000,000             --
6.43% due September 30, 1998                1,000,000      1,000,000
5.99% due October 8, 1998                   2,000,000      2,000,000
5.87% due October 19, 1998                  2,000,000      2,000,000
5.07% due October 21, 1998                  1,000,000      1,000,000
5.95% due February 4, 1999                  2,000,000             --
6.03% due February 16, 1999                 1,000,000             --
5.95% due August 20, 1999                     800,000             --
6.70% due June 11, 2001                       830,000             --
--------------------------------------------------------------------
                                          $20,630,000    $21,000,000
--------------------------------------------------------------------

   As a member of the Federal Home Loan Bank of Boston ("FHLBB"), and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLBB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLBB in excess of the amount required to collateralize

28  BANCORPCONNECTICUT, INC.

the outstanding advances at December 31, 1997. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLBB. These advances are one-day variable rate loans with automatic rollover. The Bank has a pre-approved line up to 2% of total assets.

9. Other Borrowings:
   Other borrowings consist of Federal funds purchased, repurchase agreements with major brokerage firms and repurchase agreements directly with certain customers.
   The following table summarizes short-term borrowings by contractual maturity:

                                                  1997          1996
--------------------------------------------------------------------
Federal funds purchased:
   Overnight                             $   1,040,000   $ 1,875,000
   Within 30 days                            1,000,000            --
   60-90 days                                1,000,000            --
--------------------------------------------------------------------
                                             3,040,000     1,875,000
--------------------------------------------------------------------
Repurchase agreements with brokers - dealers:
   Within 30 days                                   --    13,203,750
   30-90 days                                5,880,000    18,575,000
   Over 90 days                             34,630,000            --
--------------------------------------------------------------------
                                            40,510,000    31,778,750
--------------------------------------------------------------------
Repurchase agreements with customers:
   Overnight                                 7,324,753     5,049,204
   Within 30 days                            1,646,051     2,899,281
   30-90 days                                2,847,384       276,475
--------------------------------------------------------------------
                                            11,818,188     8,224,960
--------------------------------------------------------------------
   Total short-term borrowings             $55,368,188   $41,878,710
--------------------------------------------------------------------

   The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

(dollars in thousands)                         1997        1996
---------------------------------------------------------------
Average outstanding                         $43,244     $37,124
Maximum outstanding at
   any month-end                             57,137      47,008
Average interest rate
   during the year                             5.48%       5.30%
Interest rate at year-end                      5.54%       5.35%


   The following table summarizes repurchase agreements outstanding with broker-dealers:

                                                   1997           1996
----------------------------------------------------------------------
Morgan Stanley                              $ 7,650,000    $        --
Salomon Brothers                             30,860,000     17,460,000
Merrill Lynch                                 2,000,000     14,318,750
----------------------------------------------------------------------
                                            $40,510,000    $31,778,750
----------------------------------------------------------------------

   Securities sold under agreements to repurchase are generally U.S. Government Agency obligations and mortgage-backed securities. The market value of securities exceeds the face value of the repurchase agreements.
   Accrued interest payable on short-term borrowings was $313,188 and $195,113 at December 31, 1997 and 1996, respectively.

10. Shareholders' Equity:
   The Corporation's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Corporation. There are certain restrictions on the payment of dividends and other payments by the Bank to the Corporation. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock, except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank. At December 31, 1997, approximately $4,165,757 of the Bank's retained net profits was available for dividends.
   In February 1996, the Corporation announced that it planned to repurchase up to 15% (788,000) of its outstanding common shares over the next 18 months. During the 18-month period ended August 1997, the Corporation repurchased 519,498 shares. These shares were repurchased at an average price of $11.05 per share.

11. Employee Benefit Plans:
   The Corporation has a noncontributory defined benefit retirement plan under an immediate participation guarantee contract covering all employees eligible as to age and length of service. Benefits are based on a covered employee's final average compensation, primary Social Security benefit and credited service. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet the Employee Retirement Income Security Act's minimum funding requirements.

                                                   BANCORPCONNECTICUT, INC.  29

   The following table sets forth the plan's funded status and amounts recognized in the financial statements at December 31:

                                                    1997         1996
----------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation,
     including vested benefits of
     $2,621,868 in 1997 and
     $2,439,643 in 1996                      $(2,672,019)  $(2,495,130)
----------------------------------------------------------------------
   Projected benefit obligation
     for service rendered to date            $(3,512,966)  $(3,201,593)
   Plan assets at fair value,
     primarily cash and cash
     equivalents, U.S. and other
     bonds and listed stocks                   4,792,961     3,929,650
----------------------------------------------------------------------
   Plan assets in excess of
     projected benefit obligation              1,279,995       728,057
   Unrecognized net gain from
     past experience different
     from that assumed and effects
     of changes in assumptions                (1,645,153)   (1,088,373)
   Unrecognized prior service cost               163,832       187,492
   Unrecognized net obligation
     at January 1                                 24,633        28,404
   Contribution                                       --            --
----------------------------------------------------------------------
   Accrued pension cost                      $  (176,693)  $  (144,420)
----------------------------------------------------------------------

   The components of net pension expense are as follows:

                                    Year Ended December 31,
-----------------------------------------------------------------
                                       1997       1996       1995
-----------------------------------------------------------------
Service cost -
   benefits earned
   during the year                 $214,970   $208,308   $186,748
Interest cost of
   projected benefits               242,043    224,362    201,368
Actual return on
   plan assets                     (877,052)  (449,628)  (452,635)
Net amortization
   and deferral                     589,972    199,921    230,221
-----------------------------------------------------------------
                                   $169,933   $182,963   $165,702
-----------------------------------------------------------------
Weighted-average
   annualized actuarial
   assumptions:
     Discount rate                   7.5%         7.75%       7.5%
     Expected long-term
       rate of return on
       plan assets                   8.5          8.5         8.0
     Rate of increase
       in future
       compensation levels           5.0          5.0         5.0

   Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Corporation's defined contribution savings plan (401k plan). Eligible employees may contribute up to 15% of their compensation. The Corporation may make a matching contribution of up to 6% of the participant's compensation. Contributions by the Corporation for the years ended December 31, 1997, 1996 and 1995 were $80,124, $76,062 and $65,783, respectively.
   The Corporation does not offer any postretirement or postemployment benefits other than pensions.

12. Federal and State Taxes on Income:
    Significant components of the provision for income taxes are as follows:

                                     1997         1996         1995
-------------------------------------------------------------------
Current:
   Federal                     $2,255,348   $1,588,727   $1,575,793
   State                          778,277      559,967      568,135
-------------------------------------------------------------------
     Total current              3,033,625    2,148,694    2,143,928
-------------------------------------------------------------------
Deferred:
   Federal                       (230,219)     158,308     (105,327)
   State                             (895)      73,839         (521)
-------------------------------------------------------------------
     Total deferred              (231,114)     232,147     (105,848)
-------------------------------------------------------------------
                               $2,802,511   $2,380,841   $2,038,080
-------------------------------------------------------------------

   Following is a reconcilement of the statutory Federal income tax rate applied to pre-tax accounting income with the income tax provisions in the statements of operations:

                                   1997         1996         1995
-----------------------------------------------------------------
Income tax at
   statutory rate            $2,957,477   $2,517,769   $2,153,460
Increase (decrease)
resulting from:
Dividends received
   deduction                   (636,011)    (550,719)    (479,466)
Connecticut
   corporation tax,
   net of Federal
   tax benefit                  513,072      418,312      374,625
Other items, net                (73,352)     (20,982)     (32,976)
Impact of state
   tax rate change               41,325       16,461       22,437
-----------------------------------------------------------------
Provision for
   income taxes              $2,802,511   $2,380,841   $2,038,080
-----------------------------------------------------------------

30  BANCORPCONNECTICUT, INC.

   The components of net deferred tax assets at December 31, are as follows:

                                                                                1997                               1996
                                                                  -----------------------------------------------------------------
                                                                     Federal           State             Federal         State
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Loan loss provision                                               $1,632,685        $504,079          $1,483,556      $511,907
   Reserve - other real estate owned                                      7,693           2,375                  --            --
   Basis difference on other real estate owned                           21,326           6,584              31,175        10,757
   Net mortgage origination fees                                        162,774          50,255             200,348        69,131
   Accrued interest payable                                             321,623          99,299             317,538       109,568
   Other                                                                220,815          68,175             183,391        63,280
-----------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                        2,366,916         730,767           2,216,008       764,643
-----------------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Tax loan loss reserve in excess of base year                         101,559          31,356             174,423        60,185
   SFAS 115 mark-to-market                                              968,077         298,886             259,574        91,957
   Other                                                                144,439          41,458             150,886        47,400
-----------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                   1,214,075         371,700             584,883       199,542
-----------------------------------------------------------------------------------------------------------------------------------
     Deferred tax assets                                              1,152,841         359,067           1,631,125       565,101
     Valuation allowance                                                     --              --                  --            --
-----------------------------------------------------------------------------------------------------------------------------------
     Net deferred tax assets                                         $1,152,841        $359,067          $1,631,125      $565,101
-----------------------------------------------------------------------------------------------------------------------------------

   The allocation of deferred tax involving items charged to current year income and items charged directly to stockholders' equity for the year ended December 31, are as follows:

                                                                                1997                              1996
                                                                 ------------------------------------------------------------------
                                                                     Federal           State             Federal         State
-----------------------------------------------------------------------------------------------------------------------------------
Deferred tax (benefit) allocated to shareholders' equity             $  708,503        $206,929          $  (2,411)      $   (854)
Deferred tax (benefit) allocated to income                             (230,219)           (895)           158,308         73,839
-----------------------------------------------------------------------------------------------------------------------------------
     Total deferred tax                                              $  478,284        $206,034          $155,897        $ 72,985
-----------------------------------------------------------------------------------------------------------------------------------

   The Corporation will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1997, the Corporation has recorded no valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period and anticipated future earnings.
   The Corporation made Federal and state income tax payments of $2,848,158, $1,729,533, and $2,077,494 in 1997, 1996 and 1995, respectively.
   The Corporation has not provided deferred taxes for the tax reserve for bad debts of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Internal Revenue Code
Section 593 as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

13. Loans to Related Parties:
   Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1997 and 1996. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans at December 31, 1997 and 1996 amounted to $5,643,496 and $5,690,404, respectively. New loans of $1,157,925 were made, and repayments totaled $1,204,833 during 1997. In addition, unused lines of credit to related parties as of December 31, 1997 were $690,553.

14. Stock Option Plan:
   The Corporation has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 1,444,416 shares can be issued to participants at an exercise price equal to the market price of the Corporation's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in one year. As of December 31, 1997, a total of 402,120 shares are remaining for issuance.

                                                   BANCORPCONNECTICUT, INC.  31

   On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below.


                                             --------------------------------------------------------------------------------------
                                                          1997                          1996                         1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                As Reported  Pro Forma       As Reported    Pro Forma      As Reported   Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                      $5,895,951   $5,510,219      $5,024,363     $4,588,413     $4,295,627    $4,221,820
Net income per share -
   Diluted                                            1.08         1.01             .89            .81            .77           .75

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                                                      1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Dividend yield                                                                        3.75%            3.75%             3.75%
Expected volatility                                                                  35.00            34.84             34.84
Risk-free interest rate                                                               6.26             6.16              5.68
Expected lives                                                                     7 years          7 years           7 years

   A summary of the status of the Corporation's Plan as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                                                      1997                    1996                  1995
                                                          -------------------------------------------------------------------------
                                                                           Weighted-               Weighted-             Weighted-
                                                                           Average                 Average               Average
                                                                           Exercise                Exercise              Exercise
                                                              Shares       Price        Shares     Price      Shares      Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                              890,616      $  6.97      780,908    $  5.29    569,188    $4.35
Granted                                                       237,000        18.30      237,000      11.18    242,600     7.38
Exercised                                                     (76,320)        7.32     (126,092)      4.49    (30,880)    4.27
Forfeited                                                      (9,000)       11.16       (1,200)      7.40         --       --
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                  1,042,296      $  9.53      890,616    $  6.97    780,908    $5.29
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year-end                               836,796                   733,616               576,708
Weighted-average fair value of
   options granted during the year                                         $  5.76                 $  3.53               $2.27

   The following table summarizes information about the Plan's stock options at December 31, 1997:

                                                Options Outstanding                                Options Exercisable
                         ----------------------------------------------------------------------------------------------------------
                                  Number          Weighted-Average           Weighted-            Number        Weighted-
Range of                     Outstanding                 Remaining             Average       Exercisable          Average
Exercise Prices              at 12/31/97          Contractual Life      Exercise Price       at 12/31/97   Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$ 1.00 - $ 7.50                  579,796                       6.1              $ 5.31           579,796          $  5.31
  7.50 -  15.00                  257,000                       8.9               11.16           257,000            11.16
 15.00 -  22.50                  205,500                      10.0               19.38                --               --
                               ---------                                                         -------
                               1,042,296                                                         836,796
-----------------------------------------------------------------------------------------------------------------------------------

32  BANCORPCONNECTICUT, INC.

15. Financial Instruments with
      Off-Balance-Sheet Risk:
   The Bank is party to financial instruments with off-balance-sheet credit risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the statement of condition.
   The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
   Total credit exposure related to those items is summarized as follows:

                                                  1997          1996
--------------------------------------------------------------------
Loan commitments:
   Approved loan commitments               $ 4,484,000   $ 1,153,340
   Unadvanced portion of
     construction loans                      3,281,819     1,665,389
   Unused home equity
     lines of credit                        11,510,930    11,152,058
   Unused commercial
     lines of credit                        24,418,641    13,427,265
   Standby letters of credit                 3,793,939     2,212,132
--------------------------------------------------------------------
                                           $47,489,329   $29,610,184
--------------------------------------------------------------------

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily residential property. Interest rates on home equity lines of credit are variable and are available for terms of 10 or 15 years. All other commitments are a combination of fixed and variable interest rates with maturities of one year or more.

16. Recent Accounting Pronouncements:
   In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. SFAS 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all prior years presented. The adoption of SFAS 130 is expected to impact the presentation of financial information only. SFAS 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that is used internally for evaluating segment performance and allocation of resources. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS 131 is expected to impact the way the Corporation reports information about its operating segments but specific determination has not yet been made as to how this will be implemented. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), which revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 is effective for years beginning after December 15, 1997. The adoption of SFAS 132 is only expected to impact the presentation of financial information.

17. Significant Group Concentrations
    of Credit Risk:

   The Bank primarily grants residential, commercial and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by residential real estate.

                                                    BANCORPCONNECTICUT, INC.  33

18. Fair Value of Financial Instruments:
   FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
   The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

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

Federal Home Loan Bank Stock
   The carrying value of Federal Home Loan Bank stock approximates its fair value.

Loans Receivable
   The fair values for loans (excluding non-accrual loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The Bank does not believe an estimate of the fair value of non-accrual loans can be made without incurring excessive cost. The carrying amount of accrued interest approximates its fair value.


Off-Balance-Sheet Instruments
   Fair values for the Bank's off-balance-sheet instruments (primarily lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments).

Deposit Liabilities
   The fair values disclosed for demand deposits (e.g., interest and non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
   Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time. That component is commonly referred to as a deposit base intangible. This intangible asset is neither considered in the fair value amounts nor is it recorded as an intangible asset in the statement of condition. The Corporation has not performed the calculations to estimate the amount of this intangible asset due to the absence of certain information required and the complexity of the computation.

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

34  BANCORPCONNECTICUT, INC.

   The following table presents a comparison of the carrying value and estimated fair value of the Corporation's financial instruments at December 31, 1997 and 1996:

                                                                        1997                               1996
                                                           -------------------------------------------------------------------
                                                              Carrying          Estimated         Carrying        Estimated
                                                              Amount            Fair Value        Amount          Fair Value
------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                                    $  7,370,448      $  7,370,448      $  8,454,570    $  8,454,570
   Federal funds sold                                            1,500,000         1,500,000           700,000         700,000
   Trading account                                                 612,444           612,444         2,429,765       2,429,765
   Securities available-for-sale                               166,711,703       166,711,703       105,514,806     105,514,806
   Securities held-to-maturity                                          --                --        44,096,667      43,973,649
   Federal Home Loan Bank Stock                                  2,094,400         2,094,400         2,039,700       2,039,700
   Loans, gross (excluding non-accrual loans)                  258,819,625       258,852,151       249,205,314     247,961,115
   Accrued income receivable                                     2,759,537         2,759,537         2,716,624       2,716,624

Financial liabilities:
   Deposits:
     Noninterest-bearing demand deposits                      $ 25,799,116      $ 25,799,116      $ 23,419,607    $ 23,419,607
     Regular savings                                            61,865,609        61,865,609        59,814,277      59,814,277
     Money market savings                                       33,894,502        33,894,502        36,255,460      36,255,460
     Certificates of deposit                                   168,846,130       169,545,765       175,120,731     175,631,030
     NOW accounts                                               24,899,327        24,899,327        14,965,344      14,965,344
     Club accounts                                                 249,959           249,959           251,306         251,306
     Advances from the Federal Home Loan
       Bank of Boston                                           20,630,000        20,641,311        21,000,000      20,991,116
     Securities sold under agreements to repurchase             55,368,188        55,368,188        41,878,710      41,878,710
   Unrecognized financial instruments:
       Commitments to extend credit                                     --           437,071                --         273,981
       Letters of credit                                                --            37,939                --          22,121


19. Contingencies:
   The Corporation and its subsidiaries are defendants in proceedings arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Corporation's financial condition or results of operations.

20. Regulatory Matters:
   The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to quantitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.
   As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                   BANCORPCONNECTICUT, INC.  35

   The Bank's actual capital amounts and ratios are also presented in the table:

                                                                                                  To Be Well Capitalized
                                                                                                  Under Prompt Corrective
                                                                         Actual                      Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                             Amount       Ratio          Amount                  Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
   Total Capital (to Risk-Weighted Assets)                         $48,550      17.16%  greater than/= $28,299  greater than/= 10.0%
   Tier I Capital (to Risk-Weighted Assets)                         44,991      15.90   greater than/= $16,979  greater than/=  6.0
   Tier I Capital (to Average Assets)                               44,991      10.41   greater than/= $21,560  greater than/=  5.0

As of December 31, 1996:
   Total Capital (to Risk-Weighted Assets)                         $45,561      16.44%  greater than/= $27,721  greater than/= 10.0%
   Tier I Capital (to Risk-Weighted Assets)                         42,078      15.18   greater than/= $16,632  greater than/=  6.0
   Tier I Capital (to Average Assets)                               42,078      10.33   greater than/= $20,368  greater than/=  5.0

21. Parent Company Only Financial Statements:
   The financial statements of Bancorp Connecticut, Inc. are as follows:

                                                                                                               December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Statement of condition:
   Assets:
     Marketable equity securities                                                                      $   358,853    $   300,000
     Investment in Southington Savings Bank                                                             45,809,297     41,777,105
     Repurchase agreement                                                                                  575,000        425,000
     Organization costs                                                                                     76,200        115,957
     Due from Southington Savings Bank                                                                     134,693        113,967
     Other assets                                                                                            4,481          9,696
------------------------------------------------------------------------------------------------------------------------------------
       Total assets                                                                                    $46,958,524    $42,741,725
------------------------------------------------------------------------------------------------------------------------------------

   Liabilities and stockholder's equity:
     Accrued expenses                                                                                  $    11,795    $    10,605
     Stockholders' equity                                                                               46,946,729     42,731,120
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                                                      $46,958,524    $42,741,725
------------------------------------------------------------------------------------------------------------------------------------

36  BANCORPCONNECTICUT, INC.


------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Statement of income:
   Dividends from  subsidiary                                                         $ 3,594,005      $ 6,334,433     $ 1,684,690
   Other income                                                                            29,676           34,940              --
------------------------------------------------------------------------------------------------------------------------------------
     Total income                                                                       3,623,681        6,369,373       1,684,690
   Operating expenses                                                                     288,813          318,693         354,293
   Income tax (credit)                                                                    (87,487)        (100,108)       (146,766)
------------------------------------------------------------------------------------------------------------------------------------
     Income before equity in undistributed net income of subsidiary                     3,422,355        6,150,788       1,477,163
   Equity in undistributed net income of subsidiary                                     2,473,596       (1,126,425)      2,818,464
------------------------------------------------------------------------------------------------------------------------------------
         Net income                                                                   $ 5,895,591      $ 5,024,363     $ 4,295,627
------------------------------------------------------------------------------------------------------------------------------------

Statement of cash flows:
Operating activities:
         Net income                                                                   $ 5,895,951      $ 5,024,363     $ 4,295,627
------------------------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed net income of subsidiary                                (2,473,596)       1,126,425      (2,818,464)
       Amortization of organization costs                                                  39,757           39,757          12,364
       Increase (decrease) in other assets                                                  5,215             (725)         (8,970)
       (Decrease) increase in accrued expenses                                             (3,343)         (39,434)         50,039
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities                           (2,431,967)       1,126,023      (2,765,031)

Investing activities:
   Purchase of securities available-for-sale                                              (47,595)              --              --
   Decrease (increase) in advances to subsidiaries                                        (20,726)          38,009         (74,774)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investing activities                              (68,321)          38,009         (74,774)
------------------------------------------------------------------------------------------------------------------------------------

Financing activities:
   Dividends paid                                                                      (2,355,393)      (1,991,391)     (1,589,837)
   Net increase in repurchase agreements                                                 (150,000)        (425,000)             --
   Repurchase of common stock                                                          (1,405,264)      (4,338,798)             --
   Issuance of common stock                                                               514,994          566,794         134,015
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities                           (3,395,663)      (6,188,395)     (1,455,822)
------------------------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                                           --               --              --
Cash at beginning of year                                                                      --               --              --
------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                   $        --      $        --     $        --
------------------------------------------------------------------------------------------------------------------------------------

                                                   BANCORPCONNECTICUT, INC.  37

22. Quarterly Financial Data (Unaudited):

                                                                                              Three Months Ended
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                             March 31        June 30          Sept. 30     Dec. 31
-------------------------------------------------------------------------------------------------------------------------------
Fiscal 1997:
   Interest income                                                        $7,709          $8,009           $8,027        $8,178
   Interest expense                                                        3,961           4,056            4,052         4,158
-------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                   3,748           3,953            3,975         4,020
   Provision for loan losses                                                 150             200              150           100
   Net securities gains                                                      161             175              268           235
   Other income                                                              323             376              292           473
   Other expenses                                                          1,979           2,120            2,182         2,420
   Income taxes                                                              688             690              696           728
-------------------------------------------------------------------------------------------------------------------------------
     Net income                                                           $1,415          $1,494           $1,507        $1,480
-------------------------------------------------------------------------------------------------------------------------------
     Net income per diluted share                                           $.26            $.28             $.26          $.27
-------------------------------------------------------------------------------------------------------------------------------

Fiscal 1996:
   Interest income                                                        $7,287          $7,358           $7,579        $7,703
   Interest expense                                                        3,702           3,723            3,832         3,916
-------------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                   3,585           3,635            3,747         3,787
   Provision for loan losses                                                  75             100              125           135
   Net securities gains                                                      201              41               65            37
   Other income                                                              329             350              320           342
   Other expenses                                                          2,118           2,171            2,114         2,196
   Income taxes                                                              638             565              610           568
-------------------------------------------------------------------------------------------------------------------------------
     Net income                                                           $1,284          $1,190           $1,283        $1,267
-------------------------------------------------------------------------------------------------------------------------------
     Net income per diluted share                                           $.23            $.21             $.22          $.23
-------------------------------------------------------------------------------------------------------------------------------

   Income per share calculations for each of the quarters is based on the weighted-average number of shares outstanding, including common stock equivalents for each period and the sum of the quarters may not necessarily be equal to the full year income per share amount. Net income per common and common equivalent share has been restated for all periods presented to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

38  BANCORPCONNECTICUT, INC.

SHAREHOLDER INFORMATION

Annual Meeting
   The Annual Meeting of Shareholders will be held at 2:00 p.m. on Wednesday, May 13, 1998 at:
   The Aqua Turf Club
   556 Mulberry Street
   Southington, Connecticut 06489

Form 10-K Report
   A copy of the Corporation's 1997 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by any shareholder upon written request to:
   Lesley DeAngelo
   Bancorp Connecticut, Inc.
   121 Main Street
   Southington, Connecticut 06489-2533

Stock Transfer Agent:
   American Stock Transfer & Trust Company
   40 Wall Street - 46th Floor
   New York, New York 10005
   1-800-937-5449

Independent Accountants:
   Coopers & Lybrand L.L.P.
   100 Pearl Street
   Hartford, Connecticut 06103

Market Makers
   The following companies have generally been market makers in the trading of Bancorp Connecticut, Inc. stock as of December 31, 1997:
   Advest, Inc.
   Keefe, Bruyette & Woods, Inc.
   Sandler O'Neill & Partners
   Tucker Anthony Incorporated


Market Price and Dividends
   The Corporation's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,835 shareholders of record on February 28, 1998. The high and low bid prices and cash dividends per share for each quarter during the last two calendar years were as follows:

                                                   Dividend
Quarter Ended         High             Low        per Share
-----------------------------------------------------------
  3/31/96 (a)(b)   $  8.85         $  7.40            $.085
  6/30/96 (b)        11.31            8.34             .090
  9/30/96 (b)        11.88            9.75             .095
 12/31/96 (b)        11.88           10.63             .100

  3/31/97 (b)        12.13           10.75             .103
  6/30/97 (b)        13.25           10.88             .110
  9/30/97 (b)        18.50           12.00             .125
 12/31/97 (b)        26.00           19.00             .125

(a) Data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996.
(b) Data has been restated to reflect a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

Dividend Reinvestment and Stock Purchase Plan
For more information contact:
   American Stock Transfer & Trust Company
   Dividend Reinvestment Dept.
   40 Wall Street - 46th Floor
   New York, New York 10005
   1-800-278-4353

BancorpConnecticut, Inc. Internet Address:
www.bkct.com

Southington Savings Bank Office Locations
Main Office
121 Main Street

Main Office Drive-In Center
Berlin Avenue behind Main Office

Queen Corner Office
900 Queen Street

South End Office
921 Meriden-Waterbury Turnpike

Southington High School Training Branch
720 Pleasant Street

Mortgage Center
188 North Main Street

SSB Internet Address:
www.ssbonline.com

                                                    BANCORPCONNECTICUT, INC.  39

BANCORP CONNECTICUT, INC. DIRECTORS AND OFFICERS

Board of Directors

Walter J. Hushak
Chairman of the Board,
Southington Savings Bank
Senior Vice President,
Janazzo Services, Inc.

Andrew J. Meade
Vice Chairman,
Southington Savings Bank
President, International Security
Products, Inc. dba Lori Lock
(Manufacturer of Security Products)

Norbert H. Beauchemin
Vice President
Dudzik & Beauchemin, P.C.
(Certified Public Accountants)

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

Robert D. Morton
President and Chief Executive Officer,
Bancorp Connecticut, Inc.

Anthony S. Pizzitola
Retired President and Treasurer,
Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President -
Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

Officers

Robert D. Morton
President and Chief Executive Officer

Anthony Priore, Jr.
Treasurer/Secretary

Steven F. Nyren
Assistant Secretary


40  BANCORPCONNECTICUT, INC.

SOUTHINGTON SAVINGS BANK DIRECTORS AND OFFICERS

Board of Directors

Walter J. Hushak
Chairman of the Board

Andrew J. Meade
Vice Chairman

Norbert H. Beuchemin

Michael J. Karabin

David P. Kelley

Frederick E. Kuhr

Joseph J. LaPorte

Ralph G. Mann

Frank R. Miller

Robert D. Morton

Anthony S. Pizzitola

Dennis J. Stanek


Executive and Senior Officers

Robert D. Morton
President and Chief Executive Officer

Barry J. Abramowitz
Chief Information Officer

William R. DellaVecchia
Senior Vice President
Business Development

Charles J. DeSimone, Jr.
Chief Credit Officer

Richard A. Fracasso
Senior Vice President
Consumer Banking Manager

Anthony Priore, Jr.
Senior Vice President, Treasurer and
Chief Financial Officer

William Taylor
Senior Vice President
Commercial Banking Manager

Robert P. Vocelli
Financial Services Manager


Officers

Cynthia K. Barker
Advertising and
Public Relations Manager

Lynndel M. Bartulis
Vice President
Alternative Delivery Systems Manager

Duane L. Beale
Assistant Vice President
Commercial Loan Officer

Rhonda Blanchette
Trust Administration Officer

Claudia Crooker
Assistant Treasurer
Branch Manager, Main Office

Daniel R. DeRosa
Vice President
Commercial Loan Officer

Richard P. Dextraze
Assistant Vice President
Consumer Loan Manager

Susan M. Dobratz
Assistant Vice President
Call Center Manager

Donna M. Glatz
Assistant Vice President
Retail Operations Officer

Kurt M. Heinrich
Systems Administration Officer

Diane L. Hoadley
Credit & Loan Review Officer

Raymond D. Jannelli
Vice President
Commercial Loan Officer

Sue A. Kasek
Assistant Vice President
Consumer Loan Officer

Therese G. Kelly
Assistant Vice President
Deposit Services Manager


Paul MacDonald
Vice President
Retirement Plans Manager

Diane McCoy
Commercial Loan
Documentation Officer

Joan E. Morelli
Branch Manager, South End Office

Steven Nyren
Trust and Employee Benefits Officer

Anthony Palmieri
Vice President
Commercial Loan Officer

Kenneth G. Penfield
Assistant Vice President
Mortgage Loan Officer

Annette D. Petruzzi
Loan Operations Officer

Vincent L. Ruggiero
Vice President
Managed Assets Manager

Maryanne E. Scarfo
CRA & Compliance Officer

Donna M. Schaefer
Vice President
Director of Human Resources

Carl H. Schmidt
Controller

Stephen M. Settino
Chief Auditor

Carol Vreeland
Assistant Treasurer
Branch Manager, Queen Street Office

-----------------------
BancorpConnecticut, Inc.

121 Main Street
Southington, Connecticut 06489