Form 10-K, Exhibit 13
period 1998-12-31
BANCORP CONNECTICUT INC
filed 1999-03-30
CIK 921746

Exhibit 13.1




                            Investing in the Future


                                 ---------------
                                 [IMAGE OMITTED]
                                 ---------------




BancorpConnecticut, Inc.
--------------------------------------------------------------------------------



                                                                   -------------
                                                                       1998
                                                                   Annual Report
                                                                   -------------

CORPORATE PROFILE


Bancorp Connecticut's wholly owned subsidiary, Southington Savings Bank ("SSB") is a community-based full-service financial institution serving the central Connecticut market with retail and commercial banking, money management and brokerage services through offices in Southington and Wallingford. SSB also owns an indirect auto finance subsidiary, BCI Financial Corporation ("BCIF"). BCIF, through its car dealer relationships throughout Connecticut, offers auto loan financing to customers of those dealerships.


                        [BAR GRAPH OMITTED -- DATA BELOW]


                       Net Income (dollars in thousands)
                       ---------------------------------

            '94          '95          '96          '97          '98
           -----        -----        -----        -----        -----
           3,748        4,296        5,024        5,896        6,345*




                     Dividend Growth** (dollars per share)
                     -------------------------------------

            '94          '95          '96          '97          '98
           -----        -----        -----        -----        -----
            0.21         0.30         0.37         0.46         0.54



* Includes a $337,000 charge to earnings attributed to the formation of a passive investment company. Excluding this charge, net income would have been $6,682,000. This passive investment company was formed to lower the Company's effective tax rate in future years.

** Per share data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


SELECTED CONSOLIDATED
FINANCIAL DATA


                                                                 At or for the Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)    1998           1997             1996              1995             1994
------------------------------------------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA:*
  Assets                                     $521,376       $444,863         $419,398          $383,978         $357,180
  Securities                                  217,333        166,712          149,612           130,549          124,372
  Loans, net                                  278,440        255,448          246,274           230,706          213,457
  Deposits                                    345,563        317,299          309,827           294,835          279,392
  FHLB of Boston advances                      40,630         20,630           21,000            19,990           22,299
  Federal funds purchased and securities
     sold under agreements to repurchase       80,516         55,368           41,879            22,227           15,027
  Shareholders' equity                         49,916         46,947           42,731            43,210           37,357

STATEMENT OF INCOME DATA:*
  Net interest income                        $ 16,840       $ 15,677         $ 14,754          $ 13,896         $ 12,975
  Provision for loan losses                       268            600              435               180              242
  Net gain on sale of securities                1,272            839              344               150               46
  Other income                                  2,191          1,484            1,315             1,093              737
  Other expenses                               10,398          8,701            8,573             8,625            7,879
  Income taxes**                                3,292          2,803            2,381             2,038            1,889
------------------------------------------------------------------------------------------------------------------------

  Net income**                               $  6,345       $  5,896         $  5,024          $  4,296         $  3,748
========================================================================================================================

PER SHARE DATA:***
  Earnings -- diluted                           $1.14          $1.08            $0.89             $0.77            $0.68
  Cash dividends                                 0.54           0.46             0.37              0.30             0.21
  Book value                                     9.72           9.22             8.31              7.95             6.93

SELECTED STATISTICAL DATA:
  Return on average assets                       1.29%          1.39%            1.26%             1.17%            1.11%
  Return on average equity                      13.07          13.48            11.69             10.67            10.11
  Average equity to average assets               9.85          10.34            10.71             10.95            10.99
  Net interest spread (tax equivalent basis)     3.18           3.50             3.48              3.53             3.63
  Net interest margin (tax equivalent basis)     3.80           4.13             4.10              4.15             4.14
  Dividend payout ratio                         43.15          39.95            39.63             37.01            30.15


*    Certain prior year amounts have been reclassified to conform with the 1998 presentation. These reclassifications had no impact on net income.

**   Includes a $337,000 charge to 1998 earnings attributed to the formation of a passive investment company. Excluding this charge, net income would have been $6,682,000. This passive investment company was formed to lower the
     Company's effective tax rate in future years.

***  Per share data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June
     19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

------------------------------------------------------------------------------------------------------------------------

TABLE OF CONTENTS

     Selected Consolidated Financial Data ..............................  1
     Letter to Shareholders ............................................  2
     Growth and Expansion ..............................................  5
     Technology ........................................................  6
     BCI Financial Corporation .........................................  7
     Brokerage .........................................................  8
     Management's Discussion and Analysis ..............................  9
     Report of Independent Accountants ................................. 21
     Consolidated Statements of Condition .............................. 22
     Consolidated Statements of Income ................................. 23
     Consolidated Statements of Shareholders' Equity ................... 24
     Consolidated Statements of Cash Flows ............................. 25
     Notes to Consolidated Financial Statements ........................ 26
     Shareholder Information ........................................... 40
     Bancorp Connecticut, Inc. Directors and Officers .................. 41
     SSB Directors and Officers ........................................ 42

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


TO OUR
SHAREHOLDERS:


---------------------------
[IMAGE OMITTED]
Robert D. Morton
President and
Chief Executive Officer
of BancorpConnecticut, Inc.
---------------------------


Bancorp Connecticut, Inc. and its subsidiary SSB had another challenging and exciting year. Net income for 1998 amounted to $6,345,000, or $1.14 per diluted share, compared to $5,896,000, or $1.08 per diluted share in 1997. Excluding a one-time write-down of $337,000 recorded in the fourth quarter of 1998, net income would have been $6,682,000, or $1.20 per diluted share--up 13.3% for the year. This write-down of a previously recorded deferred tax asset was the result of the formation of a passive investment company (SSB Mortgage Corporation) that will enable the Company to reduce its effective tax rate in 1999 and thereafter. We expect to recover this write-down in less than one year through tax savings on pretax income. Many other initiatives were undertaken in 1998 to strengthen the Company and grow our franchise. These include the August 1998 opening of a new branch office on Route 5 in Wallingford, the formation of BCI Financial Corporation (an indirect auto-finance subsidiary of SSB), and the midyear conversion of virtually every computer system in the Bank. All in all, we had a good year.

At the same time, the price action of our stock in 1998 was somewhat disappointing--particularly in light of the many things that we accomplished to make your Company better. For example, for the sixth consecutive year, Bancorp Connecticut, Inc. set all-time records in total assets, loans, deposits, equity capital and net income. In addition, the Company had solid growth in noninterest income and increased its cash dividends paid. It also performed quite well relative to its peer group. Nevertheless, financial performance and share-price performance have at times seemed unrelated over the past four or five quarters. In my judgement, this was due to a number of unique circumstances. For instance, in late 1997, as regional bank-merger activity approached a crescendo, our Company split its common shares 2 for 1--simultaneously driving our share price to an all-time high. This localized speculative fever in bank stocks eventually broke, which we knew it would. In addition, late in the third quarter of last year, severe international turmoil affected the entire equity market and particularly bank stocks. There was a worldwide liquidity crisis that, even recently, has had lingering effects on the domestic stock market. This has been particularly the case with New England bank stocks. The smaller the company, the smaller the market capitalization and the less liquid its common shares. We are very aware of this situation, which has nothing whatsoever to do with financial performance. In fact, one could easily make the case that the Company's share price is undervalued. It is worth noting too that patience and long-term thinking has its rewards.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                                                         -----------------------
                                                         OVER FIVE YEARS,
                                                         BANCORP HAS SPLIT ITS
                                                         SHARE PRICE THREE
                                                         TIMES, UNDERTAKEN A
                                                         SIGNIFICANT STOCK
                                                         REPURCHASE PROGRAM,
                                                         INSTITUTED A DIVIDEND
                                                         REINVESTMENT PROGRAM
                                                         AND RAISED OUR CASH
                                                         DIVIDEND EACH YEAR.
                                                         -----------------------

The Company continues to be well positioned for the new millennium. In 1998, we invested heavily for the future. Our new Wallingford office opened in late summer and is off to an excellent start. In addition to Wallingford, the Meriden and Cheshire market areas are an important part of our business plan in the years ahead. At midyear, we converted the Bank's entire computer operating system to an in-house, client-server-based mode that will improve customer service and is compliant with Year 2000 readiness requirements. Late in the second quarter of last year, the Bank formed a subsidiary, BCI Financial Corporation. This company has been primarily involved in the indirect auto-finance business which we think holds great potential for generating consumer loan volume for SSB and fee income through the sale of loan production to other financial institutions. It, in fact, will play an important role in our business plan as we look to the future.

We continue to grow and develop our extensive menu of products and services. For instance, commercial-relationship banking has assumed a more important role in the Company's plans as the Bank strives to take on a more commercially-oriented focus. Toward this end, the introduction of comprehensive PC-based, cash-management services will provide a new source of fee income and enable us to serve our existing customers better and attract commercial business in all areas of the state. In addition, the Financial Services area is an important source of fee income as well. At year-end, trust customer assets under investment management had grown to almost $83 million while our full-service brokerage unit (offering products through Infinex Financial Group) produced record results. The brokerage unit is primarily responsible for the sale of mutual funds, annuities and other selected insurance products to our customers. In 1999, the Bank intends to broaden its product offerings of other insurance products through a strategic alliance with one or more established vendors.

Our banking subsidiary, SSB, continued to do very well on both the consumer and commercial banking fronts. For example, transaction-based deposit accounts increased more than 50% on a year-to-year basis while commercial loans (which now represent 30% of all loans) rose 11.7% as compared to year-end 1997. Local decision making, "reasonable" banking fees, and great customer service have made this success possible. As we reaffirm our commitment to community banking excellence, SSB is focusing even more intently on providing superior customer service. Being more responsive to our customers in terms of problem resolution, accuracy and promptness is a particularly critical ingredient in our business plan. Toward this end, in the first quarter of 1999, the Bank designated Richard Fracasso, a senior executive officer of SSB and head of Consumer Banking, to be responsible for bank-wide customer service.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The competitive nature of our business also continues to change and, in some cases, quite dramatically. As the national and regional economies strengthened and the level of market interest rates declined markedly, the level of price competition for loans and deposits intensified--not unlike the late 1980s--while non-bank financial institutions such as brokerage firms, mortgage companies and credit unions continued to compete aggressively without the regulatory mandates imposed on the banking industry. Despite this intense competition, we have managed to stay ahead of our peers in terms of financial performance and plan to continue to do so.

We also continue to analyze and review opportunities to grow our franchise. For instance, a few larger regional banks may well divest some of their smaller or medium-sized branch offices and this eventuality may work to our benefit. At this point, one or two strategically placed offices to develop commercial-related business might be of interest to us. In addition, we have not ruled out small bank acquisitions or mergers, but the remaining small banks that are publicly owned in Connecticut are few. Recent acquisition prices still remain high relative to either our share price or multiples of earnings paid. Nonbank subsidiaries, similar to our auto-finance unit, are more attractive because of their ability to generate both loan volume and noninterest income quickly.

Clearly, the Company is ready for the Year 2000, or Y2K as the issue is known. As we mentioned previously, the Bank converted its entire operating system and all of its components to a Year 2000 certified vendor in mid-1998. Banks are probably the most well prepared industry in the nation, owing to the persistent oversight of government regulators since early 1998. SSB, as part of a bank-holding company, is subject to examination by the Federal Reserve Bank, the FDIC and the Connecticut State Banking Department. Except for some isolated testing, we will be prepared for Y2K before you read this report. We are looking forward to measurable productivity improvements with our new operating system, as well as the introduction of new products and services in the first half of 1999. Most notably, they will include Internet banking and bill-paying services.

As a Company, we are still very much focused on improving shareholder value. Over the past five years, Bancorp Connecticut has split its share price three times, undertaken a significant stock repurchase program, instituted a dividend reinvestment program and raised our cash dividend each year. During this period, we have also continued to produce record earnings each year. As discussed previously, liquidity of our stock remains an issue and one which we hope to improve over time. First and foremost, however, is the execution of our aggressive business plan for 1999. We plan to be around for the millennium, which will mark the Bank's 140th anniversary. At the same time, as a publicly owned company, we are very aware of and continue to review all of our strategic options.

The directors, officers, and staff are grateful for your continued interest and support.

Sincerely,



/s/ Robert D. Morton
------------------------
    Robert D. Morton
    President and Chief Executive Officer

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                              GROWTH AND EXPANSION
                              --------------------


-------------------------          --------------------------
OUR SUCCESS HAS NOT BEEN           [IMAGE OMITTED]
LIMITED TO THE COMMERCIAL          Ray Jannelli and Donna
AREA -- CONSUMER LOAN AND          Ierardi, Branch Manager of
DEPOSIT ACTIVITY ALSO              the Wallingford Office.
EXCEEDED PROJECTIONS.              --------------------------
-------------------------


IN AUGUST 1998, SSB ESTABLISHED A BRANCH OFFICE IN WALLINGFORD, CONNECTICUT AT 950 NORTH COLONY ROAD, EXPANDING ITS MARKET AREA AND EXTENDING ITS BRANCH NETWORK BEYOND SOUTHINGTON.

                                   ----------

Wallingford was selected as our first out-of-town branch to capitalize on the consolidation in the banking industry and address the needs of businesses that desire more personal attention. Recognizing this as a key success factor, we staffed the branch with experienced professionals like Ray Jannelli, Vice President, who directs our commercial business efforts. Local decision making and our timely entry into the Wallingford market resulted in loan and deposit activity exceeding projections.

Overall, the bank's growth in deposits continued to reflect more transaction accounts, including growth in our business accounts as well as our popular Money Fund Max Account, a consumer checking account, paying a money market rate. Loan growth reflected our continued emphasis on meeting the banking needs of businesses and professional organizations.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                                   TECHNOLOGY
                                   ----------


                                                           --------------------
                    ----------------------------           THE BANKING INDUSTRY
                    [IMAGE OMITTED]                        HAS BEEN CITED AS ONE
                    Lynndel Bartulis, Vice                 OF THE MOST PREPARED
                    President, chairs the Bank's           INDUSTRIES IN THE
                    Year 2000 Compliance and               NATION.
                    Readiness Team.                        --------------------
                    ----------------------------

TECHNOLOGY IMPROVEMENTS PLAYED A MAJOR ROLE AT SSB THROUGHOUT THE YEAR AND WILL CONTINUE TO BE AN IMPORTANT FACTOR IN THE NEW MILLENNIUM.

                                   ----------

------------------
[IMAGE OMITTED]
SSB's new in-house
computer system.
------------------

In July, we installed a new in-house computer system to position SSB to better meet customer demand for new and enhanced products and services such as home banking and bill paying services. This new system is Year 2000 compliant, further supporting our decision to upgrade to this state-of-the-art technology.

As with all industries, Year 2000 readiness is a top priority in 1999. The banking industry has been cited as one of the most prepared industries in the nation. The bank's progress in preparing for the Year 2000 is regulated, examined and monitored by three regulatory agencies: the FDIC, the Connecticut State Banking Department and the Federal Reserve Bank.

In 1997, SSB established an internal committee to address Year 2000 issues, including the system upgrade mentioned, the testing of all systems and the review of all operating procedures. All that remains are a few isolated testing routines that will be completed in the second quarter of 1999. SSB will be ready for the Year 2000.

-----------------------------
[IMAGE OMITTED]
Fran LaPila, teller, utilizes
SSB's new computer system to
assist a customer.
-----------------------------

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                           BCI FINANCIAL CORPORATION
                           -------------------------


                                                           ---------------------
                                                           WITH FAST TURNAROUND
                                                           OF LOAN APPLICATIONS,
                                                           COMPETITIVE RATES AND
                                                           SUPERIOR CUSTOMER
                                                           SERVICE, THE COMPANY
                                                           EXCEEDED ITS LOAN
                                                           PRODUCTION OBJECTIVE
                                                           FOR THE YEAR.
                                                           ---------------------

FORMED AS A SUBSIDIARY OF SSB IN MID-1998, BCI FINANCIAL PROVIDES THE BANK WITH AN EFFECTIVE DELIVERY CHANNEL FOR AUTO LOAN FINANCING.

                                   ----------

With  consumers   increasingly  receiving  their  financing  directly  from  the dealership, BCIF's team of experienced professionals provides quick turnaround of loan applications, competitive rates and superior customer service.

In 1999, BCIF will expand to work with more dealerships throughout the state of Connecticut and establish relationships with other financial institutions for the sale of loan production. This expansion of production and sales channels will provide a growing stream of loan volume and a new source of noninterest income to the bank.

                                                  ------------------------------
                                                  [IMAGE OMITTED]
                                                  Tim Rourke, President of BCIF
                                                  with customer, Robert Winner,
                                                  Finance Manager for Richard
                                                  Chevrolet in Cheshire, CT.
                                                  ------------------------------

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                                   BROKERAGE
                                   ---------


                                                           ---------------------
                                                           SSB'S BROKERAGE
                                                           SERVICES UNIT,
                                                           OFFERED THROUGH
                                                           INFINEX FINANCIAL
                                                           GROUP, PERFORMED VERY
                                                           WELL IN 1998.
                                                           ---------------------

SSB's brokerage services unit (with products offered through Infinex Financial Group) had an outstanding year in assisting our customers with their financial planning needs. Managed by David Smith, Investment Executive, this unit provides convenient access to:

o    Mutual funds
o    Fixed, indexed and variable annuities
o    Individual stocks and bonds
o    Retirement plans/IRA's
o    Life insurance products
o    Long-term care insurance

David works closely with his clients by helping them understand and select the best products to meet their financial goals. Developing plans for retirement or college education are just some of the ways David and his staff have provided sound financial advice to our customers.


                                                                 ---------------
                                                                 [IMAGE OMITTED]
                                                                 ---------------

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------


GENERAL

The following discussion and analysis presents a review of the financial condition and results of Bancorp Connecticut, Inc. (the "Corporation"). Since Southington Savings Bank (the "Bank") is the sole subsidiary of the Corporation, the Corporation's earnings and financial condition are predicated almost entirely on the performance of the Bank. This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.

The Bank's results of operations depend primarily upon the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is affected by the provision for loan losses, the fees it charges for its financial services, security gains and losses, administrative expenses, other real estate expenses and income taxes.

The Bank has two subsidiaries. BCI Financial Corporation ("BCIF"), an indirect auto finance sales company, commenced operations April 23, 1998. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation, to take advantage of changes in Connecticut state tax statutes, which will serve to lower the Corporation's effective tax rate beginning in 1999.

INVESTMENTS

On December 31, 1998, investment securities totaled $217,333,000 as compared to $166,712,000 at year-end 1997, an increase of 30.4% primarily due to the implementation of a strategy to purchase approximately $43 million of U.S. Government and agency obligations, including mortgage participation certificates. The investments were funded by broker repurchase agreements and Federal Home Loan Bank borrowings to provide a positive net interest spread. An increase of $5.2 million in retail repurchase agreements from December 31, 1997 was also primarily invested in these securities as well as capital trust preferred securities. Investments in U.S. Government and agency obligations, mortgage-backed securities and capital trust preferred securities increased $20,138,000, $27,635,000 and $8,914,000, respectively, from December 31, 1997.
Net unrealized gains within the investment portfolio at December 31, 1998 were $1,251,000 as compared to $3,146,000 at year-end 1997.

On December 31, 1998, approximately 69.6% or $41,200,000 of the marketable equities securities portfolio was comprised of money market preferred stocks. These securities are highly liquid, reprice every 49 days and are subject to the tax advantages of the Federal and state dividends received deductions.


The following table sets forth the carrying amount of investment securities at the dates indicated:

                                                         December 31,
                                            ------------------------------------
(in thousands)                                 1998          1997         1996
--------------------------------------------------------------------------------
Held-to-maturity (at cost):
  United States Government and
    agency obligations                      $     --      $     --      $ 22,651
  Municipal bonds                                 --            --         3,252
  Mortgage-backed securities                      --            --        18,194
--------------------------------------------------------------------------------
    TOTAL HELD-TO-MATURITY                  $     --      $     --      $ 44,097
================================================================================
Available-for-sale (at market):
  United States Government and
    agency obligations                      $ 47,755      $ 27,617      $ 15,067
  Municipal bonds                              3,683         3,432            --
  Capital trust preferreds                    12,966         4,052            --
  Mortgage-backed securities                  93,131        65,496        26,216
  Marketable equity securities                59,204        61,815        56,531
  Mutual funds                                   594         4,300         7,701
--------------------------------------------------------------------------------
    TOTAL AVAILABLE-FOR-SALE                $217,333      $166,712      $105,515
================================================================================

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                                     LOANS
                                     -----


Loans  increased  $22,992,000 or 9.0% to  $278,440,000 at December 31, 1998 from
$255,448,000 at December 31, 1997 primarily due to a higher volume of commercial and commercial real estate loan originations and loans closed by BCIF, the Bank's auto loan financing subsidiary. Commercial loans increased $5,565,000 or 14.9% and represented 15.0% of the loan portfolio at December 31, 1998.
Commercial real estate mortgages increased $3,365,000 or 8.6%, representing approximately 14.9% of total loans. Consumer loans increased $10,688,000 or 22.3% primarily due to loans closed by BCIF. At December 31, 1998, the consumer loan portfolio of $58,560,000 consisted of 57.4% of home equity loans and lines of credit, 32.3% automobile loans and 10.3% other consumer loans.

At year-end 1998, loans collateralized by residential real estate, including home equity loans and lines of credit, represented 60.8% of the total loan portfolio.


The following table shows the Bank's loan portfolio at the end of the last five years.


                                                 December 31,
                            ----------------------------------------------------
(in thousands)                 1998       1997       1996       1995       1994
--------------------------------------------------------------------------------
Residential real estate     $137,326   $134,494   $134,000   $132,566   $125,833
Commercial real estate        42,408     39,043     35,472     34,598     33,660
Real estate  construction      3,689      3,003      6,234      2,463      2,233
Commercial                    42,857     37,292     37,050     31,971     25,753
Consumer                      58,560     47,872     39,388     35,556     33,063
--------------------------------------------------------------------------------
  TOTAL LOANS               $284,840   $261,704   $252,144   $237,154   $220,542
================================================================================

The following table shows the maturity and repricing of loans (excluding commercial and residential real estate mortgages and consumer loans outstanding) as of December 31, 1998. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.


                                                  Maturing or Repricing
                                     -------------------------------------------
                                      Within   After one       After
                                         one  but within        five
(in thousands)                          year  five years       years       Total
--------------------------------------------------------------------------------
Real estate construction             $ 3,689     $    --     $    --     $ 3,689
Commercial                            31,961      10,025         871      42,857
--------------------------------------------------------------------------------
  TOTAL                              $35,650     $10,025     $   871     $46,546
================================================================================

Loans maturing/repricing after one year with:
  Fixed interest rates                           $ 6,560        $871
  Variable interest rates                          3,465          --
--------------------------------------------------------------------
    TOTAL                                        $10,025        $871
====================================================================


NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

Nonperforming assets declined to $1,599,000 at year-end 1998 as compared to $4,039,000 at year-end 1997. Nonperforming loans decreased to $1,265,000 or 0.4% of total loans as compared to $2,861,000 or 1.1% at December 31, 1997. Foreclosed real estate at year-end 1998 declined to $334,000 from $1,178,000 at year-end 1997 primarily from the sale of 5 lots of a 17-lot residential subdivision at a net gain of $113,000. At year-end 1998, the unsold lots in the subdivision represented 69.6% of total foreclosed real estate.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The following table shows the Bank's nonperforming assets at the end of the last five years.


                                                   December 31,
                                 -----------------------------------------------
(dollars in thousands)             1998      1997      1996      1995      1994
--------------------------------------------------------------------------------
Nonaccrual loans
  Residential real estate        $  705    $1,988    $2,060    $3,650    $3,392
  Commercial real estate            402       258       337     1,134     1,465
  Commercial                         60       387       306     1,062     1,030
  Consumer                           98       228       236       410       340
--------------------------------------------------------------------------------
    Total nonaccrual loans        1,265     2,861     2,939     6,256     6,227
Accruing loans past due 90
  days or more                       --        --        --        --        --
--------------------------------------------------------------------------------
    Total nonperforming loans     1,265     2,861     2,939     6,256     6,227
Foreclosed real estate              334     1,178     1,367       872       641
--------------------------------------------------------------------------------
    Total nonperforming assets   $1,599    $4,039    $4,306    $7,128    $6,868
================================================================================
Nonperforming loans as a
  percentage of total loans        0.44%     1.09%     1.17%     2.64%     2.82%
================================================================================
Nonperforming assets as a
  percentage of total assets       0.31%     0.91%     1.03%     1.86%     1.92%
================================================================================
Restructured loans in
  compliance with modified
  terms not included above           --        --        --        --        --
================================================================================

The Bank classifies loans as being on nonaccrual status when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 1998, 1997 and 1996 on all nonaccrual loans under the original loan terms was approximately $203,000, $335,000 and $354,000, respectively. Actual income collected on these loans during 1998, 1997 and 1996 was $90,000, $201,000 and $228,000,
respectively.

Management reviews the loan portfolio on a quarterly basis to identify loans that are impaired. A loan is considered impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the loan agreement. Generally, nonaccrual loans as well as classified loans past due greater than 60 days are reviewed for impairment as well as other loans that are monitored internally due to possible credit risk. Smaller-balance homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves established based on historical loss experience. The measurement of impairment is based on the fair value of collateral for collateral-dependant loans or the present value of future cash flows for other loans.

The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 1998.


                                                  Basis of measurement
                                     -------------------------------------------
                                                   Present value
                                                     of expected
                                        Fair value        future
(in thousands)                       of collateral     cash flow           Total
--------------------------------------------------------------------------------
Commercial real estate                      $1,301          $ --          $1,301
Commercial                                     532           113             645
--------------------------------------------------------------------------------
  Total impaired loans                      $1,833          $113          $1,946
================================================================================

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The Bank also has $5,380,000 in real estate loans and $569,000 in other loans that are current or less than 90 days past due. These loans were not deemed impaired but were considered potential problem loans. A loan is considered a potential problem loan if it is risk-rated substandard or doubtful in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problem loan status to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.

The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 1998, the allowance was $5,549,000 or 438.7% of nonperforming loans as compared to $5,306,000 or 185.5% of nonperforming loans on December 31, 1997.



                                                          Year Ended December 31,
                                  -------------------------------------------------------------------
(dollars in thousands)               1998           1997           1996           1995           1994
-----------------------------------------------------------------------------------------------------
Balance at beginning of year      $ 5,306        $ 4,875        $ 5,488        $ 6,136        $ 6,447
Charge-offs:
  Residential real estate             (29)          (219)          (264)          (341)          (238)
  Commercial real estate               --             --           (169)          (161)          (172)
  Commercial                           --            (94)          (446)          (227)          (225)
  Consumer                           (126)           (76)          (334)          (312)          (141)
-----------------------------------------------------------------------------------------------------
    Total                            (155)          (389)        (1,213)        (1,041)          (776)
-----------------------------------------------------------------------------------------------------
Recoveries:
  Residential real estate              35             14              8              2              1
  Commercial real estate               --             18             20             --              1
  Commercial                           30             96             51             98             89
  Consumer                             65             92             86            113            132
-----------------------------------------------------------------------------------------------------
    Total                             130            220            165            213            223
-----------------------------------------------------------------------------------------------------
Net charge-offs                       (25)          (169)        (1,048)          (828)          (553)
Provision for loan losses             268            600            435            180            242
-----------------------------------------------------------------------------------------------------
Balance at end of year            $ 5,549        $ 5,306        $ 4,875        $ 5,488        $ 6,136
=====================================================================================================
Ratio of net charge-offs to
  average loans outstanding          0.01%          0.07%          0.43%          0.36%          0.26%
=====================================================================================================


The following table illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations.



                                                                         December 31,
                             ---------------------------------------------------------------------------------------------------
                                     1998                1997                1996                1995                1994
                             ---------------------------------------------------------------------------------------------------
                                         Percent             Percent             Percent             Percent             Percent
                                        of Loans            of Loans            of Loans            of Loans            of Loans
                                        to Total            to Total            to Total            to Total            to Total
(dollars in thousands)        Amount      Loans     Amount    Loans     Amount    Loans     Amount    Loans     Amount    Loans
--------------------------------------------------------------------------------------------------------------------------------
Residential real estate      $  559        48%     $  652      51%     $  659      53%     $  367      56%     $  479      57%
Commercial real estate          847        15         804      15         752      14         803      15       1,129      15
Real estate construction         48         1          38       1          83       2          35       1          33       1
Commercial                    1,343        15       1,194      15       1,162      15       1,209      13       1,069      12
Consumer                        962        21         756      18         620      16         541      15         565      15
Unallocated                   1,790        --       1,862      --       1,599      --       2,533      --       2,861      --
--------------------------------------------------------------------------------------------------------------------------------
  TOTAL                      $5,549       100%     $5,306     100%     $4,875     100%     $5,488     100%     $6,136     100%
================================================================================================================================

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


DEPOSITS

Total deposits increased $28,264,000 or 8.9% for 1998 as compared to year-end 1997. NOW account deposits increased $17,629,000 or 70.8% for 1998 as compared to year-end 1997 primarily due to the promotion of the Bank's money fund checking product that pays a rate of interest comparable to rates paid on money market mutual funds. Also during 1998, noninterest-bearing demand deposits, which provide both a low cost of funding and a source of service fee income, increased $8,610,000 or 33.4% from year-end 1997 primarily as a result of the opening of the Wallingford branch and an increased emphasis on relationship banking with the Bank's commercial customers.

Time certificates of deposit, which range from terms of 3 months to 5 years, declined $8,828,000 or 5.2% at year-end 1998 as compared to 1997. On December 31, 1998, approximately 73.6% of the certificates of deposit either mature or reprice within one year. At this time, the Bank does not utilize brokered deposits as a funding source.

The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table.



                                                                 Year Ended December 31,
                                         ---------------------------------------------------------------------
(dollars in thousands)                            1998                     1997                     1996
--------------------------------------------------------------------------------------------------------------
                                           Amount      Rate         Amount      Rate         Amount      Rate
--------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits      $ 29,633      0.00%      $ 22,248      0.00%      $ 19,662      0.00%
NOW accounts                               32,846      2.94         19,301      2.35         14,495      1.76
Regular savings                            65,778      2.07         61,650      2.25         61,690      2.25
Money market savings                       36,555      3.54         33,950      3.34         35,952      3.36
Certificates of deposit                   163,196      5.33        171,471      5.48        167,399      5.54
Club accounts                                 435      2.99            426      3.29            420      3.33
-------------------------------------------------                 --------                 --------
  TOTAL                                  $328,443                 $309,046                 $299,618
=================================================                 ========                 ========


Maturities of time certificates of deposit in amounts of $100,000 or more outstanding at December 31, 1998 are summarized as follows:

        (in thousands)
        --------------------------------------------------
        3 months or less                           $ 3,653
        Over 3 months through 6 months               4,178
        Over 6 months through 12 months              3,142
        Over 12 months                               7,304
        --------------------------------------------------
          TOTAL                                    $18,277
        ==================================================

BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase increased $25,148,000 or 45.4% to $80,516,000 at year-end 1998 as compared to year-end 1997. Repurchase agreements involve the sale of securities to either broker/dealers or retail customers under agreements to repurchase the identical securities at a future date. The Bank uses broker/dealer repurchase agreements to fund specific investment securities transactions. Such repurchase agreements have maturities of up to 10 years; however, those with terms of three years or greater may be callable two years after issuance by the broker/dealer. Retail repurchase agreements are offered primarily to commercial customers as a method of providing collateral for funds that exceed the maximum regulatory insurance coverage. As of December 31, 1998, broker/dealer repurchase agreements and retail repurchase agreements totaled $62,560,000 and $16,181,000, respectively.

The Bank also uses the Federal Home Loan Bank of Boston (the "FHLB") as a source of funds. Advances (i.e. borrowings) are used primarily to match certain loan originations and securities purchases as well as to manage the maturities of interest-bearing liabilities as part of the Bank's overall asset/liability management strategy. FHLB advances totaled $40,630,000 at year-end 1998 as compared to $20,630,000 at year-end 1997.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


ASSET/LIABILITY MANAGEMENT AND INTEREST RATE RISK

The Bank's assets and liabilities are managed to maximize net interest income while maintaining a level of interest rate risk that is prudent and manageable. Interest rate risk is the sensitivity of net interest income to fluctuations in interest rates over both short-term and long-term time horizons. Management establishes overall policy and interest rate risk tolerance levels which are administered by the Bank's Asset/Liability Committee on a monthly basis. Interest rate risk is measured through the use of a static interest rate sensitivity report and a dynamic simulation model.

The interest-rate sensitivity report measures the difference between interest-earning assets that reprice or mature within various time horizons and interest-bearing liabilities that reprice or mature within the same time horizons. Assumptions are also made on the rate of prepayment of principal on loans and mortgage-backed securities and an estimate, based on historic trends, that regular savings deposits will transfer to higher yielding deposits at an annual decay rate of 3.5%. To limit exposure to fluctuating interest rates, it is the policy of the Bank to maintain the difference (GAP) between interest rate-sensitive assets and interest rate-sensitive liabilities within a range of +/- 10% of total assets in the one-year time frame. At December 31, 1998, rate-sensitive assets exceeded rate-sensitive liabilities in a one-year time frame by $9,046,000 or 2.0% of total assets.

Although the rate sensitivity analysis indicates how well matched maturing or repricing assets and liabilities are in a given time frame, it does not measure the asymmetrical movement of asset and liability yields. The Bank utilizes a simulation model to measure the potential change in net interest income due to an immediate increase or decrease in market interest rates of up to 200 basis points. Various assumptions regarding the shape of the yield curve, the pricing characteristics of loan and deposit products and borrowings and prepayments of loans and investments are built into the model. The following table indicates that the estimated percentage change in net interest income for the next twelve months from a change in interest rates of 200 basis points is within the 10% tolerance limit set by management.

Change in Rate     % Change in Net Interest Income
--------------------------------------------------
+200 bp                                     -2.71%
-200 bp                                     -0.95%

Due to the numerous assumptions built into the simulation model, actual results may differ from estimated results. Factors other than changes in interest rates could also impact net interest income. For example, the majority of the Bank's deposit base is composed of local retail customers who tend to be less sensitive to interest rate changes than other funding sources. In addition, an increase in competitive pricing could cause loan yields to decline and deposit costs to rise.

Both the rate sensitivity analysis and simulation model indicate that a rise in interest rates would negatively impact earnings. Strategies for maintaining risk limits may include but are not limited to the purchase and sale of loans, borrowing from the Federal Home Loan Bank of Boston, the purchase and sale of available-for-sale securities and a change in the composition of deposits. Although not utilized in 1998, interest rate swaps may be used to correct interest rate mismatches. Strategies utilized in 1998 include the sale of fixed rate newly originated 30-year mortgages into the secondary mortgage market with servicing released, the addition of intermediate term fixed rate home equity and automobile loans and the promotion of the Bank's money fund checking product. In addition, to increase net interest income, the Bank purchased $43 million of U.S. Government and agency obligations, including mortgage participation certificates, which were funded by repurchase agreements and Federal Home Loan Bank borrowings.

The Bank maintains a trading account, designated as trading securities, for the purpose of generating gains on short-term fluctuations in the market price of bond and equity securities. The Bank's Board of Directors approves trading policy limits, which include the type of securities that can be purchased as well as maximum size and maturity limits. In addition, they also establish monthly and quarterly net trading loss limits. If the monthly or quarter-to-date net trading losses exceed the predetermined loss limit, trading activity will cease and will not resume until the Board approves continuance.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


INTEREST RATE SENSITIVITY


                                                                               December 31, 1998
                                                  -----------------------------------------------------------------------
(dollars in thousands)                            1-3 months  4-6 months  7-12 months  1-5 years    5+ years        Total
-------------------------------------------------------------------------------------------------------------------------
ASSETS SUBJECT TO INTEREST RATE ADJUSTMENT:
  Short-term investments                           $    172    $     --     $    --    $     --    $      --     $    172
  Investment securities                              50,491       7,874      10,004      57,730       94,066      220,165
  Adjustable rate mortgages                          25,572      15,919      32,124      40,669           --      114,284
  Fixed rate mortgages                                6,063       4,305       8,053      36,978       19,987       75,386
  Consumer and commercial loans                      26,452       3,623       8,067      37,637       19,391       95,170
-------------------------------------------------------------------------------------------------------------------------
    TOTAL RATE-SENSITIVE ASSETS                    $108,750    $ 31,721     $58,248    $173,014    $ 133,444     $505,177
=========================================================================================================================
LIABILITIES SUBJECT TO INTEREST RATE ADJUSTMENT:
  NOW accounts                                     $ 20,823    $     --     $    --    $     --    $  21,705     $ 42,528
  Regular savings                                       604         604       1,208       9,326       57,287       69,029
  Federal funds purchased and
    repurchase agreements                            19,836          --       2,800      32,880       25,000       80,516
  Money market deposits                              22,965          --          --          --       16,353       39,318
  Certificates of deposit                            40,847      35,675      41,511      42,246           --      160,279
  Advances from FHLB                                  2,000          --         800         830       37,000       40,630
-------------------------------------------------------------------------------------------------------------------------
    TOTAL RATE-SENSITIVE LIABILITIES               $107,075    $ 36,279     $46,319    $ 85,282    $ 157,345     $432,300
=========================================================================================================================
  Excess (deficiency) of rate-sensitive assets
    over rate-sensitive liabilities                $  1,675    $ (4,558)    $11,929    $ 87,732    $ (23,901)    $ 72,877
-------------------------------------------------------------------------------------------------------------------------
  Cumulative excess (deficiency)                   $  1,675    $ (2,883)    $ 9,046    $ 96,778    $  72,877
=========================================================================================================================
  Cumulative rate-sensitive assets as a
    percentage of rate-sensitive liabilities          101.6%       98.0%      104.8%      135.2%       116.9%
  Cumulative excess (deficiency) as a
    percentage of total assets                          0.4%       (0.7)%       2.0%       21.8%        16.4%
=============================================================================================================
Excluding regular savings:
  Excess (deficiency) of rate-sensitive assets
    over rate-sensitive liabilities                $  2,279    $ (3,954)    $13,137    $ 97,058    $  33,386     $141,906
-------------------------------------------------------------------------------------------------------------------------
  Cumulative excess (deficiency)                   $  2,279    $ (1,675)    $11,462    $108,520    $ 141,906
=========================================================================================================================
  Cumulative rate-sensitive assets as a
    percentage of rate-sensitive liabilities          102.1%       98.8%      106.1%      141.2%       139.1%
  Cumulative excess (deficiency) as a
    percentage of total assets                          0.5%       (0.4)%       2.6%       24.5%        32.0%
=============================================================================================================

LIQUIDITY AND CAPITAL RESOURCES

Liquidity represents the ability of the Bank to meet customer loan demand, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, maturities, prepayment and sales of its securities and income generated from operations.

The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston, of which it is a member. The Bank is eligible to borrow against its assets in an amount not to exceed collateral as defined by the FHLB. As of December 31, 1998, qualified collateral totaled $129,059,000. The Bank's actual borrowings on that date were $40,630,000.

As of December 31, 1998, the Bank had liquid assets consisting of cash, Federal funds sold, money market preferred stock and unpledged U.S. Government and agency obligations totaling $86,978,000 or 16.7% of total assets, indicating an acceptable level of liquid assets and within the Bank's policy limits. The Bank also had additional marketable equity securities with a market value of $18,598,000 that could be converted to cash if necessary. At December 31, 1998, commitments to extend credit totaled $33,683,000 as compared to $47,489,000 at December 31, 1997.

The Corporation's improvement in earnings during 1998 led to an increase in dividend payments to shareholders. Dividends paid in 1998 totaled $2,773,000 or $0.54 per share as compared to $2,355,000 or $0.46 per share in 1997 (reflecting an adjustment per share for a two-for-one stock split on December 1, 1997 which was effected in the form of a stock dividend). See Note 10 to the Corporation's Consolidated Financial Statements for a description of the applicable restrictions on the Corporation's ability to pay dividends.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


Shareholders' equity at year-end 1998 increased to $49,916,000 as compared to $46,947,000 as of the prior year-end. Under regulatory definitions, an institution is considered well capitalized (the highest rating) if its leverage capital ratio is 5% or higher, its Tier 1 risk-based capital ratio is 6% or higher and its total risk-based capital ratio is 10% or higher. On December 31, 1998, the Corporation had a leverage capital ratio of 9.5%, a Tier 1 risk-based capital ratio of 16.0% and a total risk-based capital ratio of 17.3% as compared to 10.4%, 15.9% and 17.2% for 1997, respectively.

YEAR 2000
---------

PROJECT PLAN

Management recognizes the major impact the Year 2000 computer chip problem will have on all corporations doing business. The following plan has been implemented to identify critical systems that must be modified to avoid any disruption of daily business. Several of the phases are ongoing concurrently.

AWARENESS PHASE: Management created a Year 2000 project team to develop an overall Year 2000 strategy, provide education to employees and to establish corporate accountability. The awareness phase was completed February 28, 1998.

RISK ASSESSMENT PHASE: Beginning in March 1998, an assessment of all hardware, software, networks and other processing platforms was performed. Year 2000 problems have been identified and mission critical applications prioritized. In July 1998, the Bank completed the conversion to a new core processing system utilizing Jack Henry & Associates software and IBM AS400 hardware, both of which have been certified Year 2000 compliant. This new data processing solution addresses many of the Bank's mission critical applications. The risk assessment phase includes the development of contingency plans for all mission critical applications. The development of contingency plans lagged behind the original target date because of the need to reevaluate the risk assessments as a result of the bankwide effort to convert to the new core processing system. The risk assessment phase was completed on December 31, 1998.

RENOVATION PHASE: Management established a December 31, 1998 target date for replacement or modification of the Bank's mission critical internal applications to allow for a full year of testing. This phase was essentially completed ahead of time with the replacement of the core data processing system.

VALIDATION PHASE: This phase provides for the testing of hardware, software, interfaces and integration with other systems. It also includes testing and certifying third parties for Year 2000 readiness. The Bank's new core processing system has been certified Year 2000 compliant by its manufacturer. However, the Bank intends to perform its own independent tests rather than utilize proxy testing results from the vendor. In addition, the Bank intends to retain the services of an independent party to review overall plan effectiveness and the results of testing. Management expects to complete the validation phase on all critical systems by June 30, 1999.

IMPLEMENTATION PHASE: As applications become certified they will be considered to be placed into service. Management will assess the impact of any system failing the certification tests and will implement the contingency plan developed for that application. The Bank's primary internal technological systems including core processing system, teller equipment and local area network have already been placed in service. Management expects implementation of all critical systems by June 30, 1999.

COSTS

In 1997, the Bank completed an extensive analysis of its data processing systems and decided to bring its core processing system in-house rather than continue in a service bureau relationship environment. The decision to move to an in-house solution was primarily based on the improved operating effectiveness, enhanced new product development and expanded management reporting the new system could provide. However, the additional benefit of the decision was the purchase of a mainframe computer, banking software and peripheral devices that have already been certified Year 2000 compliant. The cost of the new software and hardware (which includes all new teller equipment) acquired for the July 1998 conversion totaled $1,991,000. The cost has been capitalized and is being depreciated over the useful lives of the assets, approximately $437,000 per year.

The Corporation does not separately track the internal costs associated with its Year 2000 readiness project, and such costs are primarily the portion of an employee's time spent on Year 2000 related issues.

Due to the recent conversion, the Bank does not expect to incur any additional significant Year 2000 costs for further equipment replacement. Management expects to incur Year 2000 readiness costs primarily from labor costs in the testing and validation of systems, professional consulting costs and marketing costs to keep customers informed of Year 2000 progress. Management has budgeted $100,000 for those costs.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


RISKS AND CONTINGENCIES

Based upon a self-assessment of its current Year 2000 readiness, management believes that the greatest Year 2000 uncertainties and exposures are not within its own technological systems but within its third-party vendor relationships and its commercial borrowers.

As of year-end 1998, the Bank has devoted the majority of its efforts to convert to the new core processing system. By June 30, 1999, when the validation phase of the Year 2000 will be completed, significant third-party vender exposures will be identified and contingency plans developed to reduce those exposures.

The Bank has completed mailings to its larger commercial borrowers. These mailings included Year 2000 thought provoking information and a questionnaire to be completed by the borrower so that the Bank could analyze individual responses to critical issues. In addition, the Bank has completed the process of randomly selecting and contacting an appropriate number of borrowers with smaller overall relationships. This has addressed a mixture of various sized relationships within the entire commercial portfolio. Risk data as to what the borrower is doing to ensure Year 2000 compliance has been collected and includes the following assessments: technological capabilities, external vendors, communications equipment, disaster recovery plans and other operating systems.

The Bank is also subject to the safety and soundness standards for Year 2000 readiness established by the Federal Deposit Insurance Corporation and the State of Connecticut Banking Department and has completed the Limited Phase 2 examinations by these agencies to date. Management believes it will be able to comply with all standards set forth by the regulatory agencies.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1998 AND 1997
-----------------------------------------------------

OVERALL

For 1998, the Corporation had net income of $6,345,000 as compared to $5,896,000 in 1997, an increase of 7.6%. The increase was primarily due to higher net interest income and net security gains partially offset by increases in noninterest expenses and establishment of a valuation allowance against a state deferred tax asset as a result of creating a passive investment company (see "Income Taxes" and Note 12). Net income generated an annual return on average assets of 1.29% for 1998 as compared to 1.39% for 1997. Return on average equity for 1998 was 13.07% as compared to 13.48% for 1997.

INTEREST INCOME

Interest income increased $3,441,000 or 10.8% to $35,345,000 in 1998 as compared to $31,904,000 in 1997. This increase was attributed to a 15.7% increase in average interest-earning assets partially offset by lower yields on taxable investment securities, resulting in the tax equivalent yield on total interest-earning assets decreasing to 7.67% for 1998 as compared to 8.06% for 1997.

INTEREST EXPENSE

Interest expense increased $2,279,000 or 14.0% to $18,506,000 in 1998 as compared to $16,227,000 for 1997. The rise in interest expense was largely due to a 15.7% increase in average interest-bearing liabilities, partially offset by a reduction in the rates paid primarily resulting from a decline in the general level of interest rates. In addition, a greater utilization of repurchase agreements and FHLB borrowings as a funding source caused the cost of funds to decrease slightly to 4.49% for 1998 as compared to 4.56% for 1997 as the average rates on these borrowings declined 4 basis points and 9 basis points, respectively, from 1997 average rates.

NET INTEREST INCOME

Net interest income increased $1,162,000 or 7.4% in 1998 as compared to 1997. The tax equivalent net interest margin for 1998 was 3.80%, down from 4.13% in 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses for 1998 was $268,000 as compared to $600,000 in 1997, a decrease of 55.3%. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current market conditions and the level of the allowance for loan losses as compared to nonperforming loans. The decrease in the provision for 1998 is commensurate with the reduction in nonperforming loans to $1,265,000 at December 31, 1998 from $2,861,000 at December 31, 1997, representing 0.44% and 1.09% of total loans, respectively. Net charge-offs for 1998 declined to $25,000 as compared to $169,000 for 1997. As of December 31, 1998, the ratio of loan loss reserves to nonperforming loans was 438.7% as compared to 185.5% for year-end 1997.

OTHER INCOME

Noninterest income increased $1,140,000 or 49.1% to $3,463,000 in 1998 as compared to $2,323,000 for 1997. The increase was primarily the result of a $433,000 or 51.6% increase in investment securities gains partially offset by a $190,000 or 182.7% decrease in net trading account gains. Favorable market conditions and a strategic shift in the mix of securities contributed to the higher level of net realized security gains. A higher level of assets under management and an increase in

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


estate settlement fees resulted in trust fees increasing $134,000 or 27.5% from the prior year. Brokerage fees increased $272,000 or 191.5% for 1998 as compared to 1997 due to higher sales volume and greater fee retention.

OTHER EXPENSES

Noninterest expenses increased $1,697,000 or 19.5% in 1998 as compared to 1997. Salaries and benefits rose $859,000 or 17.9% primarily from higher brokerage commissions attributed to higher sales volume, staff additions from the start-up of BCIF and the new Wallingford branch facility and temporary employee cost associated with the conversion process. Furniture and equipment expense increased $284,000 or 55.3% due to higher depreciation charges and the write-off of data processing equipment as a result of the Bank's installation of the new in-house core processing system. Data processing expense rose to $691,000, an increase of $123,000 or 21.7%, due to the conversion to and outsourcing of check image processing and proof of deposit. Advertising expense increased $99,000 or 26.9% as compared to 1997 due to the promotion of the Bank's demand deposit image statements, money fund checking product and new branch facility. Other noninterest expense increased $456,000 or 27.1%, reflecting increased fees for professional services, printing and forms supplies, telephone expense, postage and a number of miscellaneous expense categories. The increases in these expense categories are largely associated with BCIF, the Wallingford facility and data processing. Noninterest expenses in 1998 benefited from a reduction of $124,000 or 263.8% in foreclosed real estate expenses, resulting from fewer properties under management and gains on sales of foreclosed properties.

INCOME TAXES

The provision for income taxes increased to $3,292,000 in 1998 from $2,803,000 in 1997. The increase was primarily due to the generation of income before taxes of $9,636,000 in 1998 as compared to $8,698,000 earned in 1997 and a $337,000 charge related to state deferred tax assets to establish a passive investment company as discussed below. As a result, the effective income tax rates for 1998 and 1997 were 34.2% and 32.2%, respectively, and were lower than the expected statutory rate due to the Federal and state dividends received deduction and the Federal tax-exempt status of the Bank's municipal bond investments.

As of December 31, 1998, the Corporation had a net deferred tax asset of $1,901,000 which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Corporation's available-for-sale investment portfolio totaled $425,000. The change in this component directly impacts shareholders' equity. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,326,000. The change in this component directly impacts earnings. As of year-end, the Corporation has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period.

On May 19, 1998, the Connecticut state legislature enacted legislation which permits financial services companies which maintain an office in Connecticut, and have a minimum of five employees, the authority to create a limited passive investment company ("PIC") for the purpose of holding for investment loans collateralized by real estate free from Connecticut corporation business tax. The regulation is effective for income tax years beginning January 1, 1999. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation. The creation of the PIC required the recording of a valuation allowance of $477,000 against the Bank's deferred Connecticut tax asset and a related increase in income tax expense of $337,000 for the fourth quarter of 1998. Subsequently, for tax years beginning January 1, 1999, the Corporation's effective state tax rate will be eliminated.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1997 AND 1996
-----------------------------------------------------

OVERALL

For 1997, the Corporation had net income of $5,896,000 as compared to $5,024,000 in 1996, an increase of 17.4%. The increase was primarily due to higher net interest income and net security gains, supported by a modest increase in other expenses. Net income for 1997 represents an annual return on average assets of 1.39% as compared to 1.26% for 1996. Return on average equity for 1997 rose to 13.48% from 11.69% for 1996.

INTEREST INCOME

Interest income increased $1,996,000 or 6.7% to $31,923,000 in 1997 as compared to $29,927,000 in 1996. The increase is primarily attributed to a 5.9% increase in average interest-earning assets. In addition, higher yields on taxable investment securities caused the tax equivalent yield on total interest-earning assets to rise to 8.06% for 1997 as compared to 7.99% for 1996.

INTEREST EXPENSE

Interest expense increased $1,053,000 or 6.94% to $16,227,000 in 1997 as compared to $15,173,000 for 1996. The primary reason for the rise in interest expense was a 5.9% increase in interest-bearing liabilities. In

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


addition, a greater utilization of repurchase agreements and FHLB borrowings as a funding source caused the cost of funds to rise slightly to 4.56% for 1997 as compared to 4.51% for 1996.

NET INTEREST INCOME

Net interest income increased $943,000 or 6.4% in 1997 as compared to 1996. The tax equivalent net interest margin for 1997 was 4.14%, a slight increase from 4.10% in 1996.

PROVISION FOR LOAN LOSSES

The provision for loan losses for 1997 was $600,000 as compared to $435,000 in 1996, an increase of 37.9%. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current market conditions and the level of the allowance for loan losses as compared to nonperforming loans. The increase in the provision for 1997 was primarily generated by a rise in nonperforming loans from $2,939,000 at December 31, 1996 to $4,149,000 at June 30, 1997. Management's success in reducing problem loans, particularly in the fourth quarter of 1997, resulted in a decline in nonperforming loans at year-end 1997 to $2,861,000 or 1.09% of total loans as compared to 1.17% at year-end 1996. Net charge-offs for 1997 declined to $169,000 as compared to $1,048,000 for 1996. As of December 31, 1997, the ratio of loan loss reserves to nonperforming loans totaled 185.5% compared to 165.9% for year-end 1996.

OTHER INCOME

Noninterest income increased $618,000 or 36.7% to $2,303,000 in 1997 as compared to $1,685,000 in 1996. The increase of $495,000 or 144% was primarily the result of an increase in investment security gains and an $83,000 or a 400% increase in net gains on securities trading activity. An increase in the volume of investment securities as compared to 1996 as well as favorable market conditions both contributed to the higher volume of realized securities gains. A higher volume of assets under management also resulted in trust fees increasing $30,000 or 6.5% from the prior year. Brokerage fees increased $87,000 or 160.5% in 1997 as compared to 1996 due to an increase in sales volume.

OTHER EXPENSES

Noninterest expenses increased a modest $103,000 or 1.2% for 1997 as compared to 1996. Salaries and benefits rose $188,000 or 4.1% primarily from annual merit increases and an increase in incentive compensation related to the Corporation's financial performance. Advertising expense increased $50,000 or 15.6% primarily from the promotion of a new money fund checking product introduced during 1997. Data processing costs increased $50,000 or 8.0% primarily from an increase in the services provided by the Corporation's computer servicer. Noninterest expenses in 1997 were favorably impacted by a $138,000 or 74.4% reduction in foreclosed real estate expenses from 1996, resulting from a smaller volume of properties under management and gains on the sales of OREO properties. Legal expenses in 1997 also declined $115,000 or 42.4% primarily from lower costs incurred in administering nonperforming assets in 1997. In addition, legal expenses for 1996 were higher due to the settlement of a lawsuit.

INCOME TAXES

The provision for income taxes increased to $2,803,000 in 1997 as compared to $2,381,000 in 1996. The increase was primarily due to the generation of income before taxes of $8,698,000 in 1997 as compared to $7,405,000 in 1996. The effective income tax rate for 1997 and 1996 was 32.2% and is lower than the expected statutory rate due to the Federal and state dividends received deduction and the Federal tax-exempt status of the Bank's municipal bond securities.

As of December 31, 1997, the Corporation had a total deferred tax asset of $1,512,000, which was comprised of two separate components. A deferred tax liability based on the tax effect of the net unrealized holding gains in the Corporation's available-for-sale investment portfolio totaled $1,267,000. The change in this component directly impacts shareholders' equity. In addition, a deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,779,000. The change in this component directly impacts earnings. As of year-end, the Corporation has recorded no valuation allowance against deferred tax assets.

IMPACT OF INFLATION

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurements of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time and due to inflation. Virtually all assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Inflation, however, may impact a creditor's ability to service debt if the loan is variable in nature or if the creditor's income stream were to be adversely affected due to inflationary cycles. In addition, the effects of deflation on real estate values in Connecticut has a negative impact on a creditor's ability to recover the principal amount loaned on properties subsequently foreclosed upon. The impact

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


of inflationary/deflationary pressures are considered in the Bank's allowance for loan losses. See Nonperforming Assets and Allowance for Loan Losses.

ACCOUNTING PRONOUNCEMENTS

On June 15, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal years beginning after June 15, 1999 (January 1, 2000 for the Corporation). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of the derivative instruments are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that, since it does not use derivative instruments, the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL
--------------------------------------------------------------------------------



                                                                            Year Ended December 31,
                                            --------------------------------------------------------------------------------------
(dollars in thousands)                                  1998                         1997                         1996
----------------------------------------------------------------------------------------------------------------------------------
                                            Average              Yield/   Average             Yield/   Average             Yield/
                                            Balance   Interest  Rate (c)  Balance  Interest  Rate (c)  Balance  Interest  Rate (c)
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Interest-earning assets:
    Loans (a)(b)                            $265,319  $ 22,617    8.52%  $256,944  $ 22,255    8.66%  $244,298  $ 21,123    8.65%
    Taxable investment securities
      (at cost) (c)                          201,542    13,372    6.63    146,263    10,469    7.16    135,457     9,461    6.98
    Municipal bonds (c)                        3,446       243    7.05      3,287       232    7.06      3,150       226    7.17
    Federal funds sold                         5,028       267    5.31      3,859       207    5.36      4,616       240    5.20
    Other interest-earning assets              3,006       182    6.05      2,917       145    4.97      2,648       131    4.95
--------------------------------------------------------------           ------------------           ------------------
Total interest-earning assets                478,341    36,681    7.67    413,270    33,308    8.06    390,169    31,181    7.99
--------------------------------------------------------------           ------------------           ------------------
Noninterest-earning assets                    14,381                       11,967                        9,697
----------------------------------------------------                     --------                     --------
TOTAL ASSETS                                $492,722                     $425,237                     $399,866
====================================================                     ========                     ========
LIABILITIES AND EQUITY
Interest-bearing liabilities:
  NOW and savings deposits                  $135,179     3,625    2.68%  $116,009     3,008    2.59%  $113,215     2,882    2.55%
  Time deposits                              163,631     8,703    5.32    171,897     9,356    5.44    167,819     9,293    5.54
  FHLB of Boston advances                     32,525     1,795    5.52     24,805     1,491    6.01     18,097     1,029    5.69
  Federal funds purchased and
    securities sold under
    agreements to repurchase                  80,592     4,383    5.44     43,244     2,371    5.48     37,124     1,969    5.30
--------------------------------------------------------------           ------------------           ------------------
Total interest-bearing liabilities           411,927    18,506    4.49    355,955    16,226    4.56    336,255    15,173    4.51
--------------------------------------------------------------           ------------------           ------------------
Noninterest-bearing liabilities:
  Demand deposits                             29,633                       22,233                       19,662
  Other                                        2,628                        3,308                        1,109
Shareholders' equity                          48,534                       43,741                       42,840
----------------------------------------------------                     --------                     --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                      $492,722                     $425,237                     $399,866
====================================================                     ========                     ========
Net interest income before
  Federal tax equivalent adjustment                     18,175                       17,082                       16,008
Federal tax equivalent adjustment                       (1,336)                      (1,405)                      (1,254)
--------------------------------------------------------------                     --------                     --------
Net interest income                                   $ 16,839                     $ 15,677                     $ 14,754
==============================================================                     ========                     ========
Net interest spread (tax equivalent basis)                        3.18%                        3.50%                        3.48%
======================================================================                         ====                         ====
Net interest margin (tax equivalent basis)                        3.80%                        4.13%                        4.10%
======================================================================                         ====                         ====


(a)  Nonaccruing loans are included in the average loans balance outstanding.

(b)  Included  in  interest  income  are loan  fees of  $454,000,  $387,000  and
     $379,000  for  the  years  ended   December   31,  1998,   1997  and  1996,
     respectively.

(c) Yields/Rates are computed on a tax equivalent basis using a Federal income tax rate of 34% and state income tax rates of 9.5%, 10.5% and 10.75%, respectively, for the three years ended December 31, 1998.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


NET INTEREST INCOME; RATE/VOLUME ANALYSIS
-----------------------------------------


                                                   1998 Compared to 1997                  1997 Compared to 1996
                                             ----------------------------------------------------------------------
                                                 Increase (Decrease) Due to            Increase (Decrease) Due to
-------------------------------------------------------------------------------------------------------------------
(in thousands)                                Volume        Rate       Net (1)       Volume       Rate      Net (1)
-------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Loans                                      $   718      $  (356)     $   362      $ 1,095      $  37      $ 1,132
  Taxable investment securities                3,714         (811)       2,903          769        239        1,008
  Municipal bonds                                 11           --           11           10         (4)           6
  Federal funds sold                              62           (2)          60          (40)         7          (33)
  Other interest-earning assets                    5           32           37           13          1           14
-------------------------------------------------------------------------------------------------------------------
                                               4,510       (1,137)       3,373        1,847        280        2,127
-------------------------------------------------------------------------------------------------------------------
Interest paid on:
  NOW and savings deposits                       511          106          617           72         54          126
  Time deposits                                 (443)        (210)        (653)         224       (161)          63
  FHLB of Boston advances                        434         (130)         304          400         62          462
  Federal funds purchased and securities
    sold under agreements to repurchase        2,031          (19)       2,012          334         68          402
-------------------------------------------------------------------------------------------------------------------
                                               2,533         (253)       2,280        1,030         23        1,053
-------------------------------------------------------------------------------------------------------------------
Change in net interest income                $ 1,977      $  (884)     $ 1,093      $   817      $ 257      $ 1,074
===================================================================================================================


(1) The change in interest income due to both tax equivalent rate and volume has been allocated to volume and tax equivalent rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


--------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

To the Board of Directors and Shareholders of Bancorp Connecticut, Inc.:

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Bancorp Connecticut, Inc. and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
-------------------------------
    PricewaterhouseCoopers LLP

Hartford, Connecticut
March 1, 1999

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                      CONSOLIDATED STATEMENTS OF CONDITION
                      ------------------------------------


                                                            December 31,
                                                 -------------------------------
                                                         1998              1997
--------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks                        $  11,178,208    $   9,217,128
  Federal funds sold                                        --        1,500,000
--------------------------------------------------------------------------------
    Cash and cash equivalents                       11,178,208       10,717,128
--------------------------------------------------------------------------------
  Securities available-for-sale
    (at market value)                              217,333,173      166,711,703
  Trading account securities                           172,312          612,444
  Federal Home Loan Bank stock                       2,831,500        2,094,400
  Loans                                            284,839,529      261,703,647
  Less:
    Deferred loan fees                                (850,394)        (949,694)
    Allowance for loan losses                       (5,548,638)      (5,306,096)
--------------------------------------------------------------------------------
      Net loans                                    278,440,497      255,447,857
--------------------------------------------------------------------------------
  Premises and equipment                             4,524,190        3,151,052
  Accrued income receivable                          3,076,956        2,759,537
  Foreclosed real estate, net                          333,647        1,178,418
  Deferred taxes                                     1,901,283        1,511,908
  Other assets                                       1,584,619          678,061
--------------------------------------------------------------------------------
      TOTAL ASSETS                               $ 521,376,385    $ 444,862,508
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits                                       $ 345,563,143    $ 317,298,944
  Advances from Federal
    Home Loan Bank of Boston                        40,630,000       20,630,000
  Federal funds purchased and
    securities sold under agreements
    to repurchase                                   80,515,666       55,368,188
  Accrued taxes, expenses and other
    liabilities                                      4,751,741        4,618,647
--------------------------------------------------------------------------------
                                                   471,460,550      397,915,779
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                               --               --

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value:
    authorized 1,000,000 shares;
    none issued and outstanding                             --               --
  Common stock, $1.00 par value:
    authorized 7,000,000 shares;
    issued and outstanding 5,653,406
    shares at December 31, 1998 and
    5,611,586 shares at December 31, 1997            5,653,406        5,611,586
  Additional paid-in capital                        17,420,340       17,050,743
  Retained earnings                                 31,760,805       28,149,253
  Accumulated other comprehensive income               825,346        1,879,209
  Treasury stock, at cost: 519,498 shares
    at December 31, 1998 and 1997                   (5,744,062)      (5,744,062)
--------------------------------------------------------------------------------
                                                    49,915,835       46,946,729
--------------------------------------------------------------------------------
    Total liabilities and shareholders'
      equity                                     $ 521,376,385    $ 444,862,508
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------


                                           For the Years Ended December 31,
                                       -----------------------------------------
                                               1998           1997          1996
--------------------------------------------------------------------------------
INTEREST INCOME:
  Interest on loans, including fees    $ 22,617,207   $ 22,254,341  $ 21,123,052
--------------------------------------------------------------------------------
  Interest and dividends on
    investment securities:
    Interest income                       9,073,906      6,128,089     5,627,447
    Dividend income                       3,215,341      3,147,380     2,779,739
    Interest on trading account              12,241         30,405        25,824
--------------------------------------------------------------------------------
                                         12,301,488      9,305,874     8,433,010
--------------------------------------------------------------------------------
  Interest on Federal funds sold            267,147        207,017       240,231
  Other interest and dividends              159,377        136,310       130,697
--------------------------------------------------------------------------------
      TOTAL INTEREST INCOME              35,345,219     31,903,542    29,926,990
--------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits                        2,657,602      2,553,314     2,628,068
  Time deposits                           8,704,196      9,356,542     9,292,756
  NOW accounts                              965,871        454,367       254,754
--------------------------------------------------------------------------------
                                         12,327,669     12,364,223    12,175,578
  Interest on borrowed money              6,178,135      3,862,337     2,997,846
--------------------------------------------------------------------------------
      TOTAL INTEREST EXPENSE             18,505,804     16,226,560    15,173,424
--------------------------------------------------------------------------------
      NET INTEREST INCOME                16,839,415     15,676,982    14,753,566
Provision for loan losses                   267,500        600,000       435,000
--------------------------------------------------------------------------------
      NET INTEREST  INCOME AFTER
        PROVISION FOR LOAN LOSSES        16,571,915     15,076,982    14,318,566
--------------------------------------------------------------------------------
OTHER INCOME:
  Net securities gains                    1,271,638        838,634       343,730
  Net trading account (losses) gains        (86,234)       103,776        20,754
  Trust fees                                620,551        487,377       457,732
  Service charges on deposit accounts       685,738        555,020       551,227
  Brokerage fees                            413,840        141,646        54,366
  Other                                     556,973        196,160       231,222
--------------------------------------------------------------------------------
                                          3,462,506      2,322,613     1,659,031
--------------------------------------------------------------------------------
OTHER EXPENSES:
  Salaries and employee benefits          5,648,031      4,788,534     4,601,019
  Occupancy expense, net                    525,389        536,522       529,638
  Furniture and equipment expense           798,483        514,406       425,282
  Data processing expense                   690,967        567,695       529,671
  FDIC assessments                           38,678         38,155         2,000
  Legal expense                             167,707        156,903       272,331
  Foreclosed real estate (recoveries)
    provision and expense, net              (76,719)        47,462       185,320
  Advertising expense                       466,853        368,339       318,646
  Other                                   2,138,589      1,683,117     1,708,486
--------------------------------------------------------------------------------
                                         10,397,978      8,701,133     8,572,393
--------------------------------------------------------------------------------
      INCOME BEFORE INCOME TAXES          9,636,443      8,698,462     7,405,204
Provision for income taxes                3,291,840      2,802,511     2,380,841
--------------------------------------------------------------------------------
      NET INCOME                       $  6,344,603   $  5,895,951  $  5,024,363
================================================================================
PER SHARE DATA:
  Basic earnings per share             $       1.24   $       1.16  $       0.94
================================================================================
  Diluted earnings per share           $       1.14   $       1.08  $       0.89
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                -----------------------------------------------


                                                          For the Years Ended December 31, 1998, 1997 and 1996
                                        ---------------------------------------------------------------------------------------
                                                                                      Accumulated
                                                                                            Other
                                                                                    Comprehensive
                                                       Additional                          Income                         Total
                                            Common        Paid-In        Retained      Unrealized      Treasury   Shareholders'
                                             Stock        Capital        Earnings   Gains (Losses)        Stock          Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1995         $2,263,313   $ 18,861,973    $ 21,575,723    $   508,560    $        --    $ 43,209,569
                                                                                                                   ------------
  Net income                                    --             --       5,024,363             --             --       5,024,363
  Decrease in net unrealized gain on
    securities available-for-sale               --             --              --         (4,680)            --          (4,680)
                                                                                                                   ------------
      Total comprehensive income                --             --              --             --             --       5,019,683
                                                                                                                   ------------
  Stock options exercised                   63,046        503,748              --             --             --         566,794
  Cash dividends declared --
    $0.37 per share                             --             --      (1,991,391)            --             --      (1,991,391)
  6-for-5 stock split effected in the
    form of a stock dividend               441,790       (441,790)             --             --             --              --
  Treasury stock purchased                      --             --              --             --     (4,338,798)     (4,338,798)
  Tax benefits related to common
    stock options exercised                     --        265,263              --             --             --         265,263
-------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1996          2,768,149     19,189,194      24,608,695        503,880     (4,338,798)     42,731,120
                                                                                                                   ------------
  Net income                                    --             --       5,895,951             --             --       5,895,951
  Increase in unrealized gain on
    securities available-for-sale               --             --              --      1,375,329             --       1,375,329
                                                                                                                   ------------
      Total comprehensive income                --             --              --             --             --       7,271,280
                                                                                                                   ------------
  Stock options exercised                   40,560        474,434              --             --             --         514,994
  Cash dividends declared --
    $0.4625 per share                           --             --      (2,355,393)            --             --      (2,355,393)
  2-for-1 stock split effected in the
    form of a stock dividend             2,802,877     (2,802,877)             --             --             --              --
  Treasury stock purchased                      --             --              --             --     (1,405,264)     (1,405,264)
  Tax benefits related to common
    stock options exercised                     --        189,992              --             --             --         189,992
-------------------------------------------------------------------------------------------------------------------------------
Balance as of December 31, 1997          5,611,586     17,050,743      28,149,253      1,879,209     (5,744,062)     46,946,729
                                                                                                                   ------------
  Net income                                    --             --       6,344,603             --             --       6,344,603
  Decrease in net unrealized gain on
    securities available-for-sale               --             --              --     (1,053,863)            --      (1,053,863)
                                                                                                                   ------------
      Total comprehensive income                --             --              --             --             --       5,290,740
                                                                                                                   ------------
  Stock options exercised                   41,820        259,676              --             --             --         301,496
  Cash dividends declared --
    $0.535 per share                            --             --      (2,733,051)            --             --      (2,733,051)
  Tax benefits related to common
    stock options exercised                     --        109,921              --             --             --         109,921
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 1998         $5,653,406   $ 17,420,340    $ 31,760,805    $   825,346    $(5,744,062)   $ 49,915,835
===============================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------


                                                            For the Years Ended December 31,
                                                      -------------------------------------------
                                                               1998           1997           1996
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $   6,344,603   $  5,895,951   $  5,024,363
-------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Deferred income tax provision (credit)                452,409       (231,114)       232,147
      Write-down of premises and equipment                       --         13,690             --
      Net accretion and amortization of bond
        premiums and discounts                             (572,692)        78,087        123,801
      Provision for loan losses                             267,500        600,000        435,000
      Provision for foreclosed real estate losses            52,750        139,687        201,730
      Gain on sale of foreclosed real estate               (209,928)      (195,697)      (175,323)
      Gain on sale of loans                                 (78,954)       (41,724)       (15,762)
      Amortization of deferred loan points                 (218,116)      (139,328)      (177,448)
      Realized investment security gains                 (1,185,404)      (942,410)      (364,485)
      Depreciation expense                                  569,938        453,811        457,818
      Decrease (increase) in trading account                353,898      1,921,097     (2,018,535)
      Increase in accrued income receivable                (317,419)       (42,913)      (196,419)
      Increase in other assets                             (878,775)      (225,876)       (60,645)
      Addition of mortgage servicing rights                      --             --        (27,783)
      Increase in accrued expenses payable and
        other liabilities                                    15,673      2,543,167        477,644
-------------------------------------------------------------------------------------------------
        TOTAL ADJUSTMENTS                                (1,749,120)     3,930,477     (1,108,260)
-------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES         4,595,483      9,826,428      3,916,103
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities held-to-maturity                       --    (19,495,531)   (26,496,387)
  Purchases of securities available-for-sale           (177,015,986)   (76,217,966)   (45,396,922)
  Proceeds from sales of securities
    available-for-sale                                   83,146,669     50,352,816     24,642,498
  Proceeds from maturities of securities                 23,623,368     23,759,233     18,000,000
  Paydowns on mortgage-backed securities                 19,844,802      7,552,526     10,400,772
  Purchases of Federal Home Loan Bank stock                (737,100)       (54,700)       (61,400)
  Proceeds from sale of loans                             5,172,304      1,653,217      3,620,834
  Net increase in loans                                 (28,309,918)   (11,693,004)   (22,067,707)
  Purchases of premises and equipment, net               (1,943,076)      (494,937)      (114,128)
  Proceeds from sales of foreclosed real estate, net      1,104,412        715,328      2,116,117
-------------------------------------------------------------------------------------------------
        NET CASH USED IN INVESTING ACTIVITIES           (75,114,525)   (23,923,018)   (35,356,323)
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in time deposits               (8,815,694)    (6,276,948)    14,671,325
  Net increase in other deposits                         37,079,893     12,062,281        353,932
  Proceeds from borrowings                              116,268,748     35,351,000     42,028,000
  Repayment of borrowings                               (96,268,748)   (35,721,000)   (41,018,000)
  Net increase in Federal funds purchased and
    repurchase agreements                                25,147,478     13,489,478     19,651,222
  Proceeds from exercise of stock options                   301,496        514,994        566,794
  Repurchase of common stock                                     --     (1,405,264)    (4,338,798)
  Cash dividends paid                                    (2,733,051)    (2,355,393)    (1,991,391)
-------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES            70,980,122     15,659,148     29,923,084
-------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        461,080      1,562,558     (1,517,136)
Cash and cash equivalents at beginning of year           10,717,128      9,154,570     10,671,706
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR              $  11,178,208   $ 10,717,128   $  9,154,570
=================================================================================================
NONCASH INVESTING AND FINANCING ACTIVITIES
  Change in net unrealized loss on securities
    available-for-sale, net of $425,179, $915,432
    and $3,266 of deferred taxes in 1998,
    1997 and 1996, respectively                       $  (1,053,863)  $  1,375,329   $     (4,680)
  Transfer of loans to foreclosed real estate               174,543        682,333      3,259,676
  Transfer of held-to-maturity securities to
    available-for-sale securities                                --     53,454,786             --

The accompanying notes are an integral part of these consolidated financial statements.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

December 31, 1998 and 1997

1. SIGNIFICANT ACCOUNTING POLICIES
   -------------------------------

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of Bancorp Connecticut, Inc. (the "Corporation") include the accounts of its wholly owned subsidiary, Southington Savings Bank (the "Bank"). The Bank operates four branches and a mortgage lending center in Southington, Connecticut, one branch in Wallingford, Connecticut and BCI Financial Corporation, an indirect auto finance subsidiary located in Southington, Connecticut. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation, to take advantage of changes in Connecticut state tax statutes (see Note 12). The Bank's primary source of revenue is providing loans to customers, who are either small and middle-market businesses or individuals. All significant intercompany balances and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

Management believes that the allowance for loan losses and valuation of foreclosed real estate are adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or write-downs may be necessary based on changes in economic conditions, particularly in Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or additional write-downs on foreclosed real estate based on their judgements of information available to them at the time of their examination.

INVESTMENTS

Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities are reported net of tax, as a separate component of shareholders' equity. The Corporation classifies a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis.

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

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


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

Basic earnings per share is computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The shares used in the computations for the three years ended December 31, 1998 were as follows:

                                           1998          1997          1996
     ----------------------------------------------------------------------
     Basic                            5,110,191     5,093,588     5,372,760
     Effect of dilutive
       stock options                    438,085       384,783       268,476
     ----------------------------------------------------------------------
     Diluted                          5,548,276     5,478,371     5,641,236
     ======================================================================

The number of common shares used in the calculation have been restated for all periods presented to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The Corporation does not have any operating segments, as defined by SFAS 131, and therefore, has not disclosed the additional information.

CASH FLOWS

Cash and cash equivalents include cash, interest and non-interest-bearing deposits due from banks and Federal funds sold. The Bank paid interest of $19,268,824, $16,105,588 and $15,018,515 on deposits and borrowings in 1998,
1997 and 1996, respectively.

RECLASSIFICATION

Certain 1997 and 1996 amounts have been reclassified to conform with the 1998 presentation. These reclassifications had no impact on net income and no material impact on the statements of condition.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


2. RESTRICTION ON CASH AND DUE FROM BANKS
   --------------------------------------

The Bank is required to maintain reserves against certain deposit transaction accounts. At December 31, 1998, the Bank was required to have cash and liquid assets of approximately $3,202,000 to meet these requirements.

3. INVESTMENT SECURITIES
   ---------------------

The amortized cost, gross unrealized gains and losses and estimated market values as of December 31, 1998 were as follows:

                                                    Available-for-Sale
                               -------------------------------------------------------
                                                   Gross         Gross       Estimated
                                  Amortized   Unrealized    Unrealized          Market
                                       Cost        Gains        Losses           Value
--------------------------------------------------------------------------------------
United States Government
  and agency obligations       $ 47,547,262   $  277,317   $   (69,188)   $ 47,755,391
Municipal bonds                   3,583,749      100,468        (1,553)      3,682,664
Mortgage-backed securities       93,033,513      167,865       (70,296)     93,131,082
Capital trust preferreds         13,174,358      130,000      (338,358)     12,966,000
Marketable equity securities     58,141,396    1,924,678      (862,538)     59,203,536
Mutual funds                        602,370       15,367       (23,237)        594,500
--------------------------------------------------------------------------------------
                               $216,082,648   $2,615,695   $(1,365,170)   $217,333,173
======================================================================================

The amortized cost, gross unrealized gains and losses and estimated market values as of December 31, 1997 were as follows:

                                                    Available-for-Sale
                               -------------------------------------------------------
                                                   Gross         Gross       Estimated
                                  Amortized   Unrealized    Unrealized          Market
                                       Cost        Gains        Losses           Value
--------------------------------------------------------------------------------------
United States Government
  and agency obligations       $ 27,577,121   $  106,714   $   (67,358)   $ 27,616,477
Municipal bonds                   3,342,276       90,871          (949)      3,432,198
Mortgage-backed securities       64,987,756      573,547       (65,415)     65,495,888
Capital trust preferreds          3,750,000      302,500            --       4,052,500
Marketable equity securities     59,594,575    2,319,331       (99,115)     61,814,791
Mutual funds                      4,313,803        9,400       (23,354)      4,299,849
--------------------------------------------------------------------------------------
                               $163,565,531   $3,402,363   $  (256,191)   $166,711,703
======================================================================================

The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties:

                                                            1998
                                                     Available-For-Sale
                                                ---------------------------
                                                                  Estimated
                                                   Amortized         Market
                                                        Cost          Value
     ----------------------------------------------------------------------
     Due in one year or less                    $  6,433,339   $  6,445,278
     Due after one year
       through five years                         17,890,236     18,196,322
     Due after five years
       through ten years                           7,241,222      7,265,485
     Due after ten years                          32,740,572     32,496,970
     ----------------------------------------------------------------------
                                                  64,305,369     64,404,055
     Mortgage-backed securities                   93,033,513     93,131,082
     ----------------------------------------------------------------------
                                                $157,338,882   $157,535,137
     ======================================================================

Proceeds from sales of securities available-for-sale were $83,146,669, $50,352,816 and $24,642,498 in 1998, 1997 and 1996, respectively. There were no sales of securities held-to-maturity in 1998, 1997 or 1996. Gross gains of $1,759,629, $1,226,509 and $634,399 and gross losses of $487,991, $387,875 and
$290,669 were realized on sales of securities available-for-sale in 1998, 1997 and 1996, respectively. During 1997, the entire securities held-to-maturity portfolio, which totaled $53,454,786, was transferred to the securities available-for-sale portfolio. The transfer was performed by the Corporation to provide the flexibility to manage the investment portfolio for optimal return and to execute risk management strategies. The transfer resulted in a gross unrealized gain of $162,930.

At  December  31,  1998,   investment  securities  with  a  carrying  amount  of
$97,654,971 were pledged as collateral to secure public deposits and for other purposes.

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


4. LOANS AND THE ALLOWANCE FOR LOAN LOSSES
   ----------------------------------------

Loans consisted of the following as of December 31:

                                                      1998                 1997
--------------------------------------------------------------------------------
Residential real estate                      $ 137,325,931        $ 134,493,679
Commercial real estate                          42,407,709           39,043,167
Real estate construction                         3,688,515            3,002,551
Commercial                                      42,857,465           37,291,728
Consumer                                        58,559,909           47,872,522
--------------------------------------------------------------------------------
                                               284,839,529          261,703,647
Less: Deferred loan fees                          (850,394)            (949,694)
  Allowance for loan losses                     (5,548,638)          (5,306,096)
--------------------------------------------------------------------------------
                                             $ 278,440,497        $ 255,447,857
================================================================================

Activity in the allowance for loan losses was as follows:

                                                  Year Ended December 31,
                                      ------------------------------------------
                                             1998           1997           1996
--------------------------------------------------------------------------------
Balance at beginning of year          $ 5,306,096    $ 4,875,308    $ 5,487,801
Provision for loan losses                 267,500        600,000        435,000
Charge-offs                              (154,955)      (388,794)    (1,212,490)
Recoveries                                129,997        219,582        164,997
--------------------------------------------------------------------------------
Balance at end of year                $ 5,548,638    $ 5,306,096    $ 4,875,308
================================================================================

Information, with respect to impaired loans, consisting primarily of commercial real estate and commercial loans, was as follows:

                                                               December 31,
                                                       -------------------------
                                                             1998           1997
--------------------------------------------------------------------------------
Investment in impaired loans                           $1,946,363     $2,125,923
Impaired loans with no valuation allowance              1,374,857      2,088,300
Impaired loans with a valuation allowance                 571,506         37,623
Valuation allowance                                        91,648          6,500
Average recorded investment in impaired loans           2,010,395      2,477,185
Commitments to lend additional funds for
  loans considered impaired                                    --             --


                                                        Year Ended December 31,
                                                       -------------------------
                                                             1998           1997
--------------------------------------------------------------------------------
Interest income, recognized on a cash basis              $195,144       $222,415


Information with respect to nonaccrual loans is as follows:

                                                              December 31,
                                                       -------------------------
                                                             1998           1997
--------------------------------------------------------------------------------
Nonaccrual loans                                       $1,264,732     $2,860,528



                                                     Year Ended December 31,
                                                --------------------------------
                                                    1998        1997        1996
--------------------------------------------------------------------------------
Interest income that would have been
  recorded under original terms                 $202,703    $335,244    $353,572
Interest income recorded during
  the period                                      90,164     201,358     228,389


Information regarding capitalized originated loan servicing assets is as follows:

                                                             December 31,
                                                     ---------------------------
                                                         1998              1997
--------------------------------------------------------------------------------
Balance at beginning of year                         $ 22,873          $ 27,783
Additions                                                  --                --
Amortization                                           (4,539)           (4,910)
--------------------------------------------------------------------------------
Balance at end of year                               $ 18,334          $ 22,873
================================================================================

As of December 31, 1998 and 1997, the fair value of the capitalized loan servicing assets approximated cost.

5. FORECLOSED REAL ESTATE
   ----------------------

Changes in the allowance for foreclosed real estate losses were as follows:

                                                   Year Ended December 31,
                                         ---------------------------------------
                                             1998           1997           1996
--------------------------------------------------------------------------------
Balance at beginning of year             $ 25,000      $      --      $  35,000
Provision for losses                       52,750        139,687        201,730
Charge-offs, net                          (27,750)      (114,687)      (236,730)
--------------------------------------------------------------------------------
Balance at end of year                   $ 50,000      $  25,000      $      --
================================================================================

6. PREMISES AND EQUIPMENT
   ----------------------

Cost and accumulated depreciation of the various categories of premises and equipment consisted of the following:

                                 December 31, 1998          December 31, 1997
                             ---------------------------------------------------
                                          Accumulated                Accumulated
                                   Cost  Depreciation         Cost  Depreciation
--------------------------------------------------------------------------------
Land                         $  589,127    $       --   $  594,725    $       --
Buildings                     3,141,186     1,751,423    3,059,290     1,672,355
Furniture and equipment       3,808,041     1,262,741    2,441,638     1,272,246
--------------------------------------------------------------------------------
                             $7,538,354    $3,014,164   $6,095,653    $2,944,601
================================================================================

At December 31, 1998, the Bank was obligated under several noncancelable operating leases for office space which expire on various dates through 2008. The leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Future minimum rental payments required under operating leases at December 31, 1998 were as follows:

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


     Year                                                            Amount
     ----------------------------------------------------------------------
     1999                                                          $ 83,118
     2000                                                            45,000
     2001                                                            45,000
     2002                                                            45,000
     2003                                                            52,506
     After                                                          293,760
     ----------------------------------------------------------------------
     Total minimum lease payments                                  $564,384
     ======================================================================

Total net rental expense amounted to $114,812, $88,536 and $75,768 in 1998, 1997 and 1996, respectively.

7. DEPOSITS
   --------

Deposits consisted of the following as of December 31:

                                                          1998              1997
--------------------------------------------------------------------------------
Noninterest-bearing demand deposits               $ 34,408,824      $ 25,798,915
NOW accounts                                        42,528,062        24,899,327
Regular savings                                     69,028,793        63,611,111
Money market savings                                39,318,069        33,894,502
Certificates of deposit                            160,018,431       168,846,130
Club accounts                                          260,964           248,959
--------------------------------------------------------------------------------
                                                  $345,563,143      $317,298,944
================================================================================

The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit at December 31, 1998 and 1997 was $18,276,703 and $16,753,636, respectively.

8. ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
   ----------------------------------------------

Advances from Federal Home Loan Bank of Boston consisted of the following as of December 31:

                                                         1998               1997
--------------------------------------------------------------------------------
6.05% due January 26, 1998                        $        --        $ 2,000,000
5.68% due March 4, 1998                                    --          1,000,000
5.93% due March 20, 1998                                   --          1,000,000
6.31% due July 20, 1998                                    --          2,000,000
6.08% due July 30, 1998                                    --          1,000,000
6.42% due September 8, 1998                                --          1,000,000
5.76% due September 25, 1998                               --          2,000,000
6.43% due September 30, 1998                               --          1,000,000
5.99% due October 8, 1998                                  --          2,000,000
5.87% due October 19, 1998                                 --          2,000,000
5.07% due October 21, 1998                                 --          1,000,000
5.95% due February 4, 1999                          2,000,000          2,000,000
6.03% due February 16, 1999                                --          1,000,000
5.95% due August 20, 1999                             800,000            800,000
6.70% due June 11, 2001                               830,000            830,000
5.44% due April 24, 2005                            2,000,000                 --
4.99% due January 14, 2008                          5,000,000                 --
5.09% due July 7, 2008                              5,000,000                 --
4.99% due September 1, 2008                        10,000,000                 --
4.59% due September 15, 2008                        5,000,000                 --
4.99% due June 18, 2013                            10,000,000                 --
--------------------------------------------------------------------------------
                                                  $40,630,000        $20,630,000
================================================================================

As a member of the Federal Home Loan Bank of Boston ("FHLB"), and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLB in excess of the amount required to collateralize the outstanding advances at December 31, 1998. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLB. These advances are one-day variable rate loans with automatic rollover. The Bank has a preapproved line up to 2% of total assets.

9. OTHER BORROWINGS
   ----------------

Other borrowings consist of Federal funds purchased, repurchase agreements with major brokerage firms and repurchase agreements directly with certain customers.

The following table summarizes borrowings by contractual maturity:

                                            1998            1997            1996
--------------------------------------------------------------------------------
Federal funds purchased:
  Overnight                          $ 1,775,000     $ 1,040,000     $ 1,875,000
  Within 30 days                              --       1,000,000              --
  60-90 days                                  --       1,000,000              --
--------------------------------------------------------------------------------
                                       1,775,000       3,040,000       1,875,000
--------------------------------------------------------------------------------
Repurchase agreements
  with brokers/dealers:
    Within 30 days                    12,880,000              --      13,203,750
    30-90 days                        29,680,000       5,880,000      18,575,000
    Over 90 days                      20,000,000      34,630,000              --
--------------------------------------------------------------------------------
                                      62,560,000      40,510,000      31,778,750
--------------------------------------------------------------------------------
Repurchase agreements
  with customers:
    Overnight                          6,480,934       7,324,753       5,049,204
    Within 30 days                     7,579,790       1,646,051       2,899,281
    30-90 days                         2,119,942       2,847,384         276,475
--------------------------------------------------------------------------------
                                      16,180,666      11,818,188       8,224,960
--------------------------------------------------------------------------------
    Total short-term
      borrowings                     $80,515,666     $55,368,188     $41,878,710
================================================================================

The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

(dollars in thousands)                      1998            1997           1996
--------------------------------------------------------------------------------
Average outstanding                      $80,592         $43,244        $37,124
Maximum outstanding at any month-end      89,739          57,137         47,008
Average interest rate during the year       5.44%           5.48%          5.30%
Interest rate at year-end                   5.35%           5.54%          5.35%

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The  following  table   summarizes   repurchase   agreements   outstanding  with
brokers/dealers:

                                          1998             1997             1996
--------------------------------------------------------------------------------
Morgan Stanley                     $15,680,000      $ 7,650,000      $        --
Salomon Brothers                    46,880,000       30,860,000       17,460,000
Merrill Lynch                               --        2,000,000       14,318,750
--------------------------------------------------------------------------------
                                   $62,560,000      $40,510,000      $31,778,750
================================================================================

Securities  sold under  agreements to repurchase are generally  U.S.  Government
Agency  obligations  and  mortgage-backed   securities.   The  market  value  of
securities exceeds the face value of the repurchase agreements.

Accrued interest payable on short-term borrowings was $396,771 and $313,188 at December 31, 1998 and 1997, respectively.

10. SHAREHOLDERS' EQUITY

The Corporation's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Corporation. There are certain restrictions on the payment of dividends and other payments by the Bank to the Corporation. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank. At December 31, 1998, approximately $4,733,799 of the Bank's retained net profits was available for dividends.

In February 1996, the Corporation announced that it planned to repurchase up to 15% (788,000) of its outstanding common shares over the next eighteen months. During the eighteen-month period ended August 1997, the Corporation repurchased 519,498 shares. These shares were repurchased at an average price of $11.05 per share.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. The Corporation adopted SFAS 130 as of January 1, 1998. The Corporation's one source of comprehensive income is the unrealized gain or loss on investment securities.


The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1998.

                                         Before            Tax              Net
                                            Tax       (Benefit)          of Tax
                                         Amount        Expense           Amount
--------------------------------------------------------------------------------
Net unrealized losses
  on securities arising
  during the period                 $  (624,009)     $(329,695)     $  (294,314)
Less: reclassification
  adjustment for gains
  realized in net income              1,271,638        512,089          759,549
--------------------------------------------------------------------------------
Net unrealized losses
  on securities                     $(1,895,647)     $(841,784)     $(1,053,863)
================================================================================

The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1997.

                                          Before             Tax             Net
                                             Tax        (Benefit)         of Tax
                                          Amount         Expense          Amount
--------------------------------------------------------------------------------
Net unrealized gains
  on securities arising
  during the period                   $3,129,395      $1,258,685      $1,870,710
Less: reclassification
  adjustment for gains
  realized in net income                 838,634         343,253         495,381
--------------------------------------------------------------------------------
Net unrealized gains
  on securities                       $2,290,761      $  915,432      $1,375,329
================================================================================

11. EMPLOYEE BENEFIT PLANS
    ----------------------

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits by requiring additional information to facilitate financial analysis and eliminate certain disclosures that are considered no longer useful. SFAS 132 supersedes the disclosure requirements of SFAS Nos. 87, 88 and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. The Corporation adopted SFAS 132 as of January 1, 1998.

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

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The following table sets forth information regarding the plan's funded status and amounts recognized in the financial statements at December 31:

                                                         1998              1997
--------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year         $ 3,512,966       $ 3,201,593
  Service cost                                        233,097           214,970
  Interest cost                                       257,047           242,043
  Plan participants' contributions                         --                --
  Actuarial gain                                      418,908             5,761
  Benefits paid                                      (173,379)         (151,401)
--------------------------------------------------------------------------------
  Benefit obligation at end of year                 4,248,639         3,512,966
--------------------------------------------------------------------------------

Change in plan assets:
  Fair value of plan assets at beginning of year    4,792,961         3,929,650
  Actual return on plan assets                       (134,572)          877,052
  Employer contribution                                    --           137,660
  Plan participants' contributions                         --                --
  Benefits paid                                      (173,379)         (151,401)
--------------------------------------------------------------------------------
  Fair value of plan assets at end of year          4,485,010         4,792,961
--------------------------------------------------------------------------------

  Funded status                                       236,371         1,279,995
  Unrecognized net actuarial loss                    (711,603)       (1,645,153)
  Unrecognized prior service cost                     140,172           163,832
  Unrecognized transition (asset) obligation           20,862            24,633
--------------------------------------------------------------------------------
  Prepaid (accrued) benefit cost                  $  (314,198)      $  (176,693)
================================================================================

                                              1998          1997          1996
--------------------------------------------------------------------------------
Weighted-average assumptions
  as of December 31:
    Discount rate                             6.50%         7.50%         7.75%
    Expected return on plan assets            8.50%         8.50%         8.50%
    Rate of compensation increase             4.00%         5.00%         5.00%

Components of net periodic
  benefit cost:
    Service cost                         $ 233,097     $ 214,970     $ 208,308
    Interest cost                          257,047       242,043       224,362
    Expected return on plan assets         134,572      (877,052)     (449,628)
    Recognized net actuarial loss         (487,211)      589,972       199,921
--------------------------------------------------------------------------------
    Net periodic benefit cost            $ 137,505     $ 169,933     $ 182,963
================================================================================

Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Corporation's defined contribution savings plan (401k plan). Eligible employees may contribute up to 15% of their compensation. The Corporation may make a matching contribution of up to 6% of the participant's compensation. Contributions by the Corporation for the years ended December 31, 1998, 1997 and 1996 were $86,435, $80,124 and $76,062, respectively.

The Corporation does not offer any postretirement or postemployment benefits other than pensions.

12. FEDERAL AND STATE TAXES ON INCOME
    ---------------------------------

Significant components of the provision for income taxes are as follows:

                                         1998              1997             1996
--------------------------------------------------------------------------------
Current:
  Federal                         $ 2,377,458       $ 2,255,348       $1,588,727
  State                               461,973           778,277          559,967
--------------------------------------------------------------------------------
    Total current                   2,839,431         3,033,625        2,148,694
--------------------------------------------------------------------------------
Deferred:
  Federal                            (205,544)         (230,219)         158,308
  State                               657,953              (895)          73,839
--------------------------------------------------------------------------------
    Total deferred                    452,409          (231,114)         232,147
--------------------------------------------------------------------------------
                                  $ 3,291,840       $ 2,802,511       $2,380,841
================================================================================

Following is a reconcilement of the statutory Federal income tax rate applied to pretax accounting income with the income tax provisions in the statements of operations:

                                             1998           1997           1996
--------------------------------------------------------------------------------
Income tax at statutory rate          $ 3,276,363    $ 2,957,477    $ 2,517,769
Increase (decrease) resulting from:
  Dividends received deduction           (623,877)      (636,011)      (550,719)
  Connecticut corporation tax,
    net of Federal tax benefit            401,859        513,072        418,312
  Impact of establishment of
    Connecticut Passive
    Investment Company                    337,292             --             --
Other items, net                         (145,168)       (73,352)       (20,982)
Impact of state tax rate change            45,371         41,325         16,461
--------------------------------------------------------------------------------
Provision for income taxes            $ 3,291,840    $ 2,802,511    $ 2,380,841
================================================================================

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The components of net deferred tax assets at December 31 are as follows:

                                              1998                   1997
                                   ---------------------------------------------
                                      Federal      State      Federal     State
--------------------------------------------------------------------------------
Deferred tax assets:
  Loan loss provisions             $1,886,537  $ 471,634   $1,632,685  $504,079
  Reserve - other real
    estate owned                       17,000      4,250        7,693     2,375
  Basis difference on other
    real estate owned                      --         --       21,326     6,584
  Net mortgage origination fees       149,908     37,477      162,774    50,255
  Accrued interest payable            324,014     81,004      321,623    99,299
  Other                               246,534     63,794      220,815    68,175
--------------------------------------------------------------------------------
    Total deferred tax assets       2,623,993    658,159    2,366,916   730,767
--------------------------------------------------------------------------------

Deferred tax liabilities:
  Tax loan loss reserve in
    excess of base year                84,165     21,041      101,559    31,356
  SFAS 115 mark-to-market             425,179    106,295      968,077   298,886
  Other                               213,366     53,342      144,439    41,458
--------------------------------------------------------------------------------
    Total deferred tax liabilities    722,710    180,678    1,214,075   371,700
--------------------------------------------------------------------------------
    Deferred tax assets             1,901,283    477,481    1,152,841   359,067
    Valuation allowance                    --   (477,481)          --        --
--------------------------------------------------------------------------------
    Net deferred tax assets        $1,901,283  $      --   $1,152,841  $359,067
================================================================================

The allocation of deferred tax involving items charged to current year income and items charged directly to shareholders' equity for the year ended December 31, are as follows:

                                             1998                   1997
                                  ----------------------------------------------
                                    Federal       State     Federal       State
--------------------------------------------------------------------------------
Deferred tax (benefit) allocated
  to shareholders' equity         $(542,898)  $(298,886)  $ 708,503   $ 206,929
Deferred tax (benefit) allocated
  to income                        (205,544)    657,953    (230,219)       (895)
--------------------------------------------------------------------------------
    Total deferred tax            $(748,442)  $ 359,067   $ 478,284   $ 206,034
================================================================================

The Corporation will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1998, the Corporation has recorded no Federal valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period.

During 1998, the Corporation recorded a valuation allowance of $477,481 against its state deferred tax asset in connection with the creation of SSB Mortgage Corp. which will qualify and operate as a Connecticut passive investment company pursuant to legislation enacted in May 1998. Because it is expected to earn sufficient income from the passive investment company subsidiary and its dividends to the parent are exempt from Connecticut Corporation Business Tax, the Corporation no longer expects to recognize its state deferred tax assets.

The Corporation made Federal and state income tax payments of $2,912,000, $2,848,158 and $1,729,533 in 1998, 1997 and 1996, respectively.

The Corporation has not provided deferred taxes for the tax reserve for bad debts of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Internal Revenue Code
Section 593, as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

13. LOANS TO RELATED PARTIES
    ------------------------

Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1998 and 1997. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans at December 31, 1998 and 1997 amounted to $3,911,381 and $5,643,496, respectively. New loans of $235,168 were made, and repayments totaled $1,967,283 during 1998. In addition, unused lines of credit to related parties as of December 31, 1998 were $645,379.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


14. STOCK OPTION PLAN
    -----------------

The Corporation has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 1,444,416 shares can be issued to participants at an exercise price equal to the market price of the Corporation's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in one year. As of December 31, 1998, a total of 288,620 shares remain for issue.

On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Corporation's net income and net income per share would have been reduced to the pro forma amounts indicated below.


                                  1998                          1997                          1996
                       --------------------------------------------------------------------------------------
                       As Reported      Pro Forma    As Reported      Pro Forma    As Reported      Pro Forma
-------------------------------------------------------------------------------------------------------------
Net income              $6,344,603     $5,596,884     $5,895,951     $5,510,219     $5,024,363     $4,588,413
Net income per share--
  diluted                     1.14           1.01           1.08           1.01           0.89           0.81

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions used for grants:

                                                     1998       1997       1996
--------------------------------------------------------------------------------
Dividend yield                                       3.60%      3.75%      3.75%
Expected volatility                                 40.75      35.00      34.84
Risk-free interest rate                              4.67       6.26       6.16
Expected lives                                    7 years    7 years    7 years

A summary of the status of the Corporation's Plan as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below:

                                               1998                      1997                    1996
                                     ------------------------------------------------------------------------
                                                  Weighted-                 Weighted-               Weighted-
                                                    Average                   Average                 Average
                                                   Exercise                  Exercise                Exercise
                                        Shares        Price       Shares        Price     Shares        Price
-------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     1,042,296    $    9.53      890,616    $    6.97    780,908    $    5.29
Granted                                116,000       15.625      237,000        18.30    237,000        11.18
Exercised                              (41,820)        7.22      (76,320)        7.32   (126,092)        4.49
Forfeited                               (2,500)      19.375       (9,000)       11.16     (1,200)        7.40
----------------------------------------------                 ---------                --------
Outstanding at end of year           1,113,976    $   10.23    1,042,296    $    9.53    890,616    $    6.97
=============================================================================================================
Options exercisable at year-end        998,976                   836,796                 733,616
Weighted-average fair value of
  options granted during the year                 $    5.39                 $    5.76               $    3.53


The following table summarizes information about the Plan's stock options at December 31, 1998:

                              Options Outstanding            Options Exercisable
                    -------------------------------------------------------------------------
                                   Weighted-
                                     Average       Weighted-          Number        Weighted-
                         Number    Remaining         Average     Exercisable          Average
Range of            Outstanding  Contractual        Exercise              at         Exercise
Exercise Prices     at 12/31/98         Life           Price        12/31/98            Price
---------------------------------------------------------------------------------------------
$ 1.00 - $ 7.50         552,976          5.1       $    5.32         552,976        $    5.32
  7.50 -  15.00         242,000          7.9           11.16         242,000            11.16
 15.00 -  22.50         319,000          9.3           18.02         204,000            19.38
----------------------------------------------------------------------------
                      1,113,976                                      998,976
============================================================================

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
    -------------------------------------------------

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

Total credit exposure related to those items is summarized as follows:

                                                         1998               1997
--------------------------------------------------------------------------------
Loan commitments
  Approved loan commitments                       $ 2,310,950        $ 4,484,000
  Unadvanced portion of
    construction loans                              5,399,502          3,281,819
  Unused home equity
    lines of credit                                10,977,136         11,510,930
  Unused commercial
    lines of credit                                11,688,379         24,418,641
  Standby letters of credit                         3,307,306          3,793,939
--------------------------------------------------------------------------------
                                                  $33,683,273        $47,489,329
================================================================================

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

16. RECENT ACCOUNTING PRONOUNCEMENTS
    --------------------------------

On June 15, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Corporation) and requires all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position because the Corporation presently does not hold or utilize any derivative instruments.

17. SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
    -----------------------------------------------

The Bank primarily grants residential, commercial and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by residential real estate.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS
    -----------------------------------

FASB Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

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

SECURITIES AVAILABLE-FOR-SALE

Fair values for securities available-for-sale are based on quoted market prices, where available.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


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

ACCRUED INTEREST RECEIVABLE

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

SFAS 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time. That component is commonly referred to as a deposit base intangible. This intangible asset is neither considered in the fair value amounts nor is it recorded as an intangible asset in the statement of condition. The Corporation has not performed the calculations to estimate the amount of this intangible asset due to the absence of certain information required and the complexity of the computation.

ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON

The fair values of the Bank's borrowings from the Federal Home Loan Bank of Boston are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The fair values for securities sold under agreements to repurchase are estimated using discounted cash flow analyses, using interest rates currently being offered for similar instruments.

The following table presents a comparison of the carrying value and estimated fair value of the Corporation's financial instruments at December 31, 1998 and 1997:

                                                                  1998                         1997
                                                     ---------------------------------------------------------
                                                         Carrying      Estimated       Carrying      Estimated
                                                           Amount     Fair Value         Amount     Fair Value
--------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks                            $ 11,178,208   $ 11,178,208   $  9,217,128   $  9,217,128
  Federal funds sold                                           --             --      1,500,000      1,500,000
  Trading account                                         172,312        172,312        612,444        612,444
  Securities available-for-sale                       217,333,173    217,333,173    166,711,703    166,711,703
  Federal Home Loan Bank stock                          2,831,500      2,831,500      2,094,400      2,094,400
  Loans, gross (excluding non-accrual loans)          283,574,797    285,540,749    258,843,119    258,852,151
  Accrued income receivable                             3,076,956      3,076,956      2,759,537      2,759,537

Financial liabilities:
  Deposits:
    Noninterest-bearing demand deposits              $ 34,408,824   $ 34,408,824   $ 25,798,915   $ 25,798,915
    Regular savings                                    69,028,793     69,028,793     63,611,111     63,611,111
    Money market savings                               39,318,069     39,318,069     33,894,502     33,894,502
    Certificates of deposit                           160,018,431    161,902,349    168,846,130    169,545,765
    NOW accounts                                       42,528,062     42,528,062     24,899,327     24,899,327
    Club accounts                                         260,964        260,964        248,959        248,959
    Advances from the Federal Home Loan
      Bank of Boston                                   40,630,000     38,096,085     20,630,000     20,641,311
    Securities sold under agreements to repurchase     80,515,666     81,159,919     55,368,188     55,368,188
  Unrecognized financial instruments:
      Commitments to extend credit                             --        303,760             --        437,971
      Letters of credit                                        --         33,073             --         37,939

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


19. CONTINGENCIES
    -------------

The Corporation and its subsidiaries are defendants in proceedings arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Corporation's financial condition or results of operations.

20. REGULATORY MATTERS
    ------------------

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to quantitative judgements by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

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

The Bank's actual capital amounts and ratios are as follows:

                                                                        To be Well Capitalized
                                                                        Under Prompt Corrective
                                                   Actual                  Action Provisions
                                             --------------------------------------------------
(dollars in thousands)                        Amount      Ratio           Amount          Ratio
-----------------------------------------------------------------------------------------------
As of December 31, 1998:
  Total Capital (to Risk-Weighted Assets)    $52,942      17.27%       >/=$30,648       >/=10.0%
  Tier I Capital (to Risk-Weighted Assets)    49,090      16.02        >/= 18,389       >/= 6.0
  Tier I Capital (to Average Assets)          49,090       9.48        >/= 25,878       >/= 5.0

As of December 31, 1997:
  Total Capital (to Risk-Weighted Assets)    $48,550      17.16%       >/=$28,999       >/=10.0%
  Tier I Capital (to Risk-Weighted Assets)    44,991      15.90        >/= 16,979       >/= 6.0
  Tier I Capital (to Average Assets)          44,991      10.41        >/= 21,560       >/= 5.0


21. PARENT COMPANY ONLY FINANCIAL STATEMENTS
    ----------------------------------------

The financial statements of Bancorp Connecticut, Inc. are as follows:

                                                               December 31,
                                                      --------------------------
                                                             1998           1997
--------------------------------------------------------------------------------
Statement of condition:
  Assets:
    Marketable equity securities                      $ 1,525,150    $   358,853
    Investment in Southington Savings Bank             48,151,051     45,809,297
    Repurchase agreement                                  155,611        575,000
    Organization costs                                     36,444         76,200
    Due from Southington Savings Bank                     118,274        134,693
    Other assets                                           15,163          4,481
--------------------------------------------------------------------------------
      Total assets                                    $50,001,693    $46,958,524
================================================================================

  Liabilities and shareholders' equity:
    Accrued expenses                                  $    85,858    $    11,795
    Shareholders' equity                               49,915,835     46,946,729
--------------------------------------------------------------------------------
      Total liabilities and shareholders' equity      $50,001,693    $46,958,524
--------------------------------------------------------------------------------

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


The financial statements of Bancorp Connecticut, Inc. (continued)

                                                              Year Ended December 31,
                                                    ---------------------------------------
                                                           1998          1997          1996
-------------------------------------------------------------------------------------------
Statement of income:
  Dividends from subsidiary                         $ 3,167,217   $ 3,594,005   $ 6,334,433
  Other income                                           32,726        29,676        34,940
-------------------------------------------------------------------------------------------
    Total income                                      3,199,943     3,623,681     6,369,373
  Operating expenses                                    360,847       288,813       318,693
  Income tax (credit)                                  (119,311)      (87,487)     (100,108)
-------------------------------------------------------------------------------------------
    Income before equity in undistributed
      net income of subsidiary                        2,958,407     3,422,355     6,150,788
  Equity in undistributed net income
    of subsidiary                                     3,386,196     2,473,596    (1,126,425)
-------------------------------------------------------------------------------------------
        Net income                                  $ 6,344,603   $ 5,895,951   $ 5,024,363
===========================================================================================

Statement of cash flows:
Operating activities:
  Net income                                        $ 6,344,603   $ 5,895,951   $ 5,024,363
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Equity in undistributed net income
      of subsidiary                                  (3,386,196)   (2,473,596)    1,126,425
    Amortization of organization costs                   39,757        39,757        39,757
    Increase) decrease in other assets                  (10,682)        5,215          (725)
    Increase (decrease) in accrued expenses               8,265        (3,343)      (39,434)
-------------------------------------------------------------------------------------------
        Net cash (used  in) provided by
          operating activities                       (3,348,856)   (2,431,967)    1,126,023

Investing activities:
  Purchase of securities available-for-sale          (1,000,000)      (47,595)           --
  Decrease (increase) in advances to subsidiaries        16,419       (20,726)       38,009
-------------------------------------------------------------------------------------------
        Net cash (used  in) provided by
          investing activities                         (983,581)      (68,321)       38,009
-------------------------------------------------------------------------------------------

Financing activities:
  Dividends paid                                     (2,733,051)   (2,355,393)   (1,991,391)
  Net decrease (increase) in repurchase agreements      419,389      (150,000)     (425,000)
  Repurchase of common stock                                 --    (1,405,264)   (4,338,798)
  Issuance of common stock                              301,496       514,994       566,794
-------------------------------------------------------------------------------------------
        Net cash used in financing activities        (2,012,166)   (3,395,663)   (6,188,395)
-------------------------------------------------------------------------------------------
Net decrease in cash                                         --            --            --
Cash at beginning of year                                    --            --            --
-------------------------------------------------------------------------------------------
Cash at end of year                                 $        --   $        --   $        --
===========================================================================================

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


22. QUARTERLY FINANCIAL DATA (UNAUDITED)
    ------------------------------------

                                                     Three Months Ended
                                          --------------------------------------
(dollars in thousands, except
  per share data)                         March 31   June 30  Sept. 30   Dec. 30
--------------------------------------------------------------------------------
FISCAL 1998
  Interest income                           $8,589    $8,661    $8,942    $9,153
  Interest expense                           4,487     4,475     4,764     4,780
--------------------------------------------------------------------------------
    Net interest income                      4,102     4,186     4,178     4,373
  Provision for loan losses                    100        68        50        50
  Net securities gains                         474       338       354       106
  Other income                                 520       624       424       624
  Other expenses                             2,310     2,477     2,852     2,759
  Income taxes                                 941       852       525       974
--------------------------------------------------------------------------------
    Net income                              $1,745    $1,751    $1,529    $1,320
================================================================================
    Net income per diluted share            $ 0.31    $ 0.31    $ 0.28    $ 0.24
================================================================================

Fiscal 1997
  Interest income                           $7,709    $8,009    $8,010    $8,176
  Interest expense                           3,961     4,056     4,053     4,157
--------------------------------------------------------------------------------
    Net interest income                      3,748     3,953     3,957     4,019
  Provision for loan losses                    150       200       150       100
  Net securities gains                         161       175       268       235
  Other income                                 323       376       312       473
  Other expenses                             1,979     2,120     2,184     2,418
  Income taxes                                 688       690       697       728
--------------------------------------------------------------------------------
    Net income                              $1,415    $1,494    $1,506    $1,481
================================================================================
    Net income per diluted share            $ 0.26    $ 0.28    $ 0.27    $ 0.27
================================================================================

Income per share calculations for each of the quarters is based on the weighted average number of shares outstanding, including common stock equivalents for each period and the sum of the quarters may not necessarily be equal to the full year income per share amount. Net income per common and common equivalent share has been restated for all periods presented to reflect a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                            SHAREHOLDER INFORMATION
                            -----------------------

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 2:00 p.m. on Wednesday, May 19, 1999 at:
         The Aqua Turf Club
         556 Mulberry Street
         Southington, Connecticut 06489

FORM 10-K REPORT
A copy of the Corporation's 1998 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge by any shareholder upon written request to:
         Lesley DeAngelo
         Bancorp Connecticut, Inc.
         121 Main Street
         Southington, Connecticut 06489-2533

STOCK TRANSFER AGENT:
         American Stock Transfer & Trust Company
         40 Wall Street - 46th Floor
         New York, New York 10005
         1-800-937-5449

INDEPENDENT ACCOUNTANTS:
         PricewaterhouseCoopers LLP
         100 Pearl Street
         Hartford, Connecticut 06103

MARKET MAKERS
The following companies have generally been market makers in the trading of Bancorp Connecticut, Inc. stock as of December 31, 1998:
         Advest, Inc.
         Keefe, Bruyette & Woods, Inc.
         Sandler O'Neill & Partners
         Tucker Anthony Incorporated

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
For more information contact:
         American Stock Transfer & Trust Company
         Dividend Reinvestment Dept.
         40 Wall Street - 46th Floor
         New York, New York 10005
         1-800-278-4353

BANCORPCONNECTICUT, INC. INTERNET ADDRESS:
www.bkct.com

MARKET PRICE AND DIVIDENDS
The Corporation's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,787 shareholders of record on February 26, 1999. The high and low bid prices and cash dividends per share for each quarter during the last two calendar years were as follows:

                                                                        Dividend
Quarter Ended                  High                   Low              per Share
--------------------------------------------------------------------------------
 3/31/97 (a)              $   12.13             $   10.75             $    0.103
 6/30/97 (a)                  13.25                 10.88                  0.110
 9/30/97 (a)                  18.50                 12.00                  0.125
12/31/97 (a)                  26.00                 19.00                  0.125

 3/31/98                      21.88                 17.25                  0.130
 6/30/98                      21.50                 19.25                  0.135
 9/30/98                      19.75                 14.94                  0.135
12/31/98                      17.88                 14.75                  0.135

(a) Data has been restated to reflect a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

SSB OFFICE LOCATIONS:
SOUTHINGTON OFFICES:
MAIN OFFICE
121 Main Street

MAIN OFFICE DRIVE-IN CENTER
Berlin Avenue behind Main Office

QUEEN CORNER OFFICE
900 Queen Street

SOUTH END OFFICE
921 Meriden-Waterbury Turnpike

SOUTHINGTON HIGH SCHOOL TRAINING BRANCH
720 Pleasant Street

BRADLEY MEMORIAL HOSPITAL ATM FACILITY
81 Meriden Avenue

MORTGAGE CENTER
188 North Main Street

WALLINGFORD OFFICE:
950 North Colony Road

SSB INTERNET ADDRESS:
www.ssbonline.com

                                                        BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                 BANCORP CONNECTICUT, INC. DIRECTORS & OFFICERS
                 ----------------------------------------------


BOARD OF DIRECTORS

Walter J. Hushak
Chairman,
Southington Savings Bank
Retired Senior Vice President,
Janazzo Services, Inc.

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

Anthony S. Pizzitola
Retired President and Treasurer, Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President -
Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

OFFICERS

Robert D. Morton
President and Chief Executive Officer

Wayne F. Patenaude
Treasurer/Secretary

Steven F. Nyren
Assistant Secretary

BancorpConnecticut, Inc.
--------------------------------------------------------------------------------


                           SSB DIRECTORS AND OFFICERS
                           --------------------------


BOARD OF DIRECTORS

Walter J. Hushak
Chairman

Andrew J. Meade
Vice Chairman

Norbert H. Beauchemin

Michael J. Karabin

David P. Kelley

Frederick E. Kuhr

Joseph J. LaPorte

Ralph G. Mann

Frank R. Miller

Robert D. Morton

Anthony S. Pizzitola

Dennis J. Stanek

EXECUTIVE OFFICERS

Robert D. Morton
President and Chief Executive Officer

Richard A. Fracasso
Senior Vice President
Consumer Banking

Wayne F. Patenaude
Treasurer/Chief Financial Officer

William Taylor
Senior Vice President
Commercial Banking

OFFICERS

ACCOUNTING AND FINANCE:

Kathleen H. Demers
Senior Financial Analyst

Carl H. Schmidt
Controller

Stephen M. Settino
Director of Asset/Liability Management and Planning

ADVERTISING AND PUBLIC RELATIONS:

Cynthia K. Barker
Advertising and
Public Relations Manager

COMMERCIAL LENDING:

Daniel R. DeRosa
Vice President

Raymond D. Jannelli
Vice President

Anthony Palmieri, Jr.
Vice President

Duane L. Beale
Assistant Vice President

CONSUMER BANKING:

Paul E. MacDonald
Vice President
Retirement Plans Manager

Richard P. Dextraze
Assistant Vice President
Consumer Loan Manager
Community Reinvestment
Act Officer

Sue A. Kasek
Assistant Vice President
Consumer Loan

Kenneth G. Penfield, Jr.
Assistant Vice President
Residential Loan Manager

Donna M. Ierardi
Assistant Vice President
Manager, Wallingford Office

Claudia A. Crooker
Assistant Treasurer
Manager, Queen Corner Office

Carol Vreeland
Assistant Treasurer
Manager, Main Office

Christine S. Matteo
Consumer Loan

Joan E. Morelli
Manager, South End Office

Elizabeth M. Paradis
Assistant Manager
South End Office

CREDIT ADMINISTRATION:

Charles J. DeSimone, Jr.
Chief Credit Officer

Vincent L. Ruggiero
Vice President
Managed Assets

Diane L. Hoadley
Assistant Vice President
Credit & Loan Review

Diane McCoy
Commercial Loan
Documentation

HUMAN RESOURCES:

Donna M. Schaefer
Vice President
Director of Human Resources

OPERATIONS AND INFORMATION SYSTEMS:

Barry J. Abramowitz
Chief Operating and
Information Officer

Lynndel M. Bartulis
Vice President
Alternative Delivery Systems

Donna M. Glatz
Vice President
Branch and Deposit Operations

Susan M. Dobratz
Assistant Vice President
Call Center

Therese G. Kelly
Assistant Vice President
Trainer/Analyst

Annette D. Petruzzi
Loan Operations Manager

INVESTMENT SERVICES:

Robert P Vocelli
Financial Services Manager

Steven F. Nyren
Trust and Employee Benefits

NEW BUSINESS DEVELOPMENT:

William DellaVecchia
Senior Vice President

BCI FINANCIAL CORPORATION:

Timothy W. Rourke
President and
Chief Executive Officer

Joseph M. DeAngelo
Vice President
Operations

Carol M. Montagna
Lending

[LOGO]
BancorpConnecticut, Inc.
--------------------------------------------------------------------------------
121 Main Street
Southington, Connecticut 06489-2533