Form 10-K, Exhibit 13
period 1999-12-31
BANCORP CONNECTICUT INC
filed 2000-03-27
CIK 921746

Exhibit 13.1







                            Bancorp Connecticut, Inc.



                                      1999

                                     Annual

                                     Report



                                ----------------
                                [IMAGES OMITTED]
                                ----------------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                                COMPANY PROFILE

Bancorp Connecticut's wholly owned subsidiary, Southington Savings Bank (SSB), is a full-service financial institution serving Southington, Wallingford, and the surrounding areas since 1860. SSB offers a wide range of superior consumer products and services, business banking, and brokerage services through its branch network. A commitment to blend high-quality service with the latest technologies has fostered a unique brand of community banking.


                                              ----------------------------
                                                     [IMAGE OMITTED]

                                              OUR 3RD CENTURY IN BUSINESS

                                              SSB has been proudly serving
                                              the needs of its customers
                                              since 1860.
                                              ----------------------------


                               TABLE OF CONTENTS

                   1   Selected Consolidated Financial Data
                   2   To Our Shareholders
                   9   Management's Discussion and Analysis
                  21   Report of Independent Accountants
                  22   Consolidated Statements of Condition
                  23   Consolidated Statements of Income
                  24   Consolidated Statements of Shareholders' Equity
                  25   Consolidated Statements of Cash Flows
                  26   Notes to Consolidated Financial Statements
                  40   Shareholder Information
                  41   Bancorp Connecticut, Inc. Directors and Officers
                  42   SSB Directors and Officers

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                             SELECTED CONSOLIDATED
                                 FINANCIAL DATA

                                                                     -------------------
                                                                     [BAR GRAPHS OMITTED
                                                                      NET INCOME AND
                                                                      DIVIDEND GROWTH
                                                                      DATA BELOW]
                                                                     -------------------

                                          As of or for the Year Ended December 31,
                                    ----------------------------------------------------
(dollars in thousands,
 except per share data)                 1999       1998       1997       1996       1995
----------------------------------------------------------------------------------------
STATEMENT OF CONDITION DATA:*
  Assets                            $568,798   $521,356   $444,863   $419,398   $383,978
  Securities                         214,495    217,333    166,712    149,612    130,549
  Loans, net                         309,710    278,420    255,448    246,274    230,706
  Deposits                           348,441    347,410    319,137    311,837    297,627
  Funds borrowed                     171,129    121,146     75,998     62,879     42,217
  Shareholders' equity                41,532     49,916     46,947     42,731     43,210

STATEMENT OF INCOME DATA:*
  Net interest income               $ 19,335   $ 16,839   $ 15,677   $ 14,754   $ 13,896
  Provision for loan losses              491        268        600        435        180
  Net securities gains                   505      1,272        839        344        150
  Noninterest income                   3,227      2,192      1,484      1,315      1,093
  Noninterest expense                 12,035     10,398      8,701      8,573      8,625
  Provision for income taxes**         2,921      3,292      2,803      2,381      2,038
----------------------------------------------------------------------------------------

  Net income**                      $  7,620   $  6,345   $  5,896   $  5,024   $  4,296
========================================================================================
PER SHARE DATA:***
  Earnings--diluted                    $1.38      $1.14      $1.08      $0.89      $0.77
  Cash dividends                        0.60       0.54       0.46       0.37       0.30
  Book value                            7.98       9.72       9.22       8.31       7.95

SELECTED STATISTICAL DATA:
  Return on average assets              1.40%      1.28%      1.39%      1.26%      1.17%
  Return on average equity             16.12      13.07      13.48      11.69      10.67
  Average equity to average assets      8.67       9.83      10.34      10.71      10.95
  Net interest spread
    (tax equivalent basis)              3.21       3.18       3.50       3.48       3.53
  Net interest margin
    (tax equivalent basis)              3.79       3.80       4.13       4.10       4.15
  Dividend payout ratio                40.52      43.08      39.95      39.63      37.01


* Certain prior year amounts have been reclassified to conform with the 1999 presentation. These reclassifications had no impact on net income.

** Includes a $337,000 charge to 1998 earnings attributed to the formation of a passive investment company. Excluding this charge, 1998 net income would have been $6,682,000. This passive investment company was formed to reduce the Corporation's effective tax rate in future years.

*** Per share data has been restated to reflect a 6-for-5 stock split effected in the form of a stock dividend on June 19, 1996, and a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.



                                        1
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                              TO OUR SHAREHOLDERS:

     Bancorp Connecticut, Inc. and its principal subsidiary Southington Savings Bank (SSB) had another very good year. Net income for 1999 was $7,620,000, or $1.38 per diluted share, compared to $6,345,000, or $1.14 per diluted share in 1998--up 20% for the year. A 7.3% expansion in earning assets, a 14.8% increase in net interest income and a lower effective tax rate resulting from the formation of SSB Mortgage Corporation, were primarily responsible for these operating results. As we enter the new millennium, the Company and SSB are well positioned to face the many challenges that lie ahead for all financial institutions.

     During 1999, we introduced a new debit card and Internet banking (including bill-paying services) to our consumer customers. Early in 2000, we expect the Bank will also unveil a comprehensive Internet-based cash management system for its business customers as well as additional insurance product offerings for all of our customers marketed through a separate subsidiary. We strongly believe that these products and services are necessary ingredients in strengthening the overall relationships that we have with our clients.

     We continually review our ongoing strategy(s) and business model, to be successful in a very competitive financial environment. Toward this end, in the 1999 third quarter, the Bank's trust operations were sold to the Trust Company of Connecticut (TCC). Since the investment management component of this activity had always been outsourced and many of SSB's customers were already working with TCC, this business arrangement was a logical alternative for us. Trust services, as a line of business, did not meet the growth potential and return hurdles of our Company so this transaction made sense for our customers, employees, and shareholders. Looking ahead, it will be very important to focus on the correct mix of noninterest sources of revenue and traditional banking activities while providing all of the necessary delivery channels to our customers. For instance, our indirect auto finance subsidiary (BCI Financial), increased emphasis on brokerage and insurance products, and the unfolding role of the Internet must be viewed within the context of how these products should and will be delivered.

     In late 1998, the Bank opened a branch facility in Wallingford, which has been extremely successful. This office has exceeded our expectations with respect to loan and deposit growth--the latter having exceeded $20 million during 1999. It will be difficult, however, to replicate this feat in light of intense price competition for both loans and deposits and the onset of at least three start-up bank competitors in our area marketplace. Even though the number of banks in Connecticut has declined markedly from 150 in 1992 to around 70 at the present time, there are still over 1,100 bank branches in the state, which is clearly "overbanked"--particularly in central Connecticut. On two occasions last year, the Bank bid competitively on various branches being sold by a super regional bank competitor. These branches would have provided a logical extension of our market presence, and although we believe that our bids were competitive, we were not successful. In any event, we will continue to address banking opportunities like a small bank acquisition, and whatever makes the best economic sense to extend the Company's franchise.

     As we enter our third century of doing business, the Company continues to do exceedingly well. We are among the top half-dozen publicly owned banks (in


                                        2
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


-------------------------------------
          [IMAGE OMITTED]

Robert D. Morton
President and Chief Executive Officer
of Bancorp Connecticut, Inc.
-------------------------------------


size) left in the state while the remaining players consist of out-of-state super regional banks, much smaller banks and medium-sized mutual savings banks. In the latter instance, quite simply put, in some cases the financial performance requirements of some of these banks may not be as rigorous as those of a publicly owned company and this is the genesis of increased competition. Certainly, returns inevitably suffer when credit quality and pricing are compromised to generate commercial loan volume. We have been, and will continue to be, mindful of both parameters.

     The Company and SSB have established a consistently excellent track record. Since 1994, for example, net income has more than doubled while cash dividends paid have increased each year since 1992--having almost tripled since 1994. In terms of most financial measures, the Company continues to perform at the top of the pack among publicly owned financial institutions based in Connecticut. Nevertheless, we are keenly disappointed in our share price performance. Lately, it seems as though for certain companies, there is little or no correlation between stock price movement and earnings growth or financial performance. Banks and financial-related stocks have, for the most part, been pummeled in 1999 and this trend has continued into the new year. As reported in the press, bank stocks are under a dark cloud for a litany of reasons, most of which come under the heading of "the sky is falling." We don't believe this to be true. Although no one can predict expectations or the stock market, our track record speaks for itself and we plan to continue to perform at or near the top of our peer group among publicly owned financial institutions. Only patience and time will prove that our current operating mode is successful.

     In the meantime, as SSB celebrates its 140th anniversary this year, it's clear that we have a great full-service community-based banking company. We have our eyes on the future as we continue to focus on improving shareholder value.

     Our directors, officers, and staff appreciate your interest and support.

Sincerely,


/s/ Robert D. Morton
--------------------------
Robert D. Morton
President and
Chief Executive Officer



                                        3
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                           BUILDING BUSINESS PARTNERS

SOUTHINGTON TOOL

     Southington  Tool  &  Manufacturing   Corporation,
located  in  Southington,   was  founded  in  1970  and
incorporated in 1975.  Edward Kalat (left),  President,     ---------------
founder,  and owner is seated with SSB's Daniel DeRosa,     [IMAGE OMITTED]
Vice President and  Relationship  Officer.  The company     ---------------
specializes in manufacturing  surgical  staples,  metal
stampings, wire forms, and springs. The company's sales
extend   throughout   the  United  States  and  include
international sales as well.

QS TECHNOLOGIES

     Founded in 1983, QS Technologies,  Incorporated is
a    Meriden-based    research,     engineering,    and
manufacturing  company that produces  specialized cable     ---------------
and  wire   products,   used  in  a  wide   variety  of     [IMAGE OMITTED]
industries,   including  electronics,   communications,     ---------------
medical, automotive, and aircraft. Don Schollin (left),
President,  co-founder,  and owner,  is  pictured  with
William  Taylor,   Senior  Vice  President  and  Senior
Commercial Lending Officer, SSB. The company's sales region extends across the United States.

     In Central Connecticut, SSB signifies Business Banking. Since 1860, we have established a long-standing tradition of understanding our customers' needs, providing our clients with individual, comprehensive banking services, and, combined with our knowledgeable professionals, producing creative solutions. SSB offers a full array of business services, including equipment financing, commercial lines of credit, commercial mortgages, and employer/employee benefit programs. With another solid year of service, we continue to excel at meeting or


                                        4
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                     BUILDING BUSINESS PARTNERS (continued)


exceeding the needs of our customers. Decisions are made locally, not in some remote, out-of-state location. The individuals of our lending team possess extensive experience fostering growth and prosperity with local businesses. We are committed to the communities we serve and lead an active role in numerous civic and charitable organizations. In summary, SSB offers efficient, full-service commercial banking with the personal attention only a local bank can provide.

TOPPER & GRIGGS

     Topper   &   Griggs   Incorporated,   located   in
Plainville,  was founded in 1926, and  incorporated  in
1954. Ken Fogg (left), President, is pictured with John     ---------------
Cookley,  Vice President and Relationship Officer, SSB.     [IMAGE OMITTED]
The   company    fabricates    structural   steel   and     ---------------
miscellaneous   metals   (stairs  and   handrails)  for
commercial use in the construction  industry.  Topper &
Griggs, Inc. fabricates and erects beams, columns, and trusses, primarily within Connecticut and occasionally in the contiguous states.


                                 ---------------
                                 [IMAGE OMITTED]
                                 ---------------

CiDRA

     CiDRA Corporation is a high-tech Wallingford-based company, founded in 1996. The company specializes in the manufacture of fiber optic sensors, used in the oil, cable, and telecommunication industries. The firm combines research, development, engineering, and manufacturing for an international customer base. Pictured are Kevin Didden (left), President, Ann Iseley, Chief Financial Officer, and SSB's Ray Jannelli, Vice President and Relationship Officer.



                                        5
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                     ----------------------------------------
                                 [IMAGE OMITTED]

                     "Working closely with my clients helps
                     them understand and select the best
                     products to meet their financial needs."

                     --Matt Rich, Southington Savings Bank
                     ----------------------------------------


                             BROKERAGE INVESTMENTS

     The financial services unit of SSB, offering products through Infinex Financial Group, achieved notable results this year assisting clients with their financial planning needs. Managed by Matt Rich, a seasoned investment professional who joined our team in June 1999, our financial services unit offers a broad range of investment options including:

     o  Individual stocks and bonds
     o  Fixed, indexed, and variable annuities
     o  Mutual funds
     o  Life insurance products
     o  Retirement plans/IRAs
     o  Long-term planning

     We can provide flexible portfolios with minimal or no transaction fees. Each portfolio is individualized and simple with no minimum or maximum requirements to limit your investment opportunities. Developing long-term financial plans for retirement or college education are just two of the areas in which Matt and his staff specialize. Matt works closely with his clients, meeting with them a minimum of twice per year to review investment strategies.

     SSB's financial services unit is responsible for clients' funds in excess of $35 million. We offer low-cost personalized stock trading with flexible service hours to meet the demands of an active schedule. Forging partnerships with clients, our financial services team proficiently advises on the investments of our customers to assist our clients in achieving their financial objectives.



                                        6
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                     ----------------------------------------
                                 [IMAGES OMITTED]

                     In 1999, SSB introduced online banking
                     with the ssbonline.com website, pictured
                     above, and the new SSB ATM/Debit card,
                     pictured below, which gives customers
                     the flexibility of a traditional ATM
                     card with the added purchase power of
                     the MasterCard logo.
                     ----------------------------------------


                              21ST CENTURY BANKING

     In the year 2000, SSB will remain committed to providing its customers with distinguished service and the latest technologies. This strategy of combining personal attention with convenient products and services has been the driving force of success. The past year was no exception, with the bank introducing the new SSB ATM/Debit card and launching an online banking service program.

---------------
[IMAGE OMITTED]
---------------

     In August, SSB initiated a campaign to replace existing ATM cards for checking account customers with the SSB MasterMoney card. The new offering provided customers all the benefits of a traditional ATM card with the added convenience to pay for purchases at over 15 million places worldwide that accept MasterCard.

     Another initiative SSB implemented at the end of 1999 was the introduction of netBanking. NetBanking customers obtain access to pay all their bills online. Automatic weekly or monthly bill payment schedules may be established as well as one-time bill paying. Customers may also view account information, access online statements, transfer funds between accounts or establish automatic transfers, and reorder checks. With the launch of netBanking, SSB can now offer its consumer and business customers the same convenience of an online service provided by much larger financial institutions.

     Glancing ahead, SSB intends to maximize its Internet presence in the near future by adding the ability to apply for loans online, retrieve check images online, and offer special products or services for netBanking customers. Attention to technological improvements was a key factor throughout the year and will continue to be a critical component as the financial industry evolves. Combining old-fashioned helpfulness and service with state-of-the-art technology will position SSB as a strong competitor in the retail banking arena.


                                        7
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                             SERVING THE COMMUNITY

                                             ----------------------------------
-----------------------------                          [IMAGE OMITTED]

A BANK IS ONLY AS STRONG AND                 Richard Fracasso, Executive Vice
VIBRANT AS ITS PEOPLE AND THE                President, SSB, and Audrey Brown,
COMMUNITY THAT SURROUNDS IT.                 Director, Southington Public
                                             Library, are pictured above with a
-----------------------------                microfiche machine donated to the
                                             library by SSB.
                                             ----------------------------------


     Being a community bank means forming an affiliation with the cities and towns that the institution services. It means connecting with residents and businesses to stay in tune with the needs of the community. SSB is dedicated to the areas it serves.

     SSB continues to be a primary supporter of the United Way of Southington and Wallingford through corporate donations, bank sponsorships, and employee contributions. Many of our directors, officers, and staff are very involved in a broad array of civic and charitable activities in the greater Southington and Wallingford areas. Another service organization that SSB aids annually is the YMCA. Assisting on a local level, the Southington community YMCA benefits from SSB's association with the group and the common belief that building strong children and families is the foundation for strong communities. SSB continually exhibits its affinity for the youth of our community. Maintaining a unique, limited access training branch at Southington High School and working with school-affiliated groups like the Distributive Education Club of America (DECA), SSB clearly demonstrates the significance of investment in our youth.

     Supporting local community and civic groups has become an extension of SSB's business philosophy over the years. Working with organizations in our market, like the Employment Development Center (EDC), making decisions at the local level, and being actively involved in area chambers of commerce are all an integral part of who we are.

       --------------------------------------------------------------
                              (from left to right): Robert Morton,
                              President and Chief Executive Officer,
       [IMAGE OMITTED]        SSB, and Donna Ierardi, Branch Manager,
                              Wallingford, SSB, present William
                              Wadsworth, representing the Wallingford
                              Foundation, with a check for $5,000.
       --------------------------------------------------------------


                                        8
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                 MANAGEMENT'S DISCUSSION AND ANALYSIS
GENERAL

     The following discussion and analysis presents a review of the financial condition and results of operations of Bancorp Connecticut, Inc. (the "Corporation"). Since Southington Savings Bank (the "Bank") is the sole subsidiary of the Corporation, the Corporation's earnings and financial condition are predicated almost entirely on the performance of the Bank. This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.

     The Bank's results of operations depend primarily upon its net interest income, which is the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is affected by the provision for loan losses as well as the fees it charges for its financial services, security gains and losses, administrative and foreclosed real estate expenses, and the provision for income taxes.

     The Bank has two subsidiaries, BCI Financial Corporation ("BCIF") and SSB Mortgage Corporation. BCIF is an indirect auto finance company which commenced operations April 23, 1998. SSB Mortgage Corporation is a passive investment company which was formed during the fourth quarter of 1998 to take advantage of changes in Connecticut State tax statutes, which reduced the Corporation's effective tax rate beginning in 1999.

INVESTMENTS

     Securities available-for-sale decreased $2,838,000 or 1.31% to $214,495,000 as of December 31, 1999 from $217,333,000 at year-end 1998. A reduction in the market value of the portfolio in the amount of $18,842,000, as a result of rising interest rates, was the primary cause of the decrease in securities available-for-sale. Net unrealized gains totaled $1,251,000 as of December 31, 1998 compared to net unrealized losses of $17,591,000 as of December 31, 1999. Purchases of securities net of proceeds from maturities and sales (excluding realized gains) and paydowns on mortgage-backed securities amounting to $13,025,000 partially offset the decrease in the securities portfolio.

     Deferred income taxes increased $6,634,000 to $8,535,000 as of December 31, 1999 from $1,901,000 as of December 31, 1998 mainly as a result of the tax benefit associated with the $18,842,000 increase in unrealized losses in the securities portfolio noted above.

     As of December 31, 1999, approximately 58.3% or $27,500,000 of the marketable equities securities portfolio was comprised of money market preferred stocks. These securities are highly liquid, reprice every 49 days and are subject to the tax advantages of the Federal dividends received deduction in 1999, and Federal and state dividends received deduction in 1998 and 1997.

     The  following   table  sets  forth  the  carrying   amount  of  securities
available-for-sale at the dates indicated.

                                                             December 31,
                                                  ------------------------------
(in thousands)                                        1999       1998       1997
--------------------------------------------------------------------------------
United States Government and agency obligations   $ 49,928   $ 47,755   $ 27,617
Municipal bonds                                      5,232      3,683      3,432
Corporate bonds                                        923         --         --
Mortgage-backed securities                          83,568     93,132     65,496
Capital trust preferreds                            26,599     12,966      4,052
Marketable equity securities                        47,192     59,203     61,815
Mutual funds                                         1,053        594      4,300
--------------------------------------------------------------------------------
  TOTAL                                           $214,495   $217,333   $166,712
================================================================================

LOANS

     Loans  increased  $31,274,000 or 11.0% to  $316,093,000  as of December 31,
1999 from $284,819,000 as of December 31, 1998 primarily due to a higher volume of commercial loan originations and loans closed by BCIF, the Bank's indirect auto loan financing subsidiary. Commercial loans and commercial real estate loans increased $19,545,000 or 22.9% and represented 33.2% of the loan portfolio as of December 31, 1999. Consumer loans increased $17,552,000 or 30.0% primarily due to loans closed by BCIF. As of December 31, 1999, the consumer loan portfolio of $76,112,000 consisted of 42.7% of home equity loans and lines of credit, 48.9% automobile loans and 8.4% other consumer loans.

     At  year-end  1999,  loans   collateralized  by  residential  real  estate,
including home equity loans and lines of credit, represented 52.0% of the total loan portfolio.


                                        9
                                     -------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     The following table summarizes the Bank's loan portfolio at the end of the last five years.

                                                December 31,
                            ----------------------------------------------------
(in thousands)                  1999       1998       1997       1996       1995
--------------------------------------------------------------------------------
Commercial                  $ 56,828   $ 42,837   $ 37,292   $ 37,050   $ 31,971
Commercial real estate        47,961     42,407     39,043     35,472     34,598
Residential real estate      131,942    137,326    134,494    134,000    132,566
Real estate construction       3,250      3,689      3,003      6,234      2,463
Consumer                      76,112     58,560     47,872     39,388     35,556
--------------------------------------------------------------------------------
  TOTAL                     $316,093   $284,819   $261,704   $252,144   $237,154
================================================================================

     The following table shows the maturity and repricing of loans (excluding commercial and residential real estate mortgages and consumer loans outstanding) as of December 31, 1999. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

                                               Maturing or Repricing
                                    --------------------------------------------
                                               After one
                                      Within  but within  After five
(in thousands)                      one year  five years       years       Total
--------------------------------------------------------------------------------
Commercial                           $37,344     $17,209     $ 2,275     $56,828
Real estate construction               3,250          --          --       3,250
--------------------------------------------------------------------------------
  TOTAL                              $40,594     $17,209     $ 2,275     $60,078
================================================================================

Loans maturing/repricing after
  one year with:
    Fixed interest rates                         $10,482      $2,275
    Variable interest rates                        6,727          --
--------------------------------------------------------------------------------
      TOTAL                                      $17,209      $2,275
================================================================================

NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

     Total nonperforming assets remained unchanged at $1,599,000 at year-end 1999 compared to 1998. Nonperforming loans increased to $1,404,000 as of December 31, 1999 or 0.4% of total loans as compared to $1,265,000 or 0.4% of total loans as of December 31, 1998. Foreclosed real estate at year-end 1999 declined to $195,000 from $334,000 at year-end 1998.

     The following table reflects the Bank's nonperforming assets at the end of the last five years.

                                                            December 31,
                                          ----------------------------------------------
(dollars in thousands)                      1999      1998      1997      1996      1995
----------------------------------------------------------------------------------------
Nonaccrual loans
  Commercial                              $  420    $   60    $  387    $  306    $1,062
  Commercial real estate                      --       402       258       337     1,134
  Residential real estate                    857       705     1,988     2,060     3,650
  Consumer                                   127        98       228       236       410
----------------------------------------------------------------------------------------
    Total nonaccrual loans                 1,404     1,265     2,861     2,939     6,256
Accruing loans past due 90 days or more       --        --        --        --        --
----------------------------------------------------------------------------------------
    Total nonperforming loans              1,404     1,265     2,861     2,939     6,256
Foreclosed real estate                       195       334     1,178     1,367       872
----------------------------------------------------------------------------------------
    TOTAL NONPERFORMING ASSETS            $1,599    $1,599    $4,039    $4,306    $7,128
========================================================================================
Nonperforming loans as a
  percentage of total loans                 0.44%     0.44%     1.09%     1.17%     2.64%
========================================================================================
Nonperforming assets as a
  percentage of total assets                0.28%     0.31%     0.91%     1.03%     1.86%
========================================================================================
Restructured loans in compliance with
  modified terms not included above       $  487        --        --        --        --
========================================================================================


                                       10
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     The Bank classifies loans as being on nonaccrual status when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 1999, 1998 and 1997 on all nonaccrual loans under the original loan terms was approximately $183,000, $203,000 and $335,000, respectively. Actual income collected on these loans during 1999, 1998 and 1997 was $73,000, $90,000 and $201,000,
respectively.

     Management reviews the loan portfolio on a quarterly basis to identify loans that are impaired. A loan is considered impaired if, based on current information and events, it is estimated that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the existing contractual terms of the loan facility. Generally, nonaccrual loans as well as loans past due greater than 60 days are reviewed for impairment including other loans that present a possible credit risk. Homogeneous loans which consist of residential mortgages and consumer loans are evaluated collectively and reserves established based on the Bank's historical loss experience. The measurement of impairment is based on the fair market value of respective loan collateral and the present value of future cash flows for other loans.

     The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 1999.

                                                  Basis of measurement
                                      ------------------------------------------
                                                     Present value
                                                       of expected
                                          Fair value        future
(in thousands)                         of collateral     cash flow         Total
--------------------------------------------------------------------------------
Commercial                                    $  380        $   94        $  474
Commercial real estate                         1,170            --         1,170
--------------------------------------------------------------------------------
  TOTAL                                       $1,550        $   94        $1,644
================================================================================

     The Bank also has potential problem loans of $4,405,000 in real estate loans and $727,000 in other loans that are current or less than 90 days past due. These loans were not deemed impaired but were considered potential problem loans. A loan is considered a potential problem loan if it is risk-rated substandard or doubtful in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problem loan status to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.

     The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 1999, the allowance was $5,681,000 or 404.6% of nonperforming loans as compared to $5,549,000 and 438.7% of nonperforming loans as of December 31, 1998.

     Management regularly monitors and has established a formal process for determining the adequacy of the allowance for loan losses. This process results in an allowance that consists of two components, allocated and unallocated. The allocated component includes allowance estimates that result from analyzing certain individual loans (including impaired loans), and specific loan types. The policy of the Bank is to review all commercial loans and delinquent consumer loans quarterly. Up to a total of nine risk rating classifications are used to describe the credit risk associated with commercial and consumer loans. Of these classifications, the problem loan categories are: "substandard," "doubtful" and "loss." Loans designated loss are charged-off quarterly. A risk factor is assigned by loan type to loans within each classification in determining the respective allowance. For loans that are analyzed individually, third-party information such as appraisals may be used to supplement management's analysis. For loans that are analyzed on a pool basis, such as residential mortgage loans (1-4 family), management's analysis consists of reviewing delinquency trends, historical charge-off experience, prevailing economic conditions, size and current composition of the loan portfolio, collateral value trends and other relevant factors. The unallocated component of the allowance for loan losses is intended to compensate for the subjective nature of estimating an adequate allowance for loan losses, economic uncertainties, and other factors. In addition to the assessment performed by management, the Bank's loan portfolio is subjected to an external credit review function and is examined by its regulators. The results of these examinations are incorporated into management's assessment of the allowance for loan losses.



                                       11
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     The following table summarizes changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category, and additions to the allowance which have been charged to expense.

                                                 Year Ended December 31,
                               -------------------------------------------------------
(dollars in thousands)            1999        1998        1997        1996        1995
--------------------------------------------------------------------------------------
Balance at beginning of year   $ 5,549     $ 5,306     $ 4,875     $ 5,488     $ 6,136
Charge-offs:
  Commercial                      (100)         --         (94)       (446)       (227)
  Commercial real estate            --          --          --        (169)       (161)
  Residential real estate         (238)        (29)       (219)       (264)       (341)
  Consumer                        (134)       (126)        (76)       (334)       (312)
--------------------------------------------------------------------------------------
    Total                         (472)       (155)       (389)     (1,213)     (1,041)
--------------------------------------------------------------------------------------
Recoveries:
  Commercial                        37          30          96          51          98
  Commercial real estate            --          --          18          20          --
  Residential real estate            2          35          14           8           2
  Consumer                          74          65          92          86         113
--------------------------------------------------------------------------------------
    Total                          113         130         220         165         213
--------------------------------------------------------------------------------------
Net charge-offs                   (359)        (25)       (169)     (1,048)       (828)
Provision for loan losses          491         268         600         435         180
--------------------------------------------------------------------------------------
Balance at end of year         $ 5,681     $ 5,549     $ 5,306     $ 4,875     $ 5,488
======================================================================================
Ratio of net charge-offs to
  average loans outstanding       0.12%       0.01%       0.07%       0.43%       0.36%
======================================================================================

     The following table illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations.

                                                                   December 31,
                           -------------------------------------------------------------------------------------------
                                 1999               1998               1997               1996               1995
                           -------------------------------------------------------------------------------------------
                                   Percent            Percent            Percent            Percent            Percent
                                  of Loans           of Loans           of Loans           of Loans           of Loans
                                  to Total           to Total           to Total           to Total           to Total
(dollars in thousands)     Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans    Amount    Loans
----------------------------------------------------------------------------------------------------------------------
Commercial                 $1,309       18%   $1,343       15%   $1,194       14%   $1,162       15%   $1,209       13%
Commercial real estate        795       15       847       15       804       15       752       14       803       15
Residential real estate       526       42       559       48       652       52       659       53       367       56
Real estate construction       46        1        48        1        38        1        83        2        35        1
Consumer                    1,425       24       962       21       756       18       620       16       541       15
Unallocated                 1,580       --     1,790       --     1,862       --     1,599       --     2,533       --
----------------------------------------------------------------------------------------------------------------------
  TOTAL                    $5,681      100%   $5,549      100%   $5,306      100%   $4,875      100%   $5,488      100%
======================================================================================================================

DEPOSITS

     Total deposits as of December 31, 1999 in the amount of $348,441,000 remained relatively unchanged compared to the $347,410,000 as of December 31, 1998. Decreases in money market savings and certificates of deposit of $7,493,000 and $3,488,000, respectively, were offset by an increase in demand and NOW accounts of $4,649,000 and $6,852,000, respectively. The increase in NOW accounts principally reflects an increase in the Bank's money fund checking product that pays a rate of interest comparable to rates paid on similar products at other banks.

     Time certificates of deposit, which range from terms of 3 months to 5 years, declined $3,488,000 or 2.2% at year-end 1999 compared to 1998. As of December 31, 1999, approximately 74.6% of the certificates of deposit either mature or reprice within one year. At this time, the Bank does not utilize brokered deposits as a funding source.



                                       12
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table.

                                                         Year Ended December 31,
                                       -------------------------------------------------------
(dollars in thousands)                        1999                1998                1997
----------------------------------------------------------------------------------------------
                                        Amount    Rate      Amount    Rate      Amount    Rate
----------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits   $ 35,201    0.00%   $ 31,576    0.00%   $ 23,368    0.00%
NOW accounts                            46,893    2.77      32,846    2.94      19,301    2.35
Regular savings                         69,669    2.01      65,778    2.07      62,758    2.26
Money market savings                    35,999    3.31      36,555    3.54      33,950    3.34
Certificates of deposit                156,879    4.86     163,196    5.33     171,471    5.45
Club accounts                              464    3.02         435    2.99         426    3.29
----------------------------------------------            --------            --------
  TOTAL                               $345,105            $330,386            $311,274
==============================================            ========            ========

     Maturities of time certificates of deposit in amounts of $100,000 or more outstanding as of December 31, 1999 are summarized as follows:

                  (in thousands)
                  -------------------------------------------
                  3 months or less                    $ 6,495
                  Over 3 months  through 6 months       6,013
                  Over 6 months through 12 months       4,703
                  Over 12 months                        3,784
                  -------------------------------------------
                    TOTAL                             $20,995
                  ===========================================

BORROWINGS

     Federal funds purchased and securities sold under agreements to repurchase increased $6,283,000 or 7.8% to $86,799,000 at year-end 1999 as compared to year-end 1998. Repurchase agreements involve the sale of securities to either broker/dealers or retail customers under agreements to repurchase the identical securities at a future date. The Bank uses broker/dealer repurchase agreements to fund specific investment securities transactions. Such repurchase agreements have maturities of up to 9 years; however, those with terms of 3 years or greater may be callable 1 year after issuance by the broker/dealer. Retail repurchase agreements are offered primarily to commercial customers as a method of providing collateral for funds that exceed the maximum regulatory insurance coverage. As of December 31, 1999, broker/dealer repurchase agreements and retail repurchase agreements totaled $67,880,000 and $16,819,000, respectively.

     The Bank also uses the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston as sources of funds. Advances (i.e. borrowings) are used primarily to match certain loan originations and securities purchases, to manage the maturities of interest-bearing liabilities, and to meet certain short-term liquidity needs as part of the Bank's overall asset/liability management strategy. Federal Home Loan Bank advances totaled $72,830,000 at year-end 1999 as compared to $40,630,000 at year-end 1998. Federal Reserve Bank advances were $11,500,000 as of December 31, 1999. There were no Federal Reserve Bank advances outstanding as of year-end 1998.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE RISK

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Bank is exposed is interest rate risk. The majority of the Bank's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available-for-sale, deposit liabilities, short-term borrowings and long-term debt. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change.

     Interest rate risk is managed within an overall asset/liability framework for the Bank. The Bank's assets and liabilities are managed to maximize net interest income while maintaining a level of interest rate risk that is prudent and manageable. Interest rate risk is the sensitivity of net interest income to fluctuations in interest rates over both short-term and long-term time horizons.


                                       13
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



Management establishes overall policy and interest rate risk tolerance levels which are administered by the Bank's Asset/Liability Management Committee on a monthly basis. Interest rate risk is measured through the use of a static interest rate sensitivity report and a dynamic simulation model.

     The interest rate sensitivity report measures the difference between interest-earning assets that reprice or mature within various time horizons and interest-bearing liabilities that reprice or mature within the same time horizons. Assumptions are also made on the rate of prepayment of principal on loans and mortgage-backed securities. To limit exposure to fluctuating interest rates, it is the policy of the Bank to maintain the difference (GAP) between interest rate-sensitive assets and interest rate-sensitive liabilities within a range of +/- 20% of total assets in the one-year time frame. As of December 31, 1999, rate-sensitive liabilities exceeded rate-sensitive assets in a one-year time frame by $74,808,000 or 13.2% of total assets.

     Although the rate sensitivity analysis indicates how well matched maturing or repricing assets and liabilities are in a given time frame, it does not measure the asymmetrical movement of asset and liability yields. The Bank utilizes a simulation model to measure the estimated percentage change in net interest income due to an increase or decrease in market interest rates of up to 200 basis points, spread evenly over the next twelve months. Various assumptions regarding the shape of the yield curve, the pricing characteristics of loan and deposit products and borrowings and prepayments of loans and investments are built into the model. The following table indicates that the estimated percentage change in net interest income for the next twelve months from a change in interest rates of 200 basis points is within the 10% tolerance limit set by management.

Change in Rate    % Change in Net Interest Income
-------------------------------------------------
+200 bp                                    -4.01%
-200 bp                                     0.45%

     Due to the numerous assumptions built into the simulation model, actual results differ from estimated results. Factors other than changes in interest rates could also impact net interest income. For example, the majority of the Bank's deposit base is composed of local retail customers who tend to be less sensitive to interest rate changes than other funding sources. In addition, an increase in competitive pricing could cause loan yields to decline and deposit costs to rise.

     Both the rate sensitivity analysis and simulation model indicate that a rise in interest rates would negatively impact earnings. Strategies for maintaining risk limits may include but are not limited to the purchase and sale of loans, borrowing from the Federal Home Loan Bank of Boston, the purchase and sale of available-for-sale securities and a change in the composition of deposits. Interest rate swaps may also be used to correct interest rate mismatches. Strategies utilized in 1999 include the sale of fixed rate newly originated 30-year mortgages into the secondary mortgage market with servicing released, the addition of intermediate term fixed rate home equity and automobile loans and the promotion of the Bank's money fund checking product. In addition, to increase net interest income, in 1998 the Bank purchased $43 million of U. S. Government and agency obligations, including mortgage participation certificates, which were funded by repurchase agreements and Federal Home Loan Bank borrowings.

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



                                       14
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


INTEREST RATE SENSITIVITY

                                                                              December 31, 1999
                                                  -------------------------------------------------------------------
                                                       1-3         4-6        7-12          1-5       5+
(dollars in thousands)                               months      months      months        years     years      Total
---------------------------------------------------------------------------------------------------------------------
Assets subject to interest rate adjustment:
  Short-term investments                          $      --    $     --    $     --    $     --   $    348   $    348
  Investment securities                              38,903       1,793       6,514      30,218    143,489    220,917
  Adjustable rate mortgages                          20,624      12,804      28,040      50,056         --    111,524
  Fixed rate mortgages                                6,917       3,497       6,745      35,260     25,886     78,305
  Consumer and commercial loans                      49,246       4,320      11,283      51,061     10,378    126,288
---------------------------------------------------------------------------------------------------------------------
    TOTAL RATE-SENSITIVE ASSETS                   $ 115,690    $ 22,414    $ 52,582    $166,595   $180,101   $537,382
=====================================================================================================================
Liabilities subject to interest rate adjustment:
  NOW accounts                                    $  27,781    $     --    $     --    $     --   $ 21,599   $ 49,380
  Regular savings                                        --          --          --          --     69,534     69,534
  Federal funds purchased and
    repurchase agreements                            18,919       2,880          --      40,000     25,000     86,799
  Money market deposits                              31,947          --          --          --         --     31,947
  Certificates of deposit                            43,455      44,048      29,464      39,830         --    156,797
  Other borrowings                                   25,000      12,000      30,000       5,830     10,000     82,830
---------------------------------------------------------------------------------------------------------------------
    TOTAL RATE-SENSITIVE LIABILITIES              $ 147,102    $ 58,928    $ 59,464    $ 85,660   $126,133   $477,287
=====================================================================================================================
  Excess (deficiency) of rate-sensitive assets
    over rate-sensitive liabilities               $ (31,412)   $(36,514)   $ (6,882)   $ 80,935   $ 53,968   $ 60,095
---------------------------------------------------------------------------------------------------------------------
  Cumulative excess (deficiency)                  $ (31,412)   $(67,926)   $(74,808)   $  6,127   $ 60,095
==========================================================================================================
  Cumulative rate-sensitive assets as a
    percentage of rate-sensitive liabilities           78.6%       67.0%       71.8%      101.7%     112.6%
  Cumulative excess (deficiency) as a
    percentage of total assets                         (5.5)%     (11.9)%     (13.2)%       1.1%      10.6%
==========================================================================================================
Excluding regular savings:
  Excess (deficiency) of rate-sensitive assets
    over rate-sensitive liabilities               $ (31,412)   $(36,514)   $ (6,882)   $ 80,935   $123,502   $129,629
---------------------------------------------------------------------------------------------------------------------
  Cumulative excess (deficiency)                  $ (31,412)   $(67,926)   $(74,808)   $  6,127   $129,629
==========================================================================================================
  Cumulative rate-sensitive assets as a
    percentage of rate-sensitive liabilities           78.6%       67.0%       71.8%      101.7%     131.8%
  Cumulative excess (deficiency) as a
    percentage of total assets                         (5.5)%     (11.9)%     (13.2)%       1.1%      22.8%
==========================================================================================================

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity represents the ability of the Bank to meet customer loan demand, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, maturities, prepayment and sales of its securities and income generated from operations.

     The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston (the "FHLB"), of which it is a member. The Bank is eligible to borrow against its assets in an amount not to exceed collateral as defined by the FHLB. As of December 31, 1999, qualified collateral totaled $117,842,000. The Bank's actual borrowings on that date were $72,830,000.

     As of December 31, 1999, the Bank had liquid assets consisting of cash, Federal funds sold, money market preferred stock and unpledged U.S. Government and agency obligations totaling $56,905,000 or 10.0% of total assets, indicating an acceptable level of liquid assets and within the Bank's policy limits. The Bank also had additional marketable equity securities with a market value of $16,499,000 that could be converted to cash if necessary. As of December 31, 1999, commitments to extend credit totaled $41,126,000 as compared to $33,683,000 as of December 31, 1998.

     The Corporation's improvement in earnings during 1999 led to an increase in dividend payments to shareholders. Dividends paid in 1999 totaled $3,088,000 or $0.60 per share as compared to $2,773,000 or $0.54 per share in 1998. See Note 9 of Notes to Consolidated Financial Statements for a description of the applicable restrictions on the Corporation's ability to pay dividends.

     Shareholders' equity at year-end 1999 decreased to $41,532,000 as compared to $49,916,000 as of the prior year-end primarily as a result of the $12,436,000 increase in unrealized losses, net of tax benefits, in the security portfolio. Under regulatory definitions, an institution is considered well capitalized (the highest rating) if its leverage capital ratio is 5% or higher, its tier one risk-based capital ratio is 6% or higher and its total risk-based capital ratio is 10% or higher. On December 31, 1999, the Bank had a leverage capital ratio of



                                       15
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



8.30%, a tier one risk-based capital ratio of 13.04% and a total risk-based capital ratio of 14.29% as compared to 9.48%, 16.02% and 17.27% for 1998, respectively. With the exception of marketable equity securities, the Bank's regulatory capital is not affected by changes in unrealized gains or losses in its securities portfolios.

YEAR 2000

PROJECT PLAN

     Management recognized the major impact the Year 2000 computer chip problem would have on all corporations doing business. The following plan was implemented to identify critical systems that had to be modified to avoid any disruption of daily business. The implementation of the project plan has been successfully completed.

     AWARENESS PHASE: Management created a Year 2000 project team to develop an overall Year 2000 strategy, provide education to employees and to establish corporate accountability. The awareness phase was completed February 28, 1998.

     RISK ASSESSMENT PHASE: Beginning in March 1998, an assessment of all hardware, software, networks and other processing platforms was performed. Year 2000 problems were identified and mission critical applications prioritized. In July 1998, the Bank completed the conversion to a new core processing system utilizing Jack Henry & Associates software and IBM AS400 hardware, both of which have been certified Year 2000 compliant. This new data processing solution addressed many of the Bank's mission critical applications. The risk assessment phase included the development of contingency plans for all mission critical applications. The risk assessment phase was completed on December 31, 1998 and the contingency plan was completed by June 30, 1999.

     RENOVATION PHASE: Management established a December 31, 1998 target date for replacement or modification of the Bank's mission critical internal applications to allow for a full year of testing. This phase was essentially completed ahead of time with the replacement of the core data processing system.

     VALIDATION PHASE: This phase provides for the testing of hardware, software, interfaces and integration with other systems. It also included testing and certifying third parties for Year 2000 readiness. The Bank's new core processing system has been certified Year 2000 compliant by its manufacturer. However, the Bank performed its own independent tests rather than utilize proxy testing results from the vendor. In addition, the Bank retained the services of an independent party to review overall plan effectiveness and the results of testing. The validation phase on all critical systems was completed by June 30, 1999.

     IMPLEMENTATION PHASE: As applications became certified they were considered to be placed into service. Management assessed the impact of any system failing the certification tests and implemented the contingency plan developed for that application. The Bank's primary internal technological systems including core processing system, teller equipment and local area network have already been placed in service. Implementation of all critical systems was completed by June 30, 1999.

COSTS

     In 1997, the Bank completed an extensive analysis of its data processing systems and decided to bring its core processing system in-house rather than continue in a service bureau relationship environment. The decision to move to an in-house solution was primarily based on the improved operating effectiveness, enhanced new product development and expanded management reporting the new system could provide. However, the additional benefit of the decision was the purchase of a mainframe computer, banking software and peripheral devices that have already been certified Year 2000 compliant. The cost of the new software and hardware (which includes all new teller equipment) acquired for the July 1998 conversion totaled $1,991,000. The cost has been capitalized and is being depreciated over the useful lives of the assets. Related amortization and depreciation amounts to approximately $437,000 per year.

     The Corporation does not separately track the internal costs associated with its Year 2000 readiness project, and such costs are primarily the portion of an employee's time spent on Year 2000 related issues.

     Year 2000 external readiness costs, consisting primarily of labor costs in the testing and validation of systems, professional consulting costs and marketing costs to keep customers informed of Year 2000 progress, approximated $100,000 in 1999. The Bank does not expect to incur any additional significant Year 2000 costs.

RISKS AND CONTINGENCIES

     Based upon a self-assessment of its current Year 2000 readiness, management believed that the greatest Year 2000 uncertainties and exposures were not within its own technological systems but within its third-party vendor relationships and its commercial borrowers. Since the Year 2000 date change, there have been no technological problems with third-party vendors and the Bank's loan portfolio has not been adversely affected by Year 2000 issues related to its commercial borrowers.

     As of year-end 1998, the Bank had devoted the majority of its efforts to convert to the new core processing system. Since the Year 2000 date change, the Bank has not experienced any disruptions to customer service or system failures related to its core processing system.

     The Bank is also subject to the safety and soundness standards for Year 2000 readiness established by the Federal Deposit Insurance Corporation and the State of Connecticut Banking Department and has completed the Phase 2 examinations by these agencies to date. Management believes it has complied with all standards set forth by the regulatory agencies.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1999 AND 1998

OVERALL

     For the year 1999, the Corporation reported net income of $7,620,000 as compared to $6,345,000 in 1998, an increase of 20.1%. On a diluted per common


                                       16
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



share basis, the Corporation earned $1.38 per share in 1999 compared to $1.14 per share in 1998. A higher base of earning assets led by loan growth, increased net interest income and noninterest sources of revenue partially offset by increases in noninterest expenses and a reduced effective tax rate resulting from the formation of a passive investment company were principally responsible for the improved operating results. Net income generated an annual return on average assets of 1.40% for 1999 as compared to 1.28% for 1998 while the return on average equity rose to 16.12% from 13.07% the previous year.

NET INTEREST INCOME

     Net interest income, the difference between interest earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is a significant component of the Corporation's consolidated statements of income. Net interest income is affected by changes in the volumes of and rates on interest-earning assets and interest-bearing liabilities, the volume of interest-earning assets funded with noninterest-bearing deposits and shareholders' equity, and the level of nonperforming assets.

     Average interest-earning assets increased by $54,136,000 or 11.3% to $532,477,000 for 1999 from $478,341,000 in 1998. This increase was mainly due to a rise in the average volume of the loan portfolio of $37,842,000 and to a lesser extent a $16,294,000 higher average volume of the invested funds portfolio.

     For the year ended December 31, 1999, net interest income, on a tax equivalent basis, increased $2,010,000 or 11.1% compared to the previous year primarily as a result of the $37,842,000 increase in the average volume of the loan portfolio. In addition, average noninterest-bearing demand deposits increased by $3,625,000 or 11.5% during 1999 compared to 1998 which helped reduce the average cost of funds and thus had a positive effect on net interest income.

     The decline in the overall yield on earning assets was proportionately offset by the decrease in interest rates on sources of funds which resulted in the interest rate spread, on a tax equivalent basis, remaining relatively unchanged at 3.21% for 1999 compared to 3.18% for 1998. Similarly, the ratio of net interest income, on a tax equivalent basis, to average interest-earning assets was 3.79% for 1999 compared to 3.80% for 1998.

PROVISION FOR LOAN LOSSES

     The provision for loan losses for 1999 was $491,000 compared to $268,000 in 1998, an increase of 83.2%. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current  market  conditions,  the  level of the  allowance  for loan  losses  as compared to nonperforming loans and related collateral, the amount of charge-offs during the year and other relevant factors.

     Net loan charge-offs for 1999 totaled $359,000 compared to $25,000 for 1998. The allowance for loan losses was $5,681,000 or 1.8% of outstanding loans as of December 31, 1999 compared to $5,549,000 or 1.9% as of year-end 1998. Nonperforming loans were $1,404,000 as of December 31, 1999 and $1,265,000 as of December 31, 1998, representing 0.44% of outstanding loans at the end of each year. As of December 31, 1999, the ratio of loan loss reserves to nonperforming loans was 404.6% as compared to 438.7% for year-end 1998.

     Management increased the provision for loan losses during 1999 compared to 1998 in light of the increased charge-offs during the year and growth in the loan portfolio.

NONINTEREST INCOME

     Noninterest income increased $268,000 or 7.7% to $3,732,000 in 1999 as compared to $3,464,000 for 1998. During the third quarter of 1999, a gain in the amount of $356,000 was realized from the sale of the Bank's trust operations. This gain was approximately offset by security losses resulting from a restructuring of a portion of the securities portfolio. Excluding this gain and the $767,000 decrease in net securities gains in 1999 compared to 1998, noninterest income rose $679,000 or 31.0%. This increase was primarily the result of a $191,000 increase in option call premiums, increased fee income of $290,000 from the sale and servicing of loans generated by BCIF as well as increased insurance fees recorded by the Bank in the amount of $119,000.

NONINTEREST EXPENSE

     Noninterest expenses increased $1,637,000 or 15.7% in 1999 as compared to 1998. Salaries and benefits rose $1,050,000 or 18.6% in 1999 as compared to 1998. This increase reflects higher staffing levels due to the start-up of BCIF and the new Wallingford branch facility during the second and third quarters of 1998, respectively, and scheduled employee annual salary increases. In addition, higher group medical, group life insurance and retirement benefit costs in the amount of $268,000 as well as increased expense from the utilization of temporary employees during 1999 in the amount of $41,000 contributed to the higher level of employee expense.

     Expenses related to furniture and equipment totaled $999,000 in 1999 compared to $799,000 the prior year, an increase of $200,000 or 25.0%. Higher depreciation and computer maintenance charges in 1999 of $219,000 and $84,000, respectively, related to the Bank's maintenance of its new in-house core processing system were partially offset by 1998 charges for scrapped data processing equipment with a remaining book value of $57,000 and an unusable software write-off in the amount of $49,000.


                                       17
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     Data processing expenses decreased by $134,000 or 19.4% to $557,000 in 1999 compared to $691,000 in 1998. This decrease was primarily due to the change to a new in-house core processing system from a service bureau environment in 1998.

     Foreclosed real estate expense increased $187,000 in 1999 to $110,000 compared to a net recovery of $77,000 in 1998. This increase was primarily due to gains on the sale of foreclosed properties in 1998 of $210,000 compared to $18,000 in 1999.

     The 1999 increase in other noninterest expenses of $281,000 or 12.0% reflected a net increase in a number of miscellaneous expense categories as compared to 1998.

PROVISION FOR INCOME TAXES

     The provision for income taxes for the years ended December 31, 1999 and 1998 was $2,921,000 and $3,292,000, respectively, representing effective tax rates of 27.7% and 34.2%, respectively. In 1998, the Corporation recorded a $242,000 income tax credit as a result of the receipt of an income tax settlement from the State of Connecticut for the tax years 1992 through 1994 and a $337,000 charge related to the recording of a state deferred tax asset valuation allowance due to the establishment of a passive investment company as discussed below. The effective income tax rate for 1998 exclusive of these items was 33.2%. The effective income tax rates are below statutory rates primarily as a result of the dividends received deduction and, in 1999, the establishment of the passive investment company.

     As of December 31, 1999, the Corporation had a net deferred tax asset of $8,535,000 which was comprised of two separate components. A deferred tax asset based on the tax effect of the net unrealized holding losses in the Corporation's available-for-sale investment portfolio totaling $5,981,000. The change in this component directly impacts shareholders' equity. In addition, a net deferred asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,554,000. The change in this component directly impacts earnings. As of year-end 1999 and 1998, the Corporation has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period.

     On May 19, 1998, the Connecticut state legislature enacted legislation which permits financial services companies which maintain an office in Connecticut, and have a minimum of five employees (among other requirements), the authority to create a limited passive investment company ("PIC") for the purpose of holding for investment loans collateralized by real estate free from Connecticut corporation business tax. The regulation is effective for income tax years beginning January 1, 1999. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation. The creation of the PIC required the recording of a valuation allowance of $477,000 against the Bank's deferred Connecticut tax asset and a related increase in income tax expense of $337,000 for the fourth quarter of 1998. Subsequently, for tax years beginning January 1, 1999, the Corporation's effective state tax rate has been eliminated resulting in the reduced effective tax rate for 1999 compared to the same period in 1998.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1998 AND 1997

OVERALL

     For 1998, the Corporation had net income of $6,345,000 as compared to $5,896,000 in 1997, an increase of 7.6%. The increase was primarily due to higher net interest income and net security gains partially offset by increases in noninterest expenses and establishment of a valuation allowance against state deferred tax assets as a result of creating a passive investment company (see "Provision for Income Taxes" and Note 11 of Notes to Consolidated Financial Statements). Net income generated an annual return on average assets of 1.28% for 1998 as compared to 1.39% for 1997. Return on average equity for 1998 was 13.07% as compared to 13.48% for 1997.

INTEREST INCOME

     Interest income increased $3,442,000 or 10.8% to $35,345,000 in 1998 as compared to $31,903,000 in 1997. This increase was attributed to a 15.7% increase in average interest-earning assets partially offset by lower yields on taxable investment securities, resulting in the tax equivalent yield on total interest-earning assets decreasing to 7.67% for 1998 as compared to 8.06% for 1997.

INTEREST EXPENSE

     Interest expense increased $2,280,000 or 14.1% to $18,506,000 in 1998 as compared to $16,226,000 for 1997. The rise in interest expense was largely due to a 15.7% increase in average interest-bearing liabilities, partially offset by a reduction in the rates paid primarily resulting from a decline in the general level of interest rates. In addition, a greater utilization of repurchase agreements and FHLB borrowings as a funding source caused the cost of funds to decrease slightly to 4.49% for 1998 as compared to 4.56% for 1997 as the average rates on these borrowings declined 4 basis points and 9 basis points, respectively, from 1997 average rates.

NET INTEREST INCOME

     Net interest income increased $1,162,000 or 7.4% in 1998 as compared to 1997. The tax equivalent net interest margin for 1998 was 3.80%, down from 4.13% in 1997.


                                       18
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



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

NONINTEREST INCOME

     Noninterest income increased $1,141,000 or 49.1% to $3,464,000 in 1998 as compared to $2,323,000 for 1997. The increase was primarily the result of a $433,000 or 51.6% increase in investment securities gains partially offset by a $190,000 or 182.7% decrease in net trading account gains. Favorable market conditions and a strategic shift in the mix of securities contributed to the higher level of net realized security gains. A higher level of assets under management and an increase in estate settlement fees resulted in trust fees increasing $134,000 or 27.5% from the prior year. Brokerage fees increased $272,000 or 191.5% for 1998 as compared to 1997 due to higher sales volume and greater fee retention.

NONINTEREST EXPENSE

     Noninterest expenses increased $1,697,000 or 19.5% in 1998 as compared to 1997. Salaries and benefits rose $859,000 or 17.9% primarily from higher brokerage commissions attributed to higher sales volume, staff additions from the start-up of BCIF and the new Wallingford branch facility and temporary employee cost associated with the conversion process. Furniture and equipment expense increased $284,000 or 55.3% due to higher depreciation charges and the write-off of data processing equipment as a result of the Bank's installation of the new in-house core processing system. Data processing expense rose to $691,000, an increase of $123,000 or 21.7%, due to the conversion to and outsourcing of check image processing and proof of deposit. Advertising expense increased $99,000 or 26.9% as compared to 1997 due to the promotion of the Bank's demand deposit image statements, money fund checking product and new branch facility. Other noninterest expense increased $456,000 or 27.1%, reflecting increased fees for professional services, printing and form supplies, telephone expense, postage and a number of miscellaneous expense categories. The increases in these expense categories are largely associated with BCIF, the Wallingford facility and data processing. Noninterest expenses in 1998 benefited from a reduction of $124,000 or 263.8% in foreclosed real estate expenses, resulting from fewer properties under management and gains on sales of foreclosed properties.

PROVISION FOR INCOME TAXES

     The provision for income taxes increased to $3,292,000 in 1998 from $2,803,000 in 1997. The increase was primarily due to the generation of income before taxes of $9,636,000 in 1998 as compared to $8,698,000 earned in 1997 and a $337,000 charge related to the recording of a state deferred tax asset valuation allowance due to the establishment of a passive investment company. As a result, the effective income tax rates for 1998 and 1997 were 34.2% and 32.2%, respectively, and were lower than the expected statutory rate due to the Federal and state dividends received deduction and the Federal tax-exempt status of the Bank's municipal bond investments.

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


                                       19
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date for the implementation of FASB Statement No. 133 to fiscal years beginning after December 15, 2000 (January 1, 2001 for the Corporation) and requires all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position because the Corporation presently does not hold or utilize any derivative instruments.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIAL

                                                                     Year Ended December 31,
                                     -------------------------------------------------------------------------------

(dollars in thousands)                          1999                       1998                        1997
--------------------------------------------------------------------------------------------------------------------
                                      Average           Yield/   Average           Yield/    Average           Yield/
                                      Balance Interest Rate (c)  Balance Interest Rate (c)   Balance Interest Rate (c)
--------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans (a)(b)                       $303,161  $24,303   8.02%  $265,319  $22,617   8.52%   $256,944  $22,255   8.66%
  Taxable investment securities (c)   215,156   14,353   6.67    201,542   13,372   6.63     146,263   10,469   7.16
  Municipal bonds (c)                   4,184      299   7.15      3,446      243   7.05       3,287      232   7.06
  Federal funds sold                    6,434      325   5.05      5,028      267   5.31       3,859      207   5.36
  Other interest-earning assets         3,542      221   6.24      3,006      182   6.05       2,917      145   4.97
------------------------------------------------------          -----------------           -----------------
TOTAL INTEREST-EARNING ASSETS         532,477   39,501   7.42    478,341   36,681   7.67     413,270   33,308   8.06
------------------------------------------------------                    -------                     -------
Noninterest-earning assets             12,920                     15,556                      11,967
---------------------------------------------                   --------                    --------
TOTAL ASSETS                         $545,397                   $493,897                    $425,237
=============================================                   ========                    ========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
  NOW and savings deposits           $152,561    3,891   2.55   $135,179    3,625   2.68    $116,009    3,008   2.59
  Time deposits                       157,343    7,646   4.86    163,631    8,703   5.32     171,897    9,356   5.44
  FHLB of Boston advances              54,790    2,866   5.23     32,525    1,795   5.52      24,805    1,491   6.01
  Other borrowings                     93,881    4,913   5.23     80,592    4,383   5.44      43,244    2,371   5.48
------------------------------------------------------          -----------------           -----------------
TOTAL INTEREST-BEARING LIABILITIES    458,575   19,316   4.21    411,927   18,506   4.49     355,955   16,226   4.56
------------------------------------------------------                    -------                     -------
Noninterest-bearing liabilities:
  Demand deposits                      35,201                     31,576                      23,368
  Other                                 4,348                      1,860                       2,173
Shareholders' equity                   47,273                     48,534                      43,741
---------------------------------------------                   --------                    --------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY               $545,397                   $493,897                    $425,237
=============================================                   ========                    ========
Net interest income before
  Federal tax equivalent adjustment             20,185                     18,175                      17,082
Federal tax equivalent adjustment                 (850)                    (1,336)                     (1,405)
------------------------------------------------------                    -------                     -------
Net interest income                            $19,335                    $16,839                     $15,677
======================================================                    =======                     =======
Net interest spread (tax equivalent basis)               3.21%                      3.18%                       3.50%
=============================================================                       ====                        ====
Net interest margin (tax equivalent basis)               3.79%                      3.80%                       4.13%
=============================================================                       ====                        ====

(a)  Average balances for loans include nonaccrual and renegotiated balances.
(b) Included in interest income are loan fees of $392,000, $454,000 and $387,000 for the years ended December 31, 1999, 1998 and 1997, respectively.
(c) Yields/Rates are calculated on a tax equivalent basis using a Federal income tax rate of 34% and state income tax rates of 0%, 9.50% and 10.50%, for the three years ended December 31, 1999, respectively.



                                       20
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



NET INTEREST INCOME; RATE/VOLUME ANALYSIS

                                       1999 Compared to 1998            1998 Compared to 1997
                                    Increase (Decrease) Due to       Increase (Decrease) Due to
------------------------------------------------------------------------------------------------
(in thousands)                     Volume       Rate    Net (1)     Volume       Rate     Net (1)
------------------------------------------------------------------------------------------------
Interest earned on:
  Loans                           $ 3,090    $(1,404)   $ 1,686    $   718    $  (356)   $   362
  Taxable investment securities       908         73        981      3,714       (811)     2,903
  Municipal bonds                      53          3         56         11         --         11
  Federal funds sold                   72        (14)        58         62         (2)        60
  Other interest-earning assets        33          6         39          5         32         37
------------------------------------------------------------------------------------------------
    Total interest income           4,156     (1,336)     2,820      4,510     (1,137)     3,373
------------------------------------------------------------------------------------------------
Interest paid on:
  NOW and savings deposits            450       (184)       266        511        106        617
  Time deposits                      (326)      (731)    (1,057)      (443)      (210)      (653)
  FHLB of Boston advances           1,169        (98)     1,071        434       (130)       304
  Other borrowings                    701       (171)       530      2,031        (19)     2,012
------------------------------------------------------------------------------------------------
    Total interest expense          1,994     (1,184)       810      2,533       (253)     2,280
------------------------------------------------------------------------------------------------
Change in net interest income     $ 2,162    $  (152)   $ 2,010    $ 1,977    $  (884)   $ 1,093
================================================================================================

(1) The change in interest due to both tax equivalent rate and volume has been allocated to changes due to volume and changes due to tax equivalent rate in proportion to the relationship of the absolute dollar amounts of the change in each.



--------------------------------------------------------------------------------



                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Bancorp Connecticut, Inc.:

     In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Bancorp Connecticut, Inc. and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Hartford, Connecticut
January 20, 2000



                                       21
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                      CONSOLIDATED STATEMENTS OF CONDITION
                                                              December 31,
                                                      -------------------------
(dollars in thousands)                                     1999            1998
-------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks                             $  13,548       $  11,163
  Interest-bearing deposits with banks                      346              15
  Federal funds sold                                      6,725              --
-------------------------------------------------------------------------------
    Cash and cash equivalents                            20,619          11,178
-------------------------------------------------------------------------------
  Securities available-for-sale
    (at market value)                                   214,495         217,333
  Trading account securities                                348             172
  Federal Home Loan Bank stock                            4,392           2,832
  Loans                                                 316,093         284,819
  Less:
    Deferred loan fees                                     (702)           (850)
    Allowance for loan losses                            (5,681)         (5,549)
-------------------------------------------------------------------------------
      Net loans                                         309,710         278,420
-------------------------------------------------------------------------------
  Deferred income taxes                                   8,535           1,901
  Premises and equipment, net                             3,971           4,524
  Accrued income receivable                               3,482           3,077
  Foreclosed real estate, net                               195             334
  Other assets                                            3,051           1,585
-------------------------------------------------------------------------------
    Total assets                                      $ 568,798       $ 521,356
===============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits                                            $ 348,441       $ 347,410
  Funds borrowed                                        171,129         121,146
  Other liabilities                                       7,696           2,884
-------------------------------------------------------------------------------
    Total liabilities                                   527,266         471,440
-------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                                --              --

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value:
    authorized 1,000,000 shares;
    none issued and outstanding                              --              --
  Common stock, $1.00 par value:
    authorized 7,000,000 shares;
    issued 5,830,811 shares in 1999
    and 5,653,406 in 1998                                 5,831           5,653
  Additional paid-in capital                             18,507          17,421
  Retained earnings                                      36,293          31,761
  Accumulated other comprehensive
    (loss) income                                       (11,611)            825
  Treasury stock at cost:
    625,836 shares in 1999
    and 519,498 shares in 1998                           (7,488)         (5,744)
-------------------------------------------------------------------------------
      Total shareholders' equity                         41,532          49,916
-------------------------------------------------------------------------------
      Total liabilities and
        shareholders' equity                          $ 568,798       $ 521,356
===============================================================================

The accompanying notes are an integral part of these consolidated financial statements.



                                       22
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                       CONSOLIDATED STATEMENTS OF INCOME

                                               For the Years Ended December 31,
                                               --------------------------------
(in thousands, except per share data)              1999        1998        1997
-------------------------------------------------------------------------------
INTEREST INCOME:
  Interest on loans, including fees            $ 24,303    $ 22,617    $ 22,255
-------------------------------------------------------------------------------
  Interest and dividends on
    investment securities:
      Interest income                            11,520       9,074       6,128
      Dividend income                             2,282       3,216       3,147
      Interest on trading account                     7          12          30
-------------------------------------------------------------------------------
                                                 13,809      12,302       9,305
-------------------------------------------------------------------------------
  Interest on Federal funds sold                    325         267         207
  Other interest and dividends                      214         159         136
-------------------------------------------------------------------------------
        Total interest income                    38,651      35,345      31,903
-------------------------------------------------------------------------------
INTEREST EXPENSE:
  Savings deposits                                2,591       2,658       2,553
  Time deposits                                   7,646       8,704       9,357
  NOW accounts                                    1,300         966         454
-------------------------------------------------------------------------------
                                                 11,537      12,328      12,364
  Interest on borrowed money                      7,779       6,178       3,862
-------------------------------------------------------------------------------
        Total interest expense                   19,316      18,506      16,226
-------------------------------------------------------------------------------
        Net interest income                      19,335      16,839      15,677
Provision for loan losses                           491         268         600
-------------------------------------------------------------------------------
        Net interest income after
          provision for loan losses              18,844      16,571      15,077
-------------------------------------------------------------------------------
NONINTEREST INCOME:
  Net securities gains                              505       1,272         839
  Net trading account (losses) gains                 (4)        (86)        104
  Service charges on deposit accounts               767         686         555
  Trust fees                                        513         621         487
  Option call premiums                              439         248         (35)
  Brokerage servicing fees                          348         414         142
  Other                                           1,164         309         231
-------------------------------------------------------------------------------
        Total noninterest income                  3,732       3,464       2,323
-------------------------------------------------------------------------------
NONINTEREST EXPENSE:
  Salaries and employee benefits                  6,698       5,648       4,789
  Furniture and equipment                           999         799         514
  Net occupancy                                     594         525         537
  Data processing                                   557         691         568
  Advertising                                       451         467         368
  Foreclosed real estate
    (recoveries), net                               110         (77)         47
  Other                                           2,626       2,345       1,878
-------------------------------------------------------------------------------
        Total noninterest expense                12,035      10,398       8,701
-------------------------------------------------------------------------------
        Income before income taxes               10,541       9,637       8,699
Provision for income taxes                        2,921       3,292       2,803
-------------------------------------------------------------------------------
        NET INCOME                             $  7,620    $  6,345    $  5,896
===============================================================================
NET INCOME PER COMMON SHARE:
  Basic                                        $   1.47    $   1.24    $   1.16
===============================================================================
  Diluted                                      $   1.38    $   1.14    $   1.08
===============================================================================

The accompanying notes are an integral part of these consolidated financial statements.



                                       23
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                                           CONSOLIDATED STATEMENTS OF
                                              SHAREHOLDERS' EQUITY

                                                     For the Years Ended December 31, 1999, 1998 and 1997
                                              ------------------------------------------------------------------
                                                                              Accumulated
                                                                                    Other
                                                                            Comprehensive
                                                                                   Income
                                                       Additional              Unrealized                  Total
(dollars in thousands,                         Common     Paid-In    Retained       Gains   Treasury Shareholders'
except per share data)                          Stock     Capital    Earnings     (Losses)     Stock      Equity
----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                    $ 2,768    $ 19,189    $ 24,609    $    504    $(4,339)   $ 42,731
                                                                                                        --------
  Net income                                       --          --       5,896          --         --       5,896
  Increase in net unrealized gain on
    securities available-for-sale                  --          --          --       1,375         --       1,375
                                                                                                        --------
      Total comprehensive income                                                                           7,271
                                                                                                        --------
  Stock options exercised (40,560 shares)          41         475          --          --         --         516
  Cash dividends declared
    ($0.4625 per share)                            --          --      (2,356)         --         --      (2,356)
  2-for-1 stock split effected in the form
    of a stock dividend                         2,803      (2,803)         --          --         --          --
  Treasury stock purchased (124,394 shares)        --          --          --          --     (1,405)     (1,405)
  Tax benefits related to common stock
    options exercised                              --         190          --          --         --         190
----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                      5,612      17,051      28,149       1,879     (5,744)     46,947
  Net income                                       --          --       6,345          --         --       6,345
  Decrease in unrealized gain on
    securities available-for-sale                  --          --          --      (1,054)        --      (1,054)
                                                                                                        --------
      Total comprehensive income                                                                           5,291
                                                                                                        --------
  Stock options exercised (41,820 shares)          41         260          --          --         --         301
  Cash dividends declared
    ($0.535 per share)                             --          --      (2,733)         --         --      (2,733)
  Tax benefits related to common stock
     options exercised                             --         110          --          --         --         110
----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                      5,653      17,421      31,761         825     (5,744)     49,916
                                                                                                        --------
  Net income                                       --          --       7,620          --         --       7,620
  Decrease in unrealized gain on
    securities available-for-sale                  --          --          --     (12,436)        --     (12,436)
                                                                                                        --------
      Total comprehensive loss                                                                            (4,816)
                                                                                                        --------
  Stock options exercised (177,405 shares)        178         866          --          --         --       1,044
  Cash dividends declared
    ($0.595 per share)                             --          --      (3,088)         --         --      (3,088)
  Treasury stock purchased (106,338 shares)        --          --          --          --     (1,744)     (1,744)
  Tax benefits related to common stock
    options exercised                              --         220          --          --         --         220
----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                    $ 5,831    $ 18,507    $ 36,293    $(11,611)   $(7,488)   $ 41,532
================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.



                                       24
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   For the Years Ended December 31,
                                                   --------------------------------
(in thousands)                                          1999        1998       1997
-----------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $   7,620   $   6,345   $  5,896
-----------------------------------------------------------------------------------
  Adjustments to reconcile net income
    to net cash provided by operating activities:
      Amortization of bond premiums
        (accretion of discounts), net                 (2,474)       (573)        78
      Deferred income tax provision (benefit)           (228)        452       (231)
      Provision for loan losses                          491         268        600
      Provision for foreclosed real estate losses         93          53        140
      Gain on sale of foreclosed real estate             (18)       (210)      (196)
      Gain on sale of loans                             (346)        (79)       (42)
      Gain on sale of trust operations                  (356)         --         --
      Amortization of deferred loan points              (219)       (283)      (174)
      Net securities gains                              (505)     (1,272)      (839)
      Net trading account losses (gains)                   4          86       (104)
      Depreciation and amortization                      833         570        454
      (Increase) decrease in trading account            (180)        354      1,921
      Increase in accrued income receivable             (405)       (317)       (43)
      Increase in other assets                        (1,258)       (879)      (226)
      Increase (decrease) in other liabilities         5,032         (13)     2,543
-----------------------------------------------------------------------------------
        Total adjustments                                464      (1,843)     3,881
-----------------------------------------------------------------------------------
        Net cash provided by operating activities      8,084       4,502      9,777
-----------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities held-to-maturity                --          --    (19,495)
  Purchases of securities available-for-sale        (144,988)   (177,016)   (76,218)
  Proceeds from sales of securities
    available-for-sale                                91,141      83,147     50,353
  Proceeds from maturities of securities
    available-for-sale                                26,159      23,623     23,759
  Paydowns on mortgage-backed securities              14,663      19,845      7,553
  Purchases of Federal Home Loan Bank stock           (1,560)       (737)       (55)
  Proceeds from sale of loans                         28,146       5,172      1,653
  Net increase in loans                              (59,499)    (28,225)   (11,658)
  Purchases of premises and equipment, net              (237)     (1,943)      (481)
  Proceeds from sale of trust operations                 106          --         --
  Proceeds from sales of foreclosed real
    estate, net                                          200       1,104        715
-----------------------------------------------------------------------------------
    Net cash used for investing activities           (45,869)    (75,030)   (23,874)
-----------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in time deposits                       (3,482)     (8,816)    (6,277)
  Net increase in other deposits                       4,513      37,089     12,062
  Proceeds from borrowings                            89,501     116,269     35,351
  Repayment of borrowings                            (45,801)    (96,269)   (35,721)
  Net increase in Federal funds purchased and
    repurchase agreements                              6,283      25,148     13,489
  Proceeds from exercise of stock options              1,044         301        516
  Repurchase of common stock                          (1,744)         --     (1,405)
  Cash dividends paid                                 (3,088)     (2,733)    (2,356)
-----------------------------------------------------------------------------------
    Net cash provided by financing activities         47,226      70,989     15,659
-----------------------------------------------------------------------------------
    Net increase in cash and cash equivalents          9,441         461      1,562
Cash and cash equivalents at beginning of year        11,178      10,717      9,155
-----------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR           $  20,619   $  11,178   $ 10,717
===================================================================================
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Increase (decrease) in net unrealized gain
    on securities available-for-sale, net of
    $6,406, $842 and $915 of deferred taxes
    in 1999, 1998 and 1997, respectively           $ (12,436)  $  (1,054)  $  1,375
  Transfer of loans to foreclosed real estate            137         175        682
  Transfer of held-to-maturity securities to
    available-for-sale securities                         --          --     53,455

The accompanying notes are an integral part of these consolidated financial statements.



                                       25
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------

     The consolidated financial statements of Bancorp Connecticut, Inc. (the "Corporation") include the accounts of its wholly owned subsidiary, Southington Savings Bank (the "Bank"). The Bank operates four branches and a mortgage lending center in Southington, Connecticut, one branch in Wallingford, Connecticut and BCI Financial Corporation, an indirect auto finance subsidiary located in Southington, Connecticut. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation, to take advantage of changes in Connecticut State tax statutes (see Note 11). SSB Mortgage Corporation commenced operations during the first quarter of 1999. The Bank's primary source of revenue is providing loans to customers, who are either small and middle-market businesses or individuals. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation
-----------------------------------------

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

     Material estimates that are particularly susceptible to significant change in the near term relate to the valuation of investments and the determination of the allowance for loan losses and valuation of real estate acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties. A substantial portion of the Bank's loans is collateralized by real estate in Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is particularly susceptible to changes in market conditions in Connecticut.

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

Investments
-----------

     Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. As of December 31, 1999 and 1998, there were no securities classified as held-to-maturity. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities are reported net of tax, as a separate component of shareholders' equity. The Corporation classifies a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. Amortization of premiums and accretion of discounts is computed over the estimated term of the securities using a method which approximates the level yield method.

Interest and Fees on Loans
--------------------------

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

Loans and Allowance for Loan Losses
-----------------------------------

     Loans are stated at principal balance and are net of unearned interest income.

     The allowance for loan losses is maintained at levels considered by management to be adequate to absorb losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged against income. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

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


                                       26
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.

Premises and Equipment
----------------------

     Premises and equipment, excluding land, are stated at original cost, less accumulated depreciation and amortization. Land is reported at original cost. Depreciation and amortization is computed on the straight-line and declining-balance methods over the estimated useful lives of the assets, except for leasehold improvements which are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the improvements. Major improvements are capitalized, and recurring repairs and maintenance are charged to noninterest expense.

Foreclosed Real Estate
----------------------

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

Loan Servicing Rights
---------------------

     In accordance with Statement of Financial Accounting Standards (SFAS) 125, loan servicing rights are amortized over the period of estimated net servicing revenue. They are evaluated for impairment by comparing the aggregate carrying amount of the servicing rights to their fair value. Fair value is estimated using market prices of similar loan servicing assets and discounted future net cash flows considering market prepayment estimates, historical prepayment rates, portfolio characteristics, interest rates and other economic factors. For purposes of measuring impairment, the loan servicing rights are stratified by the predominant risk characteristics which include product types of the underlying loans and interest rates of the loan notes. Any impairment would be recognized through a valuation reserve and included in amortization of loan servicing rights.

Income Taxes
------------

     The Corporation and its subsidiary file a consolidated Federal income tax return. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Corporation provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Earnings Per Share
------------------

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

     Basic earnings per share is computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The shares used in the computations for the three years ended December 31, 1999 were as follows:

                                            1999            1998            1997
--------------------------------------------------------------------------------
Basic                                  5,191,550       5,110,191       5,093,588
Effects of dilutive
  stock options                          336,671         438,085         384,783
--------------------------------------------------------------------------------
Diluted                                5,528,221       5,548,276       5,478,371
================================================================================

     The number of common shares used in the calculation have been restated for 1997 to reflect a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.

Segments of an Enterprise and Related Information
-------------------------------------------------

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. The Corporation does not have any operating segments, as defined by SFAS 131, and therefore, has not disclosed the additional information.

Cash Flows
----------

     For purposes of reporting cash flows, cash and cash equivalents include cash, interest and noninterest-bearing deposits due from banks and Federal funds sold. The Bank paid interest of $18,637,000, $19,269,000 and $16,106,000 on deposits and borrowings in 1999, 1998 and 1997, respectively.



                                       27
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



Reclassification
----------------

     Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 presentation. These reclassifications had no impact on net income.

2.   RESTRICTION ON CASH AND DUE FROM BANKS

     The  Bank  is  required  to  maintain   reserves  against  certain  deposit
transaction accounts. As of December 31, 1999, the Bank was required to have cash and liquid assets of approximately $4,957,000 to meet these requirements.

3.   INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains and losses and estimated market values of securities available-for-sale were as follows (in thousands):

                                                Gross         Gross    Estimated
                                Amortized  Unrealized    Unrealized       Market
December 31, 1999                    Cost       Gains        Losses        Value
--------------------------------------------------------------------------------
United States Government
  and agency obligations         $ 60,867    $     --     $ (10,939)    $ 49,928
Municipal bonds                     5,356           8          (132)       5,232
Corporate bonds                       944          --           (21)         923
Mortgage-backed securities         87,378           1        (3,811)      83,568
Capital trust preferreds           29,131          50        (2,582)      26,599
Marketable equity securities       47,670       1,461        (1,939)      47,192
Mutual funds                          740         326           (13)       1,053
--------------------------------------------------------------------------------
                                 $232,086    $  1,846     $ (19,437)    $214,495
================================================================================

December 31, 1998
United States Government
  and agency obligations         $ 47,547    $    277     $     (69)    $ 47,755
Municipal bonds                     3,584         101            (2)       3,683
Mortgage-backed securities         93,034         168           (70)      93,132
Capital trust preferreds           13,174         130          (338)      12,966
Marketable equity securities       58,141       1,925          (863)      59,203
Mutual funds                          602          15           (23)         594
--------------------------------------------------------------------------------
                                 $216,082    $  2,616     $  (1,365)    $217,333
================================================================================

     The amortized cost and estimated market value of debt securities available-for-sale as of December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties:

                                                          Estimated
                                            Amortized        Market
             (in thousands)                      Cost         Value
             ------------------------------------------------------
             Due in one year or less         $  2,999      $  2,992
             Due after one year
               through five years               4,208         4,173
             Due after five years
               through ten years                2,500         2,450
             Due after ten years               86,591        73,067
             ------------------------------------------------------
                                               96,298        82,682
             Mortgage-backed securities        87,378        83,568
             ------------------------------------------------------
                                             $183,676      $166,250
             ======================================================

     Proceeds from sales of securities available-for-sale were $91,141,000, $83,147,000 and $50,353,000 in 1999, 1998 and 1997, respectively. There were no sales of securities held-to-maturity in 1999, 1998 or 1997. Gross gains of $1,632,000, $1,760,000 and $1,227,000 and gross losses of $1,127,000, $488,000 and $388,000 were realized on sales of securities available-for-sale in 1999, 1998 and 1997, respectively. During 1997, the entire securities held-to-maturity portfolio, which totaled $53,455,000, was transferred to the securities available-for-sale portfolio. The transfer was performed by the Corporation to provide the flexibility to actively manage the investment portfolio for optimal return. The transfer resulted in a gross unrealized gain of $163,000.

     As of December 31, 1999, investment securities with a carrying amount of $114,461,000 were pledged as collateral to secure public deposits, funds borrowed and for other purposes.



                                       28
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



4.   LOANS AND THE ALLOWANCE FOR LOAN LOSSES

     Loans consisted of the following as of December 31:

         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Commercial                               $ 56,828    $ 42,837
         Commercial real estate                     47,961      42,407
         Residential real estate                   131,942     137,326
         Real estate construction                    3,250       3,689
         Consumer                                   76,112      58,560
         -------------------------------------------------------------
                                                   316,093     284,819
         Less: Deferred loan fees                     (702)       (850)
               Allowance for loan losses            (5,681)     (5,549)
         -------------------------------------------------------------
                                                  $309,710    $278,420
         =============================================================

     Activity in the allowance for loan losses was as follows:

                                            Year Ended December 31,
                                       -------------------------------
         (in thousands)                   1999        1998        1997
         -------------------------------------------------------------
         Balance, beginning of year     $5,549      $5,306      $4,875
         Provision for loan losses         491         268         600
         Loans charged-off                (472)       (155)       (389)
         Recoveries                        113         130         220
         -------------------------------------------------------------
         Balance, end of year           $5,681      $5,549      $5,306
         =============================================================

     Information, with respect to impaired loans, consisting primarily of commercial real estate and commercial loans, was as follows:

                                                        December 31,
                                                    ------------------
         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Investment in impaired loans               $1,644      $1,946
         Impaired loans with no
           valuation allowance                       1,546       1,375
         Impaired loans with a
           valuation allowance                          98         571
         Valuation allowance                            68          92
         Average recorded investment
           in impaired loans                         1,651       2,010
         Commitments to lend additional
           funds for loans considered impaired          --          --

                                                         Year Ended
                                                        December 31,
                                                      ----------------
         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Interest income, recognized
           on a cash basis                            $144        $195

     Information with respect to nonaccrual loans is as follows:

                                                        December 31,
                                                    ------------------
         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Nonaccrual loans                           $1,404      $1,265

                                            Year Ended December 31,
                                       -------------------------------
         (in thousands)                   1999        1998        1997
         -------------------------------------------------------------
         Interest income that would
           have been recorded under
           original terms                 $183        $203        $335
         Interest income recorded
           during the period                73          90         201

     Information regarding capitalized originated loan servicing assets is as follows:

                                                        December 31,
                                                    ------------------
         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Balance, beginning of year                   $ 18         $23
         Additions                                      45          --
         Amortization                                  (11)         (5)
         -------------------------------------------------------------
         Balance, end of year                         $ 52         $18
         =============================================================

         As of December 31, 1999 and 1998, the fair value of the capitalized loan servicing assets approximated cost.

                                       29
                                    -------

5.   FORECLOSED REAL ESTATE

     Changes in the allowance for foreclosed real estate losses were as follows:

                                           Year Ended December 31,
                                       -------------------------------
         (in thousands)                   1999        1998        1997
         -------------------------------------------------------------
         Balance, beginning of year       $ 50        $ 25       $  --
         Provision for losses               93          53         140
         Write-downs, net                  (93)        (28)       (115)
         -------------------------------------------------------------
         Balance, end of year             $ 50        $ 50       $  25
         =============================================================

6.   PREMISES AND EQUIPMENT

     The net book value of premises and equipment was comprised of the following as of December 31:

         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Land                                      $   589     $   589
         Buildings                                   2,910       2,894
         Leasehold improvements                        247         247
         Furniture and equipment                     3,989       3,808
         -------------------------------------------------------------
                                                     7,735       7,538
         Less accumulated depreciation
           and amortization                         (3,764)     (3,014)
         -------------------------------------------------------------
                                                   $ 3,971     $ 4,524
         =============================================================

     As of December 31, 1999, the Bank was obligated under several noncancelable operating leases for office space which expire on various dates through 2008. The leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Future minimum rental payments required under operating leases as of December 31, 1999 were as follows (in thousands):

                   Year                                Amount
                   ------------------------------------------
                   2000                                  $ 58
                   2001                                    45
                   2002                                    45
                   2003                                    52
                   2004                                    55
                   After                                  239
                   ------------------------------------------
                   Total minimum lease payments          $494
                   ==========================================

     Total rental expense amounted to $142,000, $121,000 and $91,000 in 1999, 1998 and 1997, respectively, net of sublease income of $4,000 in 1999.

                                       30
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



7.   DEPOSITS

     Deposits consisted of the following as of December 31:

         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Noninterest-bearing
           demand deposits                        $ 40,905    $ 36,256
         NOW accounts                               49,380      42,528
         Regular savings                            69,534      69,029
         Money market savings                       31,825      39,318
         Certificates of deposit                   156,530     160,018
         Club accounts                                 267         261
         -------------------------------------------------------------
                                                  $348,441    $347,410
         =============================================================

     The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit as of December 31, 1999 and 1998 was $20,995,000 and $18,277,000, respectively.

8.   FUNDS BORROWED

     Funds borrowed consisted of the following as of December 31:

         (in thousands)                               1999        1998
         -------------------------------------------------------------
         Federal funds purchased                  $  2,100    $  1,775
         Securities sold under
           repurchase agreements                    84,699      78,741
         Federal Home Loan Bank advances            72,830      40,630
         Federal Reserve Bank advances              11,500          --
         -------------------------------------------------------------
                                                  $171,129    $121,146
         =============================================================

     Funds borrowed are shown below based upon contractual maturities. Actual maturities will differ from contractual maturities because lenders may have the right to call obligations on earlier dates. The following table summarizes
Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances by contractual maturity as of December 31:

         (in thousands)                   1999        1998        1997
         -------------------------------------------------------------
         Federal funds purchased:
           Overnight                   $ 2,100     $ 1,775     $ 1,040
           Within 30 days                   --          --       1,000
           60--90 days                      --          --       1,000
         -------------------------------------------------------------
                                         2,100       1,775       3,040
         -------------------------------------------------------------
         Repurchase agreements
           with broker/dealers:
             Within 89 days                 --       1,880       5,880
             90 days--one year           2,880       2,800       9,870
             Over one year              65,000      57,880      24,760
         -------------------------------------------------------------
                                        67,880      62,560      40,510
         -------------------------------------------------------------
         Repurchase agreements
           with customers:
             Overnight                   6,566       6,481       7,325
             Within 30 days              9,526       7,580       1,646
             30-90 days                    727       2,120       2,847
         -------------------------------------------------------------
                                        16,819      16,181      11,818
         -------------------------------------------------------------
         Federal Reserve Bank
           advances:
             Within 30 days             11,500          --          --
         -------------------------------------------------------------
                                       $98,299     $80,516     $55,368
         =============================================================

                                       31
                                    --------

     The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances for Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

         (dollars in thousands)           1999        1998        1997
         -------------------------------------------------------------
         Average outstanding          $ 93,881     $80,592     $43,244
         Maximum outstanding at
           any month-end               104,792      89,739      57,137
         Average interest rate
           during the year                5.23%       5.44%       5.48%
         Average interest rate
           at year-end                    5.18%       5.35%       5.54%

     The following table summarizes repurchase agreements outstanding with broker/dealers:

         (in thousands)                   1999        1998        1997
         -------------------------------------------------------------
         Morgan Stanley                $12,880     $15,680     $ 7,650
         Salomon Brothers               55,000      46,880      30,860
         Merrill Lynch                      --          --       2,000
         -------------------------------------------------------------
                                       $67,880     $62,560     $40,510
         =============================================================

     Securities   sold  under   agreements  to  repurchase  are  generally  U.S.
Government Agency obligations and mortgage-backed securities. The market value of securities exceeds the face value of the repurchase agreements.

     Accrued interest payable on Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances was $481,000 and $397,000 as of December 31, 1999 and 1998, respectively.

     Advances from the Federal Home Loan Bank of Boston consisted of the following as of December 31:

           (dollars in thousands)                 1999           1998
           ----------------------------------------------------------
           5.95% due February 4, 1999          $    --        $ 2,000
           5.95% due August 20, 1999                --            800
           6.70% due June 11, 2001                 830            830
           5.79% due August 30, 2004             5,000             --
           5.44% due April 25, 2005              2,000          2,000
           5.27% due August 16, 2006             5,000             --
           5.29% due September 1, 2006          10,000             --
           5.22% due September 15, 2006         10,000             --
           5.36% due October 12, 2006            5,000             --
           4.99% due January 14, 2008               --          5,000
           5.09% due July 7, 2008                   --          5,000
           4.99% due September 1, 2008              --         10,000
           4.59% due September 15, 2008             --          5,000
           5.29% due September 21, 2009          5,000             --
           5.35% due October 8, 2009            10,000             --
           5.35% due October 19, 2009            5,000             --
           5.25% due August 25, 2014            15,000             --
           4.99% due June 18, 2013                  --         10,000
           ----------------------------------------------------------
                                               $72,830        $40,630
           ==========================================================


                                       32
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     As a member of the Federal Home Loan Bank of Boston ("FHLB"), and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLB in excess of the amount required to collateralize the outstanding advances as of December 31, 1999. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLB. These advances are one-day variable rate loans with automatic rollover. The Bank has a pre-approved line up to 2% of total assets.

9.   SHAREHOLDERS' EQUITY

     The Corporation's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Corporation. There are certain restrictions on the payment of dividends and other payments by the Bank to the Corporation. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank. As of December 31, 1999, approximately $8,234,000 of the Bank's retained net profits was available for dividends.

     In February 1996, the Corporation announced that it planned to repurchase up to 15% (788,000) of its outstanding common shares over the next 18 months. During the eighteen-month period ended August 1997, the Corporation repurchased 519,498 shares. These shares were repurchased at an average price of $11.05 per share.

     In April 1999, the Corporation announced that it planned to repurchase up to 5% (260,000) of its outstanding common shares over the next 12 months. As of December 31, 1999, the Corporation repurchased 106,338 shares at an average price of $16.40 per share.

     Statement of Financial Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. The Corporation's one source of comprehensive income is the unrealized gain or loss on investment securities.

     The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1999.

                                 Before Tax   Tax (Benefit)     Net of Tax
    (in thousands)                   Amount        Expense          Amount
    ----------------------------------------------------------------------
    Net unrealized losses
      on securities arising
      during the year              $(18,337)       $(6,235)       $(12,102)
    Less: reclassification
      adjustment for gains
      realized in net income            505            171             334
    ----------------------------------------------------------------------
    Net unrealized losses
      on securities                $(18,842)       $(6,406)       $(12,436)
    ======================================================================

     The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1998.

                                 Before Tax   Tax (Benefit)     Net of Tax
    (in thousands)                   Amount        Expense          Amount
    ----------------------------------------------------------------------
    Net unrealized losses
      on securities arising
      during the year              $   (624)       $  (330)       $   (294)
    Less: reclassification
      adjustment for gains
      realized in net income          1,272            512             760
    ----------------------------------------------------------------------
    Net unrealized losses
      on securities                $ (1,896)       $  (842)       $ (1,054)
    ======================================================================

     The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1997.

                                 Before Tax   Tax (Benefit)     Net of Tax
    (in thousands)                   Amount        Expense          Amount
    ----------------------------------------------------------------------
    Net unrealized gains
      on securities arising
      during the year              $  3,129        $ 1,258        $  1,871
    Less: reclassification
      adjustment for gains
      realized in net income            839            343             496
    ----------------------------------------------------------------------
    Net unrealized gains
      on securities                $  2,290        $   915        $  1,375
    ======================================================================

10.  BENEFIT PLANS

     As of January 1, 1998, the Corporation adopted Statement of Financial Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits by requiring additional information to facilitate financial analysis and eliminate certain disclosures that are considered no longer useful.



                                       33
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



Employee Pension Plan
---------------------

     The Corporation has a trusteed noncontributory defined benefit retirement plan covering all employees eligible as to age and length of service. Benefits are based on a covered employee's final average compensation, primary Social Security benefit and credited service. The Corporation's funding policy is to contribute amounts to the plan sufficient to meet the Employee Retirement Income Security Act's minimum funding requirements.

     The following table sets forth information regarding the plan's funded status and amounts recognized in the financial statements as of December 31:

    (in thousands)                                     1999           1998
    ----------------------------------------------------------------------
    Change in benefit obligation:
      Benefit obligation at beginning of year       $ 4,249        $ 3,513
      Service cost                                      299            233
      Interest cost                                     270            257
      Plan participants' contributions                   --             --
      Actuarial (gain) loss                            (643)           419
      Benefits paid                                    (187)          (173)
    ----------------------------------------------------------------------
      Benefit obligation at end of year               3,988          4,249
    ----------------------------------------------------------------------
    Change in plan assets:
      Fair value of plan assets at
        beginning of year                             4,485          4,793
      Actual return (loss) on plan assets               433           (135)
      Employer contribution                              --             --
      Plan participants' contributions                   --             --
      Benefits paid                                    (187)          (173)
    ----------------------------------------------------------------------
      Fair value of plan assets
        at end of year                                4,731          4,485
    ----------------------------------------------------------------------

      Funded status                                     743            236
      Unrecognized net actuarial gain                (1,416)          (711)
      Unrecognized prior service cost                   117            140
      Unrecognized transition
        (asset) obligation                               17             21
    ----------------------------------------------------------------------
      Accrued pension cost                          $  (539)       $  (314)
    ======================================================================

     The components of net periodic pension cost were as follows:

                                             Year Ended December 31,
                                   ---------------------------------------
    (in thousands)                     1999           1998            1997
    ----------------------------------------------------------------------
    Service cost                   $    299        $   233        $    215
    Interest cost                       270            257             242
    Actual (return) loss
      on plan assets                   (433)           135            (877)
    Net amortization and deferral        89           (487)            590
    ----------------------------------------------------------------------
                                   $    225        $   138        $    170
    ======================================================================

     Weighted-average assumptions as of December 31:

                                       1999           1998            1997
    ----------------------------------------------------------------------
    Discount rate                      7.50%          6.50%           7.50%
    Expected return on plan assets     8.50%          8.50%           8.50%
    Rate of compensation increase      4.00%          4.00%           5.00%


Employee Savings and Profit Sharing Plan
----------------------------------------

     The Corporation sponsors a savings and profit sharing plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Corporation's defined contribution Savings Plan. The Savings Plan has a discretionary non-contributory profit sharing feature, and also allows for voluntary employee contributions. Eligible employees may contribute up to 15% of their compensation. The Corporation may make a matching contribution of up to 6% of the participant's compensation. Contributions by the Corporation for the years ended December 31, 1999, 1998 and 1997 were $91,000, $86,000 and $80,000, respectively.

Supplemental Pension Plan
-------------------------

     In 1996 and 1998, the Corporation adopted supplemental executive retirement plans ("SERP") to provide certain designated executives with supplemental retirement benefits. In conjunction with the SERP, the Corporation is a beneficiary under a life insurance policy that it has purchased on the respective participant and has funded its obligations with assets held in a grantor trust of $100,000 as of December 31, 1999. The assets in the grantor trust remain assets of the Corporation but are restricted in their use until such time as the obligation under the SERP has been satisfied. As of December 31, 1999 and 1998, the supplemental retirement plan liability was $124,000 and $33,000, respectively. In addition, there is a minimum liability balance of $107,000 as of December 31, 1999 offset by a corresponding intangible asset. This asset is a result of an unrecognized prior service cost which is being amortized over the participant's remaining service period with the Corporation. For the years ended December 31, 1999, 1998 and 1997, supplemental retirement plan expense was $90,000, $12,000 and $11,000, respectively.

     The Corporation does not offer any postretirement or postemployment benefits other than pensions.



                                       34
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



11.  FEDERAL AND STATE TAXES ON INCOME

     For the years ended December 31, 1999, 1998 and 1997, the significant components of the provision for income taxes were:

    (in thousands)                     1999           1998            1997
    ----------------------------------------------------------------------
    Current:
      Federal                      $  3,149        $ 2,378        $  2,256
      State                              --            462             778
    ----------------------------------------------------------------------
        Total current                 3,149          2,840           3,034
    ----------------------------------------------------------------------
    Deferred:
      Federal                          (228)          (206)           (230)
      State                              --            658              (1)
    ----------------------------------------------------------------------
        Total deferred                 (228)           452            (231)
    ----------------------------------------------------------------------
                                   $  2,921        $ 3,292        $  2,803
    ======================================================================

     Following is a reconcilement of the statutory Federal income tax rate applied to pretax accounting income with the income tax provisions in the statements of income:

                                            Year Ended December 31,
                                   ---------------------------------------
    (in thousands)                     1999           1998            1997
    ----------------------------------------------------------------------
    Income tax at statutory rate   $  3,584        $ 3,276        $  2,958
    Increase (decrease)
      resulting from:
        Dividends received
          deduction                    (506)          (623)           (636)
        Connecticut corporation
          tax, net of Federal
          tax benefit                    --            402             513
        Impact of
          establishment of
          Connecticut passive
          investment company             --            337              --
    Other items, net                   (157)          (145)            (73)
    Impact of state
      tax rate change                    --             45              41
    ----------------------------------------------------------------------
    Provision for income taxes     $  2,921        $ 3,292        $  2,803
    ======================================================================


     The components of net deferred tax assets as of December 31 were as follows:

                                                 1999                 1998
                                         --------------------------------------
(in thousands)                           Federal     State    Federal     State
-------------------------------------------------------------------------------
Deferred tax assets:
  SFAS 115 mark-to-market                $ 5,981   $ 1,319    $    --   $    --
  State net operating losses                  --       255         --        --
  Loan loss provisions                     1,931       426      1,887       472
  Reserve--foreclosed real estate             17         4         17         4
  Basis difference on foreclosed
    real estate                               27         6         --        --
  Net mortgage origination fees              114        25        150        37
  Accrued interest payable                   444        98        324        81
  Other                                      355        78        246        64
-------------------------------------------------------------------------------
    Total deferred tax assets              8,869     2,211      2,624       658
-------------------------------------------------------------------------------

Deferred tax liabilities:
  Tax loan loss reserve in excess
    of base year                              79        17         84        21
  SFAS 115 mark-to-market                     --        --        425       106
  Other                                      255        53        214        54
-------------------------------------------------------------------------------
    Total deferred tax liabilities           334        70        723       181
-------------------------------------------------------------------------------
    Deferred tax assets                    8,535     2,141      1,901       477
    Valuation allowance                       --    (2,141)        --      (477)
-------------------------------------------------------------------------------
    Net deferred tax assets              $ 8,535   $    --    $ 1,901   $    --
===============================================================================

     The allocation of deferred tax involving items charged to current year income and items charged directly to shareholders' equity for the year ended December 31, were as follows:

                                                 1999                 1998
                                         --------------------------------------
(in thousands)                           Federal     State    Federal     State
-------------------------------------------------------------------------------
Deferred tax (benefit) allocated
  to shareholders' equity                $(6,406)  $    --    $  (543)  $  (299)
Deferred tax (benefit) allocated
  to income                                 (228)       --       (206)      658
-------------------------------------------------------------------------------
  Total deferred tax (benefit)           $(6,634)  $    --    $  (749)  $   359
===============================================================================



                                       35
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     The Corporation will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1999 and 1998, the Corporation has recorded no Federal valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period.

     As of December 31, 1999 and 1998, the Corporation recorded a valuation allowance for the entire amount of its state deferred tax asset. The valuation allowance was established as a result of the creation of SSB Mortgage Corporation, a Connecticut passive investment company. Income earned by a passive investment company is exempt from Connecticut Corporation Business Tax. In addition, dividends paid by SSB Mortgage Corporation to its parent, Southington Savings Bank, are also exempt from Corporation income tax. The Corporation expects the passive investment company to earn sufficient income to eliminate Connecticut income taxes in future years. As such, the state deferred asset has been fully reserved.

     The Corporation made Federal and state income tax payments (net of refunds) of $3,051,000, $2,912,000 and $2,848,000 in 1999, 1998 and 1997, respectively.

     The Corporation has not provided deferred taxes for the tax reserve for bad debts of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Internal Revenue Code
Section 593 as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

12.  LOANS TO RELATED PARTIES

     Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1999 and 1998. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans at December 31, 1999 and 1998 amounted to $3,783,000 and $3,911,000, respectively. New loans of $1,484,000 were made, and repayments totaled $1,612,000 during 1999. In addition, unused lines of credit to related parties as of December 31, 1999 were $907,000.

13.  STOCK OPTION PLAN

     The Corporation has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 1,225,191 shares can be issued to participants at an exercise price equal to the market price of the Corporation's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in one year. As of December 31, 1999, a total of 257,120 shares are available for future grants.

     As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Corporation's net income and net income per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below.

                                          1999                      1998                     1997
(in thousands,                  --------------------------------------------------------------------------
except per share data)          As Reported  Pro Forma   As Reported   Pro Forma   As Reported   Pro Forma
----------------------------------------------------------------------------------------------------------
Net income                       $ 7,620      $ 7,230      $ 6,345      $ 5,597      $ 5,896      $ 5,510
Net income per share--diluted       1.38         1.31         1.14         1.01         1.08         1.01

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                                           1999         1998         1997
----------------------------------------------------------------------------------------------------------
Dividend yield                                                             3.60%        3.60%        3.75%
Expected volatility                                                       42.67        40.75        35.00
Risk-free interest rate                                                    6.20         4.67         6.26
Expected lives                                                          6 years      7 years      7 years



                                       36
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     A summary of the status of the Corporation's Plan as of December 31, 1999, 1998 and 1997 and changes during the years ended on those dates is presented below:

                                              1999                   1998                    1997
                                     -------------------------------------------------------------------
                                               Weighted-               Weighted-               Weighted-
                                                 Average                 Average                 Average
                                                Exercise                Exercise                Exercise
                                        Shares     Price       Shares      Price       Shares      Price
--------------------------------------------------------------------------------------------------------
Outstanding,
  beginning of year                  1,113,976    $10.23    1,042,296    $  9.53      890,616    $  6.97
Granted                                 51,000     15.79      116,000     15.625      237,000      18.30
Exercised                             (177,405)     5.88      (41,820)      7.22      (76,320)      7.32
Forfeited                              (19,500)    17.40       (2,500)    19.375       (9,000)     11.16
----------------------------------------------              ---------               ---------
Outstanding,
  end of year                          968,071    $11.17    1,113,976    $ 10.23    1,042,296    $  9.53
========================================================================================================

Options exercisable at year-end        917,071                998,976                 836,796

Weighted-average fair value of
  options granted during the year                 $ 5.67                 $  5.39                 $  5.76

     The following table summarizes information about the Plan's stock options at December 31, 1999:

                                 Options Outstanding                        Options Exercisable
                     -------------------------------------------------------------------------------
                        Number     Weighted-Average      Weighted-         Number       Weighted-
Range of             Outstanding       Remaining         Average        Exercisable      Average
Exercise Prices      at 12/31/99   Contractual Life   Exercise Price    at 12/31/99   Exercise Price
----------------------------------------------------------------------------------------------------
$ 1.00 - $  7.50       406,971           4.2             $ 5.52           406,971        $ 5.52
  7.50 -   15.00       244,600           7.2              11.70           210,600         11.17
 15.00 -   22.50       316,500           7.9              18.02           299,500         18.06
------------------------------                                            -------
                       968,071                                            917,071
==============================                                            =======

14.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

     Total credit exposure related to those items is summarized as follows:

          (in thousands)                         1999            1998
          -----------------------------------------------------------
          Loan commitments:
            Approved loan commitments         $ 1,114         $ 2,311
            Unadvanced portion of
              construction loans                6,470           5,400
            Unused home equity
              lines of credit                  13,623          10,977
            Unused commercial
              lines of credit                  17,007          11,688
            Standby letters of credit           2,912           3,307
          -----------------------------------------------------------
                                              $41,126         $33,683
          ===========================================================

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

15.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date for the implementation of FASB Statement No. 133 to fiscal years beginning after December 15, 2000 (January 1, 2001 for the Corporation) and requires all derivative instruments be recorded on the balance sheet at



                                       37
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



their fair value. Changes in the fair value of derivative instruments are to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position because the Corporation presently does not hold or utilize any derivative instruments.

16.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The Bank primarily grants residential, commercial and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by residential real estate.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash and Cash Equivalents
-------------------------

     The carrying amounts reported in the statement of condition for cash and short-term instruments approximate those assets' fair values.

Securities Available-for-Sale
-----------------------------

     Fair values for securities available-for-sale, which also are the amounts recognized in the consolidated statement of condition, are based on quoted market prices, where available.

Trading Account Securities
--------------------------

     Fair values for the Bank's trading account securities, which also are the amounts recognized in the consolidated statement of condition, are based on quoted market prices where available.

Federal Home Loan Bank Stock
----------------------------

     The carrying value of Federal Home Loan Bank stock approximates its fair value.

Loans Receivable
----------------

     The fair values for loans (excluding nonaccrual loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The Bank does not believe an estimate of the fair value of nonaccrual loans can be made without incurring excessive cost.

Accrued Income Receivable
-------------------------

     The carrying amount of accrued income approximates its fair value.

Deposit Liabilities
-------------------

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

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase
--------------------------------------------------------------------------

     Federal funds purchased are short-term liabilities and the carrying amounts approximate their fair values. The fair values for securities sold under agreements to repurchase are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings
----------------

     The fair values of the Bank's borrowings from the Federal Home Loan Bank of Boston and Federal Reserve Bank of Boston are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.



                                       38
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



Commitments to Extend Credit and Letters of Credit
--------------------------------------------------

     Fair values for the Bank's off-balance-sheet instruments (primarily lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments).

     The following table presents a comparison of the carrying value and estimated fair value of the Corporation's financial instruments as of December 31, 1999 and 1998:

                                                           1999                    1998
                                                   ---------------------------------------------
                                                   Carrying    Estimated   Carrying    Estimated
(in thousands)                                       Amount   Fair Value     Amount   Fair Value
------------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks                          $ 13,548    $ 13,548    $ 11,163    $ 11,163
  Interest-bearing deposits with banks                  346         346          15          15
  Federal funds sold                                  6,725       6,725          --          --
  Securities available-for-sale                     214,495     214,495     217,333     217,333
  Trading account securities                            348         348         172         172
  Federal Home Loan Bank stock                        4,392       4,392       2,832       2,832
  Loans, gross (excluding nonaccrual loans)         314,689     313,047     283,554     285,520
  Accrued income receivable                           3,482       3,482       3,077       3,077

Financial liabilities:
  Deposits:
    Noninterest-bearing demand deposits              40,905      40,905      36,256      36,256
    NOW accounts                                     49,380      49,380      42,528      42,528
    Regular savings                                  69,534      69,534      69,029      69,029
    Money market savings                             31,825      31,825      39,318      39,318
    Certificates of deposit                         156,530     156,864     160,018     161,902
    Club accounts                                       267         267         261         261
  Federal funds purchased and securities sold
      under agreements to repurchase                 86,799      85,673      80,516      81,160
  Other borrowings:
    Federal Home Loan Bank of Boston                 72,830      69,237      40,630      38,096
    Federal Reserve Bank of Boston                   11,500      11,493          --          --
  Unrecognized financial instruments:
    Commitments to extend credit                         --         382          --         304
    Letters of credit                                    --          29          --          33


18.  CONTINGENCIES

     The Corporation and its subsidiary are defendants in proceedings arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Corporation's financial condition or results of operations.

19.  REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to quantitative judgements by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented in the table.



                                       39
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



                                                                  To Be Well Capitalized
                                                                  Under Prompt Corrective
                                                   Actual            Action Provisions
                                             --------------------------------------------
(dollars in thousands)                        Amount   Ratio         Amount       Ratio
-----------------------------------------------------------------------------------------
As of December 31, 1999:
  Total Capital (to Risk-Weighted Assets)    $51,617   14.29%   >/= $36,115    >/= 10.0%
  Tier I Capital (to Risk-Weighted Assets)    47,088   13.04    >/=  21,669    >/=  6.0
  Tier I Capital (to Average Assets)          47,088    8.30    >/=  28,352    >/=  5.0

As of December 31, 1998:
  Total Capital (to Risk-Weighted Assets)    $52,942   17.27%   >/= $30,648    >/= 10.0%
  Tier I Capital (to Risk-Weighted Assets)    49,090   16.02    >/=  18,389    >/=  6.0
  Tier I Capital (to Average Assets)          49,090    9.48    >/=  25,878    >/=  5.0


20.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As of December 31, 1999 and 1998, the condensed statements of condition of Bancorp Connecticut, Inc. (parent only) were:

                                                                 December 31,
                                                            --------------------
(in thousands)                                                 1999         1998
--------------------------------------------------------------------------------
Assets:
  Cash and due from banks                                   $   122      $   156
  Securities available-for-sale (at market value)             3,194        1,525
  Investment in subsidiary                                   38,206       48,151
  Due from subsidiary                                            80          118
  Other assets                                                   47           52
--------------------------------------------------------------------------------
    Total assets                                            $41,649      $50,002
================================================================================

Liabilities and shareholders' equity:
  Accrued expenses                                          $   117      $    86
  Shareholders' equity                                       41,532       49,916
--------------------------------------------------------------------------------
    Total liabilities and shareholders' equity              $41,649      $50,002
================================================================================

     For the years ended December 31, 1999, 1998 and 1997, the operating results are summarized below in the condensed statements of income:

                                                     Year Ended December 31,
                                                --------------------------------
(in thousands)                                     1999        1998        1997
--------------------------------------------------------------------------------
Dividends from subsidiary                       $ 5,301     $ 3,167     $ 3,594
Interest and dividends                              174          33          30
--------------------------------------------------------------------------------
  Total income                                    5,475       3,200       3,624
Operating expenses                                  317         360         289
Income tax benefit                                  (87)       (119)        (87)
--------------------------------------------------------------------------------
  Income before equity in undistributed
    net income of subsidiary                      5,245       2,959       3,422
Equity in undistributed net income
  of subsidiary                                   2,375       3,386       2,474
--------------------------------------------------------------------------------
  Net income                                    $ 7,620     $ 6,345     $ 5,896
================================================================================


                                       40
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.



     For the years ended December 31, 1999, 1998 and 1997, a summary of cash flows is:

                                                               Year Ended December 31,
                                                          -------------------------------
(in thousands)                                               1999        1998        1997
-----------------------------------------------------------------------------------------
Operating activities:
  Net income                                              $ 7,620     $ 6,345     $ 5,896
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income of subsidiary     (2,375)     (3,386)     (2,474)
      Amortization of organization costs                       36          40          40
      (Increase) decrease in other assets                     (31)        (11)          5
      (Decrease) increase in accrued expenses                  (6)          8          (3)
-----------------------------------------------------------------------------------------
        Net cash provided by operating activities           5,244       2,996       3,464
-----------------------------------------------------------------------------------------

Investing activities:
  Purchase of securities available-for-sale                (1,528)     (1,000)        (48)
  Decrease (increase) in advances to subsidiary                38          17         (21)
-----------------------------------------------------------------------------------------
        Net cash used for investing activities             (1,490)       (983)        (69)
-----------------------------------------------------------------------------------------

Financing activities:
  Dividends paid                                           (3,088)     (2,733)     (2,356)
  Net decrease (increase) in repurchase agreements             --         575        (150)
  Repurchase of common stock                               (1,744)         --      (1,405)
  Issuance of common stock                                  1,044         301         516
-----------------------------------------------------------------------------------------
        Net cash used for financing activities             (3,788)     (1,857)     (3,395)
-----------------------------------------------------------------------------------------

        Net (decrease) increase in cash                       (34)        156          --

Cash at beginning of year                                     156          --          --
-----------------------------------------------------------------------------------------

Cash at end of year                                       $   122     $   156     $    --
=========================================================================================


21.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   Three Months Ended
                                        ----------------------------------------
(in thousands, except per share data)   March 31   June 30  Sept. 30    Dec. 31
--------------------------------------------------------------------------------
1999
  Interest income                        $ 9,073   $ 9,421   $ 9,893    $10,264
  Interest expense                         4,586     4,656     4,865      5,209
--------------------------------------------------------------------------------
    Net interest income                    4,487     4,765     5,028      5,055
  Provision for loan losses                   30        35       157        269
  Net securities gains (losses)              402       352      (262)        13
  Noninterest income                         575       674     1,213        765
  Noninterest expense                      2,863     2,968     3,151      3,053
  Provision for income taxes                 736       831       700        654
--------------------------------------------------------------------------------
    Net income                           $ 1,835   $ 1,957   $ 1,971    $ 1,857
================================================================================
    Net income per diluted share         $  0.33   $  0.35   $  0.36    $  0.34
================================================================================

1998
  Interest income                        $ 8,589   $ 8,661   $ 8,942    $ 9,153
  Interest expense                         4,487     4,475     4,764      4,780
--------------------------------------------------------------------------------
    Net interest income                    4,102     4,186     4,178      4,373
  Provision for loan losses                  100        68        50         50
  Net securities gains                       474       338       354        106
  Noninterest income                         520       624       424        624
  Noninterest expense                      2,310     2,477     2,852      2,759
  Provision for income taxes                 941       852       525        974
--------------------------------------------------------------------------------
    Net income                           $ 1,745   $ 1,751   $ 1,529    $ 1,320
================================================================================
    Net income per diluted share         $  0.31   $  0.31   $  0.28    $  0.24
================================================================================

     Income per share calculations for each of the quarters is based on the weighted average number of shares outstanding, including common stock equivalents for each period. The sum of the quarters may not necessarily be equal to the full year income per share amount.



                                       41
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                            SHAREHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 2:00 p.m. on Friday, April 28, 2000 at:
     The Aqua Turf Club
     556 Mulberry Street
     Plantsville, Connecticut 06479

FORM 10-K REPORT
A copy of the Corporation's 1999 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge at www.bkct.com or upon written request to:
     Thomas A. Sebastian
     Bancorp Connecticut, Inc.
     121 Main Street
     Southington, Connecticut 06489-2533

STOCK TRANSFER AGENT:
     American Stock Transfer & Trust Company
     40 Wall Street - 46th Floor
     New York, New York 10005
     1-800-937-5449

INDEPENDENT ACCOUNTANTS:
     PricewaterhouseCoopers LLP
     100 Pearl Street
     Hartford, Connecticut 06103

MARKET MAKERS
The following companies have generally been market makers in the trading of Bancorp Connecticut, Inc. stock as of December 31, 1999:
     Advest, Inc.
     Keefe, Bruyette & Woods, Inc.
     Sandler O'Neill & Partners
     Tucker Anthony Incorporated

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
For more information contact:
     American Stock Transfer & Trust Company
     Dividend Reinvestment Dept.
     40 Wall Street - 46th Floor
     New York, New York 10005
     1-800-278-4353

BANCORP CONNECTICUT, INC. INTERNET ADDRESS:
www.bkct.com

MARKET PRICE AND DIVIDENDS
The Corporation's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,810 shareholders of record on February 16, 2000. The high and low bid and end of period closing prices and cash dividends per share for each quarter during the last two calendar years were as follows:

                                                            Dividend
       Quarter Ended      High        Low        Close     per Share
       -------------------------------------------------------------
          3/31/98       $ 21.88    $ 17.25     $ 20.38     $ 0.130
          6/30/98         21.50      19.25       19.25       0.135
          9/30/98         19.75      14.94       16.50       0.135
         12/31/98         17.88      14.75       15.00       0.135

          3/31/99         16.63      13.00       14.00       0.140
          6/30/99         17.50      13.75       17.25       0.150
          9/30/99         17.88      16.25       16.50       0.150
         12/31/99         17.50      14.00       15.50       0.155

SOUTHINGTON SAVINGS BANK OFFICE LOCATIONS:

SOUTHINGTON OFFICES
MAIN OFFICE
121 Main Street

MAIN OFFICE DRIVE-IN CENTER
Berlin Avenue behind Main Office

QUEEN CORNER OFFICE
900 Queen Street

SOUTH END OFFICE
921 Meriden-Waterbury Turnpike

SOUTHINGTON HIGH SCHOOL TRAINING BRANCH
720 Pleasant Street

WALLINGFORD OFFICE
950 North Colony Road

MORTGAGE CENTER
188 North Main Street
Southington, Connecticut

BRADLEY MEMORIAL HOSPITAL ATM FACILITY
81 Meriden Avenue
Southington, Connecticut

SSB INTERNET ADDRESS:
www.ssbonline.com


                                       42
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                            BANCORP CONNECTICUT, INC.
                              DIRECTORS & OFFICERS

BOARD OF DIRECTORS

Walter J. Hushak
Chairman,
Southington Savings Bank
Retired Senior Vice President,
Janazzo Services, Inc.

Andrew J. Meade
Vice Chairman,
Southington Savings Bank
Consultant, International Security
Products, Inc. dba Lori Lock
(Manufacturer of Security Products)

Norbert H. Beauchemin
Retired
Dudzik & Beauchemin, P.C.
(Certified Public Accountants)

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

Frederick E. Kuhr
President and controlling shareholder,
Evergreen Nursery, Inc.

Joseph J. LaPorte
Retired Manufacturers Representative,
B.C.S. Company
(Distributor of industrial metal finishing chemicals and equipment)

Ralph G. Mann
Retired President,
Southington Savings Bank

Frank R. Miller
Managing Partner, Miller,
Moriarty and Company, L.L.C.
(Certified Public Accountants)

Robert D. Morton
President and Chief Executive Officer,
Bancorp Connecticut, Inc.
President and Chief Executive Officer,
Southington Savings Bank

Anthony S. Pizzitola
Retired President and Treasurer,
Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President - Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

OFFICERS

Robert D. Morton
President and Chief Executive Officer

Phillip J. Mucha
Chief Financial Officer and Treasurer/Secretary


This Annual Report contains forward-looking statements, including statements regarding the Corporation's future earnings and operations. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological change, and competition, as well as other risks set forth in the Corporation's filings with the Securities and Exchange Commission. The Corporation expressly disclaims any obligation or undertaking to update publicly any forward-looking statement to reflect any change in the Corporation's expectations or any change in events, conditions or circumstances on which any such statement is based.



                                       43
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.


                            SSB DIRECTORS & OFFICERS

BOARD OF DIRECTORS

Walter J. Hushak
Chairman

Andrew J. Meade
Vice Chairman

Norbert H. Beauchemin

Michael J. Karabin

David P. Kelley

Frederick E. Kuhr

Joseph J. LaPorte

Ralph G. Mann

Frank R. Miller

Robert D. Morton

Anthony S. Pizzitola

Dennis J. Stanek

OFFICERS

Robert D. Morton
President and Chief Executive Officer

Richard A. Fracasso
Executive Vice President
Consumer Banking

Phillip J. Mucha
Senior Vice President and Treasurer

Barry J. Abramowitz
Senior Vice President
Chief Information Officer

William R. Della Vecchia
Senior Vice President
New Business Development

Charles J. DeSimone, Jr.
Senior Vice President
Chief Credit Officer

William Taylor
Senior Vice President
Commercial Banking

ACCOUNTING AND FINANCE

Kathleen H. Demers
Senior Financial Analyst

Thomas A. Sebastian
Controller

COMMERCIAL LENDING

John E. Cookley
Vice President

Daniel R. DeRosa
Vice President

Raymond D. Jannelli
Vice President

Vincent L. Ruggiero
Vice President

Duane L. Beale
Assistant Vice President

                                       44
                                    --------

CONSUMER BANKING

Paul E. MacDonald
Vice President
Retirement Plans Manager

Richard P. Dextraze
Assistant Vice President
Consumer Loan Manager
Community Reinvestment
Act Officer

Donna M. Ierardi
Assistant Vice President
Manager, Wallingford Office

Sue A. Kasek
Assistant Vice President
Consumer Loan Officer

Kenneth G. Penfield, Jr.
Assistant Vice President
Residential Loan Manager

Claudia A. Crooker
Assistant Treasurer

Joan E. Morelli
Assistant Treasurer
Manager, Queen Corner Office

Carol Vreeland
Assistant Treasurer
Manager, Main Office

Elizabeth K. Zimmitti
Assistant Treasurer
Manager, South End Office

Christine S. Matteo
Consumer Loan Officer

CREDIT AND LOAN ADMINISTRATION

Diane L. Hoadley
Assistant Vice President
Credit & Loan Review

Diane McCoy
Loan Operations Manager

Maria M. Goncalves
Managed Assets Manager

HUMAN RESOURCES

Donna M. Schaefer
Vice President
Director of Human Resources

OPERATIONS AND INFORMATION SYSTEMS

Donna M. Glatz
Vice President
Branch and Deposit Operations

Susan M. Dobratz
Assistant Vice President
Net Banking Manager

Therese G. Kelly
Assistant Vice President
Trainer/Analyst

INVESTMENT SERVICES

Matthew R. Rich
Brokerage Officer

BCI FINANCIAL CORPORATION

Timothy W. Rourke
President and Chief Executive Officer

Joseph M. DeAngelo
Vice President Operations

Michael J. Coleman
Loan Officer

Carol M. Montagna
Loan Officer


                                       45
                                    --------

                            -------------------------
                            BANCORP CONNECTICUT, INC.

















BANCORP CONNECTICUT, INC.
121 Main Street
Southington, Connecticut 06489-2533