Form 10-K, Exhibit 13
period 2000-12-31
BANCORP CONNECTICUT INC
filed 2001-03-30
CIK 921746

BancorpConnecticut, Inc. 121 Main Street Southington, Connecticut 06489-2533

BancorpConnecticut, Inc.

2000 Annual Report

company profile

Bancorp Connecticut, Inc. is the holding company for Southington Savings Bank (SSB). Established in 1860, SSB offers superior products and services with the value and convenience today's customers have come to expect from their banking relationships. SSB provides commercial banking, small business and consumer banking, mortgage, insurance, and investment services through its growing branch network and 24-hour service capabilities via the telephone and Internet. In Southington, Wallingford, and the surrounding areas, SSB's commitment to customers, shareholders, employees, and the community has been the driving force of success.

selected consolidated financial data

	As of or for the Year Ended December 31,

(dollars in thousands, except per share data)	2000	1999	1998	1997	1996

Statement of Condition Data:*
Assets	$634,021	$568,798	$521,356	$444,863	$421,408
Securities	270,357	214,595	217,333	166,712	149,612
Loans, net	317,855	309,710	278,420	255,448	246,274
Deposits	383,698	348,441	347,410	319,137	311,837
Funds borrowed	180,550	171,129	121,146	75,998	62,879
Shareholders' equity	52,316	41,532	49,916	46,947	42,731

Statement of Income Data:*
Net interest income	$20,683	$19,335	$16,839	$15,677	$14,754
Provision for loan losses	413	491	268	600	435
Net securities gains	823	505	1,272	839	344
Noninterest income	3,141	3,223	2,192	1,484	1,315
Noninterest expense	11,513	12,031	10,398	8,701	8,573
Provision for income taxes**	3,804	2,921	3,292	2,803	2,381

Net income	$8,917	$7,620	$6,345	$5,896	$5,024

Per Share Data:***
Earnings--diluted	$1.64	$1.38	$1.14	$1.08	$0.89
Cash dividends	0.68	0.60	0.54	0.46	0.37
Book value	10.11	7.98	9.72	9.22	8.31

Selected Statistical Data:
Return on average assets	1.52%	1.40%	1.28%	1.39%	1.26%
Return on average equity	20.42	16.12	13.07	13.48	11.69
Average equity to average assets	7.47	8.67	9.83	10.34	10.71
Net interest spread (tax equivalent basis)	3.03	3.21	3.18	3.50	3.48
Net interest margin (tax equivalent basis)	3.72	3.79	3.80	4.13	4.10
Efficiency ratio****	48.74	53.69	55.04	50.43	52.20
Dividend payout ratio	39.38	40.52	43.08	39.95	39.63

*	Certain prior year amounts have been reclassified to conform with the 2000 presentation. These reclassifications had no impact on net income.
**

Includes a $337,000 charge to 1998 earnings attributed to the formation of a passive investment company. Excluding this charge, 1998 net income would have been $6,682,000. This passive investment company was formed to prospectively reduce the Corporation's effective tax rate.

***	Per share data has been restated to reflect a 2-for-1 stock split effected in the form of a stock dividend on December 1, 1997.
****

Total noninterest expense (excluding foreclosed real estate expense (recoveries), net) divided by the total of net interest income plus noninterest income (excluding net securities gains, loss on bulk sale of portfolio loans in 2000 and gain on sale of trust operations in 1999).

[Bar Graphs Omitted]
Net Income*** (per share--diluted)		Dividend Growth*** (per share)
'96	$0.89	'96	$0.37
'97	$1.08	'97	$0.46
'98	$1.14	'98	$0.54
'99	$1.38	'99	$0.60
'00	$1.64	'00	$0.68

table of contents

1	To Our Shareholders
9	Management's Discussion and Analysis
21	Report of Independent Accountants
22	Consolidated Statements of Condition
23	Consolidated Statements of Income
24	Consolidated Statements of Shareholders' Equity
25	Consolidated Statements of Cash Flows
26	Notes to Consolidated Financial Statements
44	Shareholder Information
45	Bancorp Connecticut, Inc. Directors and Officers
46	SSB Directors and Officers

[Photograph Omitted] Robert D. Morton President and Chief Executive Officer of Bancorp Connecticut, Inc.

to our shareholders:

Bancorp Connecticut, Inc., the parent company of Southington Savings Bank (SSB) had an outstanding year. Net income for 2000 was $8,917,000 or $1.64 per diluted share compared to $7,620,000 or $1.38 per diluted share in 1999--an increase of 19% on a per share basis for the year. A considerably higher base of earning assets, substantial gains in noninterest sources of revenue, and an actual reduction in noninterest expense were principally responsible for these excellent operating results. At year-end 2000, several financial measures were at historical record levels for the Company. These include total assets which grew 11.5% from year-end 1999 to $634 million, total deposits which increased to $384 million, and shareholders' equity which exceeded $52 million. In addition, Return on Assets (ROA) and Return on Equity (ROE), two of the most important measures of profitability, were 1.52% and 20.4%, respectively, for 2000, while nonperforming assets at year-end 2000 amounted to $710,000--the lowest level since 1981.

During 2000, the Bank (SSB) made progress on a number of fronts. In the spring, a comprehensive Internet-based cash management system for business customers was introduced which was favorably received by our existing customers. At midyear, the Bank launched a new subsidiary known as SSB Insurance Services, Inc. which earns commissions on auto, homeowner and business insurance product referrals to existing and prospective clients through a joint marketing agreement with an insurance agency. We believe that these services will enhance our expanding base of customer relationships.

Although the Company and the Bank are located in Southington and we are the only "hometown bank" in town, we are no longer a small bank. With three offices in Southington, a limited purpose branch at the local high school and a highly successful branch facility in Wallingford, our business and consumer customer base continues to grow in all of the communities that surround us. Toward this end, in January, SSB filed applications with the Connecticut Department of Banking for new branch offices in Kensington and Cheshire. The former will provide a business platform for the Newington, New Britain, and Berlin marketplace and the latter will help us better service the substantial presence we already have in the Cheshire area.

A key focal point for SSB continues to be the growth of business banking which serves a broad cross section of small, medium and large-sized businesses throughout the central Connecticut area.

However, the Bank's distribution system is not limited by the geographic location of its four full-service outlets (excluding the two facilities we plan to open in the spring). With comprehensive Internet banking for consumer and business customers and the Automated Clearinghouse (ACH) system, our clients can transact business with or through us from virtually any location. A key focal point for SSB continues to be the growth of business banking which serves a broad cross section of small, medium and large-sized businesses throughout the central Connecticut area. In short, we are no longer a traditional savings bank or "thrift" institution. For several years, we have been thinking and operating like a commercial bank. At year-end 2000, for instance, our holdings of commercial business loans exceeded residential mortgage loans for the first time in the Bank's history. To emphasize this point, the Bank has filed applications with the appropriate regulatory agencies to change its charter from a state-chartered savings bank to a state-chartered commercial bank. In addition, a name "change" for the Bank is also being considered to more properly reflect what the Bank is doing and where we are headed.

On the retail and consumer banking side, the Bank is also performing quite well. At this point, we have available virtually all of the products and services which we believe our customers want and need. Whether it's interest-bearing money market checking or savings accounts, debit and credit card facilities, a range of consumer loan products, full-service brokerage and insurance services or SSB online banking, we continue to make steady progress in providing the best of these products and services to our customers. Although we view Internet banking (with bill paying services) as an alternative delivery channel, SSBONLINE™ was introduced early last year and almost 5% of our customers have "signed on"!

	1995	2000	5-Year Compound Annual Growth Rate

(dollars in thousands, except per share data)
Net Income	$4,296	$8,917	15.7%
Return on Equity	10.67%	20.42%	13.9
Per Share Data:
EPS--diluted	$0.77	$1.64	16.3
Cash Dividends	0.30	0.675	17.6
Stock Price	7.40	13.25	12.4

The table in the side margin portrays the five-year compound annual growth rates of several financial benchmarks, which you as shareholders should find interesting. These quantitative measures are indicative of a high performance banking company with the exception of an increase in share price. Our comment on this uncontrollable market condition is that "we are doing the job and the market is not." Why is this so? The principal reason for our stock's under performance, in my judgment, is the lack of liquidity in our stock. In other words, the ability to move in and out of a substantial position in our shares easily, and/or quickly is somewhat limited. This is also the case for some companies much larger than we are that don't have significant holdings of their shares owned by major institutional investors like mutual funds. It's a chicken-egg-type problem that won't go away because of the manner in which the stock was and is distributed. In any case, it has led, in my opinion, to a share price performance that does not coincide with the historical financial track record of your Company. In effect, we believe the Company's shares are undervalued and to try to address this condition, we will continue to invest in ourselves by buying back our stock until such time as the price/earnings ratio compares favorably to other high performance banking companies.

A trend we continue to follow closely is the overcapitalization of the banking industry in Connecticut. For instance, the recent conversion of a few mutual savings banks into publicly owned entities is a pattern that may continue. This, combined with a number of new start up banks, will lead, in my view, to an excessive level of capital in a system that is already overbanked. Pressures on the appropriate or profitable deployment of this capital will be enormous. In turn, this will lead to a condition in which too much capital and too many banks are chasing too few loans and deposits. After all, the economic pie in Connecticut has not grown that much in recent years, so mistakes will be made. Darwinian principles will take hold while your Company is poised and intends to be a strong survivor as it has been in the past.

The methodical expansion of our franchise or footprint is also an important factor in enhancing the Company's growth profile. Recently, we have spent much time trying to purchase selected branch outlets of other banks and analyzing the acquisition of or merger possibilities with various financial institutions. Ultimately, however, these pro forma transactions did not make business sense. We have chosen instead to open two offices, as noted earlier, where, at a minimal cost, the Bank can develop and service a market need quickly. It may turn out that as we continue to nurture our strategic relationships with other financial institutions another opportunity may arise to further expand the Company.

Finally, the Company and Bank are successful because of its people. We are a community banking institution in the truest sense. Whether it is working hard to render the best and most friendly personalized customer service possible or being involved in numerous civic and charitable organizations, our outstanding and dedicated staff makes the difference at SSB. In addition, the Bank itself is constantly giving back to the communities in which it serves. It's one thing to call yourself a community bank but quite another to be a community bank. Actions speak louder than words!

The directors, officers and staff appreciate your confidence, interest and support.

Sincerely,

/s/ Robert D. Morton

Robert D. Morton

President and Chief Executive Officer

committed to business:
growth and innovation

[Photograph Omitted]

The New Britain Transportation Company, founded in 1920, is a Berlin-based company owned by the Agostini family. Peter Agostini (left), President, NBT, is pictured with Lillian Agostini, Vice President, NBT, and SSB's William Della Vecchia, Senior Vice President and New Business Development Officer. They operate school bus services for Southington, Berlin, and Meriden. In addition, NBT operates a regularly scheduled bus route in New Britain and Bristol. The firm currently employs approximately 250 people.

SSB's business banking capabilities continued to expand in 2000 with the introduction of Internet cash management services. SSB's new service offers businesses a powerful package of cash management services--24 hours a day, 7 days a week. Using the Internet makes it fast, safe, and simple to review activity on your account(s) and three month transaction history, pay bills, transfer funds among accounts, make loan payments, and initiate wire transfers.

The SSB Business Banking team has extensive experience fostering the growth of local businesses. Combining big-bank products with small-bank service, SSB offers a wide variety of business services including equipment financing, term loans, commercial lines and letters of credit, commercial mortgages, employer/employee benefit programs, and commercial deposit/investment programs.

[Photograph Omitted]

Barlow Metal Stamping, located in Bristol, was founded in 1966 by Peter Gaughan and Norman Lazerow. Operating in a competitive industry, Barlow's sales cross industry lines, selling regionally to consumer and industrial manufacturers. Terry Gaughan (left), President, is pictured with SSB's John E. Cookley, Vice President and Commercial Loan Officer. Concentrating on smaller production lots, Barlow has created a successful niche that management hopes to continue by providing high quality, low tolerance products.

With our deep-rooted ties to central Connecticut, SSB has been helping businesses in this area grow for many years. Having established itself as the business bank to meet the financial needs of central Connecticut's businesses, SSB Business Banking Officers are actively involved with the accounts they service and the surrounding communities. Helping businesses is the focus of our commercial banking team. We want to work with businesses to identify needs and produce creative solutions. With a wealth of combined experience, our team of experts service the needs of small, medium and large-sized businesses, with quick decisions made locally and with a focus on attention to detail.

[Photograph Omitted]

GEMCO Manufacturing Company, Inc. was founded in 1943 by the late Dominic DiVenere. Gemco manufactures metal stampings, springs, and wire forms. Peter DiVenere (right), President and son of the founder is pictured with son Mark DiVenere (center), Vice President and William Taylor, Senior Vice President and Manager, SSB Commercial Banking. GEMCO, located in Southington, has grown and will continue to grow in Southington.

expanding our customer service:

online banking

In December 1999, SSB introduced netBanking, an online banking service. In the past year, the netBanking service has been well received with a growing number of SSB customers currently signed on. In addition to our netBanking service, SSB's interactive website is a useful source of information regarding Bank products, services, news and history. By signing up for our online service, netBanking customers gain the convenience of a flexible banking schedule with access to information on all SSB's products and services, no matter what their financial needs are.

Last year, SSB introduced online banking with the www.ssbonline.com website. Sue Dobratz, Assistant Vice President, netBanking Manager, pictured below, assists one of the many netBanking customers who signed on to SSBONLINE™

[Photograph Omitted]

In the third quarter, SSB promoted the netBanking service with an extensive marketing campaign urging customers and prospects alike to "Keep Your Own Bankers' Hours." The focus of the campaign was to illustrate some of the benefits of the service, including the ability to:

  Pay bills.

  Transfer funds quickly and securely.

  Access current rate information.

  Apply for a loan.

  Reference your account(s).

  See if checks have cleared.

  Reorder checks.

Although netBanking is packaged as an online electronic service, SSB remains committed to providing distinguished personal attention and the latest technologies. A netBanking representative is available to speak with customers and answer questions, both electronically and in person. The Bank continues our commitment to focus on providing superior customer service, while expanding our existing capabilities with new and innovative products and services such as netBanking, online mortgage pre-qualifications and Internet Commercial Cash Management. These convenient alternatives to traditional methods of banking give SSB an edge in a highly competitive market. The goal of the Bank is to offer the best possible service and maintain the most stringent controls on security and customer information confidentiality. Looking ahead, SSB will continue to focus on making technological improvements and seek alternate delivery channels to maintain the high level of service our customers have come to expect.

[Photograph Omitted] SSB now offers a variety of insurance products, available through SSB Insurance Services Inc., a subsidiary of SSB. These products include auto and homeowners coverage.

SSB insurance

In the second quarter, the Bank introduced SSB Insurance Services, Inc., a subsidiary of SSB which offers a variety of insurance products to Connecticut residents. In order to strengthen our position in the market as a full-service financial institution, SSB Insurance Services, Inc., was formed as a legal entity through which a variety of insurance products are distributed.

Recognizing an opportunity to provide added customer value and further develop the customer relationship, SSB Insurance Services, Inc. now offers a broad range of insurance products including business equipment, auto and homeowners/renters coverage, as well as life insurance for both individuals and businesses.

Expanding our capabilities to offer additional insurance products makes sense for SSB as a leading provider of financial services. With years of experience helping our customers manage their financial assets, SSB can now also help them protect these assets with competitive rates, valuable coverage, and a process that is both fast and easy. SSB believes this service will attract new customers in addition to rounding out service capabilities for our existing customers. This new subsidiary further illustrates SSB's commitment to assisting customers to meet their financial needs by providing convenient, one-stop shopping.

More than geography, SSB understands the importance of forging enduring relationships and connecting with the community.

[Photograph Omitted]

(from left to right): Janet Hayes, Director, United Way of Southington, accepts a corporate donation for $25,000 from Christine Matteo, Consumer Loan Officer, SSB, and Robert Morton, President and Chief Executive Officer, SSB.

     supporting our
          community needs

A community is typically defined as a group whose members reside in the same locality. However, this simple definition of the word lacks many of the defining characteristics that make great communities. For many years, the Bank has demonstrated involvement, cooperation, and dedication to the area we serve. More than geography, SSB understands the importance of forging enduring relationships and connecting with the community.

Supporting local and civic organizations has become an extension of SSB's business philosophy. For example, SSB continues to be a primary supporter of the United Ways of Southington and Wallingford through corporate donations, bank sponsorships, and employee contributions. Thanks in large part to Christine Matteo, Consumer Loan Officer, who coordinated the 2000 fund raising drive at the Bank, employees of SSB pledged to contribute nearly $18,000 to the United Way of Southington. The Bank itself also made a substantial pledge to help the United Way achieve its fund drive goal for the year.

The directors, officers, and staff of SSB continually support the local objectives of non-profit organizations like the Southington Lions Club, Jaycees, Rotary, Kiwanis, Elks and the Wallingford Foundation. Working hand in hand with organizations in the area like the Southington YMCA, SSB understands the importance of being an active member of the community and provides more than just financial assistance. Donating time and personal attention to meet the public at local community events like the Apple Harvest Festival, Cheshire Fall Festival, and area home and business shows means more in terms of building lasting relationships.

Forming relationships for a better future almost always includes involvement with the youth of the community. Encouraging the young leaders of tomorrow to play an active role today is the foundation for strong communities and a bright future. SSB has shown significant support to the Southington school system and the various teams, clubs, and organizations within the schools. Providing annual scholarships to students from Southington High School (SHS) who are interested in pursuing a business career and operating a training branch, located at SHS, are some of the ways SSB has been able to form this connection. The SSB training branch supplies access to financial services to the staff, students, and visitors to SHS while providing training to students in the business program. Commitment, cooperation, and communication are essential elements to being active members of the community. At SSB, we take our role seriously, realizing that our growth depends on the growth of the communities we serve.

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

   The Bank's results of operations depend primarily upon its net interest income, which is the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is affected by the provision for loan losses as well as the fees it charges for its financial services, security transaction activities, administrative and foreclosed real estate recoveries and expenses, and the provision for income taxes.

   The Bank has three subsidiaries, BCI Financial Corporation ("BCIF"), SSB Mortgage Corporation ("SSBM") and SSB Insurance Services, Inc. ("SSBI"). BCIF is an indirect auto finance company which commenced operations in April 1998. SSBM is a passive investment company which was formed during the fourth quarter of 1998 to take advantage of changes in Connecticut State tax statutes, which reduced the Corporation's effective tax rate beginning in 1999. SSBI, which commenced operations during the second quarter of 2000, earns commissions on consumer and business insurance coverage referrals through a joint marketing agreement with an insurance agency.

Investments

   Securities available-for-sale increased $55,762,000 or 26.0% to $270,357,000 as of December 31, 2000 from $214,595,000 at year-end 1999 primarily as a result of the Bank's leveraging strategy. The additional leverage was funded by an increase in Federal Home Loan Bank of Boston advances. Purchases of securities net of proceeds from maturities and sales (excluding realized gains) and pay-downs on mortgage-backed securities amounted to $41,860,000. Net unrealized losses (excluding the effective income tax benefits) in the securities portfolio totaled $7,997,000 as of December 31, 2000, a decrease of $9,594,000, compared to unrealized losses of $17,591,000 as of December 31, 1999. The decrease in net unrealized losses of $9,594,000 was primarily a result of a lower interest rate environment at year-end 2000 compared to 1999 as well as realized losses of $490,000 from the restructure of a portion of the investment portfolio in the last quarter of 2000.

   Deferred income taxes decreased $3,065,000 to $5,470,000 as of December 31, 2000 from $8,535,000 as of December 31, 1999 mainly as a result of the income tax benefit associated with the $9,594,000 decrease in unrealized losses in the securities portfolio noted above.

   As of December 31, 2000, $24,000,000 of the securities portfolio was comprised of money market preferred stocks. These securities are highly liquid, generally reprice every 49 days and are subject to the tax advantages of the Federal dividends received deduction in 2000 and 1999, and Federal and state dividends received deduction in 1998.

   The following table sets forth the carrying amount of securities available-for-sale at the dates indicated.

	December 31,

(in thousands)	2000	1999	1998

United States Government and agency obligations	$60,464	$49,928	$47,755
Municipal bonds	5,818	5,232	3,683
Corporate bonds	39	923	--
Federal agency mortgage-backed securities	125,437	83,568	93,132
Capital trust preferreds	31,603	26,599	12,966
Money market preferreds	24,000	27,500	41,200
Marketable equity securities	22,112	19,692	18,003
Mutual funds	884	1,153	594

Total	$270,357	$214,595	$217,333

Loans

   Loans increased $8,442,000 or 2.7% to $324,535,000 as of December 31, 2000 from $316,093,000 as of December 31, 1999 primarily due to increased commercial loan volume partially offset by a reduced residential real estate loan portfolio. Commercial loans and commercial real estate loans increased $21,996,000 or 21.0% as a result of the Bank's continued emphasis on the growth of business banking. Commercial loans represented 39.1% of the loan portfolio as of December 31, 2000. The guaranteed portion of Small Business Administration loans purchased accounted for $11,066,000 of this commercial loan increase. Residential real estate loans decreased by $15,475,000 or 11.7% as the Bank's primary focus with respect to residential real estate loans continues to be origination for sale, on a servicing released basis, or referral to third parties. In addition, in connection with a restructure of a portion of the residential real estate loan portfolio, loans with a principal balance of $4,171,000 and a weighted average yield of 6.7% were sold at a loss of $77,000, with servicing retained, during the fourth quarter of 2000. Consumer loans increased $2,877,000 or 3.8% primarily due to increased home equity loan volume. As of December 31, 2000, the consumer loan portfolio of $78,989,000 consisted of 45.0% of home equity loans and lines of credit, 47.1% automobile loans and 7.9% other consumer loans.

   At year-end 2000, loans collateralized by residential real estate, including home equity loans and related lines of credit, represented 47.2% of the total loan portfolio.

   The following table summarizes the Bank's loan portfolio at the end of the last five years.

	December 31,

	2000		1999		1998		1997		1996

(dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial	$72,920	22%	$56,828	18%	$42,837	15%	$37,292	14%	$37,050	15%
Commercial real estate	53,865	17	47,961	15	42,407	15	39,043	15	35,472	14
Residential real estate	116,467	36	131,942	42	137,326	48	134,494	52	134,000	53
Real estate construction	2,294	1	3,250	1	3,689	1	3,003	1	6,234	2
Consumer	78,989	24	76,112	24	58,560	21	47,872	18	39,388	16

Total	$324,535	100%	$316,093	100%	$284,819	100%	$261,704	100%	$252,144	100%

   The following table shows the maturity or repricing of loans (excluding commercial and residential real estate mortgages and consumer loans outstanding) as of December 31, 2000. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

	Maturing or Repricing

(in thousands)	Within one year	After one but within five years	After five years	Total

Commercial	$43,304	$23,463	$6,153	$72,920
Real estate construction	2,294	--	--	2,294

Total	$45,598	$23,463	$6,153	$75,214

Loans maturing/repricing after one year with:
Fixed interest rates		$14,598	$1,208
Variable interest rates		8,865	4,945

Total		$23,463	$6,153

Nonperforming Assets and Allowance for Loan Losses

   Total nonperforming assets decreased $889,000 to $710,000 at year-end 2000 compared to 1999 as a result of the Bank's constant vigilance with respect to credit quality and prompt resolution of nonperforming assets. Nonperforming loans decreased to $621,000 as of December 31, 2000 or 0.2% of total loans as compared to $1,404,000 or 0.4% of total loans as of December 31, 1999. Foreclosed real estate and repossessed automobiles at year-end 2000 declined to $89,000 from $195,000 at year-end 1999.

   The following table reflects the Bank's nonperforming assets at the end of the last five years.

	December 31,

(dollars in thousands)	2000	1999	1998	1997	1996

Nonaccrual loans:
Commercial	$198	$420	$60	$387	$306
Commercial real estate	--	--	402	258	337
Residential real estate	399	857	705	1,988	2,060
Consumer	24	127	98	228	236

Total nonaccrual loans	621	1,404	1,265	2,861	2,939
Accruing loans past due 90 days or more	--	--	--	--	--

Total nonperforming loans	621	1,404	1,265	2,861	2,939
Foreclosed real estate, net	73	195	334	1,178	1,367
Repossessed automobiles	16	--	--	--	--

Total nonperforming assets	$710	$1,599	$1,599	$4,039	$4,306

Nonperforming loans as a percentage of total loans	0.19%	0.44%	0.44%	1.09%	1.17%

Nonperforming assets as a percentage of total assets	0.11%	0.28%	0.31%	0.91%	1.03%

Restructured loans in compliance with modified terms not included above	$489	$487	--	--	--

   The Bank classifies loans as being on nonaccrual status when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 2000, 1999 and 1998 on all nonaccrual loans under the original loan terms was approximately $111,000, $183,000 and $203,000, respectively. Actual income collected on these loans during 2000, 1999 and 1998 was $72,000, $73,000 and $90,000, respectively.

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

   The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 2000.

	Basis of measurement

(in thousands)	Fair value of collateral	Present value of expected future cash flow	Total

Commercial	$267	$--	$267
Commercial real estate	897	57	954

Total	$1,164	$57	$1,221

   The Bank also has potential problem loans of $5,031,000 in real estate loans and $809,000 in other loans that are current or less than 90 days past due. These loans were not deemed impaired but were considered potential problem loans. A loan is considered a potential problem loan if it is risk-rated substandard or doubtful in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problem loan status to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.

   The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 2000, the allowance was $6,019,000 or 969.2% of nonperforming loans as compared to $5,681,000 and 404.6% of nonperforming loans as of December 31, 1999. The increase in the percentage of the allowance to nonperforming loans is primarily due to the reduction in nonperforming loans as shown on the previous page. The increase in the allowance reflects the growth and change in the mix of the loan portfolio as previously discussed.

   Management regularly monitors and has established a formal process for determining the adequacy of the allowance for loan losses. This process results in an allowance that consists of two components, allocated and unallocated. The allocated component includes allowance estimates that result from analyzing certain individual loans (including unused lines of credit and impaired loans), and specific loan types. The policy of the Bank is to review all commercial loans and delinquent consumer loans quarterly. Up to a total of nine risk rating classifications are used to describe the credit risk associated with commercial and consumer loans. Of these classifications, the problem loan categories are: "substandard," "doubtful" and "loss." Loans designated loss are charged-off quarterly. A risk factor is assigned by loan type to loans within each classification in determining the respective allowance. For loans that are analyzed individually, third-party information such as appraisals may be used to supplement management's analysis. For loans that are analyzed on a pool basis, such as residential mortgage loans (1-4 family), management's analysis consists of reviewing delinquency trends, historical charge-off experience, prevailing economic conditions, size and current composition of the loan portfolio, collateral value trends and other relevant factors. The unallocated component of the allowance for loan losses is intended to compensate for the subjective nature of estimating an adequate allowance for loan losses, economic uncertainties, and other factors. In addition to the assessment performed by management, the Bank's loan portfolio is subjected to an external credit review function and is examined by its regulators. The results of these examinations are incorporated into management's assessment of the allowance for loan losses.

   The following table summarizes changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category, and additions to the allowance which have been charged to expense.

	Year Ended December 31,

(dollars in thousands)	2000	1999	1998	1997	1996

Balance at beginning of year	$5,681	$5,549	$5,306	$4,875	$5,488
Charge-offs:
Commercial	(100)	(100)	--	(94)	(446)
Commercial real estate	--	--	--	--	(169)
Residential real estate	(40)	(238)	(29)	(219)	(264)
Consumer	(228)	(134)	(126)	(76)	(334)

Total	(368)	(472)	(155)	(389)	(1,213)

Recoveries:
Commercial	134	37	30	96	51
Commercial real estate	--	--	--	18	20
Residential real estate	82	2	35	14	8
Consumer	77	74	65	92	86

Total	293	113	130	220	165

Net charge-offs	(75)	(359)	(25)	(169)	(1,048)
Provision for loan losses	413	491	268	600	435

Balance at end of year	$6,019	$5,681	$5,549	$5,306	$4,875

Ratio of net charge-offs to average loans outstanding	0.02%	0.12%	0.01%	0.07%	0.43%

Allowance for loan losses as a percentage of year-end loans	1.85%	1.80%	1.95%	2.03%	1.93%

   The following table illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations. The decrease in the unallocated portion of the allowance for loan losses as of December 31, 2000 compared to December 31, 1999 primarily reflects a refinement in the determination of the allocated component of the allowance for loan losses and, to a lesser extent, a change in the mix of the loan portfolio from residential to commercial. The reduction in the unallocated portion of the allowance for loan losses is not a result of credit risk rating downgrades and is considered prudent in light of lower nonperforming loans and lower net charge-offs.

	December 31,

	2000		1999		1998		1997		1996

(dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans

Commercial	$1,662	22%	$1,309	18%	$1,343	15%	$1,194	14%	$1,162	15%
Commercial real estate	1,082	17	795	15	847	15	804	15	752	14
Residential real estate	469	36	526	42	559	48	652	52	659	53
Real estate construction	29	1	46	1	48	1	38	1	83	2
Consumer	1,534	24	1,425	24	962	21	756	18	620	16
Unallocated	1,243	--	1,580	--	1,790	--	1,862	--	1,599	--

Total	$6,019	100%	$5,681	100%	$5,549	100%	$5,306	100%	$4,875	100%

Deposits

   Total deposits as of December 31, 2000 increased $35,257,000 or 10.1% to $383,698,000 from $348,441,000 as of December 31, 1999. This increase was primarily due to a net inflow of $32,261,000 in certificates of deposit including $24,404,000 in amounts of $100,000 and over with maturities mainly under one year. Increases in demand and NOW accounts of $4,396,000 and $2,429,000, respectively, were partially offset by a decrease of $4,706,000 in money market savings accounts.

   Approximately 83.3% of the $188,791,000 of certificates of deposit as of December 31, 2000 mature within one year. At this time, the Bank does not utilize brokered deposits as a funding source.

   The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table.

	Year Ended December 31,

	2000		1999		1998

(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest-bearing demand deposits	$39,038	0.00%	$35,201	0.00%	$31,576	0.00%
NOW accounts	49,341	2.93	46,893	2.77	32,846	2.94
Regular savings	69,858	2.02	69,669	2.01	65,778	2.07
Money market savings	30,149	3.20	35,999	3.31	36,555	3.54
Certificates of deposit	173,263	5.46	156,879	4.86	163,196	5.33
Club accounts	479	3.55	464	3.02	435	2.99

Total	$362,128	3.67	$345,105	3.34	$330,386	3.73

   Maturities of certificates of deposit in amounts of $100,000 or more outstanding as of December 31, 2000 are summarized as follows:

(in thousands)

3 months or less	$25,304
Over 3 months through 6 months	12,204
Over 6 months through 12 months	2,983
Over 12 months	4,908

Total	$45,399

Borrowings

   Total funds borrowed as reflected in Note 8 of Notes to Consolidated Financial Statements increased $9,421,000 or 5.5% to $180,550,000 as of December 31, 2000 from $171,129,000 as of year-end 1999. This increase in borrowings is a result of funding growth in the loan portfolio and the continuance of the Bank's leveraging strategy.

   Federal funds purchased and securities sold under agreements to repurchase decreased $42,579,000 or 49.1% to $44,220,000 at year-end 2000 as compared to $86,799,000 at year-end 1999. This decrease in repurchase agreements represents a shift in 2000 to Federal Home Loan Bank advances at more favorable interest rates. Repurchase agreements involve the sale of securities to either broker/dealers or retail customers under agreements to repurchase the identical securities at a future date. Such repurchase agreements have maturities of up to 10 years; however, actual maturities may differ from contractual maturities because lenders have the right to call certain obligations on earlier dates. Retail repurchase agreements are offered primarily to commercial customers as a method of providing collateral for funds that exceed the maximum regulatory insurance coverage. As of December 31, 2000, broker/dealer repurchase agreements and retail repurchase agreements totaled $31,500,000 and $10,220,000, respectively.

   The Bank also uses the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston as sources of funds. Federal Home Loan Bank advances totaled $136,330,000 at year-end 2000 as compared to $72,830,000 at year-end 1999. There were no Federal Reserve Bank advances outstanding as of December 31, 2000 compared to $11,500,000 as of December 31, 1999. Advances and broker/dealer repurchase agreements (i.e. borrowings) are used primarily to match certain loan originations and securities purchases, to manage the maturities of interest bearing liabilities, and to meet certain short-term liquidity needs as part of the Bank's overall asset/liability management strategy.

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

   The interest rate sensitivity report measures the difference between interest earning assets that reprice or mature within various time horizons and interest-bearing liabilities that reprice or mature within the same time horizons. Assumptions are also made on the rate of prepayment of principal on loans and mortgage-backed securities. To limit exposure to fluctuating interest rates, it is the policy of the Bank to maintain the difference (GAP) between interest rate-sensitive assets and interest rate-sensitive liabilities within a range of +/- 20% of total assets in the one-year time frame. As indicated in the interest rate sensitivity report as of December 31, 2000, rate-sensitive liabilities exceeded rate-sensitive assets in a one-year time frame by $83,640,000 or 13.2% of total assets. However, this report does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels. It also should be noted that this report reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as the Bank adjusts its interest rate sensitivity throughout the year.

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

Change in Rate	% Change in Net Interest Income

+200 bp	-3.04%
-200 bp	-3.61%

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

   Strategies for maintaining risk limits may include but are not limited to the purchase and sale of loans, borrowing from the Federal Home Loan Bank of Boston or the use of broker/dealer repurchase agreements, the purchase and sale of available-for-sale securities and a change in the composition of deposits. Interest rate swaps and caps may also be used to correct interest rate mismatches. Strategies utilized in 2000 include the sale of fixed rate newly originated 30-year mortgages into the secondary mortgage market with servicing released and the restructure of the investment and residential mortgage loan portfolios in the last quarter of the year.

Interest Rate Sensitivity

	December 31, 2000

(dollars in thousands)	1-3 months	4-6 months	7-12 months	1-5 years	5+ years	Total

Assets subject to interest rate adjustment:
Investment securities	$73,436	$10,468	$15,703	$37,661	$144,972	$282,240
Adjustable rate mortgages	20,157	12,611	28,933	44,362	--	106,063
Fixed rate mortgages	8,510	3,190	6,098	31,867	23,296	72,961
Consumer and commercial loans	53,374	5,557	11,708	63,653	11,219	145,511

Total rate-sensitive assets	$155,477	$31,826	$62,442	$177,543	$179,487	$606,775

Liabilities subject to interest rate adjustment:
NOW accounts	$28,000	$--	$--	$--	$23,809	$51,809
Regular savings	--	--	--	--	70,419	70,419
Federal funds purchased and repurchase agreements	22,720	6,500	5,000	10,000	--	44,220
Money market deposits	27,382	--	--	--	--	27,382
Time deposits	71,238	49,804	36,411	31,597	--	189,050
Other borrowings	42,000	41,330	3,000	10,000	40,000	136,330

Total rate-sensitive liabilities	$191,340	$97,634	$44,411	$51,597	$134,228	$519,210

Excess (deficiency) of rate-sensitive assets over rate-sensitive liabilities	$(35,863)	$(65,808)	$18,031	$125,946	$45,259	$87,565

Cumulative excess (deficiency)	$(35,863)	$(101,671)	$(83,640)	$42,306	$87,565

Cumulative rate-sensitive assets as a percentage of rate-sensitive liabilities	81.3%	64.8%	74.9%	111.0%	116.9%
Cumulative excess (deficiency) as a percentage of total assets	(5.7)%	(16.1)%	(13.3)%	6.7%	13.9%

Excluding regular savings:
Excess (deficiency) of rate-sensitive assets over rate-sensitive liabilities	$(35,863)	$(65,808)	$18,031	$125,946	$115,678	$157,984

Cumulative excess (deficiency)	$(35,863)	$(101,671)	$(83,640)	$42,306	$157,984

Cumulative rate-sensitive assets as a percentage of rate-sensitive liabilities	81.3%	64.8%	74.9%	111.0%	135.2%
Cumulative excess (deficiency) as a percentage of total assets	(5.7)%	(16.1)%	(13.3)%	6.7%	25.1%

Liquidity and Capital Resources

   Liquidity represents the ability of the Bank to meet customer loan demand, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, maturities, prepayment and sales of its securities and income generated from operations.

   The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston (the "FHLB"), of which it is a member. The Bank is eligible to borrow against its assets in an amount not to exceed collateral as defined by the FHLB. As of December 31, 2000, qualified collateral totaled $191,488,000. The Bank's actual FHLB borrowings on that date were $136,330,000.

   As of December 31, 2000, the Bank had liquid assets consisting of cash, federal funds sold, money market preferred stock and unpledged U.S. Government and agency obligations totaling $80,044,000 or 12.6% of total assets, indicating an acceptable level of liquid assets and within the Bank's policy limits. The Bank also had additional marketable equity securities with a market value of $13,158,000 that could be converted to cash if necessary. As reflected in Note 14 of Notes to Consolidated Financial Statements, commitments to extend credit totaled $54,718,000 and $41,126,000 as of December 31, 2000 and 1999, respectively.

   The Corporation's improvement in earnings during 2000 led to an increase in dividend payments to shareholders. Dividends paid in 2000 totaled $3,511,000 or $0.68 per share as compared to $3,088,000 or $0.60 per share in 1999. See Note 9 to Consolidated Financial Statements for a description of the Corporation's ability to pay dividends.

   Shareholders' equity at year-end 2000 increased to $52,316,000 as compared to $41,532,000 as of the prior year-end primarily as a result of a $6,333,000 decrease in unrealized losses, net of applicable Federal income taxes, in the security portfolio and net income less dividends paid of $5,406,000. Under regulatory definitions, an institution is considered well capitalized (the highest rating) if its leverage capital ratio is 5% or higher, its tier one risk-based capital ratio is 6% or higher and its total risk-based capital ratio is 10% or higher. As of December 31, 2000, the Bank had a leverage capital ratio of 9.02%, a tier one risk-based capital ratio of 13.99% and a total risk-based capital ratio of 15.25% as compared to 8.30%, 13.04% and 14.29% for 1999, respectively. With the exception of marketable equity securities, the Bank's regulatory capital is not affected by changes in unrealized gains or losses in its securities portfolio.

Comparisons of Years Ended December 31, 2000 and 1999

Overall

   For the year 2000, the Corporation reported net income of $8,917,000 or $1.64 per diluted share compared to $7,620,000 or $1.38 per diluted share in 1999, an increase of 18.8% on a per share basis. An increase in net interest income mainly due to an expansion in earning assets, an increase in noninterest sources of revenue coupled with a year-over-year reduction in noninterest expense and the provision for loan losses were primarily responsible for these operating results. The return on average assets for 2000 was 1.52% compared to 1.40% for 1999 while the return on average equity rose to 20.42% from 16.12% the previous year. The increase in the return on average equity was due to the increase in net income compared to the prior year as well as the increase in the average net unrealized losses during the year in the securities portfolio and the common stock purchases under the Corporation's share repurchase program which reduced average equity.

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

   Average interest earning assets increased by $46,079,000 or 8.7% to $578,557,000 for 2000 from $532,478,000 in 1999 primarily as a result of loan growth and the continuance of the Bank's leverage strategy.

   For the year ended December 31, 2000, net interest income, on a tax equivalent basis, increased $1,312,000 or 6.5% compared to the year 1999. This increase is mainly a result of the interest rate spread between the rise in the average invested funds portfolio and higher average volume in the loan portfolio of $29,319,000 and $16,760,000, respectively, and the increase in average interest-bearing deposits and borrowings of $13,186,000 and $23,669,000, respectively. In addition, average noninterest-bearing demand deposits increased by $3,837,000 or 10.9% during 2000 compared to 1999 which helped reduce the average cost of funds and thus had a positive effect on net interest income.

   The ratio of net interest income, on a tax equivalent basis, to average interest-earning assets was 3.72% for 2000 compared to 3.79% for 1999. The interest rate spread, on a tax equivalent basis, was 3.03% in 2000 compared to 3.21% for 1999. A proportionately greater rise in interest rates on sources of funds compared with yields on earning assets caused the decrease in the net interest spread and margin in 2000 compared to 1999. The decrease in the net interest margin was impacted less as a result of the increase in average noninterest-bearing demand deposits previously mentioned.

Provision for Loan Losses

   The provision for loan losses for 2000 was $413,000 compared to $491,000 in 1999, a decrease of $78,000 or 15.9%. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current market conditions, the level of the allowance for loan losses as compared to nonperforming loans and related collateral, the amount of net charge-offs during the year and other relevant factors.

   Net loan charge-offs for 2000 totaled $75,000 compared to $359,000 for 1999 principally due to a higher level of recoveries of previously charged-off loans in 2000. The allowance for loan losses was $6,019,000 or 1.9% of outstanding loans as of December 31, 2000 compared to $5,681,000 or 1.8% as of year-end 1999. Nonperforming loans were $621,000 as of December 31, 2000 and $1,404,000 as of December 31, 1999, representing 0.19% and 0.44% of outstanding loans, respectively. As of December 31, 2000, the ratio of loan loss reserves to nonperforming loans was 969.2% as compared to 404.6% for year-end 1999.

   The increase in the allowance for loan losses from year-end 1999 was driven by the provision for loan losses which was recorded primarily due to the change in the mix of the loan portfolio from residential to commercial and consumer and, to a lesser extent, growth in the loan portfolio. The residential real estate loan portfolio, which declined during the period, requires a lower reserve allocation while the commercial and consumer portfolios, which carry more risk, increased and required a higher reserve allocation.

Noninterest Income

   Noninterest income increased $236,000 or 6.3% to $3,964,000 in 2000 as compared to $3,728,000 for 1999. Core noninterest income, as shown in the following table, increased by $773,000 or 32.8% to $3,131,000 in 2000 from $2,358,000 in 1999. The following table presents a comparison of the components of noninterest income.

	Year Ended December 31,		Increase (Decrease)

(dollars in thousands)	2000	1999	Amount	Percent

Service charges on deposit accounts	$831	$743	$88	11.8%
Call options premiums	623	439	184	41.9
Brokerage service fees	565	348	217	62.4
Gains on sales of loans, originated for sale	529	402	127	31.6
Insurance fees	227	165	62	37.6
Other	356	261	95	36.4

Core noninterest income	3,131	2,358	773	32.8
Net securities gains	823	505	318	63.0
Net trading account gains (losses)	87	(4)	91	2,275.0
Trust fees	--	513	(513)	-100.0
Gain on sale of trust operations	--	356	(356)	-100.0
Loss on sale of portfolio loans	(77)	--	(77)	n/a

Total noninterest income	$3,964	$3,728	$236	6.3

   The increase in service charges on deposit accounts is primarily the result of $95,000 in fees generated from the Bank's new SSB ATM/Debit card product introduced in late 1999 to its consumer customers. Call options premiums rose by $184,000 as a result of increased activity. Brokerage service fees and insurance fees increased $217,000 and $62,000 due to higher sales volume. The gains on sales of loans, originated for sale, increased $127,000 which was comprised of $76,000 from loans generated for sale into the secondary market by BCIF, the Bank's indirect auto finance company, and $51,000 from sales of residential real estate loans. The increase in other income reflects increased fee income of $29,000 from brokered commissions on residential mortgages, higher customer investment fees of $14,000, and increased BCIF servicing fees of $29,000.

   Near the end of the second quarter of 2000, the Bank launched a separate subsidiary, SSB Insurance Services, Inc. ("SSBI"), which was formed to distribute a range of consumer and business insurance products to its customers. SSBI entered into a joint marketing agreement with an insurance agency and earns commissions on insurance coverage referrals.

Noninterest Expense

   Noninterest expenses decreased $518,000 or 4.3% in 2000 as compared to 1999.

   Salaries and benefits rose $38,000 or 0.6% in 2000 as compared to 1999. This increase reflects higher commission salaries of $86,000 and scheduled employee annual salary increases partially offset by no trust operations salaries and benefits in 2000, as a result of the sale of the Bank's trust operations during the third quarter of 1999, as compared to approximately $217,000 in 1999. Higher group medical and retirement benefit costs of $36,000 and 401(k) matching contribution expense of $41,000 were more than offset by a decreased utilization of temporary employees during 2000 in the amount of $115,000.

   Expenses related to furniture and equipment totaled $1,071,000 in 2000 compared to $999,000 the prior year, an increase of $72,000 or 7.2%. Higher computer maintenance charges of $32,000 related to the Bank's in-house core processing system as well as furniture and equipment write-offs totaling $13,000 in 2000 compared to a gain on sales of $4,000 in 1999 were the primary reasons for the increase.

   Net occupancy expense decreased $33,000 or 5.6% to $557,000 in 2000 compared to $590,000 in 1999. During the second quarter of 2000 the Bank purchased a building that was previously leased and which housed several of its operating departments. Reduced rent expense coupled with rental income, partially offset by property taxes and other operating expenses related to this building, were the principal reasons for this expense reduction.

   Data processing expense increased $13,000 or 2.3% to $570,000 in 2000 compared to $557,000 in 1999. While data processing services of $40,000 incurred in 1999 for the internal trust operations of the Bank, which was sold during the third quarter of 1999, was eliminated, increased ATM network processing charges, primarily as a result of greater volume and higher transaction costs related to the Bank's ATM/Debit card product introduced in late 1999, offset this expense reduction.

   Advertising expense decreased $31,000 or 6.9% to $420,000 in 2000 as compared to $451,000 in 1999 primarily as a result of timing of advertising expenditures to promote the Bank and its products.

   Foreclosed real estate activities in 2000 resulted in a net recovery of $136,000 compared to net expense of $110,000 in 1999, a decrease of $246,000. This decrease was mainly due to gains on the sale of foreclosed properties in 2000 of $125,000 compared to $18,000 in 1999 and a $143,000 decrease in the provision for foreclosed real estate losses.

   The decrease in other noninterest expenses of $331,000 or 12.6% reflected a net decrease in a number of miscellaneous expense categories. The most significant decreases in these categories were $193,000 of expenses incurred in 1999 for outside fund management fees and other operating expenses for the internal trust operations of the Bank, which was sold during the third quarter of 1999, and a reduction in product and forms supplies expense of $44,000 and NOW/DDA expenses of $30,000 in 2000 primarily related to 1999 costs associated with the Bank's in-house core processing system.

Provision for Income Taxes

   The provision for income taxes for the years ended December 31, 2000 and 1999 was $3,804,000 and $2,921,000, respectively, representing effective tax rates of 29.9% and 27.7%, respectively. The effective income tax rates are below statutory rates primarily as a result of the dividends received deduction and the establishment of the passive investment company.

   As of December 31, 2000, the Corporation had a net deferred tax asset of $5,470,000 which was comprised of two separate components. A deferred tax asset based on the tax effect of the net unrealized losses in the Corporation's available-for-sale securities portfolio totaled $2,720,000. The change in this component directly impacts shareholders' equity. In addition, a net deferred tax asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,750,000. The change in this component directly impacts earnings. As of year-end 2000 and 1999, the Corporation has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period.

   On May 19, 1998, the Connecticut state legislature enacted legislation which permits financial services companies which maintain an office in Connecticut, and have a minimum of five employees (among other requirements), the authority to create a limited passive investment company ("PIC") for the purpose of holding loans collateralized by real estate free from Connecticut corporation business tax. The regulation was effective for income tax years beginning January 1, 1999. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation. Subsequently, for tax years beginning January 1, 1999, the Corporation's state tax expense has been eliminated resulting in the lower effective tax rates mentioned above.

Comparisons of Years Ended December 31, 1999 and 1998

Overall

   For the year 1999, the Corporation reported net income of $7,620,000 as compared to $6,345,000 in 1998, an increase of 20.1%. On a diluted per common share basis, the Corporation earned $1.38 per share in 1999 compared to $1.14 per share in 1998, an increase of 21.1%. A higher base of earning assets led by loan growth, increased net interest income and noninterest sources of revenue partially offset by increases in noninterest expenses and a reduced effective tax rate resulting from the formation of a passive investment company were principally responsible for the improved operating results. Net income generated an annual return on average assets of 1.40% for 1999 as compared to 1.28% for 1998 while the return on average equity rose to 16.12% from 13.07% the previous year.

Net Interest Income

   Average interest-earning assets increased by $54,137,000 or 11.3% to $532,478,000 for 1999 from $478,341,000 in 1998. This increase was mainly due to a rise in the average volume of the loan portfolio of $37,842,000 and to a lesser extent a $16,295,000 higher average volume of the invested funds portfolio.

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

Noninterest Income

   Noninterest income increased $264,000 or 7.6% to $3,728,000 in 1999 as compared to $3,464,000 for 1998. During the third quarter of 1999, a gain in the amount of $356,000 was realized from the sale of the Bank's trust operations. This gain was approximately offset by security losses resulting from a restructuring of a portion of the securities portfolio. Excluding this gain and the $767,000 decrease in net securities gains in 1999 compared to 1998, noninterest income rose $679,000 or 31.0%. This increase was primarily the result of a $191,000 increase in call options premiums, increased fee income of $290,000 from the sale and servicing of loans generated by BCIF as well as increased insurance fees recorded by the Bank in the amount of $119,000.

Noninterest Expense

   Noninterest expenses increased $1,633,000 or 15.7% in 1999 as compared to 1998.

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

   As of December 31, 1999, the Corporation had a net deferred tax asset of $8,535,000 which was comprised of two separate components. A deferred tax asset based on the tax effect of the net unrealized losses in the Corporation's available-for-sale securities portfolio totaled $5,981,000. The change in this component directly impacts shareholders' equity. In addition, a net deferred tax asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,554,000. The change in this component directly impacts earnings. As of year-end 1999 and 1998, the Corporation has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period.

   On May 19, 1998, the Connecticut state legislature enacted legislation which permits financial services companies which maintain an office in Connecticut, and have a minimum of five employees (among other requirements), the authority to create a limited passive investment company ("PIC") for the purpose of holding loans collateralized by real estate free from Connecticut corporation business tax. The regulation was effective for income tax years beginning January 1, 1999. During the fourth quarter of 1998, the Bank formed a passive investment company, SSB Mortgage Corporation. The creation of the PIC required the recording of a valuation allowance of $477,000 against the Bank's deferred Connecticut tax asset and a related increase in income tax expense of $337,000 for the fourth quarter of 1998. Subsequently, for tax years beginning January 1, 1999, the Corporation's effective state tax rate has been eliminated resulting in the lower effective tax rate for 1999 compared to the same period in 1998.

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

Recent Accounting Pronouncements

   In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date for the implementation of FASB Statement No. 133 to fiscal years beginning after December 15, 2000 (January 1, 2001 for the Corporation) and requires all derivative instruments to be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position because the Corporation presently does not hold any derivative instruments.

   In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This Statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125's provisions without reconsideration. This Statement will be effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management anticipates that SFAS 140 will not have a significant effect on the Corporation's results of operations or its financial position based on its current operations.

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

	Year Ended December 31,

		2000			1999			1998

(dollars in thousands)	Average Balance	Interest	Yield/ Rate(c)	Average Balance	Interest	Yield/ Rate(c)	Average Balance	Interest	Yield/ Rate(c)

Assets
Interest-earning assets:
Loans(a)(b)	$319,921	$26,549	8.30%	$303,161	$24,303	8.02%	$265,319	$22,617	8.52%
Taxable investment securities (c)	240,153	17,271	7.19	215,157	14,353	6.67	201,542	13,372	6.63
Municipal bonds--tax exempt (c)	5,594	440	7.87	4,184	299	7.15	3,446	243	7.05
Federal funds sold	6,736	429	6.37	6,434	325	5.05	5,028	267	5.31
Other interest-earning assets	6,153	458	7.44	3,542	221	6.24	3,006	182	6.05

Total interest-earning assets	578,557	45,147	7.80	532,478	39,501	7.42	478,341	36,681	7.67

Noninterest-earning assets	6,185			12,919			15,556

Total Assets	$584,742			$545,397			$493,897

Liabilities and Equity
Interest-bearing liabilities:
NOW and savings deposits	$149,348	3,823	2.56	$152,561	3,891	2.55	$135,179	3,625	2.68
Time deposits	173,742	9,484	5.46	157,343	7,646	4.86	163,631	8,703	5.32
FHLB of Boston advances	112,739	6,926	6.14	54,790	2,866	5.23	32,525	1,795	5.52
Other borrowings	59,601	3,417	5.73	93,881	4,913	5.23	80,592	4,383	5.44

Total interest-bearing liabilities	495,430	23,650	4.77	458,575	19,316	4.21	411,927	18,506	4.49

Noninterest-bearing liabilities:
Demand deposits	39,038			35,201			31,576
Other	6,616			4,348			1,860
Shareholders' equity	43,658			47,273			48,534

Total Liabilities and Shareholders' Equity	$584,742			$545,397			$493,897

Net interest income on a tax equivalent basis (c)		21,497			20,185			18,175
Tax equivalent adjustment		(814)			(850)			(1,336)

Net interest income		$20,683			$19,335			$16,839

Net interest spread (tax equivalent basis)			3.03%			3.21%			3.18%

Net interest margin (tax equivalent basis)			3.72%			3.79%			3.80%

(a)	Average balances for loans include nonaccrual and renegotiated balances.
(b)	Included in interest income are loan fees of $283,000, $392,000 and $454,000 for the years ended December 31, 2000, 1999 and 1998, respectively.
(c)	Yields/Rates are calculated on a tax equivalent basis using a Federal income tax rate of 34% and state income tax rates of 0%, 0% and 9.5% for the three years ended December 31, 2000, respectively.

Net Interest Income; Rate/Volume Analysis

	2000 Compared to 1999			1999 Compared to 1998

	Increase (Decrease) Due to			Increase (Decrease) Due to

(in thousands)	Volume	Rate	Net(1)	Volume	Rate	Net(1)

Interest earned on:
Loans	$1,372	$874	$2,246	$3,090	$(1,404)	$1,686
Taxable investment securities	1,745	1,173	2,918	908	73	981
Municipal bonds--tax exempt	109	32	141	53	3	56
Federal funds sold	16	88	104	72	(14)	58
Other interest-earning assets	188	49	237	33	6	39

Total interest income	3,430	2,216	5,646	4,156	(1,336)	2,820

Interest paid on:
NOW and savings deposits	(82)	14	(68)	450	(184)	266
Time deposits	842	996	1,838	(326)	(731)	(1,057)
FHLB of Boston advances	3,485	575	4,060	1,169	(98)	1,071
Other borrowings	(1,930)	434	(1,496)	701	(171)	530

Total interest expense	2,315	2,019	4,334	1,994	(1,184)	810

Change in net interest income	$1,115	$197	$1,312	$2,162	$(152)	$2,010

(1)

The change in interest due to both tax equivalent rate and volume has been allocated to changes due to volume and changes due to tax equivalent rate in proportion to the relationship of the absolute dollar amounts of the change in each.

report of
independent accountants

To the Board of Directors and Shareholders
   of Bancorp Connecticut, Inc.:

   In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Bancorp Connecticut, Inc. and subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
January 16, 2001

consolidated statements
of condition

	December 31,

(dollars in thousands)	2000	1999

Assets
Cash and due from banks	$14,165	$13,894
Federal funds sold	9,025	6,725

Cash and cash equivalents	23,190	20,619

Securities available-for-sale (at market value)	270,357	214,595
Trading account securities	--	348
Federal Home Loan Bank stock	6,817	4,392
Loans	324,535	316,093
Less:
Deferred loan fees	(661)	(702)
Allowance for loan losses	(6,019)	(5,681)

Net loans	317,855	309,710

Deferred income taxes	5,470	8,535
Accrued income receivable	4,207	3,482
Premises and equipment, net	3,827	3,971
Foreclosed real estate, net	73	195
Other assets	2,225	2,951

Total assets	$634,021	$568,798

Liabilities and Shareholders' Equity Liabilities:
Deposits	$383,698	$348,441
Funds borrowed	180,550	171,129
Other liabilities	17,457	7,696

Total liabilities	581,705	527,266

Commitments and Contingencies	--	--

Shareholders' Equity:
Preferred stock, no par value: authorized 1,000,000 shares; none issued and outstanding	--	--
Common stock, $1.00 par value: authorized 7,000,000 shares; issued 5,896,292 shares in 2000 and 5,830,811 in 1999	5,896	5,831
Additional paid-in capital	18,872	18,507
Retained earnings	41,699	36,293
Accumulated other comprehensive loss	(5,278)	(11,611)
Treasury stock at cost: 720,836 shares in 2000 and 625,836 shares in 1999	(8,873)	(7,488)

Total shareholders' equity	52,316	41,532

Total liabilities and shareholders' equity	$634,021	$568,798

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements
of income

	For the Year Ended December 31,

(in thousands, except per share data)	2000	1999	1998

Interest income:
Interest on loans, including fees	$26,549	$24,303	$22,617

Interest and dividends on investment securities:
Interest income	14,893	11,520	9,074
Dividend income	2,004	2,282	3,216
Interest on trading account	6	7	12

	16,903	13,809	12,302

Interest on federal funds sold	429	325	267
Other interest and dividends	452	214	159

Total interest income	44,333	38,651	35,345

Interest expense:
Savings deposits	2,376	2,591	2,658
Time deposits	9,484	7,646	8,704
NOW accounts	1,447	1,300	966

	13,307	11,537	12,328
Interest on borrowed money	10,343	7,779	6,178

Total interest expense	23,650	19,316	18,506

Net interest income	20,683	19,335	16,839
Provision for loan losses	413	491	268

Net interest income after provision for loan losses	20,270	18,844	16,571

Noninterest income:
Net securities gains	823	505	1,272
Net trading account gains (losses)	87	(4)	(86)
Service charges on deposit accounts	831	743	686
Trust fees	--	513	621
Call options premiums	623	439	248
Brokerage service fees	565	348	414
Other	1,035	1,184	309

Total noninterest income	3,964	3,728	3,464

Noninterest expense:
Salaries and employee benefits	6,736	6,698	5,648
Furniture and equipment	1,071	999	799
Net occupancy	557	590	525
Data processing	570	557	691
Advertising	420	451	467
Foreclosed real estate (recoveries), net	(136)	110	(77)
Other	2,295	2,626	2,345

Total noninterest expense	11,513	12,031	10,398

Income before income taxes	12,721	10,541	9,637
Provision for income taxes	3,804	2,921	3,292

Net income	$8,917	$7,620	$6,345

Net income per common share:
Basic	$1.72	$1.47	$1.24

Diluted	$1.64	$1.38	$1.14

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements of
shareholders' equity

	For the Years Ended December 31, 2000, 1999 and 1998

(dollars in thousands, except per share data)	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Income Unrealized Gains (Losses)	Treasury Stock	Total Share- holders' Equity

Balance, December 31, 1997	$5,612	$17,051	$28,149	$1,879	$(5,744)	$46,947

Net income	--	--	6,345	--	--	6,345
Decrease in unrealized gain on
securities available-for-sale	--	--	--	(1,054)	--	(1,054)

Total comprehensive income						5,291

Stock options exercised
(41,820 shares)	41	260	--	--	--	301
Cash dividends declared
($0.535 per share)	--	--	(2,733)	--	--	(2,733)
Tax benefits related to common
stock options exercised	--	110	--	--	--	110

Balance, December 31, 1998	5,653	17,421	31,761	825	(5,744)	49,916

Net income	--	--	7,620	--	--	7,620
Decrease in unrealized gain on
securities available-for-sale	--	--	--	(12,436)	--	(12,436)

Total comprehensive loss						(4,816)

Stock options exercised
(177,405 shares)	178	866	--	--	--	1,044
Cash dividends declared
($0.595 per share)	--	--	(3,088)	--	--	(3,088)
Treasury stock purchased
(106,338 shares)	--	--	--	--	(1,744)	(1,744)
Tax benefits related to common
stock options exercised	--	220	--	--	--	220

Balance, December 31, 1999	5,831	18,507	36,293	(11,611)	(7,488)	41,532

Net income	--	--	8,917	--	--	8,917
Decrease in unrealized loss on
securities available-for-sale	--	--	--	6,333	--	6,333

Total comprehensive income						15,250

Stock options exercised
(65,481 shares)	65	269	--	--	--	334
Cash dividends declared
($0.675 per share)	--	--	(3,511)	--	--	(3,511)
Treasury stock purchased
(95,000 shares)	--	--	--	--	(1,385)	(1,385)
Tax benefits related to common
stock options exercised	--	96	--	--	--	96

Balance, December 31, 2000	$5,896	$18,872	$41,699	$(5,278)	$(8,873)	$52,316

The accompanying notes are an integral part of these consolidated financial statements.

consolidated statements
of cash flows

	For the Year Ended December 31,

(in thousands)	2000	1999	1998

Cash flows from operating activities:
Net income	$8,917	$7,620	$6,345

Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of bond premiums (accretion of discounts), net	(3,485)	(2,474)	(573)
Deferred income tax provision (benefit)	(196)	(228)	452
Provision for loan losses	413	491	268
Provision (credit) for foreclosed real estate losses	(50)	93	53
Gain on sale of foreclosed real estate	(125)	(18)	(210)
Gain on sales of loans, originated for sale	(529)	(402)	(79)
Proceeds from sales of loans, originated for sale	28,695	23,684	5,172
Loans originated for sale	(28,220)	(23,348)	(5,743)
Gain on sale of trust operations	--	(356)	--
Loss on sale of portfolio loans	77	--	--
Amortization of deferred loan points	(103)	(219)	(283)
Net securities gains	(823)	(505)	(1,272)
Net trading account (gains) losses	(87)	4	86
Depreciation and amortization	807	833	570
Decrease (increase) in trading account	435	(180)	354
Increase in accrued income receivable	(725)	(405)	(317)
Decrease (increase) in other assets	691	(1,213)	(879)
Increase (decrease) in other liabilities	2,068	2,804	(13)

Total adjustments	(1,157)	(1,439)	(2,414)

Net cash provided by operating activities	7,760	6,181	3,931

Cash flows from investing activities:
Purchases of securities available-for-sale	(124,895)	(142,760)	(177,016)
Proceeds from sales of securities available-for-sale	77,132	91,141	83,147
Proceeds from maturities of securities available-for-sale	4,456	26,159	23,623
Paydowns on mortgage-backed securities	9,236	14,663	19,845
Purchases of Federal Home Loan Bank stock	(2,425)	(1,560)	(737)
Proceeds from sale of portfolio loans	4,043	--	--
Net increase in loans	(12,894)	(31,678)	(22,482)
Purchases of premises and equipment, net	(656)	(237)	(1,943)
Proceeds from sale of trust operations	106	106	--
Proceeds from sales of foreclosed real estate, net	592	200	1,104

Net cash used for investing activities	(45,305)	(43,966)	(74,459)

Cash flows from financing activities:
Net increase (decrease) in time deposits	32,253	(3,482)	(8,816)
Net increase in other deposits	3,004	4,513	37,089
Net (decrease) increase in Federal funds
purchased and repurchase agreements	(42,579)	6,283	25,148
Proceeds from other borrowings	371,500	89,501	116,269
Repayment of other borrowings	(319,500)	(45,801)	(96,269)
Proceeds from exercise of stock options	334	1,044	301
Repurchase of common stock	(1,385)	(1,744)	--
Cash dividends paid	(3,511)	(3,088)	(2,733)

Net cash provided by financing activities	40,116	47,226	70,989

Net increase in cash and cash equivalents	2,571	9,441	461
Cash and cash equivalents at beginning of year	20,619	11,178	10,717

Cash and cash equivalents at end of year	$23,190	$20,619	$11,178

Supplemental information on cash paid for:
Interest	$22,964	$18,637	$19,269
Income taxes paid, net	3,726	3,051	2,912
Noncash investing and financing activities:
Decrease in net unrealized loss (gain) on securities
available-for-sale, net of $3,261, $6,406 and $842 of deferred taxes in 2000, 1999 and 1998, respectively	6,333	(12,436)	(1,054)
Transfer of loans to foreclosed real estate	295	137	175

The accompanying notes are an integral part of these consolidated financial statements.

notes to consolidated
financial statements

1. Significant Accounting Policies

Principles of Consolidation

   The consolidated financial statements of Bancorp Connecticut, Inc. (the "Corporation") include the accounts of its wholly owned subsidiary, Southington Savings Bank (the "Bank"). The Bank operates four branches and a mortgage lending center in Southington, Connecticut and one branch in Wallingford, Connecticut. The Bank has three subsidiaries, BCI Financial Corporation ("BCIF"), SSB Mortgage Corporation ("SSBM" ) and SSB Insurance Services, Inc. ("SSBI"). BCIF is an indirect auto finance subsidiary located in Southington, Connecticut. SSBM, which commenced operations during the first quarter of 1999, is a passive investment company formed to take advantage of changes in Connecticut State tax statutes (see Note 11). SSBI, which commenced operations during the second quarter of 2000, earns commissions on consumer and business insurance coverage referrals through a joint marketing agreement with a local insurance agency. The Bank's primary source of revenue is providing loans to customers, who are either small and middle-market businesses or individuals. All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investments

   Securities that the Corporation has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. As of December 31, 2000 and 1999, there were no securities classified as held-to-maturity. Securities that may be sold as part of the Corporation's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at estimated fair value. Unrealized gains and losses on such securities are reported net of tax, as a separate component of shareholders' equity. The Corporation classifies a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. Amortization of premiums and accretion of discounts is computed over the estimated term of the securities using a method which approximates the level yield method.

Interest and Fees on Loans

   Interest on loans, including impaired loans, is included in income monthly as earned based on rates applied to principal amounts outstanding, except that interest on loans, including impaired loans, 90 or more days past due is not recognized as income until received. Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield over the life of the loan or taken into income when the related loan is sold.

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

   Management considers a loan impaired if, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the original loan agreement. The measurement of impaired loans and the related allowance for loan losses is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.

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

Earnings Per Share

   Basic earnings per share is computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The shares used in the computations for the three years ended December 31, 2000 were as follows:

	2000	1999	1998

Basic	5,199,032	5,191,550	5,110,191
Effects of dilutive stock options	228,618	336,671	438,085

Diluted	5,427,650	5,528,221	5,548,276

Segments of an Enterprise and Related Information

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

Reclassification

   Certain 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation. These reclassifications had no impact on net income.

2. Restriction on Cash and Due from Banks

   The Bank is required to maintain reserves against certain deposit transaction accounts. As of December 31, 2000, the Bank was required to have cash and liquid assets of approximately $5,620,000 to meet these requirements.

3. Investment Securities

   The amortized cost, gross unrealized gains and losses and estimated fair values of securities available-for-sale were as follows:

	December 31, 2000

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

United States Government
and agency obligations	$66,573	$55	$(6,164)	$60,464
Municipal bonds	5,708	110	--	5,818
Corporate bonds	39	--	--	39
Federal agency mortgage-backed securities	125,197	825	(585)	125,437
Capital trust preferreds	35,113	25	(3,535)	31,603
Money market preferreds	24,000	--	--	24,000
Marketable equity securities	20,893	2,635	(1,416)	22,112
Mutual funds	831	53	--	884

	$278,354	$3,703	$(11,700)	$270,357

	December 31, 1999

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

United States Government
and agency obligations	$60,867	$--	$(10,939)	$49,928
Municipal bonds	5,356	8	(132)	5,232
Corporate bonds	944	--	(21)	923
Federal agency mortgage-backed securities	87,378	1	(3,811)	83,568
Capital trust preferreds	29,131	50	(2,582)	26,599
Money market preferreds	27,500	--	--	27,500
Marketable equity securities	20,170	1,461	(1,939)	19,692
Mutual funds	840	326	(13)	1,153

	$232,186	$1,846	$(19,437)	$214,595

   The amortized cost, estimated fair value and weighted average yield on amortized cost of debt securities available-for-sale as of December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or repay certain obligations with or without call or prepayment penalties. Yields related to securities exempt from Federal and state income taxes are stated on a fully tax-equivalent basis.

		Estimated	Weighted
	Amortized	Fair	Average
(dollars in thousands)	Cost	Value	Yield

Due in one year or less	$10	$10	6.38%
Due after one year through five years	1,294	1,303	7.47
Due after five years through ten years	5,000	5,053	7.73
Due after ten years	101,129	91,558	7.84

	107,433	97,924
Federal agency mortgage-backed securities	125,197	125,437	7.03

	$232,630	$223,361	7.40

   Proceeds from sales of securities available-for-sale were $77,132,000, $91,141,000 and $83,147,000 in 2000, 1999 and 1998, respectively. Gross gains of $2,263,000, $1,632,000 and $1,760,000 and gross losses of $1,440,000, $1,127,000 and $488,000 were realized on sales of securities available-for-sale in 2000, 1999 and 1998, respectively.

   As of December 31, 2000, investment securities with a carrying amount of $69,627,000 were pledged as collateral to secure public deposits, funds borrowed and for other purposes.

4. Loans and the Allowance for Loan Losses

   Loans consisted of the following as of December 31:

(in thousands)	2000	1999

Commercial	$72,920	$56,828
Commercial real estate	53,865	47,961
Residential real estate	116,467	131,942
Real estate construction	2,294	3,250
Consumer	78,989	76,112

	324,535	316,093
Less: Deferred loan fees	(661)	(702)
Allowance for loan losses	(6,019)	(5,681)

	$317,855	$309,710

   Activity in the allowance for loan losses was as follows:

	Year Ended December 31,

(in thousands)	2000	1999	1998

Balance, beginning of year	$5,681	$5,549	$5,306
Provision for loan losses	413	491	268
Loans charged-off	(368)	(472)	(155)
Recoveries	293	113	130

Balance, end of year	$6,019	$5,681	$5,549

Information, with respect to impaired loans, consisting primarily of commercial real estate and commercial loans, was as follows:

	December 31,

(in thousands)	2000	1999

Investment in impaired loans	$1,221	$1,644
Impaired loans with no valuation allowance	1,133	1,546
Impaired loans with a valuation allowance	88	98
Valuation allowance	58	68
Average recorded investment in impaired loans	1,432	1,651
Commitments to lend additional funds for loans considered impaired	--	--

	Year Ended December 31,

(in thousands)	2000	1999

Interest income, recognized on a cash basis	$158	$144

   Information with respect to nonaccrual loans is as follows:

	December 31,

(in thousands)	2000	1999

Nonaccrual loans	$621	$1,404

	Year Ended December 31,

(in thousands)	2000	1999	1998

Interest income that would have been recorded under original terms	$111	$183	$203
Interest income recorded during the period	72	73	90

   Information regarding loan servicing assets is as follows:

	December 31,

(in thousands)	2000	1999

Balance, beginning of year	$52	$18
Additions	113	45
Amortization	(48)	(11)

Balance, end of year	$117	52

   As of December 31, 2000 and 1999, the fair value of the loan servicing assets approximated cost.

5. Foreclosed Real Estate

   Changes in the allowance for foreclosed real estate losses were as follows:

	Year Ended December 31,

(in thousands)	2000	1999	1998

Balance, beginning of year	$50	$50	$25
Provision (credit) for losses	(50)	93	53
Write-downs, net	--	(93)	(28)

Balance, end of year	$--	$50	$50

6. Premises and Equipment

   The net book value of premises and equipment was comprised of the following as of December 31:

(in thousands)	2000	1999

Land	$808	$589
Buildings	3,205	2,910
Leasehold improvements	268	247
Furniture and equipment	4,078	3,989

	8,359	7,735
Less accumulated depreciation and amortization	(4,532)	(3,764)

	$3,827	$3,971

   As of December 31, 2000, the Bank was obligated under several noncancelable operating leases for office space which expire on various dates through 2008. The leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Future minimum rental payments required under operating leases as of December 31, 2000 were as follows (in thousands):

Year	Amount

2001	$45
2002	45
2003	53
2004	55
2005	70
After	168

Total minimum lease payments	$436

   Total rental expense amounted to $43,000, $142,000 and $121,000 in 2000, 1999 and 1998, respectively, net of sublease income of $74,000, $4,000 and none in 2000, 1999 and 1998, respectively.

7. Deposits

   Deposits consisted of the following as of December 31:

(in thousands)	2000	1999

Noninterest-bearing demand deposits	$45,301	$40,905
NOW accounts	51,809	49,380
Regular savings	70,419	69,534
Money market savings	27,119	31,825
Certificates of deposit	188,791	156,530
Club accounts	259	267

	$383,698	$348,441

   The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit as of December 31, 2000 and 1999 was $45,399,000 and $20,995,000, respectively.

8. Funds Borrowed

   Funds borrowed consisted of the following as of December 31:

(in thousands)	2000	1999

Federal funds purchased	$2,500	$2,100
Securities sold under repurchase agreements	41,720	84,699
Federal Reserve Bank advances	--	11,500

	44,220	98,299
Federal Home Loan Bank advances	136,330	72,830

	$180,550	$171,129

   Funds borrowed are shown below based upon contractual maturities. Actual maturities may differ from contractual maturities because lenders have the right to call certain obligations on earlier dates. The following table summarizes Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances by contractual maturity as of December 31:

(in thousands)	2000	1999	1998

Federal funds purchased:
Overnight	$2,500	$2,100	$1,775

Repurchase agreements with broker/dealers:
Within 89 days	10,000	--	1,880
90 days-one year	6,500	2,880	2,800
Over one year	15,000	65,000	57,880

	31,500	67,880	62,560

Repurchase agreements with customers:
Overnight	5,254	6,566	6,481
Within 30 days	3,887	9,526	7,580
30-90 days	1,079	727	2,120

	10,220	16,819	16,181
Federal Reserve Bank advances:
Within 30 days	--	11,500	--

	$44,220	$98,299	$80,516

   The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances for Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

(dollars in thousands)	2000	1999	1998

Average outstanding	$59,601	$93,881	$80,592
Maximum outstanding at any month-end	75,849	104,792	89,739
Average interest rate during the year	5.73%	5.23%	5.44%
Average interest rate at year-end	5.91%	5.16%	5.21%

   The following table summarizes repurchase agreements outstanding with broker/dealers:

(dollars in thousands)	2000	1999	1998

Morgan Stanley	$16,500	$12,880	$15,680
Salomon Brothers	15,000	55,000	46,880

	$31,500	$67,880	$62,560

   Securities sold under agreements to repurchase are generally U.S. Government Agency obligations and mortgage-backed securities. The market value of securities exceeds the face value of the repurchase agreements.

   Accrued interest payable on Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances was $340,000 and $481,000 as of December 31, 2000 and 1999, respectively.

   Advances from the Federal Home Loan Bank of Boston ("FHLB") are shown below based upon contractual maturities. Actual maturities may differ from contractual maturities because the FHLB has the right to call certain obligations on earlier dates. Advances from the FHLB by contractual maturity consisted of the following as of December 31:

(dollars in thousands)	2000	1999

6.66% due January 24, 2001	$3,000	$--
6.65% due February 7, 2001	8,000	--
6.60% due February 14, 2001	10,000	--
6.62% due February 21, 2001	16,000	--
6.57% due March 28, 2001	5,000	--
6.55% due April 4, 2001	8,000	--
6.56% due April 18, 2001	7,500	--
6.55% due May 2, 2001	2,500	--
6.51% due May 16, 2001	14,000	--
6.52% due May 23, 2001	5,000	--
6.38% due June 6, 2001	3,500	--
6.70% due June 11, 2001	830	830
6.04% due December 9, 2002	5,000	--
5.79% due August 30, 2004	5,000	5,000
5.44% due April 25, 2005	--	2,000
5.27% due August 16, 2006	--	5,000
5.29% due September 1, 2006	--	10,000
5.22% due September 15, 2006	--	10,000
5.36% due October 12, 2006	--	5,000
6.16% due April 24, 2007	5,000	--
5.95% due August 27, 2007	5,000	--
5.94% due November 8, 2007	3,000	--
5.29% due September 21, 2009	--	5,000
5.35% due October 8, 2009	--	10,000
5.35% due October 19, 2009	--	5,000
5.95% due March 15, 2010	2,000	--
5.95% due April 5, 2010	5,000	--
6.25% due August 10, 2010	5,000	--
6.09% due August 18, 2010	5,000	--
4.86% due December 27, 2010	3,000	--
5.25% due August 25, 2014	--	15,000
5.95% due January 7, 2015	10,000	--

	$136,330	$72,830

   As a member of the FHLB, and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintains qualified collateral as defined by the FHLB in excess of the amount required to collateralize the outstanding advances as of December 31, 2000. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLB. These advances are one-day variable rate loans with automatic rollover. The Bank has a pre-approved line up to 2% of total assets.

9. Shareholders' Equity

   The Corporation's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Corporation. There are certain restrictions on the payment of dividends and other payments by the Bank to the Corporation. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank. As of December 31, 2000 approximately $9,216,000 of the Bank's retained net profits was available for dividends.

   In April 1999, the Corporation announced that it planned to repurchase up to 5% (260,000) of its outstanding common shares over the next twelve months. In April 2000, this share buyback program was terminated. Pursuant to that program, the Corporation purchased 136,338 shares of its outstanding shares of common stock at an average price of $16.03 per share, or 2.6% of its outstanding shares as of April 1999 and 2000.

   In April 2000, the Corporation's Board of Directors authorized a new share buyback program of up to 5% (262,000) of its outstanding shares of common stock over the next year. As of December 31, 2000, the Corporation repurchased 65,000 shares at an average price of $14.52 per share.

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. The Corporation's one source of comprehensive income is the unrealized gain or loss on investment securities.

   The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 2000:

	Before	Tax	Net
	Tax	(Benefit)	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized gains on securities arising during the year	$10,417	$3,541	$6,876
Less: reclassification adjustment for gains realized in net income	823	280	543

Net unrealized gains on securities	$9,594	$3,261	$6,333

   The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1999:

	Before	Tax	Net
	Tax	(Benefit)	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized losses on securities arising during the year	$(18,337)	$(6,235)	$(12,102)
Less: reclassification adjustment for gains realized in net income	505	171	334

Net unrealized losses on securities	$(18,842)	$(6,406)	$(12,436)

   The following table presents the components and related tax effects allocated to other comprehensive income for the year ended December 31, 1998:

	Before	Tax	Net
	Tax	(Benefit)	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized losses on securities arising during the year	$(624)	$(330)	$(294)
Less: reclassification adjustment for gains realized in net income	1,272	512	760

Net unrealized losses on securities	$(1,896)	$(842)	$(1,054)

10. Benefit Plans

Employee Pension Plan

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

   The following table sets forth information regarding the plan's funded status and amounts recognized in the financial statements as of December 31:

(in thousands)	2000	1999

Change in benefit obligation:
Benefit obligation at beginning of year	$3,988	$4,249
Service cost	301	299
Interest cost	292	270
Plan participants' contributions	--	--
Actuarial gain	(187)	(643)
Benefits paid	(193)	(187)

Benefit obligation at end of year	4,201	3,988

Change in plan assets:
Fair value of plan assets at beginning of year	4,731	4,485
Actual return on plan assets	556	433
Employer contribution	--	--
Plan participants' contributions	--	--
Benefits paid	(193)	(187)

Fair value of plan assets at end of year	5,094	4,731

Funded status	893	743
Unrecognized net actuarial gain	(1,724)	(1,416)
Unrecognized prior service cost	93	117
Unrecognized transition obligation	13	17

Accrued pension cost	$(725)	$(539)

   The components of net periodic pension cost were as follows:

	Year Ended December 31,

(in thousands)	2000	1999	1998

Service cost	$301	$299	$233
Interest cost	292	270	257
Actual (return) loss on plan assets	(556)	(433)	135
Net amortization and deferral	149	89	(487)

Net periodic pension cost	$186	$225	$138

	2000	1999	1998

Discount rate	7.75%	7.50%	6.50%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	4.00%	4.00%

Employee Savings and Profit Sharing Plan

   The Corporation sponsors a savings and profit sharing plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Corporation's defined contribution Savings Plan. The Savings Plan has a discretionary non-contributory profit sharing feature, and also allows for voluntary employee contributions. Eligible employees may contribute up to 15% of their compensation. The Corporation may make a matching contribution of up to 6% of the participant's compensation. Contributions by the Corporation for the years ended December 31, 2000, 1999 and 1998 were $132,000, $91,000 and $86,000, respectively.

Supplemental Pension Plan

   In 1996 and 1998, the Corporation adopted supplemental executive retirement plans ("SERP") to provide certain designated executives with supplemental retirement benefits. In conjunction with the SERP, the Corporation is a beneficiary under a life insurance policy that it has purchased on the respective participant and has made annual contributions since 1999 to fund its obligations with assets held in a grantor trust with a balance of $195,000 and $100,000 as of December 31, 2000 and 1999, respectively. The assets in the grantor trust remain assets of the Corporation but are restricted in their use until such time as the obligation under the SERP has been satisfied. As of December 31, 2000 and 1999, the supplemental retirement plan liability was $274,000 and $124,000, respectively. In addition, there is a minimum liability balance of $45,000 and $107,000 as of December 31, 2000 and 1999, respectively, offset by a corresponding intangible asset at the end of each year. This asset is a result of an unrecognized prior service cost which is being amortized over the participant's remaining service period with the Corporation. For the years ended December 31, 2000, 1999 and 1998, supplemental retirement plan expense was $151,000, $90,000 and $12,000, respectively.

   The Corporation does not offer any postretirement or postemployment benefits other than pensions.

11. Federal and State Taxes on Income

   For the years ended December 31, 2000, 1999 and 1998, the significant components of the provision for income taxes were:

(in thousands)	2000	1999	1998

Current:
Federal	$4,000	$3,149	$2,378
State	--	--	462

Total current	4,000	3,149	2,840

Deferred:
Federal	(196)	(228)	(206)
State	--	--	658

Total deferred	(196)	(228)	452

Provision for income taxes	$3,804	$2,921	$3,292

   Following is a reconcilement of the statutory Federal income tax rate applied to pretax accounting income with the income tax provisions in the statements of income:

	Year Ended December 31,

(in thousands)	2000	1999	1998

Income tax at statutory rate	$4,325	$3,584	$3,276
Increase (decrease) resulting from:
Dividends received deduction	(448)	(506)	(623)
Connecticut corporation tax, net of Federal tax benefit	--	--	402
Impact of establishment of Connecticut passive investment company	--	--	337
Other items, net	(73)	(157)	(145)
Impact of state tax rate change	--	--	45

Provision for income taxes	$3,804	$2,921	$3,292

   The components of net deferred tax assets as of December 31 were as follows:

	2000		1999

(in thousands)	Federal	State	Federal	State

Deferred tax assets:
Net unrealized loss on securities	$2,720	$600	$5,981	$1,319
State net operating losses	--	591	--	255
Loan loss provisions	2,046	451	1,931	426
Net mortgage origination fees	94	21	114	25
Accrued interest payable	561	124	444	98
Accrued pension	355	78	262	58
Other	58	13	137	30

Total deferred tax assets	5,834	1,878	8,869	2,211

Deferred tax liabilities:
Tax loan loss reserve in excess of base year	53	12	79	17
Other	311	62	255	53

Total deferred tax liabilities	364	74	334	70

Deferred tax assets	5,470	1,804	8,535	2,141
Valuation allowance	--	(1,804)	--	(2,141)

Net deferred tax assets	$5,470	$--	$8,535	$--

   The allocation of deferred tax involving items charged to current year income and items charged directly to shareholders' equity for the years ended December 31, 2000 and 1999 were as follows:

	2000		1999

(in thousands)	Federal	State	Federal	State

Deferred tax provision (benefit)
allocated to shareholders' equity	$3,261	$--	$(6,406)	$--
Deferred tax provision (benefit)
allocated to income	(196)	--	(228)	--

Total deferred tax provision (benefit)	$3,065	$--	$(6,634)	$--

   The Corporation will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 2000 and 1999, the Corporation has recorded no Federal valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period.

   As of December 31, 2000 and 1999, the Corporation recorded a valuation allowance for the entire amount of its state deferred tax asset. The valuation allowance was established as a result of the creation of SSB Mortgage Corporation, a Connecticut passive investment company. Income earned by a passive investment company is exempt from Connecticut Corporation Business Tax. In addition, dividends paid by SSB Mortgage Corporation to its parent, Southington Savings Bank, are also exempt from Corporation income tax. The Corporation expects the passive investment company to earn sufficient income to eliminate Connecticut income taxes in future years. As such, the state deferred asset has been fully reserved.

   The Corporation has not provided deferred taxes for the tax reserve for bad debts of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Internal Revenue Code Section 593 as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

12. Loans to Related Parties

   Certain directors and executive officers of the Corporation, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2000 and 1999. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans at December 31, 2000 and 1999 amounted to $4,000,000 and $3,783,000, respectively. New loans of $1,678,000 were made, and repayments totaled $1,461,000 during 2000. In addition, unused lines of credit to related parties as of December 31, 2000 were $418,000.

13. Stock Option Plan

   The Corporation has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 1,159,710 shares can be issued to participants at an exercise price equal to the market price of the Corporation's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in one year. As of December 31, 2000 a total of 204,120 shares are available for future grants.

   As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Corporation's net income and net income per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated below.

(in thousands, except per share data)	2000		1999		1998

	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$8,917	$8,752	$7,620	$7,230	$6,345	$5,597
Net income per share--diluted	1.64	1.61	1.38	1.31	1.14	1.01

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

	2000	1999	1998

Dividend yield	3.75%	3.60%	3.60%
Expected volatility	37.34	42.67	40.75
Risk-free interest rate	5.07	6.20	4.67
Expected lives	6 years	6 years	7 years

   A summary of the status of the Corporation's Plan as of December 31, 2000, 1999 and 1998 and changes during the years ended on those dates is presented below:

	2000		1999		1998

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	968,071	$11.17	1,113,976	$10.23	1,042,296	$9.53
Granted	71,500	13.25	51,000	15.79	116,000	15.625
Exercised	(65,481)	5.10	(177,405)	5.88	(41,820)	7.22
Forfeited	(18,500)	19.38	(19,500)	17.40	(2,500)	19.375

Outstanding, end of year	955,590	$11.58	968,071	$11.17	1,113,976	$10.23

Options exercisable at year-end	884,090		917,071		998,976
Weighted average fair value
of options granted
during the year		$4.00		$5.67		$5.39

   The following table summarizes information about the Plan's stock options at December 31, 2000:

		Options Outstanding			Options Exercisable

			Weighted
			Average	Weighted		Weighted
		Number	Remaining	Average	Number	Average
Range of Exercise Prices		Outstanding	Contractual	Exercise	Exercisable	Exercise
		at 12/31/00	Life	Price	at 12/31/00	Price

$ 1.00-	$ 7.50	350,990	3.7	$ 5.76	350,990	$ 5.76
7.50-	15.00	306,600	7.2	12.08	235,100	11.73
15.00-	22.50	298,000	7.4	17.94	298,000	17.94

		955,590	6.0	$11.58	884,090	$11.45

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

   Total credit exposure related to those items is summarized as follows:

(in thousands)	2000	1999

Loan commitments:
Approved loan commitments	$10,740	$1,114
Unadvanced portion of construction loans	6,021	6,470
Unused home equity lines of credit	15,602	13,623
Unused commercial lines of credit	19,362	17,007
Standby letters of credit	2,993	2,912

	$54,718	$41,126

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is primarily real estate. Interest rates on home equity lines of credit are variable and are available for a term of 10 years. All other commitments are a combination of fixed and variable interest rates with maturities of one year or more.

15. Recent Accounting Pronouncements

   In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 delays the effective date for the implementation of FASB Statement No. 133 to fiscal years beginning after December 15, 2000 (January 1, 2001 for the Corporation) and requires all derivative instruments to be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS 133 will not have a significant effect on the Corporation's results of operations or its financial position because the Corporation presently does not hold any derivative instruments.

   In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). This Statement replaces FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125's provisions without reconsideration. This Statement will be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management anticipates that SFAS 140 will not have a significant effect on the Corporation's results of operations or its financial position based on its current operations.

16. Significant Group Concentrations of Credit Risk

   The Bank primarily grants commercial, residential and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by real estate.

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

Accrued Income Receivable

   The carrying amount of accrued income approximates its fair value.

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

Commitments to Extend Credit and Letters of Credit

   Fair values for the Bank's off-balance-sheet instruments (primarily lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments).

   The following table presents a comparison of the carrying value and estimated fair value of the Corporation's financial instruments as of December 31, 2000 and 1999:

	2000		1999

	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$ 14,165	$ 14,165	$ 13,894	$ 13,894
Federal funds sold	9,025	9,025	6,725	6,725
Securities available-for-sale	270,357	270,357	214,595	214,595
Trading account securities	--	--	348	348
Federal Home Loan Bank stock	6,817	6,817	4,392	4,392
Loans, gross (excluding nonaccrual loans)	323,914	325,141	314,689	313,047
Accrued income receivable	4,207	4,207	3,482	3,482
Financial liabilities:
Deposits:
Noninterest-bearing demand deposits	45,301	45,301	40,905	40,905
NOW accounts	51,809	51,809	49,380	49,380
Regular savings	70,419	70,419	69,534	69,534
Money market savings	27,119	27,119	31,825	31,825
Certificates of deposit	188,791	189,385	156,530	156,864
Club accounts	259	259	267	267
Federal funds purchased and securities
sold under agreements to repurchase	44,220	43,858	86,799	85,673
Other borrowings:
Federal Home Loan Bank of Boston	136,330	135,328	72,830	69,237
Federal Reserve Bank of Boston	--	--	11,500	11,493
Unrecognized financial instruments:
Commitments to extend credit	--	517	--	382
Letters of credit	--	30	--	29

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 2000, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		To Be Well Capitalized Under Prompt Corrective Action Provisions

(dollars in thousands)	Amount	Ratio		Amount		Ratio

As of December 31, 2000:
Total Capital (to Risk Weighted Assets)	$58,440	15.25%	>/=	$38,326	>/=	10.0%
Tier I Capital (to Risk Weighted Assets)	53,634	13.99	>/=	22,996	>/=	6.0
Tier I Capital (to Average Assets)	53,634	9.02	>/=	29,739	>/=	5.0

As of December 31, 1999:
Total Capital (to Risk Weighted Assets)	$51,617	14.29%	>/=	$36,115	>/=	10.0%
Tier I Capital (to Risk Weighted Assets)	47,088	13.04	>/=	21,669	>/=	6.0
Tier I Capital (to Average Assets)	47,088	8.30	>/=	28,352	>/=	5.0

20. Parent Company Only Financial Statements

   As of December 31, 2000 and 1999, the condensed statements of condition of Bancorp Connecticut, Inc. (parent only) were:

(in thousands)	2000	1999

Assets:
Cash and due from banks	$263	$122
Securities available-for-sale (at market value)	3,959	3,194
Investment in subsidiary	48,147	38,206
Due from subsidiary	48	80
Other assets	59	47

Total assets	$52,476	$41,649

Liabilities and shareholders' equity:
Other liabilities	$160	$117
Shareholder's equity	52,316	41,532

Total liabilities and shareholders' equity	$52,476	$41,649

   For the years ended December 31, 2000, 1999 and 1998, the operating results are summarized below in the condensed statements of income:

(in thousands)	2000	1999	1998

Dividends from subsidiary	$5,481	$5,301	$3,167
Interest and dividends	213	174	33

Total income	5,694	5,475	3,200
Operating expenses	316	317	360
Income tax benefit	(83)	(87)	(119)

Income before equity in undistributed net income of subsidiary	5,461	5,245	2,959
Equity in undistributed net income of subsidiary	3,456	2,375	3,386

Net income	$8,917	$7,620	$6,345

   For the years ended December 31, 2000, 1999 and 1998, a summary of cash flows is:

(in thousands)	2000	1999	1998

Operating activities:
Net income	$8,917	$7,620	$6,345
Adjustments to reconcile net income to
net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(3,456)	(2,375)	(3,386)
Amortization of organization costs	--	36	40
Decrease in other assets	20	7	6
Increase (decrease) in accrued expenses	72	(6)	8

Net cash provided by operating activities	5,553	5,282	3,013

Investing activities:
Purchase of securities available-for-sale	(850)	(1,528)	(1,000)

Net cash used for investing activities	(850)	(1,528)	(1,000)

Financing activities:
Dividends paid	(3,511)	(3,088)	(2,733)
Net decrease in repurchase agreements	--	--	575
Repurchase of common stock	(1,385)	(1,744)	--
Issuance of common stock	334	1,044	301

Net cash used for financing activities	(4,562)	(3,788)	(1,857)

Net increase (decrease) in cash	141	(34)	156
Cash at beginning of year	122	156	--

Cash at end of year	$263	$122	$156

21. Quarterly Financial Data (Unaudited)

	Three Months Ended

(in thousands, except per share data)	March 31	June 30	Sept. 30	Dec. 31

2000
Interest income	$10,447	$10,956	$11,438	$11,492
Interest expense	5,305	5,748	6,219	6,378

Net interest income	5,142	5,208	5,219	5,114
Provision for loan losses	118	118	118	59
Net securities gains	158	119	324	222
Noninterest income	673	808	806	854
Noninterest expense	2,964	2,885	2,884	2,780
Provision for income taxes	863	933	998	1,010

Net income	$2,028	$2,199	$2,349	$2,341

Net income per diluted share	$0.37	$0.40	$0.43	$0.43

1999
Interest income	$9,073	$9,421	$9,893	$10,264
Interest expense	4,586	4,656	4,865	5,209

Net interest income	4,487	4,765	5,028	5,055
Provision for loan losses	30	35	157	269
Net securities gains (losses)	402	352	(262)	13
Noninterest income	575	674	1,213	761
Noninterest expense	2,863	2,968	3,151	3,049
Provision for income taxes	736	831	700	654

Net income	$1,835	$1,957	$1,971	$1,857

Net income per diluted share	$0.33	$0.35	$0.36	$0.34

   Income per share calculations for each of the quarters is based on the weighted average number of shares outstanding, including common stock equivalents for each period. The sum of the quarters may not necessarily be equal to the full year income per share amount.

shareholder information

Annual Meeting

The Annual Meeting of Shareholders will be held at 2:00 p.m. on Thursday, April 26, 2001 at:

The Aqua Turf Club
556 Mulberry Street
Plantsville, Connecticut 06479

Form 10-K Report

A copy of the Corporation's 2000 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge at www.bkct.com or upon written request to:

Thomas A. Sebastian
Bancorp Connecticut, Inc.
121 Main Street
Southington, Connecticut 06489-2533

Stock Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane--Plaza Level
New York, New York 10038
1-800-937-5449
www.amstock.com

Independent Accountants

PricewaterhouseCoopers LLP
100 Pearl Street
Hartford, Connecticut 06103

Market Makers

The following companies have generally been market makers in the trading of Bancorp Connecticut, Inc. stock as of December 31, 2000:

Advest, Inc.
Keefe, Bruyette & Woods, Inc.
Sandler O'Neill & Partners
Spear, Leeds & Kellogg
Tucker Anthony Incorporated

Dividend Reinvestment and Stock Purchase Plan

For more information contact:

American Stock Transfer & Trust Company
Dividend Reinvestment Dept.
59 Maiden Lane--Plaza Level
New York, New York 10038
1-800-278-4353

Bancorp Connecticut, Inc. Internet Address

www.bkct.com

Market Price and Dividends

The Corporation's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,780 shareholders of record on March 1, 2001. The high and low bid and end of period closing prices and cash dividends per share for each quarter during the last two calendar years were as follows:

Quarter Ended	High	Low	Close	Dividend per Share

2000
12/31/00	$14.63	$12.63	$13.25	$0.180
9/30/00	14.56	13.63	13.94	0.170
6/30/00	15.00	14.25	14.50	0.170
3/31/00	15.75	12.75	14.63	0.155
1999
12/31/99	17.50	14.00	15.50	0.155
9/30/99	17.88	16.25	16.50	0.150
6/30/99	17.50	13.75	17.25	0.150
3/31/99	16.63	13.00	14.00	0.140

SOUTHINGTON SAVINGS BANK OFFICE LOCATIONS

SOUTHINGTON OFFICES

Main Office
121 Main Street

Main Office Drive-In Center
Berlin Avenue behind Main Office

Queen Corner Office
900 Queen Street

South End Office
921 Meriden-Waterbury Turnpike

Southington High School Training Branch
720 Pleasant Street

CHESHIRE OFFICE*
1289 Highland Avenue

KENSINGTON OFFICE*
67 Chamberlain Highway

WALLINGFORD OFFICE
950 North Colony Road

Bradley Memorial Hospital ATM Facility
81 Meriden Avenue
Southington, Connecticut

Mortgage Center
98 Main Street
Southington, Connecticut

SSB Internet Address
www.ssbonline.com

*Expected to open in the second quarter of 2001.

Bancorp Connecticut, Inc.
directors and officers

BOARD OF DIRECTORS

Norbert H. Beauchemin
Retired,
Dudzik & Beauchemin, P.C.
(Certified Public Accountants)

Walter J. Hushak
Chairman,
Southington Savings Bank
Retired Senior Vice President,
Janazzo Services, Inc.
(Commercial and residential heating and
air conditioning installation)

Michael J. Karabin
President,
Acme-Monaco Corporation
(Manufacturer of springs, stampings,
forms, orthodontic hardware and
medical assemblies)

David P. Kelley
Counsel, Southington Savings Bank
Partner, Kelley, Crispino & Kania, LLP
(Attorneys at Law)

Frederick E. Kuhr
President and controlling shareholder,
Evergreen Nursery, Inc.

Joseph J. LaPorte
Retired Manufacturers Representative,
B.C.S. Company
(Distributor of industrial metal
finishing chemicals and equipment)

Ralph G. Mann
Retired President,
Southington Savings Bank

Andrew J. Meade
Vice Chairman,
Southington Savings Bank
Retired President and Consultant,
International Security
Products, Inc. dba Lori Lock
(Manufacturer of security products)

Frank R. Miller
Managing Partner, Miller,
Moriarty and Company, L.L.C.
(Certified Public Accountants)

Robert D. Morton
President and Chief Executive Officer,
Bancorp Connecticut, Inc.
President and Chief Executive Officer,
Southington Savings Bank

Anthony S. Pizzitola
Retired President and Treasurer,
Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President--
Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

OFFICERS

Robert D. Morton
President and Chief Executive Officer

Phillip J. Mucha
Chief Financial Officer and Treasurer/Secretary

Forward-Looking Statements

This Annual Report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of the Corporation and the Bank to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological changes, competition, as well as other risks that are described from time to time in the Corporation's filings with the Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K for the years ended December 31, 2000 and 1999, and subsequently filed reports. The Corporation assumes no obligations to update these forward-looking statements.

SSB
directors and officers

BOARD OF DIRECTORS

Walter J. Hushak
Chairman

Andrew J. Meade
Vice Chairman

Norbert H. Beauchemin

Michael J. Karabin

David P. Kelley

Frederick E. Kuhr

Joseph J. LaPorte

Ralph G. Mann

Frank R. Miller

Robert D. Morton

Anthony S. Pizzitola

Dennis J. Stanek

OFFICERS

Robert D. Morton
President and
Chief Executive Officer

Richard A. Fracasso
Executive Vice President
Consumer Banking and
Customer Service

Barry J. Abramowitz
Executive Vice President
Technology and Information Services

William R. Della Vecchia
Senior Vice President
New Business Development

Charles J. DeSimone, Jr.
Senior Vice President
Chief Credit Officer

Phillip J. Mucha
Senior Vice President and Treasurer

William Taylor
Senior Vice President
Commercial Banking

ACCOUNTING AND FINANCE

Kathleen H. Demers
Senior Financial Analyst

Thomas A. Sebastian
Controller

COMMERCIAL LENDING

John E. Cookley
Vice President

Daniel R. DeRosa
Vice President

Raymond D. Jannelli
Vice President

Vincent L. Ruggiero
Vice President

Duane L. Beale
Assistant Vice President

CONSUMER BANKING

Richard P. Dextraze
Vice President
Consumer Loan Manager
Community Reinvestment Act Officer

Donna M. Glatz
Vice President
Branch and Deposit Operations

Paul E. MacDonald
Vice President
Retirement Plans Manager

Kenneth G. Penfield, Jr.
Vice President
Residential Loan Manager

Susan M. Dobratz
Assistant Vice President
netBanking Manager

Donna M. Ierardi
Assistant Vice President
Manager, Wallingford Office

Therese G. Kelley
Assistant Vice President
Trainer/Analyst

Sue A. Kasek
Assistant Vice President
Consumer Loan Officer

Carol M. Vreeland
Assistant Vice President
Manager, Main Office

Claudia A. Crooker
Assistant Treasurer

Rosemary S. DeFeo
Assistant Treasurer

Joan E. Harkness
Assistant Treasurer
Manager, Queen Corner Office

Elizabeth K. Zimmitti
Assistant Treasurer
Manager, South End Office

Christine S. Matteo
Consumer Loan Officer

Steven F. Nyren
Secretary & Compliance Officer

CREDIT AND LOAN ADMINISTRATION

Diane L. Hoadley
Vice President
Credit & Loan Review

Diane L. McCoy
Assistant Vice President
Loan Operations Manager

Maria M. Goncalves
Managed Assets Manager

HUMAN RESOURCES

Donna M. Schaefer
Vice President
Director of Human Resources

INFORMATION SYSTEMS

Brian D. Healy
Systems Administration Officer

INVESTMENT SERVICES

Matthew R. Rich
Brokerage Officer

BCI FINANCIAL CORPORATION

Timothy W. Rourke
President and
Chief Executive Officer

Joseph M. DeAngelo
Vice President Operations

Michael J. Coleman
Loan Officer

Carol M. Montagna
Loan Officer

[Photograph Omitted] Walter J. Hushak

The directors, officers, and staff of Southington Savings Bank would like to extend our sincere gratitude to Walter Hushak for his many years of service to SSB. Walter will be retiring as Chairman of the Board of Directors of SSB at the annual meeting in April. He has served as a member of the Bank's Board of Directors since 1971 and as Chairman for the past seven years. Walter is also a director of Bancorp Connecticut, Inc. His dedication to our organization and his charisma will be greatly missed and his contributions and loyalty to the town of Southington will not be forgotten.

   A lifelong resident of Southington who grew up in the Plantsville section, Walter is a graduate of Lewis High School, class of 1941. He entered the United States Air Force in 1942 and graduated from the cadet-training program to become a B24 Liberator pilot at the age of 19. Serving in the 7th Air Force during WWII, he participated in the campaign for Iwo Jima. He left active duty in 1946 but remained in the Air Force Reserve until his retirement as a Lieutenant Colonel.

   Walter married (the late) Ruth Stephens in 1951. They had three children during their 40 years of marriage together: Mark, Maureen, and Dana. He resumed his professional career in various positions of management at Pexto & Wilcox. Walter later joined Janazzo Services Corporation, where he served as Vice President for a number of years and also served temporarily as President before his retirement.

   Walter is a trustee of St. Aloysius Church, and throughout his career, he has donated his time to serve various community organizations such as the Rotary Club of Southington and Bradley Memorial Hospital. He has also served on the Southington Town Council and as a member of the Republican Town Committee.

   In his spare time, Walter enjoys being with his family, which includes his three grandchildren: Stephen, Alex, and Hailey. He also enjoys traveling, participating in the Reserve Officers Association, and volunteering with the Collings Foundation to preserve World War II aircraft. He is involved in making historical presentations to local schoolchildren with other members of the Air Force Roundtable of Connecticut.

   Walter is a true community asset and gentleman whose contributions to SSB and Bancorp Connecticut are greatly appreciated. Thank you, Walter. We wish you all the best.