Form 10-K, Exhibit 13
period 2001-12-31
BANCORP CONNECTICUT INC
filed 2002-03-28
CIK 921746

BancorpConnecticut, Inc.

2001 Annual Report

C O M PA N Y    P R O F I L E

     Bancorp Connecticut, Inc. is the holding company for Southington Savings Bank (SSB). Established in 1860, SSB offers superior products and services with the value and convenience today's customers have come to expect from their banking relationships. SSB provides commercial banking, small business and consumer banking, mortgage, insurance, and investment services through its growing branch network and 24-hour service capabilities via the telephone and Internet. In the greater central Connecticut region, SSB's commitment to customers, shareholders, employees, and the community has been the driving force of success.
S E L E C T E D C O N S O L I D AT E D F I N A N C I A L D A TA

	As of or for the Years Ended December 31,

(dollars in thousands, except per share data)	2001	2000	1999	1998	1997

Statement of Condition Data:*
Assets	$662,804	$634,021	$568,798	$521,356	$444,863
Securities	289,420	270,357	214,595	217,333	166,712
Loans, net	333,520	317,855	309,710	278,420	255,448
Deposits	415,737	383,698	348,441	347,410	319,137
Funds borrowed	163,773	180,550	171,129	121,146	75,998
Shareholders' equity	56,283	52,316	41,532	49,916	46,947

Statement of Income Data:*
Net interest income	$ 21,336	$ 20,683	$ 19,335	$ 16,839	$ 15,677
Provision for loan losses	110	413	491	268	600
Net securities gains	645	823	505	1,272	839
Noninterest income	3,602	3,141	3,223	2,192	1,484
Noninterest expense	12,528	11,513	12,031	10,398	8,701

Income before income taxes	12,945	12,721	10,541	9,637	8,699
Provision for income taxes**	3,874	3,804	2,921	3,292	2,803

Net income	$ 9,071	$ 8,917	$ 7,620	$ 6,345	$ 5,896

Per Share Data:
Earnings - diluted	$1.68	$1.64	$1.38	$1.14	$1.08
Cash dividends	0.95	0.68	0.60	0.54	0.46
Book value	10.97	10.11	7.98	9.72	9.22
Market value	19.50	13.25	15.50	15.00	21.00

Selected Statistical Data:
Return on average assets	1.47%	1.52%	1.40%	1.28%	1.39%
Return on average equity	16.08	20.42	16.12	13.07	13.48
Average equity to average assets	9.15	7.47	8.67	9.83	10.34
Net interest spread (tax equivalent basis)	3.05	3.03	3.21	3.18	3.50
Net interest margin (tax equivalent basis)	3.68	3.72	3.79	3.80	4.13
Efficiency ratio***	50.60	48.92	53.68	54.79	50.74
Net charge-offs to average loans outstanding	0.03	0.02	0.12	0.01	0.07
Dividend payout ratio	53.81	39.38	40.52	43.08	39.95

*	Certain prior year amounts have been reclassified to conform with the 2001 presentation. These reclassifications had no impact on net income.
**

Includes a $337,000 charge to 1998 earnings attributed to the formation of a passive investment company. Excluding this charge, 1998 net income would have been $6,682,000. This passive investment company was formed to prospectively reduce the Company's effective tax rate.

***

Total noninterest expense (excluding foreclosed real estate and repossessed property expense (recoveries), net) divided by the total of net interest income and noninterest income (excluding net securities gains, net trading account gains (losses), loss on bulk sale of portfolio loans in 2000 and gain on sale of trust operations in 1999).

[BAR GRAPH OMITTED] [Table below reflects data]

D I V I D E N D G R O W T H (in dollars)
'97	'98	'99	'00	'01
$0.46	$0.54	$0.60	$0.68	$0.95

N O N P E R F O R M I N G A S S E T S (in thousands)
'97	'98	'99	'00	'01
$4,039	$1,599	$1,599	$710	$405

T A B L E O F C O N T E N T S
1	To Our Shareholders
5	Management's Discussion and Analysis
24	Report of Independent Accountants
25	Consolidated Statements of Condition
26	Consolidated Statements of Income
27	Consolidated Statements of Shareholders' Equity
28	Consolidated Statements of Cash Flows
29	Notes to Consolidated Financial Statements
56	Shareholder Information
58	Bancorp Connecticut, Inc. Directors and Officers

T O   O U R
S H A R E H O L D E R S:

[PHOTOGRAPH OMITTED] Robert D. Morton Chairman, President and Chief Executive Officer of Bancorp Connecticut, Inc.

     Bancorp Connecticut, Inc., the parent company of SSB (Southington Savings Bank), performed well in 2001 in spite of the tumultuous events of the past year. Even though the national economy slipped into recession, the prime lending rate dropped by 50% and other market rates of interest declined to levels not seen since the early 1960's, the Company was able to stay focused on its business plan. Net income for 2001 was a record $9,071,000 or $1.68 per diluted share compared to $8,917,000 or $1.64 per diluted share reported for 2000. A 3.2% increase in net interest income, 12.2% growth in noninterest sources of revenue, excluding securities gains, and a moderate expansion of earning assets were principally responsible for these results.

     As the year came to an end, the Company declared a $0.20 per share special dividend--a decision that will be explained in more detail later in this report. In addition, most financial benchmarks were at record levels, including total assets, loans, deposits and shareholders' equity, which exceeded $56 million on December 31, 2001. More importantly, key measures of profitability--Return on Assets (ROA) and Return on Equity (ROE)--remained very strong in 2001 at 1.47% and 16.1%, respectively. Finally, nonperforming assets at year-end amounted to $405,000 or 0.06% of total assets--attesting to the Bank's ongoing emphasis on sound underwriting and its strong credit culture. Your Company continues to maintain its track record as one of the best performing banking institutions in New England.

     During 2001, SSB opened two new branch facilities in Cheshire and Kensington. These offices allowed us to extend our market reach within central Connecticut and both have already exceeded our business plan expectations. In fact, on a bankwide basis one of the bright spots for the year was deposit growth that increased 8.4% on a year-over-year basis to almost $416 million. Again, relative to other banking institutions in the state, we believe that this performance compares very favorably.

     In keeping with our business plan, the Bank received approval in July 2001 to change its charter to a state-chartered commercial bank. SSB has been operating as a commercial bank for many years with a clear focus on business cash flow commercial lending. In fact, 2001 saw a credible expansion in this type of lending in the face of an economic slowdown. Commercial loan growth, while approximately flat in the first half of the year, increased 14.2% in the last half of 2001 and exceeded $144 million at year-end--a year-to-year growth rate of 13.7%. Commercial loans now represent 42% of the Bank's total loan portfolio. Also of interest is the fact that we generate some business loans outside of our central Connecticut marketplace. For instance, the Bank has developed a strong network of smaller-sized banks throughout Connecticut to conduct participation lending activity--typically based on our rigorous credit underwriting and pricing standards. In addition, there are business customers who deal with the Bank in locations where we may not have a branch office. Through the Automated Clearing House network and/or our Internet cash management system, our commercial customers can do business with us in a most efficient manner. As the year came to a close, SSB had nearly 100 business clients using our Internet cash management facility. Technology has made a real difference in the commercial banking arena. This, combined with SSB's high level of responsiveness and excellent service capabilities, provides the customer with a logical and attractive alternative to larger banks for prospective business clients.

     Last year, the consumer banking area was also quite active. Residential mortgage volume, for example, was at record levels due to refinances and net new customer migration into our marketplace. Net loan balances, however, declined almost $9 million between December 31, 2000, and year-end as the Bank sold mortgages into the secondary market while long-term rates declined precipitously. These longer-term assets have become increasingly more difficult to fund in order to properly manage the interest rate risk profile of the Company. During the year, SSB's insurance professionals made progress in working with customers to meet their insurance needs with products ranging from long-term care insurance and annuities to more traditional lines, including life insurance, property, auto and commercial equipment. In addition, investment, brokerage, and money management services offered through Infinex Financial Group (at SSB), continued to be marketed to a broader range of customers. Insurance and investment products are an important component of noninterest revenue and we expect to continue to gain market share as the Bank's branch network expands. To reinforce this trend, SSB relies heavily on an excellent sales incentive and referral program that involves each staff member to help us grow this business.

     In the technology area, the Bank continues to make great strides. Online banking services (including bill payment) through ssbonline.com has gained widespread acceptance along with our Internet cash management solutions for business. With 24-hour telephone banking and ATM locations at each branch site, customers may bank with us at any time from anywhere. During 2001, SSB was selected as the first prepaid card issuer for the MasterCard Bonus Card, a reward option of the MasterCard Business Bonuses™ program for small businesses. This program allows small business customers to take points earned with MasterCard credit card purchases and redeem them for a prepaid card. In addition to the Bonus Card, SSB also became the prepaid card issuer for a MasterCard employee pilot program designed for teenagers. We are very interested in expanding into nontraditional financial services and view our participation in MasterCard's programs as another way for us to diversify our noninterest revenues.

     The ongoing challenges for a publicly-owned banking company like ours are complex. In order to "grow" earnings, an increasing amount of our earning assets must move from lower-yielding investments to higher-yielding commercial loans. Also, the Bank must continue to gather lower-cost deposits -- a feat which is not easy in a highly competitive and flat economic scenario. On both the loan and deposit fronts, gaining a low-cost entry to markets through additional new branches may not be easy in what continues to be an over-banked marketplace. Another logical alternative for the Company to grow would be to acquire a smaller institution, but the numbers must make business sense. In many cases, a significant hurdle to the latter strategy is the fact that your Company has performed so well. What this means, in addition to pricing considerations, is that in order to make an acquisition work, the "target" must be performing better (or have the potential to do better) than we are, or the combined entity would, in effect, under perform. This growth trade-off has posed a major dilemma for the Company and has a direct bearing on earnings per share. However, we continue to analyze various strategic alternatives.

     On balance, we had a most interesting year. Although the market capitalization of the Company grew by over $31 million during 2001, we think this was probably the result of an undervalued stock being properly recognized. This, combined with the historical growth of dividends at our Company, in an era of lower market interest rates and reduced alternative returns, made our combined investment return for 2001 of 54% look very good. Regular dividends paid amounted to $0.75 per common share, up 11.1% compared to 2000. In December, after having analyzed our exceptionally strong capital position, along with other ways to deploy this capital, the Board of Directors voted to declare a special cash dividend of $0.20 per share, which was paid on January 15, 2002. It was also decided that in future years, the Company would re-examine its capital position in a similar fashion. We also continue to operate a share-buyback program, the fourth in six years, which had previously been announced in April 2001. Efficient capital management is a key objective and we believe we are on the right track.

     We are mindful of the need to build shareholder value and appreciate your comments and questions. The directors, officers and staff are thankful for your continued confidence, interest and support.

Sincerely,

 /s/ Robert D. Morton
 Robert D. Morton
 Chairman, President and Chief Executive Officer

E X PA N D I N G
   O U R   S E RV I C E S

     SSB offers "big bank" lending expertise with a "community bank" personal touch. We take great pride in bringing our customers a high level of service, a cut above the competition. Services include a wide variety of business products, such as equipment financing, term loans, commercial lines and letters of credit, commercial real estate mortgages, employer/employee banking services, commercial deposit and investment programs, and Internet cash management. SSB's cash management service is a state-of-the-art, 24 hour per day, 7 day per week, safe and simple access to your account information. Through cash management, you can initiate and receive ACH and wire transactions, transfer funds among accounts, make loan payments, and review account history.

     Decisions are made locally. There is no out of town/out of state "service group" to deal with -- you can contact your account officer and get answers. Our "Team Approach" ensures that you can speak with someone who can get things done. Helping businesses in central Connecticut is our primary focus and our team of experienced lenders knows how to advise and help with the needs of your company.

[PHOTOGRAPH OMITTED] Brian Laing (left), President, AGC with SSB's Senior Vice President, John E. Cookley, Commercial Lending

     AGC Incorporated was founded in 1951 as an aerospace gasket manufacturer and utilizes many services offered by SSB. The company is engaged in the manufacture and repair of precision components for the aerospace and commercial industry. AGC's primary market is titanium hot forming and combination bonding, such as rubber to metal, plastic to metal, and urethane to metal. Included in the product base is the manufacture of fan exit vane assemblies and low-pressure compressor stators.

B U S I N E S S
   P A R T N E R S H I P S

[PHOTOGRAPH OMITTED] Elena Ritoli, President, Metallurgical Processing, Inc., with SSB's Senior Vice President, William Taylor, Commercial Banking Manager

     Metallurgical Processing, Inc., (MPI), located in New Britain, was founded in 1956, and has created a successful niche in the business of commercial and aerospace heat treating, physical vapor deposition and plasma nitriding. SSB's commercial lending officers assisted MPI with obtaining a loan to acquire a new, state-of-the-art, hard coating system. Elena Ritoli, the daughter of John and Vera Ritoli, the company founders, oversees a 24 hour per day, 7 day per week operation, which employs approximately 60 employees.

     Yarde Metals, which is relocating to Southington, was founded in 1977. The company is primarily engaged in the wholesale distribution of metal alloys to a broad range of customers operating in various industries throughout the world. The majority of the company's customers are concentrated in New England, Mid-Atlantic and Ohio Regions. Yarde Metals, with the assistance of SSB, through its commercial loan department, recently acquired the previously vacant Pratt & Whitney facility in Southington, which will become its new corporate headquarters and main distribution center.

[PHOTOGRAPH OMITTED] A Yarde Metals employee selecting material for delivery

MANAGEMENT'S DISCUSSION AND ANALYSIS

General

The following discussion and analysis presents a review of the financial condition and results of operations of Bancorp Connecticut, Inc. (the "Company"). Since Southington Savings Bank (the "Bank") is the sole subsidiary of the Company, the Company's earnings and financial condition are predicated almost entirely on the performance of the Bank. This review should be read in conjunction with the consolidated financial statements and other financial data presented elsewhere herein.

The Bank's results of operations depend primarily upon its net interest income, which is the difference between the interest, dividends and fees earned on its loan and investment portfolios and the interest paid on its deposits and borrowings. In addition, the Bank's income is affected by the provision for loan losses as well as the fees it charges for its financial services, security transaction activities, administrative costs, foreclosed real estate and repossessed property recoveries and expenses, and the provision for income taxes.

The Bank has three subsidiaries, BCI Financial Corporation ("BCIF"), SSB Mortgage Corporation ("SSBM") and SSB Insurance Services, Inc. ("SSBI"). BCIF is an indirect auto finance company that commenced operations in April 1998. SSBM is a passive investment company that was formed during the fourth quarter of 1998 to take advantage of changes in Connecticut State tax statutes, which reduced the Company's effective tax rate beginning in 1999. SSBI, which commenced operations during the second quarter of 2000, earns commissions on consumer and business insurance coverage referrals through a joint marketing agreement with an insurance agency. In July 2001, the Bank effected the change of its charter from a savings bank to a commercial bank, as approved by the Connecticut Banking Commissioner on May 9, 2001. This change was made in order to more closely reflect how the Bank presently conducts its banking operations.

Investments

Securities available-for-sale increased $19,063,000 or 7.1% to $289,420,000 as of December 31, 2001 from $270,357,000 at year-end 2000. During 2001, the Bank experienced an inflow of funds of $38,818,000 from core deposits. The Bank chose to invest the portion of these funds that were not utilized to fund loan growth or repay borrowings. Purchases of securities net of proceeds from maturities and sales (excluding realized gains) and pay-downs on Federal agency mortgage-backed securities amounted to $14,989,000. Net unrealized losses (excluding the effective income tax benefits) in the securities portfolio totaled $5,322,000 as of December 31, 2001, a decrease of $2,675,000, compared to net unrealized losses of $7,997,000 as of December 31, 2000. This decrease in net unrealized losses of $2,675,000 was primarily a result of the tightening of interest rate spreads between U.S. Government and corporate bonds at year-end 2001 compared to 2000 as well as a certain amount of restructuring with respect to the bond portfolio.

As of December 31, 2001, $27,701,000 of the securities portfolio was comprised of money market preferred stocks. These securities are highly liquid, generally reprice every 49 days and are subject to the tax advantages of the Federal dividends received deduction in 2001 and 2000. In addition, $9,531,000 of the securities portfolio consisted of U.S. Government and Federal agency par value mutual funds that are available for withdrawal on a daily basis.

The following table sets forth the carrying amount of securities available-for-sale at the dates indicated.

	December 31,

(in thousands)	2001	2000	1999

United States Government and agency obligations	$ 20,877	$ 60,464	$ 49,928
Municipal bonds	13,200	5,818	5,232
Corporate bonds	14,749	39	923
Federal agency mortgage-backed securities	155,785	125,437	83,568
Capital trust preferreds	27,077	31,603	26,599
Money market preferreds	27,701	24,000	27,500
Marketable equity securities	20,174	22,112	19,692
Mutual funds - broker	9,531	-	-
Mutual funds - other	326	884	1,153

Total	$ 289,420	$ 270,357	$ 214,595

Loans

Loans increased $15,570,000 or 4.8% to $340,105,000 as of December 31, 2001 from $324,535,000 as of December 31, 2000 primarily due to increased commercial loan volume partially offset by a reduced residential real estate loan portfolio. Commercial loans and commercial real estate loans increased $17,383,000 or 13.7% as a result of the Bank's continued emphasis on the growth of business banking. Commercial loans represented 42.4% of the loan portfolio as of December 31, 2001. Residential real estate loans, which represented 31.7% of the loan portfolio as of year-end, decreased by $8,676,000 or 7.4% as the result of higher loan refinances and prepayments in light of the current low interest rate environment. The Bank's primary focus with respect to residential real estate loans continues to be origination for sale, on a servicing released basis, or referral to third parties. Real estate construction loans increased by $3,085,000 or 134.5%. Consumer loans increased $3,778,000 or 4.8% mainly due to loans closed by BCIF, the Bank's auto loan financing subsidiary. As of December 31, 2001, the consumer loan portfolio of $82,767,000 consisted of 49.9% automobile loans, 44.2% home equity loans and lines of credit and 5.9% other consumer loans.

At year-end 2001, loans collateralized by residential real estate, including home equity loans and related lines of credit, represented 42.9% of the total loan portfolio.

The following table summarizes the Bank's loan portfolio at the end of the last five years.

	December 31,

	2001		2000		1999		1998		1997

(in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial	$ 90,830	27%	$ 72,920	22%	$ 56,828	18%	$ 42,837	15%	$ 37,292	14%
Commercial real estate	53,338	16	53,865	17	47,961	15	42,407	15	39,043	15
Residential real estate	107,791	32	116,467	36	131,942	42	137,326	48	134,494	52
Real estate construction	5,379	1	2,294	1	3,250	1	3,689	1	3,003	1
Consumer	82,767	24	78,989	24	76,112	24	58,560	21	47,872	18

Total	$ 340,105	100%	$ 324,535	100%	$ 316,093	100%	$ 284,819	100%	$ 261,704	100%

The following table shows the maturity or repricing of loans (excluding commercial and residential real estate mortgages and consumer loans outstanding) as of December 31, 2001. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

Maturing or Repricing

After one but
	Within one	within five	After five
(in thousands)	year	years	years	Total

Commercial	$ 58,287	$ 29,508	$ 3,035	$ 90,830
Real estate construction	5,379	-	-	5,379

Total	$ 63,666	$ 29,508	$ 3,035	$ 96,209

Loans maturing/repricing after one year with:
Fixed interest rates		$ 18,277	$ 3,035
Variable interest rates		11,231	-

Total		$ 29,508	$ 3,035

Nonperforming assets and allowance for loan losses

Total nonperforming assets decreased $305,000 to $405,000 at year-end 2001 compared to 2000 as a result of the Bank's ongoing emphasis on sound underwriting, constant vigilance with respect to credit quality and prompt resolution of nonperforming assets. Nonperforming loans decreased to $367,000 as of December 31, 2001 or 0.1% of total loans as compared to $621,000 or 0.2% of total loans as of December 31, 2000. Foreclosed real estate and repossessed automobiles at year-end 2001 declined to $38,000 from $89,000 at year-end 2000.

The following table reflects the Bank's nonperforming assets at the end of the last five years.

	December 31,

(dollars in thousands)	2001	2000	1999	1998	1997

Nonaccrual loans:
Commercial	$ 70	$ 198	$ 420	$ 60	$ 387
Commercial real estate	53	-	-	402	258
Residential real estate	221	399	857	705	1,988
Consumer	23	24	127	98	228

Total nonaccrual loans	367	621	1,404	1,265	2,861
Accruing loans past due 90 days or more	-	-	-	-	-

Total nonperforming loans	367	621	1,404	1,265	2,861
Foreclosed real estate, net	30	73	195	334	1,178
Repossessed automobiles	8	16	-	-	-

Total nonperforming assets	$ 405	$ 710	$ 1,599	$ 1,599	$ 4,039

Nonperforming loans as a percentage of total loans	0.11%	0.19%	0.44%	0.44%	1.09%

Nonperforming assets as a percentage of total assets	0.06%	0.11%	0.28%	0.31%	0.91%

Restructured loans in compliance with modified terms not included above	$ 464	$ 489	$ 487	$ -	$ -

The Bank classifies loans as being on nonaccrual status when they become 90 days or more past due. Interest income is then reversed and not recognized until received. Interest income that would have been recorded during 2001, 2000 and 1999 on year-end nonaccrual loans under the original loan terms was approximately $59,000, $111,000 and $183,000, respectively. Actual income recorded on these loans during 2001, 2000 and 1999 was $17,000, $72,000 and $73,000, respectively.

Management reviews the loan portfolio on a quarterly basis to identify loans that are impaired. A loan is considered impaired if, based on current information and events, it is estimated that the Bank will be unable to collect the scheduled payments of principal and interest when due, according to the existing contractual terms of the loan facility. Generally, nonaccrual loans as well as loans past due greater than 60 days are reviewed for impairment including other loans that present a possible credit risk. Homogeneous loans that consist of residential mortgages and consumer loans are evaluated collectively and reserves established based on the Bank's historical loss experience. The measurement of impairment is based on the fair market value of respective loan collateral and the present value of future cash flows for other loans.

The following table illustrates the amount of loans identified as impaired and the basis used for measuring impairment as of December 31, 2001.

Basis of measurement

Present value
of expected
	Fair value	future
(in thousands)	of collateral	cash flow	Total

Commercial	$ 49	$ -	$ 49
Commercial real estate	551	-	551

Total	$ 600	$ -	$ 600

The Bank also has potential problem loans of $4,483,000 in real estate loans and $2,375,000 in other loans that are current or less than 90 days past due. These loans were not deemed impaired but were considered potential problem loans. A loan is considered a potential problem loan if it is risk-rated substandard or doubtful in accordance with regulatory definitions or has demonstrated a pattern of past due payments and/or deterioration of collateral value. A decline in Connecticut's economy and local real estate values as well as the impact of higher interest rates on adjustable rate notes could hasten the movement of loans from potential problem loan status to nonperforming loans and negatively impact earnings. Management is constantly monitoring the status of these loans and reviews their classification quarterly.

The allowance for loan losses is maintained at a level that management believes is prudent and adequate to absorb losses within the loan portfolio. As of December 31, 2001, the allowance was $6,029,000 as compared to $6,019,000 as of December 31, 2000.

Management regularly monitors and has established a formal process for determining the adequacy of the allowance for loan losses. This process results in an allowance that consists of two components, allocated and unallocated. The allocated component includes allowance estimates (percentages) that result from analyzing certain individual loans (including impaired loans), and specific loan types. The policy of the Bank is to review all commercial loans and delinquent consumer loans quarterly. Up to a total of nine risk rating classifications are used to describe the credit risk associated with commercial and consumer loans. Within these classifications, the problem loan categories are: "substandard," "doubtful" and "loss." Loans designated loss are charged-off quarterly. A risk factor is assigned by loan type to loans within each classification in determining the respective allowance. For loans that are analyzed individually, third party information such as appraisals may be used to supplement management's analysis. For loans that are analyzed on a pool basis, such as residential mortgage loans (1-4 family), management's analysis consists of reviewing delinquency trends, historical charge-off experience, prevailing economic conditions, size and current composition of the loan portfolio, collateral value trends and other relevant factors. In determining the percentages to be allocated to the various loan types and the resultant unallocated portion of the allowance, management utilizes a long economic cycle to estimate net loan charge-off percentages for specific portfolios. While this economic cycle method anticipates net charge-offs over the estimated remaining lives of specific portfolios and supports the percentages used to determine the allowance, actual net charge-offs in recent years have been below this average. The unallocated component of the allowance for loan losses is intended to compensate for the subjective nature of estimating an adequate allowance for loan losses, economic uncertainties, and other factors. In addition to the assessment performed by management, the Bank's loan portfolio is subjected to an annual external credit review function and examination by its regulators. The results of these examinations are incorporated into management's assessment of the allowance for loan losses.

The following table summarizes changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category, and additions to the allowance which have been charged to expense.

	Years Ended December 31,

(dollars in thousands)	2001	2000	1999	1998	1997

Balance at beginning of year	$ 6,019	$ 5,681	$ 5,549	$ 5,306	$ 4,875
Charge-offs:
Commercial	(60)	(100)	(100)	-	(94)
Commercial real estate	-	-	-	-	-
Residential real estate	(15)	(40)	(238)	(29)	(219)
Consumer	(252)	(228)	(134)	(126)	(76)

Total	(327)	(368)	(472)	(155)	(389)

Recoveries:
Commercial	91	134	37	30	96
Commercial real estate	-	-	-	-	18
Residential real estate	27	82	2	35	14
Consumer	109	77	74	65	92

Total	227	293	113	130	220

Net charge-offs	(100)	(75)	(359)	(25)	(169)
Provision for loan losses	110	413	491	268	600

Balance at end of year	$ 6,029	$ 6,019	$ 5,681	$ 5,549	$ 5,306

Ratio of net charge-offs to average loans outstanding	0.03%	0.02%	0.12%	0.01%	0.07%

Allowance for loan losses as a percentage of year-end loans	1.77%	1.85%	1.80%	1.95%	2.03%

The following table illustrates the allocation of the allowance for loan losses to each loan category for the last five years. Actual losses from loans of any type, however, may be charged against the total amount of the allowance regardless of the allocations. The unallocated portion of the allowance for loan losses as of December 31, 2001 compared to December 31, 2000 remained relatively constant.

	December 31,

	2001		2000		1999		1998		1997

(dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans

Commercial	$ 1,658	27%	$ 1,410	22%	$ 1,309	18%	$ 1,343	15%	$ 1,194	14%
Commercial real estate	1,027	16%	1,076	17%	795	15%	847	15%	804	15%
Residential real estate	390	32%	469	36%	526	42%	559	48%	652	52%
Real estate construction	67	1%	29	1%	46	1%	48	1%	38	1%
Consumer	1,292	24%	1,455	24%	1,425	24%	962	21%	756	18%
Unallocated	1,595	-	1,580	-	1,580	-	1,790	-	1,862	-

Total	$ 6,029	100%	$ 6,019	100%	$ 5,681	100%	$ 5,549	100%	$ 5,306	100%

Deposits

Total deposits as of December 31, 2001, as shown in Note 7 of Notes to Consolidated Financial Statements, increased $32,039,000 or 8.4% to $415,737,000 from $383,698,000 as of December 31, 2000. This increase was primarily due to a net inflow of core deposits in the amount of $38,818,000 mainly due to an inflow of funds to the banking system, as a result of the uncertain market conditions during 2001 and reduced alternative investment returns, as well as the opening of the Bank's two new branch facilities in Cheshire and Kensington. These increases were partially offset by a decrease of $6,779,000 in certificates of deposit and club accounts. The increases in core deposits were reflected in the growth of demand and NOW accounts of $3,215,000, and $12,553,000, respectively, and regular and money market savings of $8,081,000 and $14,969,000, respectively.

Approximately 74.6% of the $181,997,000 of certificates of deposit as of December 31, 2001 mature within one year. At this time, the Bank does not utilize brokered deposits as a funding source.

The average daily amount of deposits and rates paid on such deposits for the past three years are summarized in the following table.

	Years Ended December 31,

	2001		2000		1999

(dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

Noninterest-bearing demand deposits	$ 42,405	0.00%	$ 39,038	0.00%	$ 35,201	0.00%
NOW accounts	58,463	2.35	49,341	2.93	46,893	2.77
Regular savings	72,477	1.71	69,858	2.02	69,669	2.01
Money market savings	32,367	2.47	30,149	3.20	35,999	3.31
Certificates of deposit	180,975	5.06	173,263	5.46	156,879	4.86
Club accounts	474	2.95	479	3.55	464	3.02

Total	$ 387,161	3.25	$ 362,128	3.67	$ 345,105	3.34

Maturities of certificates of deposit in amounts of $100,000 or more outstanding as of December 31, 2001 are summarized as follows:

(in thousands)

3 months or less	$ 10,358
Over 3 months through 6 months	6,541
Over 6 months through 12 months	7,164
Over 12 months	18,888

Total	$ 42,951

Borrowings

Total funds borrowed as reflected in Note 8 of Notes to Consolidated Financial Statements decreased $16,777,000 or 9.3% to $163,773,000 as of December 31, 2001 from $180,550,000 as of year-end 2000. This decrease in borrowings is a result of the net inflow of core deposits as discussed above.

Federal funds purchased and securities sold under agreements to repurchase increased $24,753,000 or 56.0% to $68,973,000 at year-end 2001 as compared to $44,220,000 at year-end 2000. This increase in repurchase agreements represents a shift in 2001 from Federal Home Loan Bank advances for more favorable interest rates. Repurchase agreements involve the sale of securities to either broker/dealers or retail customers under agreements to repurchase the identical securities at a future date. Such repurchase agreements have maturities of up to 10 years; however, actual maturities may differ from contractual maturities because lenders have the right to call certain obligations on earlier dates. Retail repurchase agreements are offered primarily to commercial customers as a method of providing collateral for funds that exceed the maximum regulatory insurance coverage. As of December 31, 2001, broker/dealer repurchase agreements and retail repurchase agreements totaled $55,100,000 and $12,148,000, respectively.

The Bank also uses the Federal Home Loan Bank of Boston as a source of funds. Federal Home Loan Bank advances totaled $94,800,000 at year-end 2001 as compared to $136,330,000 at year-end 2000. The decrease in advances reflects the aforementioned shift to repurchase agreements. Advances and broker/dealer repurchase agreements (i.e. borrowings) are used primarily to match certain loan originations and securities purchases, to manage the maturities of interest-bearing liabilities, and to meet certain short-term liquidity needs as part of the Bank's overall asset/liability management strategy.

Asset/Liability Management and Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks to which the Bank is exposed are interest rate risk and equity risk. The majority of the Bank's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available-for-sale, deposit liabilities, short-term borrowings and long-term debt. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change.

Interest rate risk is managed within an overall asset/liability framework for the Bank. The Bank's assets and liabilities are managed to maximize net interest income while maintaining a level of interest rate risk that is prudent and manageable. Interest rate risk is the sensitivity of net interest income to fluctuations in interest rates over both short-term and long-term time horizons. Management establishes overall policy and interest rate risk tolerance levels which are administered by the Bank's Asset/Liability Committee, comprised of certain directors and certain members of senior management, on a monthly basis. Interest rate risk is measured through the use of both a traditional gap analysis report and a simulation model.

The gap analysis report measures the difference between interest-earning assets that reprice or mature within various time horizons and interest-bearing liabilities that reprice or mature within the same time horizons. Assumptions are also made on the rate of prepayment of principal on loans and mortgage-backed securities. To limit exposure to fluctuating interest rates, it is the policy of the Bank to maintain the difference (GAP) between interest rate-sensitive assets and interest rate-sensitive liabilities within a range of +/- 20% of total assets in the one-year time frame. As indicated in the following interest rate sensitivity report as of December 31, 2001, rate-sensitive liabilities exceeded rate-sensitive assets in a one-year time frame by $8,197,000 or 1.2% of total assets. However, this report does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels. It also should be noted that this report reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as the Bank adjusts its interest rate sensitivity throughout the year.

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

Change in Rate	% Change in Net Interest Income
+200 bp	+2.32%
-200 bp	-4.21%

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

Strategies for maintaining risk limits may include but are not limited to the purchase and sale of loans, borrowing from the Federal Home Loan Bank of Boston or the use of broker/dealer repurchase agreements, the purchase and sale of available-for-sale securities and a change in the composition of deposits. Interest rate swaps and caps may also be used to correct interest rate mismatches. Strategies utilized in 2001 include the sale of fixed rate newly originated 15 to 30-year mortgages into the secondary mortgage market with servicing released and the restructure of the investment portfolio.

The Company's market risk also includes equity price risk. The Company's marketable equity securities portfolio had unrealized net losses of $701,000, consisting of $1,247,000 of losses and $546,000 of gains, as of December 31, 2001 which is included, net of taxes, in accumulated other comprehensive loss, a separate component of the Company's shareholders' equity. If equity security prices decline due to unfavorable market conditions or other factors, the Company's shareholders' equity would decrease as a result of unrealized losses and or potential write-downs of certain equity securities due to declines in fair value deemed to be "other than temporary".

Interest Rate Sensitivity

	December 31, 2001

	1 - 3	4 - 6	7 - 12
(dollars in thousands)	months	months	months	1 - 5 years	5+ years	Total

Assets subject to interest rate adjustment:
Investment securities	$ 55,432	$ 4,918	$ 20,753	$ 67,291	$ 148,366	$ 296,760
Adjustable rate mortgages	13,242	12,103	26,139	38,109	-	89,593
Fixed rate mortgages	3,913	3,777	7,173	36,969	25,083	76,915
Consumer and commercial loans	68,180	6,308	13,234	75,514	10,361	173,597

Total rate-sensitive assets	$ 140,767	$ 27,106	$ 67,299	$ 217,883	$ 183,810	$ 636,865

Liabilities subject to interest rate adjustment:
NOW accounts	$ 36,456	$ -	$ -	$ -	$ 27,906	$ 64,362
Regular savings	-	-	-	-	78,500	78,500
Federal funds purchased and repurchase agreements	13,873	1,000	-	49,100	5,000	68,973
Money market deposits	42,274	-	-	-	-	42,274
Time deposits	53,379	48,285	34,102	46,505	-	182,271
Other borrowings	5,000	4,000	5,000	32,800	48,000	94,800

Total rate-sensitive liabilities	$ 150,982	$ 53,285	$ 39,102	$ 128,405	$ 159,406	$ 531,180

Excess (deficiency) of rate-sensitive assets over rate-sensitive liabilities	$ (10,215)	$ (26,179)	$ 28,197	$ 89,478	$ 24,404	$ 105,685

Cumulative excess (deficiency)	$ (10,215)	$ (36,394)	$ (8,197)	$ 81,281	$ 105,685

Cumulative rate-sensitive assets as a percentage of rate-sensitive liabilities	93.2%	82.2%	96.6%	121.9%	119.9%
Cumulative excess (deficiency) as a percentage of total assets	(1.5)%	(5.5)%	(1.2)%	12.3%	16.0%

Excluding regular savings:
Excess (deficiency) of rate-sensitive assets over rate-sensitive liabilities	$ (10,215)	$ (26,179)	$ 28,197	$ 89,478	$ 102,904	$ 184,185

Cumulative excess (deficiency)	$ (10,215)	$ (36,394)	$ (8,197)	$ 81,281	$ 184,185

Cumulative rate-sensitive assets as a percentage of rate-sensitive liabilities	93.2%	82.2%	96.6%	121.9%	140.7%
Cumulative excess (deficiency) as a percentage of total assets	(1.5)%	(5.5)%	(1.2)%	12.3%	27.8%

Liquidity and Capital Resources

Liquidity represents the ability of the Bank to meet customer loan demand, depositor requests for withdrawals and pay operating expenses. The Bank's sources of funding are from deposit growth, loan repayments, borrowings, maturities, prepayment and sales of its securities and income generated from operations.

The Bank also has the capacity to borrow funds from the Federal Home Loan Bank of Boston (the "FHLB"), of which it is a member. The Bank is eligible to borrow against its assets in an amount not to exceed collateral as defined by the FHLB. As of December 31, 2001, the Bank's potential borrowing capacity totaled $109,809,000. The Bank's actual FHLB borrowings on that date were $94,800,000.

As of December 31, 2001, the Bank had liquid assets consisting of cash, federal funds sold, money market preferred stock, U.S. Government and agency par value mutual funds and unpledged U.S. Government and agency obligations totaling $62,289,000 or 9.40% of total assets, indicating an acceptable level of liquid assets and within the Bank's policy limits. The Bank also had additional marketable equity securities with a market value of $7,256,000 that could be converted to cash if necessary. As reflected in Note 14 of Notes to Consolidated Financial Statements, commitments to extend credit totaled $66,145,000 and $52,386,000 as of December 31, 2001 and 2000, respectively. Management believes the Bank's liquidity as of December 31, 2001 is more than adequate to meet current and anticipated funding needs.

The Company's earnings during 2001 as well as the strength of its capital position as the year came to a close led to an increase in dividend payments to shareholders. Dividends declared in 2001 totaled $4,882,000 or $0.95 per share as compared to $3,511,000 or $0.68 per share in 2000. Included in the 2001 dividends was a special year-end cash dividend of $0.20 per share which represented the return of a portion of the Company's accumulated retained earnings in light of its strong capital position. The special dividend was declared December 19, 2001 and payable January 15, 2002. See Note 9 of Notes to Consolidated Financial Statements for a description of the Company's ability to pay dividends.

Shareholders' equity at year-end 2001 increased to $56,283,000 as compared to $52,316,000 as of the prior year-end primarily as a result of net income less dividends paid of $4,189,000. Under regulatory definitions, an institution is considered well capitalized (the highest rating) if its leverage capital ratio is 5% or higher, its tier one risk-based capital ratio is 6% or higher and its total risk-based capital ratio is 10% or higher. As of December 31, 2001, the Bank had a leverage capital ratio of 9.35%, a tier one risk-based capital ratio of 13.22% and a total risk-based capital ratio of 14.47% as compared to 9.02%, 13.99% and 15.25% for 2000, respectively. With the exception of marketable equity securities, the Bank's regulatory capital is not affected by changes in unrealized gains or losses in its securities portfolio. Management believes the Bank's capital position is strong and supports its overall risk profile.

Comparisons of years ended December 31, 2001 and 2000

Overall

For the year 2001, the Company reported net income of $9,071,000 or $1.68 per diluted share compared to $8,917,000 or $1.64 per diluted share in 2000, an increase of 2.4% on a per share basis. An increase in net interest income mainly due to a moderate expansion in earning assets, an increase in noninterest sources of revenue, a year-over-year reduction in the provision for loan losses partially offset by higher noninterest expenses were principally responsible for these operating results. The resultant return on average assets for 2001 was 1.47% compared to 1.52% for 2000. The return on average equity was 16.08% compared to 20.42% the previous year. The decrease in the return on average equity was primarily due to the decrease in net unrealized losses in the securities portfolio coupled with a higher retained earnings balance, which increased average equity, partially offset by the common stock purchases under the Company's share repurchase program which reduced average equity.

Net Interest Income

Net interest income, the difference between interest earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is a significant component of the Company's consolidated statements of income. Net interest income is affected by changes in the volumes of and rates on interest-earning assets and interest-bearing liabilities, the volume of interest-earning assets funded with noninterest-bearing deposits and shareholders' equity, and the level of nonperforming assets.

Average interest-earning assets increased by $20,751,000 or 3.6% to $599,308,000 for 2001 from $578,557,000 in 2000. After experiencing an inflow of funds from core deposits during the year, the Company chose to invest the portion of these funds that were not utilized to fund loan growth or repay borrowings.

For the year ended December 31, 2001 net interest income of $22,074,000, on a tax equivalent basis, increased $577,000 or 2.7% compared to the $21,497,000 for the year 2000. The effect of a higher level of average interest-earning assets of $20,751,000 for the year 2001 as compared to 2000 was substantially mitigated by a 4 basis point reduction in the net interest margin between the two years. Average noninterest-bearing demand deposits increased by $3,367,000 or 8.6% during 2001 compared to 2000 that helped reduce the average cost of funds and thus had a positive effect on net interest income.

The ratio of net interest income, on a tax equivalent basis, to average interest-earning assets (net interest margin) was 3.68% for 2001 compared to 3.72% for 2000. The interest rate spread, the difference between the average interest rate on earning assets and interest-bearing liabilities, on a tax equivalent basis, was 3.05% in 2001 compared to 3.03% for 2000. Average yields on interest-earning assets declined 49 basis points while the overall interest rate on interest-bearing liabilities decreased 51 basis points between the two twelve-month periods. A rapidly declining interest rate environment during 2001 affected interest sensitive sources of funds slightly more than interest sensitive assets.

Provision for Loan Losses

The provision for loan losses for 2001 was $110,000 compared to $413,000 in 2000, a decrease of $303,000 or 73.4%. A lower provision for loan losses was provided primarily in light of a historically low level of nonperforming loans and the resultant level of the unallocated portion of the allowance for loan losses as discussed previously. Management determines the provision for loan losses based upon an evaluation of the credit risk associated with the portfolio, current market conditions, the level of the allowance for loan losses as compared to nonperforming loans and related collateral, the amount of net charge-offs during the year and other relevant factors.

Net loan charge-offs for 2001 totaled $100,000 compared to $75,000 for 2000 principally due to a lower level of recoveries of previously charged-off loans in 2001. The allowance for loan losses was $6,029,000 or 1.77% of outstanding loans as of December 31, 2001 compared to $6,019,000 or 1.85% as of year-end 2000. Nonperforming loans were $367,000 as of December 31, 2001 and $621,000 as of December 31, 2000, representing 0.11% and 0.19% of outstanding loans, respectively.

Noninterest Income

Noninterest income increased $283,000 or 7.1% to $4,247,000 in 2001 as compared to $3,964,000 for 2000. Core noninterest income, as shown in the following table, increased by $295,000 or 9.4% to $3,426,000 in 2001 from $3,131,000 in 2000. The following table presents a comparison of the components of noninterest income.

	Years Ended		Increase
	December 31,		(Decrease)

(dollars in thousands)	2001	2000	Amount	Percent

Service charges on deposit accounts	$ 1,086	$ 831	$ 255	30.7%
Call options premiums	677	623	54	8.7
Gains on sales of loans, originated for sale	605	529	76	14.4
Brokerage service fees	439	565	(126)	(22.3)
Insurance fees	198	227	(29)	(12.8)
Other	421	356	65	18.3

Core noninterest income	3,426	3,131	295	9.4
Net securities gains	645	823	(178)	(21.6)
Net trading account gains	176	87	89	102.3
Loss on sale of portfolio loans	-	(77)	77	100.0

Total noninterest income	$ 4,247	$ 3,964	$ 283	7.1

The rise in service charges on deposit accounts is primarily the result of $84,000 in ATM usage fees, a $72,000 increase in overdraft fees collected and a $59,000 volume increase in fees generated from the Bank's SSB ATM/Debit card product for its retail customers. Call options premiums rose by $54,000 as a result of increased activity. The Company sells call options on certain of its equity securities as a means of enhancing its overall rate of return on these investments. The gains on sales of loans, originated for sale, increased $76,000 which was comprised of $81,000 from sales of residential real estate loans partially offset by $5,000 in reduced income from loans generated for sale into the secondary market by BCIF, the Bank's indirect auto finance company. Brokerage service fees decreased $126,000 due to lower sales volume as a result of the unsettled market conditions during 2001. Insurance fees decreased $29,000 due to lower sales volume. The increase in other income reflects higher servicing fees of $41,000 generated by BCIF, increased letter of credit fees of $18,000, increased origination compensation from real estate loan referrals to third parties of $14,000 partially offset by lower customer investment fees of $19,000.

Management regularly reviews the Company's securities available-for-sale portfolio for individual securities that have significantly declined in fair value from their amortized cost basis for an extended period of time. When a decline in fair value is deemed to be "other than temporary", the amortized cost basis of the individual security is written down to fair value and the amount is included in earnings as a realized loss. Included in net security gains for the year ended December 31, 2001 are $1,838,000 of net securities gains realized on sales of securities available-for-sale and $1,193,000 of losses resulting from the write-down of certain equity securities determined to have "other than temporary" declines in fair value.

Noninterest Expense

Operating expenses increased $1,015,000 or 8.8% in 2001 as compared to 2000. The Company's efficiency ratio was 50.60% for the year 2001 compared to 48.92% for 2000. The increase in the efficiency ratio for 2001 was primarily due to the expenses related to the two new branch facilities opened during 2001.

Salaries and benefits rose $387,000 or 5.7% in 2001 as compared to 2000. This increase primarily reflects $182,000 related to higher staffing levels resulting from the two new branch facilities opened in April 2001, higher other compensation expense of $87,000, increased 401(k) matching contributions of $45,000 mainly due to more participants and scheduled employee annual salary increases. These increases were partially offset by reduced commission salaries of $34,000 principally due to lower brokerage service fee income and $65,000 of increased salary and benefit expense deferral related to new loan originations.

Expenses related to furniture and equipment totaled $1,121,000 in 2001 compared to $1,071,000 the prior year, an increase of $50,000 or 4.7%. Expenses of $36,000 related to the two new branch facilities in 2001 and increased computer maintenance costs of $35,000 were partially offset by reduced depreciation expense of $31,000.

Net occupancy expense increased $77,000 or 13.8% to $634,000 in 2001 compared to $557,000 in 2000. Expenses of $67,000 related to the two new branch facilities in 2001 and a decrease in rental income of $45,000 were partially offset by a decrease in rental expense of $54,000 and depreciation expense of $9,000.

Data processing expense increased $113,000 or 19.8% to $683,000 in 2001 compared to $570,000 in 2000. This increase was mainly the result of higher proof of deposit processing charges in the amount of $24,000 related to the Bank's third party processor which were caused primarily by greater volume, a $41,000 increase in ATM processing charges due to volume and new services and a $31,000 increase in charges related to the Bank's in-house computer processing operations.

Advertising expense increased $69,000 or 16.4% to $489,000 in 2001 as compared to $420,000 in 2000 primarily as a result of additional advertising expenditures to promote the Bank's two new branch facilities and promotional advertising at BCIF, the Bank's indirect auto finance company.

The increase in other noninterest expenses of $319,000 reflects the reduction in net foreclosed real estate and repossessed property recoveries that amounted to $2,000 in 2001 versus $136,000 in 2000. Exclusive of net foreclosed real estate and repossessed property recoveries, the $185,000 or 8.1% increase reflects a net increase in a number of miscellaneous expense categories, the largest of which was a $57,000 increase in contribution expense.

Provision for Income Taxes

The provision for income taxes for the years ended December 31, 2001 and 2000 was $3,874,000 and $3,804,000, respectively, representing effective tax rates of 29.9% for both years. The effective income tax rates are below statutory rates primarily as a result of the dividends received deduction and the existence of the passive investment company which eliminates state income taxes.

As of December 31, 2001, the Company had a net deferred tax asset of $4,939,000 that was comprised of two separate components. A deferred tax asset based on the tax effect of the net unrealized losses in the Company's available-for-sale securities portfolio totaled $1,863,000. The change in this component directly impacts shareholders' equity. In addition, a net deferred tax asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $3,076,000. The change in this component directly impacts earnings. As of year-end 2001 and 2000, the Company has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period and anticipated future taxable income.

Comparisons of years ended December 31, 2000 and 1999

Overall

For the year 2000, the Company reported net income of $8,917,000 or $1.64 per diluted share compared to $7,620,000 or $1.38 per diluted share in 1999, an increase of 18.8% on a per share basis. An increase in net interest income mainly due to an expansion in earning assets, an increase in noninterest sources of revenue coupled with a year over year reduction in noninterest expense and the provision for loan losses were primarily responsible for these operating results. The return on average assets for 2000 was 1.52% compared to 1.40% for 1999 while the return on average equity rose to 20.42% from 16.12% the previous year. The increase in the return on average equity was due to the increase in net income compared to the prior year as well as the increase in the average net unrealized losses during the year in the securities portfolio and the common stock purchases under the Company's share repurchase program which reduced average equity.

Net Interest Income

Average interest earning assets increased by $46,079,000 or 8.7% to $578,557,000 for 2000 from $532,478,000 in 1999 primarily as a result of loan growth and the continuance of the Bank's leverage strategy.

For the year ended December 31, 2000 net interest income, on a tax equivalent basis, increased $1,312,000 or 6.5% compared to the year 1999. This increase is mainly a result of the interest rate spread between the rise in the average invested funds portfolio and higher average volume in the loan portfolio of $29,319,000 and $16,760,000, respectively, and the increase in average interest-bearing deposits and borrowings of $13,186,000 and $23,669,000, respectively. In addition, average noninterest bearing demand deposits increased by $3,837,000 or 10.9% during 2000 compared to 1999 that helped reduce the average cost of funds and thus had a positive effect on net interest income.

The ratio of net interest income, on a tax equivalent basis, to average interest earning assets was 3.72% for 2000 compared to 3.79% for 1999. The interest rate spread, on a tax equivalent basis, was 3.03% in 2000 compared to 3.21% for 1999. A proportionately greater rise in interest rates on sources of funds compared with yields on earning assets caused the decrease in the net interest spread and margin in 2000 compared to 1999. The decrease in the net interest margin was impacted less as a result of the increase in average noninterest bearing demand deposits previously mentioned.

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

Net loan charge-offs for 2000 totaled $75,000 compared to $359,000 for 1999 principally due to a higher level of recoveries of previously charged-off loans in 2000. The allowance for loan losses was $6,019,000 or 1.85% of outstanding loans as of December 31, 2000 compared to $5,681,000 or 1.80% as of year-end 1999. Nonperforming loans were $621,000 as of December 31, 2000 and $1,404,000 as of December 31, 1999, representing 0.19% and 0.44% of outstanding loans, respectively. As of December 31, 2000, the ratio of loan loss reserves to nonperforming loans was 969.2% as compared to 404.6% for year-end 1999.

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

	Years Ended		Increase
	December 31,		(Decrease)

(dollars in thousands)	2000	1999	Amount	Percent

Service charges on deposit accounts	$ 831	$ 743	$ 88	11.8%
Call options premiums	623	439	184	41.9
Brokerage service fees	565	348	217	62.4
Gains on sales of loans, originated for sale	529	402	127	31.6
Insurance fees	227	165	62	37.6
Other	356	261	95	36.4

Core noninterest income	3,131	2,358	773	32.8
Net securities gains	823	505	318	63.0
Net trading account gains (losses)	87	(4)	91	2,275.0
Trust fees	-	513	(513)	(100.0)
Gain on sale of trust operations	-	356	(356)	(100.0)
Loss on sale of portfolio loans	(77)	-	(77)	n/a

Total noninterest income	$ 3,964	$ 3,728	$ 236	6.3

The increase in service charges on deposit accounts is primarily the result of $95,000 in fees generated from the Bank's new SSB ATM/Debit card product introduced in late 1999 to its consumer customers. Call options premiums rose by $184,000 as a result of increased activity. Brokerage service fees and insurance fees increased $217,000 and $62,000 due to higher sales volume. The gains on sales of loans, originated for sale, increased $127,000 that was comprised of $76,000 from loans generated for sale into the secondary market by BCIF, the Bank's indirect auto finance company, and $51,000 from sales of residential real estate loans. The increase in other income reflects increased fee income of $29,000 from brokered commissions on residential mortgages, higher customer investment fees of $14,000, and increased BCIF servicing fees of $29,000.

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

The decrease in other noninterest expenses of $577,000 reflects foreclosed real estate activities in 2000 which resulted in a net recovery of $136,000 compared to net expense of $110,000 in 1999, a decrease of $246,000. This decrease in foreclosed real estate activities was mainly due to gains on the sale of foreclosed properties in 2000 of $125,000 compared to $18,000 in 1999 and a $143,000 decrease in the provision for foreclosed real estate losses. Excluding foreclosed real estate activities, the $331,000 or 12.6% decrease in other noninterest expenses reflected a net decrease in a number of miscellaneous expense categories. The most significant decreases in these categories were $193,000 of expenses incurred in 1999 for outside fund management fees and other operating expenses for the internal trust operations of the Bank, which was sold during the third quarter of 1999, and a reduction in product and forms supplies expense of $44,000 and NOW/DDA expenses of $30,000 in 2000 primarily related to 1999 costs associated with the Bank's in-house core processing system.

Provision for Income Taxes

The provision for income taxes for the years ended December 31, 2000 and 1999 was $3,804,000 and $2,921,000, respectively, representing effective tax rates of 29.9% and 27.7%, respectively. The effective income tax rates are below statutory rates primarily as a result of the dividends received deduction and the establishment of the passive investment company which eliminates state income taxes.

As of December 31, 2000, the Company had a net deferred tax asset of $5,470,000 that was comprised of two separate components. A deferred tax asset based on the tax effect of the net unrealized losses in the Company's available-for-sale securities portfolio totaled $2,720,000. The change in this component directly impacts shareholders' equity. In addition, a net deferred tax asset representing the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those for income tax purposes amounted to $2,750,000. The change in this component directly impacts earnings. As of year-end 2000 and 1999, the Company has recorded no valuation allowance against Federal deferred tax assets. A valuation allowance is not considered necessary for Federal purposes based on sufficient available Federal taxable income in the carryback period.

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

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. The Company will be required to test for impairment any goodwill and intangible assets subsequent to their initial recognition in accordance with the provisions of SFAS 142. The adoption of SFAS 141 and 142 had no impact on the Company's results of operations or its financial position because the Company had no recent business combinations and presently does not have any recorded goodwill or other related intangible assets subject to the provisions of SFAS 142.

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

	Years Ended December 31,

	2001			2000			1999

	Average		Yield/	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Rate(c)	Balance	Interest	Rate(c)	Balance	Interest	Rate(c)

Assets
Interest-earning assets:
Loans(a)(b)	$ 319,726	$ 25,210	7.88%	$ 319,921	$ 26,549	8.30%	$ 303,161	$ 24,303	8.02%
Taxable investment securities (c)	264,729	17,662	6.67	240,153	17,271	7.19	215,157	14,353	6.67
Municipal bonds - tax exempt (c)	6,441	495	7.69	5,594	440	7.87	4,184	299	7.15
Federal funds sold	2,666	134	5.03	6,736	429	6.37	6,434	325	5.05
Other interest-earning assets	5,746	336	5.85	6,153	458	7.44	3,542	221	6.24

Total interest-earning assets	599,308	43,837	7.31	578,557	45,147	7.80	532,478	39,501	7.42

Noninterest-earning assets	16,805			6,185			12,919

Total Assets	$ 616,113			$ 584,742			$ 545,397

Liabilities and Equity
Interest-bearing liabilities:
NOW and savings deposits	$ 163,307	3,407	2.09	$ 149,348	3,823	2.56	$ 152,561	3,891	2.55
Time deposits	181,449	9,173	5.06	173,742	9,484	5.46	157,343	7,646	4.86
FHLB of Boston advances	99,680	5,830	5.85	112,739	6,926	6.14	54,790	2,866	5.23
Other borrowings	66,241	3,353	5.06	59,601	3,417	5.73	93,881	4,913	5.23

Total interest-bearing liabilities	510,677	21,763	4.26	495,430	23,650	4.77	458,575	19,316	4.21

Noninterest-bearing liabilities:
Demand deposits	42,405			39,038			35,201
Other	6,632			6,616			4,348
Shareholders' equity	56,399			43,658			47,273

Total Liabilities and Shareholders' Equity	$ 616,113			$ 584,742			$ 545,397

Net interest income on a tax equivalent basis (c)		22,074			21,497			20,185
Tax equivalent adjustment		(738)			(814)			(850)

Net interest income		$ 21,336			$ 20,683			$ 19,335

Net interest spread (tax equivalent basis)			3.05%			3.03%			3.21%

Net interest margin (tax equivalent basis)			3.68%			3.72%			3.79%

(a)	Average balances for loans include nonaccrual and renegotiated balances.
(b)	Included in interest income are loan fees of $303,000, $283,000 and $392,000 for the years ended December 31, 2001, 2000 and 1999, respectively.
(c)	Yields/Rates are calculated on a tax equivalent basis using a Federal income tax rate of 34% and a 0% state income tax rate for the three years ended December 31, 2001, respectively.

Net Interest Income; Rate/Volume Analysis

	2001 Compared to 2000			2000 Compared to 1999

	Increase (Decrease)			Increase (Decrease)
	Due to			Due to

(in thousands)	Volume	Rate	Net(1)	Volume	Rate	Net(1)

Interest earned on:
Loans	$ (16)	$ (1,323)	$ (1,339)	$ 1,372	$ 874	$ 2,246
Taxable investment securities	1,693	(1,302)	391	1,745	1,173	2,918
Municipal bonds - tax exempt	65	(10)	55	109	32	141
Federal funds sold	(219)	(76)	(295)	16	88	104
Other interest-earning assets	(29)	(93)	(122)	188	49	237

Total interest income	1,494	(2,804)	(1,310)	3,430	2,216	5,646

Interest paid on:
NOW and savings deposits	335	(751)	(416)	(82)	14	(68)
Time deposits	409	(720)	(311)	842	996	1,838
FHLB of Boston advances	(775)	(321)	(1,096)	3,485	575	4,060
Other borrowings	359	(423)	(64)	(1,930)	434	(1,496)

Total interest expense	328	(2,215)	(1,887)	2,315	2,019	4,334

Change in net interest income	$ 1,166	$ (589)	$ 577	$ 1,115	$ 197	$ 1,312

(1)

The change in interest due to both tax equivalent rate and volume has been allocated to changes due to volume and changes due to tax equivalent rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Report of Independent Accountants

To the Board of Directors and Shareholders
   of Bancorp Connecticut, Inc.:

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Bancorp Connecticut, Inc. and subsidiary (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Hartford, Connecticut
January 16, 2002

Bancorp Connecticut, Inc.
Consolidated Statements of Condition

	December 31,

(dollars in thousands)	2001	2000

Assets
Cash and due from banks	$ 15,906	$ 14,165
Federal funds sold	3,575	9,025

Cash and cash equivalents	19,481	23,190

Securities available-for-sale (at market value)	289,420	270,357
Federal Home Loan Bank stock	4,851	6,817
Loans	340,105	324,535
Less:
Deferred loan fees	(556)	(661)
Allowance for loan losses	(6,029)	(6,019)

Net loans	333,520	317,855

Deferred income taxes	4,939	5,470
Accrued income receivable	3,882	4,207
Premises and equipment, net	3,580	3,827
Foreclosed real estate and repossessed property, net	38	89
Other assets	3,093	2,209

Total assets	$ 662,804	$ 634,021

Liabilities and Shareholders' Equity
Liabilities:
Deposits	$ 415,737	$ 383,698
Funds borrowed	163,773	180,550
Due to broker - unsettled security trades	17,695	10,017
Other liabilities	9,316	7,440

Total liabilities	606,521	581,705

Commitments and Contingencies (see Note 18)	-	-

Shareholders' Equity:
Preferred stock, no par value: authorized 1,000,000 shares; none issued and outstanding	-	-
Common stock, $1.00 par value: authorized 7,000,000 shares; issued 6,051,453 shares in 2001 and 5,896,292 in 2000	6,051	5,896
Additional paid-in capital	20,352	18,872
Retained earnings	45,888	41,699
Accumulated other comprehensive loss	(3,459)	(5,278)
Treasury stock at cost: 921,806 shares in 2001 and 720,836 shares in 2000	(12,549)	(8,873)

Total shareholders' equity	56,283	52,316

Total liabilities and shareholders' equity	$ 662,804	$ 634,021

The accompanying notes are an integral part of these consolidated financial statements.

Bancorp Connecticut, Inc.
Consolidated Statements of Income

	Years Ended December 31,

(in thousands, except per share data)	2001	2000	1999

Interest income:
Interest on loans, including fees	$ 25,210	$ 26,549	$ 24,303

Interest and dividends on investment securities:
Interest income	15,399	14,893	11,520
Dividend income	2,020	2,004	2,282
Interest on trading account	2	6	7

	17,421	16,903	13,809

Interest on federal funds sold	134	429	325
Other interest and dividends	334	452	214

Total interest income	43,099	44,333	38,651

Interest expense:
Savings deposits	2,036	2,376	2,591
Time deposits	9,173	9,484	7,646
NOW accounts	1,371	1,447	1,300

	12,580	13,307	11,537
Interest on borrowed money	9,183	10,343	7,779

Total interest expense	21,763	23,650	19,316

Net interest income	21,336	20,683	19,335
Provision for loan losses	110	413	491

Net interest income after provision for loan losses	21,226	20,270	18,844

Noninterest income:
Net securities gains	645	823	505
Net trading account gains (losses)	176	87	(4)
Service charges on deposit accounts	1,086	831	743
Call options premiums	677	623	439
Gains on sales of loans, originated for sale	605	529	402
Brokerage service fees	439	565	348
Trust fees	-	-	513
Other	619	506	782

Total noninterest income	4,247	3,964	3,728

Noninterest expense:
Salaries and employee benefits	7,123	6,736	6,698
Furniture and equipment	1,121	1,071	999
Net occupancy	634	557	590
Data processing	683	570	557
Advertising	489	420	451
Other	2,478	2,159	2,736

Total noninterest expense	12,528	11,513	12,031

Income before income taxes	12,945	12,721	10,541
Provision for income taxes	3,874	3,804	2,921

Net income	$ 9,071	$ 8,917	$ 7,620

Net income per common share:
Basic	$ 1.77	$ 1.72	$ 1.47

Diluted	$ 1.68	$ 1.64	$ 1.38

The accompanying notes are an integral part of these consolidated financial statements.

Bancorp Connecticut, Inc.
Consolidated Statements of Shareholders' Equity

	Years Ended December 31, 2001, 2000 and 1999

				Accumulated
				Other
				Comprehensive
		Additional		Income (Loss)		Total
	Common	Paid-In	Retained	Unrealized	Treasury	Shareholders'
(dollars in thousands, except per share data)	Stock	Capital	Earnings	Gains(Losses)	Stock	Equity

Balance, December 31, 1998	$ 5,653	$ 17,421	$ 31,761	$ 825	$ (5,744)	$ 49,916

Net income	-	-	7,620	-	-	7,620
Decrease in net unrealized gain on securities available-for-sale	-	-	-	(12,436)	-	(12,436)

Total comprehensive loss						(4,816)

Stock options exercised (177,405 shares)	178	866	-	-	-	1,044
Cash dividends declared ($0.595 per share)	-	-	(3,088)	-	-	(3,088)
Treasury stock purchased (106,338 shares)	-	-	-	-	(1,744)	(1,744)
Tax benefits related to common stock options exercised	-	220	-	-	-	220

Balance, December 31, 1999	5,831	18,507	36,293	(11,611)	(7,488)	41,532

Net income	-	-	8,917	-	-	8,917
Decrease in net unrealized loss on securities available-for-sale	-	-	-	6,333	-	6,333

Total comprehensive income						15,250

Stock options exercised (65,481 shares)	65	269	-	-	-	334
Cash dividends declared ($0.675 per share)	-	-	(3,511)	-	-	(3,511)
Treasury stock purchased (95,000 shares)	-	-	-	-	(1,385)	(1,385)
Tax benefits related to common stock options exercised	-	96	-	-	-	96

Balance, December 31, 2000	5,896	18,872	41,699	(5,278)	(8,873)	52,316
Net income	-	-	9,071	-	-	9,071
Decrease in net unrealized loss on securities available-for-sale	-	-	-	1,819	-	1,819

Total comprehensive income						10,890

Stock options exercised (155,161 shares)	155	1,161	-	-	-	1,316
Cash dividends declared ($0.950 per share)	-	-	(4,882)	-	-	(4,882)
Treasury stock purchased (200,970 shares)	-	-	-	-	(3,676)	(3,676)
Tax benefits related to common stock options exercised	-	319	-	-	-	319

Balance, December 31, 2001	$ 6,051	$ 20,352	$ 45,888	$ (3,459)	$ (12,549)	$ 56,283

The accompanying notes are an integral part of these consolidated financial statements.

Bancorp Connecticut, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,

(in thousands)	2001	2000	1999

Cash flows from operating activities:
Net income	$ 9,071	$ 8,917	$ 7,620

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of bond premiums (accretion of discounts), net	(1,399)	(3,485)	(2,474)
Deferred income tax benefit	(325)	(196)	(228)
Provision for loan losses	110	413	491
Provision (credit) for foreclosed real estate losses	-	(50)	93
Gain on sale of foreclosed real estate and repossessed property	(11)	(125)	(18)
Gain on sales of loans, originated for sale	(605)	(529)	(402)
Proceeds from sales of loans, originated for sale	36,463	28,695	23,684
Loans originated for sale	(38,086)	(28,220)	(23,348)
Gain on sale of trust operations	-	-	(356)
Loss on sale of portfolio loans	-	77	-
Amortization of deferred loan points	(121)	(103)	(219)
Net securities gains	(645)	(823)	(505)
Net trading account (gains) losses	(176)	(87)	4
Depreciation and amortization	802	807	833
Decrease (increase) in trading account	176	435	(180)
Decrease (increase) in accrued income receivable	325	(725)	(405)
(Increase) decrease in other assets	(242)	691	(1,213)
Increase in other liabilities	1,165	2,068	2,804

Total adjustments	(2,569)	(1,157)	(1,439)

Net cash provided by operating activities	6,502	7,760	6,181

Cash flows from investing activities:
Purchases of securities available-for-sale	(284,789)	(124,895)	(142,760)
Proceeds from sales of securities available-for-sale	232,365	77,132	91,141
Proceeds from maturities of securities available-for-sale	1,000	4,456	26,159
Paydowns on mortgage-backed securities	44,088	9,236	14,663
Redemptions (purchases) of Federal Home Loan Bank stock, net	1,966	(2,425)	(1,560)
Proceeds from sale of portfolio loans	-	4,043	-
Originations of loans, net	(13,665)	(12,894)	(31,678)
Purchases of premises and equipment, net	(548)	(656)	(237)
Proceeds from sale of trust operations	106	106	106
Proceeds from sales of foreclosed real estate and repossessed property, net	216	592	200

Net cash used for investing activities	(19,261)	(45,305)	(43,966)

Cash flows from financing activities:
Net (decrease) increase in time deposits	(6,779)	32,253	(3,482)
Net increase in other deposits	38,818	3,004	4,513
Net increase (decrease) in Federal funds purchased and
repurchase agreements	24,753	(42,579)	6,283
Proceeds from other borrowings	43,800	371,500	89,501
Repayment of other borrowings	(85,330)	(319,500)	(45,801)
Proceeds from exercise of stock options	1,316	334	1,044
Repurchase of common stock	(3,676)	(1,385)	(1,744)
Cash dividends paid	(3,852)	(3,511)	(3,088)

Net cash provided by financing activities	9,050	40,116	47,226

Net (decrease) increase in cash and cash equivalents	(3,709)	2,571	9,441

Cash and cash equivalents at beginning of year	23,190	20,619	11,178

Cash and cash equivalents at end of year	$ 19,481	$ 23,190	$ 20,619

Supplemental information on cash paid for:
Interest	$ 22,625	$ 22,964	$ 18,637
Income taxes paid, net	3,998	3,726	3,051

Noncash investing and financing activities:
Decrease in net unrealized loss (gain) on securities available-for-sale, net of $856, $3,261 and $6,406 of deferred taxes in 2001, 2000 and 1999, respectively	1,819	6,333	(12,436)
Transfer of loans to foreclosed real estate/repossessed property	154	295	137

The accompanying notes are an integral part of these consolidated financial statements.

Bancorp Connecticut, Inc.
Notes to Consolidated Financial Statements

1.     Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of Bancorp Connecticut, Inc. (the "Company") include the accounts of its wholly owned subsidiary, Southington Savings Bank (the "Bank"). In the state of Connecticut, the Bank operates four branches in Southington and three additional branch facilities in Cheshire, Kensington and Wallingford. The Cheshire and Kensington branches were opened in April 2001. The Bank has three subsidiaries located in Southington, Connecticut, BCI Financial Corporation ("BCIF"), SSB Mortgage Corporation ("SSBM") and SSB Insurance Services, Inc. ("SSBI"). BCIF is an indirect auto finance subsidiary. SSBM, which commenced operations during the first quarter of 1999, is a passive investment company formed to take advantage of changes in Connecticut State tax statutes (see Note 11). SSBI, which commenced operations during the second quarter of 2000, earns commissions on consumer and business insurance coverage referrals through a joint marketing agreement with an insurance agency. The Bank's primary source of revenue is providing loans to commercial and consumer customers. In July 2001, the Bank effected the change of its charter from a savings bank to a commercial bank, as approved by the Connecticut Banking Commissioner on May 9, 2001. This change was made in order to more closely reflect how the Bank presently conducts its banking operations. All significant intercompany balances and transactions have been eliminated in consolidation.

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

Investments

Securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. As of December 31, 2001 and 2000, there were no securities classified as held-to-maturity. Securities that may be sold as part of the Company's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at estimated fair value. Unrealized gains and losses on such securities are reported net of tax, as a separate component of shareholders' equity. The Company classifies a security as a trading security when the intent is to sell the security in the near future to generate profits. Any unrealized gains or losses in trading securities are included in income. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. Amortization of premiums and accretion of discounts is computed over the estimated term of the securities using a method that approximates the level yield method.

Management specifically reviews securities to determine possible impairment. The evaluation includes the amount and duration of the fair value decline, changes in credit ratings and the business outlook for a company. When a decline in fair value is deemed to be "other than temporary", the amortized cost basis of the individual security is written down to fair value. The amount of the write-down is included in earnings as a realized loss.

Call Options

Call options may be sold on equity securities that the Company owns or has purchased for future settlement. Options premiums are amortized into noninterest income on the straight-line method over the life of the call option or taken into income when the option is exercised or repurchased by the Company.

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

Management considers a loan impaired if, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due, according to the contractual terms of the original loan agreement. The measurement of impaired loans and the related allowance for loan losses is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller-balance homogeneous loans consisting of residential mortgages and consumer loans are evaluated for reserves collectively based on historical loss experience.

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

Loan Servicing Rights

Loan servicing rights are amortized over the period of estimated net servicing revenue. They are evaluated for impairment by comparing the aggregate carrying amount of the servicing rights to their fair value. Fair value is estimated using market prices of similar loan servicing assets and discounted future net cash flows considering market prepayment estimates, historical prepayment rates, portfolio characteristics, interest rates and other economic factors. For purposes of measuring impairment, the loan servicing rights are stratified by the predominant risk characteristics which include product types of the underlying loans and interest rates of the loan notes. Any impairment would be charged to noninterest expense and included in amortization of loan servicing rights.

Income Taxes

The Company and its subsidiary file a consolidated Federal income tax return. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Earnings Per Share

Basic earnings per share is computed using the weighted-average common shares outstanding during the year. The computation of diluted earnings per share is similar to the computation of basic earnings per share except the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The shares used in the computations were as follows:

	Years Ended December 31,

	2001	2000	1999

Basic	5,133,104	5,199,032	5,191,550
Effects of dilutive stock options	278,171	228,618	336,671

Diluted	5,411,275	5,427,650	5,528,221

Segments of an Enterprise and Related Information

Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. The Company does not have any operating segments, as defined by SFAS 131, and therefore, has not disclosed the additional information.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, interest and noninterest-bearing deposits due from banks and federal funds sold.

Reclassification

Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation. These reclassifications had no impact on net income.

2.     Restriction on Cash and Due from Banks

The Bank is required to maintain reserves against certain deposit transaction accounts. As of December 31, 2001, the Bank was required to have cash and liquid assets of approximately $7,116,000 to meet these requirements.

3.     Investment Securities

The amortized cost, gross unrealized gains and losses and estimated fair values of securities available-for-sale were as follows:

	December 31, 2001

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

United States Government and agency obligations	$ 22,598	$ 194	$ (1,915)	$ 20,877
Municipal bonds	13,177	127	(104)	13,200
Corporate bonds	14,769	164	(184)	14,749
Federal agency mortgage-backed securities	156,977	547	(1,739)	155,785
Capital trust preferreds	28,796	205	(1,924)	27,077
Money market preferreds	27,701	-	-	27,701
Marketable equity securities	20,875	546	(1,247)	20,174
Mutual funds - broker	9,531	-	-	9,531
Mutual funds - other	318	8	-	326

Total	$ 294,742	$ 1,791	$ (7,113)	$ 289,420

	December 31, 2000

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value

United States Government and agency obligations	$ 66,573	$ 55	$ (6,164)	$ 60,464
Municipal bonds	5,708	110	-	5,818
Corporate bonds	39	-	-	39
Federal agency mortgage-backed securities	125,197	825	(585)	125,437
Capital trust preferreds	35,113	25	(3,535)	31,603
Money market preferreds	24,000	-	-	24,000
Marketable equity securities	20,893	2,635	(1,416)	22,112
Mutual funds	831	53	-	884

Total	$ 278,354	$ 3,703	$ (11,700)	$ 270,357

The amortized cost, estimated fair value and weighted average yield on amortized cost of debt securities available-for-sale, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties. Yields related to securities exempt from Federal and state income taxes are stated on a fully tax-equivalent basis.

	December 31, 2001

		Estimated	Weighted
	Amortized	Fair	Average
(dollars in thousands)	Cost	Value	Yield

Due in one year or less	$ 275	$ 282	8.22%
Due after one year through five years	4,594	4,529	7.29
Due after five years through ten years	19,664	19,884	6.88
Due after ten years	54,807	51,208	7.95

	79,340	75,903
Federal agency mortgage-backed securities	156,977	155,785	5.89

Total	$ 236,317	$ 231,688	6.48

Proceeds from sales of securities available-for-sale were $232,365,000, $77,132,000 and $91,141,000 in 2001, 2000 and 1999, respectively. Gross gains of $6,544,000, $2,263,000 and $1,632,000 and gross losses of $4,706,000, $1,440,000 and $1,127,000 were realized on sales of securities available-for-sale in 2001, 2000 and 1999, respectively. Losses resulting from the write-down of certain securities available-for-sale determined to have "other than temporary" declines in fair value totaled $1,193,000 in 2001.

As of December 31, 2001, investment securities with a carrying amount of $127,138,000 were pledged as collateral to secure public deposits, funds borrowed and for other purposes.

4.     Loans and the Allowance for Loan Losses

Loans consisted of the following:

		December 31,

	(in thousands)	2001	2000

	Commercial	$ 90,830	$ 72,920
	Commercial real estate	53,338	53,865
	Residential real estate	107,791	116,467
	Real estate construction	5,379	2,294
	Consumer	82,767	78,989

		340,105	324,535
Less:	Deferred loan fees	(556)	(661)
	Allowance for loan losses	(6,029)	(6,019)

	Total	$ 333,520	$ 317,855

Activity in the allowance for loan losses was as follows:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Balance, beginning of year	$ 6,019	$ 5,681	$ 5,549
Provision for loan losses	110	413	491
Loans charged-off	(327)	(368)	(472)
Recoveries	227	293	113

Balance, end of year	$ 6,029	$ 6,019	$ 5,681

Information, with respect to impaired loans, consisting primarily of commercial real estate and commercial loans, was as follows:

	December 31,

(in thousands)	2001	2000

Investment in impaired loans	$ 600	$ 1,221
Impaired loans with no valuation allowance	464	1,133
Impaired loans with a valuation allowance	136	88
Valuation allowance	66	58
Average recorded investment in impaired loans	935	1,432
Commitments to lend additional funds for loans considered impaired	-	-

	Years Ended December 31,

(in thousands)	2001	2000

Interest income, recognized on a cash basis	$ 49	$ 158

Information with respect to nonaccrual loans was as follows:

	December 31,

(in thousands)	2001	2000

Nonaccrual loans	$ 367	$ 621

	Years Ended December 31,

(in thousands)	2001	2000	1999

Interest income that would have been recorded under original terms	$ 59	$ 111	$ 183
Interest income recorded during the period	17	72	73

Information regarding capitalized loan servicing assets was as follows:

	December 31,

(in thousands)	2001	2000

Balance, beginning of year	$ 117	$ 52
Additions	85	113
Amortization	(84)	(48)

Balance, end of year	$ 118	$ 117

As of December 31, 2001 and 2000, the fair value of the capitalized loan servicing assets approximated amortized cost. Loans serviced for others totaled $33,250,000 and $28,401,000 as of December 31, 2001 and 2000, respectively.

5.     Foreclosed Real Estate

Changes in the allowance for foreclosed real estate losses were as follows:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Balance, beginning of year	$ -	$ 50	$ 50
Provision (credit) for losses	-	(50)	93
Write-downs, net	-	-	(93)

Balance, end of year	$ -	$ -	$ 50

6.     Premises and Equipment

The net book value of premises and equipment was comprised of the following:

	December 31,

(in thousands)	2001	2000

Land	$ 808	$ 808
Buildings	3,256	3,205
Leasehold improvements	333	268
Furniture and equipment	4,092	4,078

	8,489	8,359

Less accumulated depreciation and amortization	(4,909)	(4,532)

Total	$ 3,580	$ 3,827

As of December 31, 2001, the Bank was obligated under several noncancelable operating leases for office space which expire on various dates through 2011. The leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Future minimum rental payments required under operating leases as of December  31, 2001 were as follows (in thousands):

Year	Amount

2002	$ 91

2003	82

2004	77

2005	92

2006	96

After	184

Total minimum lease payments	$ 622

Total rental expense amounted to $75,000, $43,000 and $142,000 in 2001, 2000 and 1999, respectively, net of sublease income of $29,000, $74,000 and $4,000 in 2001, 2000 and 1999, respectively.

7.     Deposits

Deposits consisted of the following:

	December 31,

(in thousands)	2001	2000

Noninterest-bearing demand deposits	$ 48,516	$ 45,301
NOW accounts	64,362	51,809
Regular savings	78,500	70,419
Money market savings	42,088	27,119
Certificates of deposit	181,997	188,791
Club accounts	274	259

Total	$ 415,737	$ 383,698

The amount of individual certificates of deposit in excess of $100,000 included in certificates of deposit as of December 31, 2001 and 2000 was $42,951,000 and $45,399,000, respectively.

8.     Funds Borrowed

Funds borrowed consisted of the following:

	December 31,

(in thousands)	2001	2000

Federal funds purchased	$ 1,725	$ 2,500
Securities sold under repurchase agreements	67,248	41,720

	68,973	44,220
Federal Home Loan Bank advances	94,800	136,330

Total	$ 163,773	$ 180,550

The following table summarizes Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances by contractual maturity. Actual maturities may differ from contractual maturities because lenders have the right to call certain obligations on earlier dates.

	December 31,

(in thousands)	2001	2000	1999

Federal funds purchased:
Overnight	$ 1,725	$ 2,500	$ 2,100

Repurchase agreements with broker/dealers:
Within 89 days	-	10,000	-
90 days - one year	1,000	6,500	2,880
Over one year	54,100	15,000	65,000

	55,100	31,500	67,880

Repurchase agreements with customers:
Overnight	10,637	5,254	6,566
Within 30 days	1,511	3,887	9,526
30-90 days	-	1,079	727

	12,148	10,220	16,819

Federal Reserve Bank advances:
Within 30 days	-	-	11,500

Total	$ 68,973	$ 44,220	$ 98,299

The following table summarizes average outstandings, maximum month-end outstandings, daily average interest rates and average interest rates on year-end balances for Federal funds purchased, repurchase agreements, Federal Reserve Bank of Boston and Federal Home Loan Bank of Boston ("FHLB") overnight advances. Average interest rates during the year were computed by dividing total interest expense by the average amount outstanding.

(dollars in thousands)	2001	2000	1999

Average outstanding	$ 66,491	$ 59,626	$ 94,556
Maximum outstanding at any month-end	71,791	75,849	104,792
Average interest rate during the year	5.06%	5.73%	5.23%
Average interest rate at year-end	4.49	5.91	5.16

The following table summarizes repurchase agreements outstanding by broker/dealers:

	December 31,

(in thousands)	2001	2000	1999

Morgan Stanley	$ 11,000	$ 16,500	$ 12,880
Salomon Brothers	44,100	15,000	55,000

Total	$ 55,100	$ 31,500	$ 67,880

Securities sold under agreements to repurchase are generally U.S. Government Agency obligations and mortgage-backed securities. The market value of securities exceeds the face value of the repurchase agreements.

Accrued interest payable on Federal funds purchased, repurchase agreements and Federal Reserve Bank of Boston advances was $352,000 and $340,000 as of December 31, 2001 and 2000, respectively.

Advances from the FHLB are shown below based upon contractual maturities. Actual maturities may differ from contractual maturities because the FHLB has the right to call certain obligations on earlier dates.

		December 31,
Maturity	Interest
Dates	Rates	2001	2000

		(dollars in thousands)

2001	6.38 - 6.70%	$ -	$ 83,330
2002	4.17 - 6.04	14,000	5,000
2003	4.65 - 5.54	10,000	-
2004	3.27 - 5.79	18,800	5,000
2006	4.25	4,000	-
2007	5.94 - 6.16	13,000	13,000
2008	4.84	2,000	-
2010	4.86 - 6.25	20,000	20,000
2011	4.50	3,000	-
2015	5.95	10,000	10,000

Total		$ 94,800	$ 136,330

As a member of the FHLB, and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. The Bank maintained as collateral certain qualifying assets, principally mortgage loans and securities, in excess of the amount required to collateralize the outstanding advances as of December 31, 2001. The Bank also participates in the IDEAL Way Line of Credit Program with the FHLB. These advances are one-day variable rate loans with automatic rollover. The Bank has a pre-approved line up to 2% of total assets. There was no amount outstanding under this line as of December 31, 2001 or 2000.

9.     Shareholders' Equity

The Company's ability to pay dividends is dependent on the Bank's ability to pay dividends to the Company. There are certain restrictions on the payment of dividends and other payments by the Bank to the Company. Under Connecticut law, the Bank is prohibited from declaring a cash dividend on its common stock except from its net earnings for the current year and retained net profits for the preceding two years. In some instances, further restrictions on dividends may be imposed on the Bank by the Federal Reserve Bank. As of December 31, 2001 approximately $10,929,000 of the Bank's retained net profits was available for dividends.

In April 1999, the Company announced that it planned to repurchase up to 5% (260,000) of its then outstanding common shares over the next twelve months. In April 2000, this share-buyback program was terminated. Pursuant to that program, the Company purchased 136,338 shares of its outstanding shares of common stock at an average price of $16.03 per share, or 2.6% of its outstanding shares as of April 1999 and 2000.

In April 2000, the Company's Board of Directors authorized a new share-buyback program of up to 5% (262,000) of its then outstanding shares of common stock over the next year. In April 2001, this share-buyback program was terminated. Pursuant to that program, the Company purchased 101,000 shares of its outstanding shares of common stock at an average price of $15.24 per share, or 1.9% of its outstanding shares as of April 2000 and April 2001.

In April 2001, the Company's Board of Directors voted to authorize a new share-buyback program of up to 10% (515,000) of its then outstanding shares of common stock over the next year. Purchases will be made from time to time in the open market and through negotiated private transactions. The timing and amount of these transactions, to be funded through available corporate funds, will depend upon market conditions and corporate requirements. Shares repurchased will be held in treasury for general corporate purposes including reissuance to satisfy the exercise of outstanding stock options. As of December 31, 2001, the Company had purchased 164,970 shares at an average price of $18.67 per share.

The following table presents a summary of the share buyback programs discussed above.

		Percent of
Date	Shares	Shares	Average
Authorized	Purchased	Outstanding	Price

April 1999	136,338	2.6%	$ 16.03

April 2000	101,000	1.9	15.24

April 2001	164,970	3.2	18.67

Total	402,308	7.7%	$ 16.91

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from non-owner sources. The Company's one source of comprehensive income is the unrealized gain or loss on investment securities.

The following tables present the components and related tax effects allocated to other comprehensive income for the years ended December 31, 2001, 2000 and 1999:

Year Ended December 31, 2001

	Before	Tax	Net
	Tax	(Benefit)	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized gains on securities arising during the year	$ 3,320	$ 1,162	$ 2,158
Add: change in Federal income tax rate		(80)	80

Less: reclassification adjustment for gains realized in net income	645	226	419

Net unrealized gains on securities	$ 2,675	$ 856	$ 1,819

Year Ended December 31, 2000

	Before		Net
	Tax	Tax	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized gains on securities arising during the year	$ 10,417	$ 3,541	$ 6,876

Less: reclassification adjustment for gains realized in net income	823	280	543

Net unrealized gains on securities	$ 9,594	$ 3,261	$ 6,333

Year Ended December 31, 1999

	Before	Tax	Net
	Tax	(Benefit)	of Tax
(in thousands)	Amount	Expense	Amount

Net unrealized losses on securities arising during the year	$ (18,337)	$ (6,235)	$ (12,102)

Less: reclassification adjustment for gains realized in net income	505	171	334

Net unrealized losses on securities	$ (18,842)	$ (6,406)	$ (12,436)

10.    Benefit Plans

Employee Pension Plan

The Corporation has a trusteed noncontributory defined benefit retirement plan covering all employees eligible as to age and length of service. Benefits are based on a covered employee's final average compensation, primary Social Security benefit and credited service. The Company's funding policy is to contribute amounts to the plan sufficient to meet the Employee Retirement Income Security Act's minimum funding requirements.

The following table sets forth information regarding the plan's funded status and amounts recognized in the financial statements:

	December 31,

(in thousands)	2001	2000

Change in benefit obligation:
Benefit obligation at beginning of year	$ 4,201	$ 3,988
Service cost	316	301
Interest cost	318	292
Plan amendment	18	-
Actuarial loss (gain)	446	(187)
Benefits paid	(208)	(193)

Benefit obligation at end of year	5,091	4,201

Change in plan assets:
Fair value of plan assets at beginning of year	5,094	4,731
Actual (loss) return on plan assets	(897)	556
Employer contribution	8	-
Benefits paid	(208)	(193)

Fair value of plan assets at end of year	3,997	5,094

Funded status: (under) over funded	(1,093)	893
Unrecognized net actuarial loss (gain)	73	(1,724)
Unrecognized prior service cost	87	93
Unrecognized transition obligation	10	13

Accrued pension cost	$ (923)	$ (725)

The components of net periodic pension cost were as follows:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Service cost	$ 316	$ 301	$ 299
Interest cost	318	292	270
Actual loss (return) on plan assets	897	(556)	(433)
Net amortization and deferral	(1,325)	149	89

Net periodic pension cost	$ 206	$ 186	$ 225

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net periodic pension cost were as follows:

	December 31,

	2001	2000	1999

Discount rate	7.00%	7.75%	7.50%
Expected return on plan assets	8.50	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00

Employee Savings and Profit Sharing Plan

The Company sponsors a savings and profit sharing plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Company's defined contribution Savings Plan. The Savings Plan has a discretionary non-contributory profit sharing feature, and also allows for voluntary employee contributions. Eligible employees may contribute up to 15% of their compensation. The Company may make a matching cash contribution of up to 6% of the participant's compensation (4% in 2001). Contributions by the Company for the years ended December 31, 2001, 2000 and 1999 were $177,000, $132,000, and $91,000, respectively.

Supplemental Pension Plan

In 1996 and 1998 and as amended in 2001, the Company adopted supplemental executive retirement plans ("SERP") to provide certain designated executives with supplemental retirement benefits. In conjunction with the SERP, the Company is a beneficiary under a life insurance policy that it has purchased on the respective participant and has made annual contributions since 1999 to fund its obligations with assets held in a grantor trust with a balance of $293,000 and $195,000 as of December 31, 2001 and 2000, respectively. The assets in the grantor trust remain assets of the Company but are restricted in their use until such time as the obligation under the SERP has been satisfied. As of December 31, 2001 and 2000 the supplemental retirement plan liability was $412,000 and $274,000, respectively. In addition, there is a minimum liability balance of $172,000 and $45,000 as of December 31, 2001 and 2000, respectively, offset by a corresponding intangible asset at the end of each year. This asset is a result of an unrecognized prior service cost that is being amortized over the participant's remaining service period with the Company. For the years ended December 31, 2001, 2000 and 1999, supplemental retirement plan expense was $138,000, $151,000 and $90,000, respectively.

The Company does not offer any postretirement or postemployment benefits other than pensions.

11.    Federal and State Taxes on Income

The significant components of the provision (benefit) for income taxes were:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Federal:
Current	$ 4,199	$ 4,000	$ 3,149
Deferred	(325)	(196)	(228)

Total	$ 3,874	$ 3,804	$ 2,921

Following is a reconcilement of the statutory Federal income tax rate applied to pre-tax accounting income with the income tax provisions in the statements of income:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Income tax at statutory rate	$ 4,531	$ 4,325	$ 3,584
Increase (decrease) resulting from:
Dividends received deduction	(420)	(448)	(506)
Municipal income, net	(100)	(90)	(61)
Other items, net	(137)	17	(96)

Provision for income taxes	$ 3,874	$ 3,804	$ 2,921

The components of net deferred tax assets were as follows:

	December 31,

	2001		2000
(in thousands)	Federal	State	Federal	State

Deferred tax assets:
Net unrealized loss on securities	$ 1,863	$ 399	$ 2,720	$ 600
State net operating losses	-	931	-	591
Loan loss provisions	2,110	452	2,046	451
Unrealized loss on write-down of stock	375	80	-	-
Accrued interest payable	339	73	561	124
Accrued pension	339	73	355	78
Net mortgage origination fees	74	16	94	21
Other	88	33	58	13

Total deferred tax assets	5,188	2,057	5,834	1,878

Deferred tax liabilities:
Tax loan loss reserve in excess of base year	-	-	53	12
Other	249	51	311	62

Total deferred tax liabilities	249	51	364	74

Deferred tax assets	4,939	2,006	5,470	1,804
Valuation allowance	-	(2,006)	-	(1,804)

Net deferred tax assets	$ 4,939	$ -	$ 5,470	$ -

The allocation of deferred tax involving items charged to current year income and items charged directly to shareholders' equity were as follows:

	Years Ended December 31,

	2001		2000
(in thousands)	Federal	State	Federal	State

Deferred tax provision allocated to shareholders' equity	$ 856	$ -	$ 3,261	$ -
Deferred tax benefit allocated to income	(325)	-	(196)	-

Total deferred tax provision	$ 531	$ -	$ 3,065	$ -

The Company will only recognize a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, as of December 31, 2001 and 2000, the Company has recorded no Federal valuation allowance against deferred tax assets based on sufficient available Federal taxable income in the carryback period and anticipated future taxable income.

As of December 31, 2001 and 2000, the Company recorded a valuation allowance for the entire amount of its state deferred tax asset. The valuation allowance was established as a result of the creation of SSB Mortgage Corporation, a Connecticut passive investment company. Income earned by a passive investment company is exempt from Connecticut Corporation Business Tax. In addition, dividends paid by SSB Mortgage Corporation to its parent, Southington Savings Bank, are also exempt from Corporation income tax. The Company expects the passive investment company to earn sufficient income to eliminate Connecticut income taxes in future years. As such, the state deferred asset has been fully reserved.

The Company has not provided deferred taxes for the tax reserve for bad debts of approximately $1.2 million, that arose in tax years beginning before 1988 because it is expected that the requirements of Internal Revenue Code Section 593 as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

12.    Loans to Related Parties

Certain directors and executive officers of the Company, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2001 and 2000. Loans to such parties were made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateralization, and did not represent more than a normal risk of collection. Such loans as of December  31, 2001 and 2000 amounted to $3,702,000 and $4,000,000, respectively. New loans of $1,306,000 were made, and repayments totaled $1,604,000 during 2001. In addition, unused lines of credit to related parties as of December 31, 2001 were $240,000.

13.    Stock Option Plan

The Company has a stock option plan offered to employees and directors of the Bank (the "Plan"). A total of 1,004,549 shares can be issued to participants at an exercise price equal to the market price of the Company's stock on the date of grant with a maximum term of ten years. Options are granted upon the approval of the Board and vest 100% in three months to one year. As of December 31, 2001 a total of 87,120 shares are available for future grants.

As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below.

	Years Ended December 31,

	2001		2000		1999

(in thousands, except per share data)	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$ 9,071	$ 8,857	$ 8,917	$ 8,752	$ 7,620	$ 7,230
Net income per share - diluted	1.68	1.64	1.64	1.61	1.38	1.31

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

	Years Ended December 31,

	2001	2000	1999

Dividend yield	3.75%	3.75%	3.60%
Expected volatility	35.64	37.34	42.67
Risk-free interest rate	4.63	5.07	6.20
Expected lives	5.5 years	6.0 years	6.0 years

A summary of the status of the Company's Plan as of December 31, 2001, 2000 and 1999 and changes during the years ended on those dates is presented below:

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	955,590	$11.58	968,071	$ 11.17	1,113,976	$ 10.23
Granted	121,000	18.55	71,500	13.25	51,000	15.79
Exercised	(155,161)	8.48	(65,481)	5.10	(177,405)	5.88
Forfeited/canceled	(4,000)	14.78	(18,500)	19.38	(19,500)	17.40

Outstanding, end of year	917,429	$13.01	955,590	$ 11.58	968,071	$ 11.17

Options exercisable at year-end	796,429		884,090		917,071

Weighted-average fair value of options granted during the year		$ 5.19		$ 4.00		$ 5.67

The following table summarizes information about the Plan's stock options at December 31, 2001:

		Options Outstanding		Options Exercisable

		Weighted-
	Number	Average	Weighted	Number	Weighted
	Outstanding	Remaining	Average	Exercisable	Average
Range of	at	Contractual	Exercise	at	Exercise
Exercise Prices	12/31/01	Life	Price	12/31/01	Price

$ 1.00 - $ 7.50	252,929	2.8	$ 5.99	252,929	$ 5.99
7.51 - 15.00	274,000	6.2	12.15	274,000	12.15
15.01 - 22.50	390,500	7.5	18.17	269,500	18.00

	917,429	5.8	$ 13.01	796,429	$ 12.17

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

Total credit exposure related to those items is summarized as follows:

	December 31,

(in thousands)	2001	2000

Loan commitments:
Approved loan commitments	$ 5,111	$ 8,408
Unadvanced portion of construction loans	18,196	6,021
Unused home equity lines of credit	16,839	15,602
Unused commercial lines of credit	22,502	19,362
Standby letters of credit	3,497	2,993

Total	$ 66,145	$ 52,386

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

15.    Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. The Company will be required to test for impairment any goodwill and intangible assets subsequent to their initial recognition in accordance with the provisions of SFAS 142. The adoption of SFAS 141 and 142 had no impact on the Company's results of operations or its financial position because the Company had no recent business combinations and presently does not have any recorded goodwill or other related intangible assets subject to the provisions of SFAS 142.

16.    Significant Group Concentrations of Credit Risk

The Bank primarily grants commercial, residential and consumer loans to customers located within its primary market area in the State of Connecticut. The majority of the Bank's loan portfolio is collateralized by real estate.

17.    Fair Value of Financial Instruments

FASB Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

SFAS 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time. That component is commonly referred to as a deposit base intangible. This intangible asset is neither considered in the fair value amounts nor is it recorded as an intangible asset in the statement of condition. The Company has not performed the calculations to estimate the amount of this intangible asset due to the absence of certain information required and the complexity of the computation.

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

The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments:

	December 31,

	2001		2000
	Carrying	Estimated	Carrying	Estimated
(in thousands)	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$ 15,906	$ 15,906	$ 14,165	$ 14,165
Federal funds sold	3,575	3,575	9,025	9,025
Securities available-for-sale	289,420	289,420	270,357	270,357
Federal Home Loan Bank Stock	4,851	4,851	6,817	6,817
Loans, gross (excluding nonaccrual loans)	339,738	342,092	323,914	325,141
Accrued income receivable	3,882	3,882	4,207	4,207

Financial liabilities:
Deposits:
Noninterest-bearing demand deposits	48,516	48,516	45,301	45,301
NOW accounts	64,362	64,362	51,809	51,809
Regular savings	78,500	78,500	70,419	70,419
Money market savings	42,088	42,088	27,119	27,119
Certificates of deposit	181,997	182,657	188,791	189,385
Club accounts	274	274	259	259
Federal funds purchased and securities sold under agreements to repurchase	68,973	69,216	44,220	43,858
Federal Home Loan Bank of Boston	94,800	94,188	136,330	135,328
Unrecognized financial instruments:
Commitments to extend credit	-	594	-	517
Letters of credit	-	35	-	30

18.    Contingencies

The Company and its subsidiary are defendants in proceedings arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Company's financial condition or results of operations.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December  31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. The Bank's actual capital amounts and ratios are also presented in the table.

				To Be Well Capitalized
				Under Prompt Corrective
	Actual			Action Provisions
(dollars in thousands)	Amount	Ratio		Amount		Ratio

As of December 31, 2001:
Total Capital (to Risk Weighted Assets)	$ 63,729	14.47%	>/=	$ 44,033	>/=	10.0%
Tier I Capital (to Risk Weighted Assets)	58,218	13.22	>/=	26,420	>/=	6.0
Tier I Capital (to Average Assets)	58,218	9.35	>/=	31,148	>/=	5.0

As of December 31, 2000:
Total Capital (to Risk Weighted Assets)	$ 58,440	15.25%	>/=	$ 38,326	>/=	10.0%
Tier I Capital (to Risk Weighted Assets)	53,634	13.99	>/=	22,996	>/=	6.0
Tier I Capital (to Average Assets)	53,634	9.02	>/=	29,739	>/=	5.0

20.    Parent Company Only Financial Statements

The condensed statements of condition of Bancorp Connecticut, Inc. (parent only) were:

	December 31,

(in thousands)	2001	2000

Assets:
Cash and due from banks	$ 186	$ 263
Securities available-for-sale (at market value)	648	3,959
Investment in subsidiary	55,392	48,147
Due from subsidiary	1,137	48
Other assets	32	59

Total assets	$ 57,395	$ 52,476

Liabilities and shareholders' equity:
Cash dividend payable	$ 1,030	$ -
Other liabilities	82	160
Shareholders' equity	56,283	52,316

Total liabilities and shareholders' equity	$ 57,395	$ 52,476

The operating results are summarized below in the condensed statements of income:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Dividends from subsidiary	$ 3,998	$ 5,481	$ 5,301
Securities gains	115	-	-
Interest and dividends	97	213	174
Other income	4	-	-

Total income	4,214	5,694	5,475

Operating expenses	274	316	317
Income tax benefit	(32)	(83)	(87)

Income before equity in undistributed net income of subsidiary	3,972	5,461	5,245

Equity in undistributed net income of subsidiary	5,099	3,456	2,375

Net income	$ 9,071	$ 8,917	$ 7,620

A summary of cash flows is:

	Years Ended December 31,

(in thousands)	2001	2000	1999

Operating activities:
Net income	$ 9,071	$ 8,917	$ 7,620
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(5,099)	(3,456)	(2,375)
Securities gains	(115)	-	-
Amortization of organization costs	-	-	36
(Increase) decrease in other assets	(1,062)	20	7
(Decrease) increase in other liabilities	(75)	72	(6)

Net cash provided by operating activities	2,720	5,553	5,282

Investing activities:
Purchase of securities available-for-sale	(500)	(850)	(1,528)
Proceeds from sales of securities available-for-sale	3,915	-	-

Net cash provided by (used for) investing activities	3,415	(850)	(1,528)

Financing activities:
Dividends paid	(3,852)	(3,511)	(3,088)
Repurchase of common stock	(3,676)	(1,385)	(1,744)
Issuance of common stock	1,316	334	1,044

Net cash used for financing activities	(6,212)	(4,562)	(3,788)

Net (decrease) increase in cash	(77)	141	(34)

Cash at beginning of year	263	122	156

Cash at end of year	$ 186	$ 263	$ 122

21.    Quarterly Financial Data (Unaudited)

	Three Months Ended

(in thousands, except per share data)	March 31	June 30	Sept. 30	Dec. 31

2001

Interest income	$ 11,540	$ 10,896	$ 10,501	$ 10,162
Interest expense	6,356	5,581	5,172	4,654

Net interest income	5,184	5,315	5,329	5,508

Provision for loan losses	110	-	-	-
Net securities gains	277	98	91	179
Noninterest income	1,044	964	796	798
Noninterest expense	3,073	3,165	3,139	3,151

Income before income taxes	3,322	3,212	3,077	3,334
Provision for income taxes	991	1,007	941	935

Net income	$ 2,331	$ 2,205	$ 2,136	$ 2,399

Net income per diluted share	$ .43	$ .41	$ .39	$ .45

2000

Interest income	$ 10,447	$ 10,956	$ 11,438	$ 11,492
Interest expense	5,305	5,748	6,219	6,378

Net interest income	5,142	5,208	5,219	5,114

Provision for loan losses	118	118	118	59
Net securities gains	158	119	324	222
Noninterest income	673	808	806	854
Noninterest expense	2,964	2,885	2,884	2,780

Income before income taxes	2,891	3,132	3,347	3,351
Provision for income taxes	863	933	998	1,010

Net income	$ 2,028	$ 2,199	$ 2,349	$ 2,341

Net income per diluted share	$ .37	$ .40	$ .43	$ .43

Income per share calculations for each of the quarters is based on the weighted average number of shares outstanding, including common stock equivalents for each period. The sum of the quarters may not necessarily be equal to the full year income per share amount.

SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders will be held at 2:00 p.m. on Tuesday, April 23, 2002 at:

   The Aqua Turf Club
   556 Mulberry Street
   Plantsville, Connecticut 06479

Form 10-K Report
A copy of the Company's 2001 Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained without charge at www.bkct.com or upon written request to:
   Thomas A. Sebastian
   Bancorp Connecticut, Inc.
   121 Main Street
   Southington, Connecticut 06489-2533

Stock Transfer Agent
   American Stock Transfer & Trust Company
   59 Maiden Lane - Plaza Level
   New York, New York 10038
   1-800-937-5449
   www.amstock.com

Independent Accountants
   PricewaterhouseCoopers LLP
   100 Pearl Street
   Hartford, Connecticut 06103

Market Makers
The following companies have generally been market makers in the trading of Bancorp Connecticut, Inc. stock as of December 31, 2001:
   Advest, Inc.
   Keefe, Bruyette & Woods, Inc.
   Sandler O'Neill & Partners
   Spear, Leeds & Kellogg
   Tucker Anthony Incorporated

Dividend Reinvestment & Direct Stock Purchase and Sale Plan
For more information contact:
   American Stock Transfer & Trust Company
   Dividend Reinvestment Dept.
   59 Maiden Lane - Plaza Level
   New York, New York 10038
   1-800-278-4353

Bancorp Connecticut, Inc. Internet Address
   www.bkct.com

Market Price and Dividends
The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol BKCT. There were approximately 1,749 shareholders of record on February 15, 2002. The high and low bid and end of period closing prices and cash dividends per share for each quarter during the last two calendar years were as follows:

				Dividend
Quarter Ended	High	Low	Close	Per Share

2001
12/31/01	$19.34	$18.00	$19.50	$0.390	(1)
9/30/01	21.44	17.50	18.50	0.190
6/30/01	19.15	16.25	18.12	0.190
3/31/01	16.94	13.00	16.31	0.180

2000
12/31/00	$14.63	$12.63	$13.25	$0.180
9/30/00	14.56	13.63	13.94	0.170
6/30/00	15.00	14.25	14.50	0.170
3/31/00	15.75	12.75	14.63	0.155

(1)	includes special year-end cash dividend of $0.20 per share declared on December 19, 2001 paid January 15, 2002.

Southington Savings Bank Office Locations

SOUTHINGTON OFFICES
Main Office
121 Main Street
Main Office Drive-In Center
Berlin Avenue behind Main Office
Queen Corner Office
900 Queen Street
South End Office
921 Meriden-Waterbury Turnpike
Southington High School Training Branch
720 Pleasant Street

CHESHIRE OFFICE
1289 Highland Avenue
KENSINGTON OFFICE
67 Chamberlain Highway
WALLINGFORD OFFICE
950 North Colony Road

Bradley Memorial Hospital ATM Facility
81 Meriden Avenue
Southington, Connecticut

SSB Internet Address
   www.ssbonline.com

This page left blank intentionally.

BANCORP CONNECTICUT, INC.
DIRECTORS & OFFICERS

BOARD OF DIRECTORS *

Norbert H. Beauchemin
Retired,
Dudzik & Beauchemin, P.C.
(Certified Public Accountants)

Michael J. Karabin
President,
Acme-Monaco Corporation
(Manufacturer of springs, stampings, wire forms, orthodontic hardware and medical assemblies)

David P. Kelley
Counsel, Southington Savings Bank
Partner, Kelley, Crispino & Kania, LLP
(Attorneys at Law)

Frederick E. Kuhr
President and Controlling Shareholder,
Evergreen Nursery, Inc.

Joseph J. LaPorte
Retired Manufacturers Representative,
B.C.S. Company
(Distributor of industrial metal
finishing chemicals and equipment)

Ralph G. Mann
Retired President,
Southington Savings Bank

Andrew J. Meade
Chairman, Southington Savings Bank
Retired President and Consultant,
International Security
Products, Inc. dba Lori Lock
(Manufacturer of security products)

Frank R. Miller
Managing Partner, Miller,
Moriarty and Company, L.L.C.
(Certified Public Accountants)

Robert D. Morton
Chairman, President and Chief Executive Officer,
Bancorp Connecticut, Inc.
President and Chief Executive Officer,
Southington Savings Bank

Anthony S. Pizzitola
Retired President and Treasurer,
Pizzitola Electric Co., Inc.

Dennis J. Stanek
Senior Vice President-Investments
Tucker Anthony Incorporated
(Investment Banking Firm)

DIRECTORS EMERITUS

Albert J. Dudzik, Jr.
Walter J. Hushak

OFFICERS

Robert D. Morton
Chairman, President
and Chief Executive Officer

Phillip J. Mucha
Chief Financial Officer and
Treasurer/Secretary

SOUTHINGTON SAVINGS BANK
SENIOR OFFICERS

Robert D. Morton
President and Chief Executive Officer

Richard A. Fracasso
Executive Vice President
Consumer Banking and Customer
Service

Barry J. Abramowitz
Executive Vice President
Technology and Information Services

John E. Cookley
Senior Vice President
Commercial Lending

William R. Della Vecchia
Senior Vice President
New Business Development

Charles J. DeSimone, Jr.
Senior Vice President
Chief Credit and
Risk Management Officer

Phillip J. Mucha
Senior Vice President and Treasurer

William Taylor
Senior Vice President
Commercial Banking Manager

* All directors of Bancorp Connecticut, Inc. are also directors of Southington Savings Bank.

Forward-Looking Statements
This Annual Report contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of the Company and the Bank to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the general risks associated with the delivery of financial products and services, fluctuating investment returns, rapid technological changes, competition, as well as other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K for  the years ended December 31, 2001 and 2000, and subsequently filed reports. The Company assumes no obligations to update these forward-looking statements.

[PHOTOGRAPHS OMITTED]
Ralph G. Mann	Anthony S. Pizzitola

          We are most grateful for the dedicated service rendered by Ralph G. Mann and Anthony S. Pizzitola who are retiring from the Board of Directors in April 2002. Ralph, my predecessor as President of the Bank, has been part of the SSB family for over forty-seven years as an employee, President and director. Tony, retired owner of Pizzitola Electric Co., Inc., has been a director of the Bank since 1980 and has been deeply involved in the Southington community including the Town Council, the Police Commission and the Building Committee.

          The contributions that both of these directors and friends have made are invaluable and I will personally miss their counsel and advice. We wish them well!

 /s/ Robert D. Morton
 Robert D. Morton
 Chairman, President and Chief Executive Officer

BancorpConnecticut, Inc.
121 Main Street
   Southington, Connecticut 06489-2533